As filed with the Securities and Exchange Commission on June 13, 2012.

Registration No. 333-181050

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fiesta Restaurant Group, Inc.*

(Exact name of registrant as specified in its charter)

Delaware	5812	90-0712224
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

968 James Street

Syracuse, New York 13203

(315) 424-0513

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

Joseph A. Zirkman

Vice President, General Counsel and Secretary

Fiesta Restaurant Group, Inc.

968 James Street

Syracuse, New York 13203

(315) 424-0513

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Wayne A. Wald, Esq.

Akerman Senterfitt LLP

335 Madison Avenue, 26th Floor

New York, New York 10017

(212) 880-3800

*	The companies listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
8.875% Senior Secured Second Lien Notes Due 2016	$200,000,000	100%	$200,000,000	$22,920(3)
Guarantees of 8.875% Senior Secured Second Lien Notes Due 2016 (2)	N/A	N/A	—(2)	—(2)

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f) promulgated under the Securities Act of 1933.
(2)	Each of the subsidiary guarantors listed in the Table of Additional Registrants on the next page will guarantee the notes being registered hereby. Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee for the guarantees is payable.
(3)	Previously paid.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Additional Registrants as Specified in their Respective Charters*	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
Cabana Beverages, Inc.	Texas	5810	74-2616290
Cabana Bevco LLC	Texas	5810	74-2974628
Pollo Franchise, Inc.	Florida	5812	65-0446291
Pollo Operations, Inc.	Florida	5812	65-0446289
Taco Cabana, Inc.	Delaware	5810	74-2201241
TP Acquisition Corp.	Texas	5810	74-2673996
TC Bevco LLC	Texas	5810	74-2974633
T.C. Management, Inc.	Delaware	5810	74-2686352
Texas Taco Cabana, L.P.	Texas	5810	74-2686346
TPAQ Holding Corporation	Delaware	5810	20-3551340

*	The address, including zip code and telephone number, including area code, of each additional registrant is: 968 James Street, Syracuse, New York 13203, (315) 424-0513.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED JUNE 13, 2012.

PROSPECTUS

FIESTA RESTAURANT GROUP, INC.

Offer to Exchange

up to $200,000,000 aggregate principal amount of 8.875% Senior Secured Second Lien Notes due 2016,

which have been registered under the Securities Act of 1933,

for any and all of its outstanding 8.875% Senior Secured Second Lien Notes due 2016

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, up to $200.0 million aggregate principal amount of our 8.875% Senior Secured Second Lien Notes due 2016 that have been registered under the Securities Act of 1933, or the “exchange notes,” for our currently outstanding 8.875% Senior Secured Second Lien Notes due 2016, or the “outstanding notes,” and together with the exchange notes, the “notes.”

Terms of the exchange notes offered in this exchange offer:

•

The terms of the exchange notes are identical to the terms of the outstanding notes, except that the exchange notes have been registered under the Securities Act and will not contain restrictions on transfer.

•	The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indenture.

Terms of this exchange offer:

•	All outstanding notes that you validly tender and do not validly withdraw before this exchange offer expires will be exchanged for an equal principal amount of the relevant exchange notes.

•	This exchange offer expires at 5:00 p.m., New York City time, on , 2012, unless extended.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of this exchange offer.

•	The exchange of exchange notes for outstanding notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from this exchange offer.

Resales of exchange notes:

•

There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system. The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of these methods.

•	If you fail to tender your outstanding notes for the exchange notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements in future filings. Investing in the notes involves risks. You should consider carefully the “Risk Factors” beginning on page 22 of this prospectus before participating in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Broker-dealers who acquired outstanding notes from us in the initial offering are not eligible to participate in this exchange offer with respect to such outstanding notes. Each broker-dealer registered as such under the Securities Exchange Act of 1934, as amended, that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer only in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the applicable exchange offer and ending on the close of business 180 days after the registration statement of which this prospectus forms a part is declared effective by the SEC, or such shorter period as will terminate when broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with any resale of exchange notes received by a broker-dealer for its own account. A broker-dealer may not participate in this exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities. See “Plan of Distribution.”

The date of this prospectus is                     , 2012.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to exchange only the notes offered by this prospectus and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date.

This prospectus contains summaries of the terms of several material documents. These summaries include the terms that we believe to be material, but we urge you to review these documents in their entirety. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of that person, a copy of any and all of this information. Written or oral requests should be directed to Joseph A. Zirkman, Vice President, General Counsel and Secretary, Fiesta Restaurant Group, Inc., 7300 North Kendall Drive, 8th Floor, Miami, Florida 33156, whose telephone number is (305) 670-7696. You should request this information at least five business days in advance of the date on which you expect to make your decision with respect to the exchange offer. In any event, you must request this information prior to                     , 2012, in order to receive the information prior to the expiration of the exchange offer.

PRESENTATION OF INFORMATION

Throughout this prospectus, we refer to Fiesta Restaurant Group, Inc. as “Fiesta Restaurant Group” and, together with its consolidated subsidiaries, as “we,” “our” and “us” unless otherwise indicated or the context otherwise requires. Any reference to “Carrols Restaurant Group” refers to Carrols Restaurant Group, Inc., a Delaware corporation and formerly our indirect parent company prior to our spin-off from Carrols Restaurant Group which occurred on May 7, 2012, and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires. Any reference to “Carrols” refers to Carrols Corporation, a Delaware corporation and formerly our direct parent company prior to the spin-off, and its consolidated subsidiaries, unless otherwise

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indicated or the context otherwise requires. Any reference to “Carrols LLC” refers to Carrols’ direct subsidiary, Carrols LLC, a Delaware limited liability company, unless otherwise indicated or the context otherwise requires.

We own and operate two quick-casual restaurant brands, Pollo Tropical and Taco Cabana, through our wholly-owned subsidiaries Pollo Operations, Inc. and Pollo Franchise, Inc., (collectively “Pollo Tropical”) and Taco Cabana, Inc. and its subsidiaries (collectively “Taco Cabana”). We were incorporated in April 2011. In May 2011, Carrols contributed all of the outstanding capital stock of Pollo Tropical and Taco Cabana to Fiesta Restaurant Group in exchange for all of its outstanding capital stock and Fiesta Restaurant Group became a wholly-owned subsidiary of Carrols. The consolidated financial information discussed in this prospectus has been prepared as if Fiesta Restaurant Group was in existence for all periods presented. In addition, unless otherwise expressly stated or the context otherwise requires, the information in this prospectus gives effect to a 23,161.822 for one split of our outstanding common stock, which occurred on April 19, 2012.

On May 7, 2012, each holder of record on April 26, 2012 of Carrols Restaurant Group common stock received one share of our common stock for every one share of Carrols Restaurant Group common stock held, which we refer to as the “spin-off.”

In addition, we describe in this prospectus the Pollo Tropical and Taco Cabana restaurant brands as if they were our business for all historical periods described unless otherwise indicated or the context otherwise requires. References in this prospectus to our historical assets, liabilities, products, businesses or activities of our business are generally intended to refer to the historical assets, liabilities, products, businesses or activities of Pollo Tropical and Taco Cabana as the businesses were conducted as part of Carrols Restaurant Group prior to May 7, 2012 the date of the completion of the spin-off, which we refer to as the “distribution date.”

We use a 52 or 53 week fiscal year ending on the Sunday closest to December 31. For convenience, all references herein to the fiscal years ended December 30, 2007, December 28, 2008, January 3, 2010, January 2, 2011 and January 1, 2012 will hereinafter be referred to as the fiscal years ended December 31, 2007, 2008, 2009, 2010 and 2011, respectively. Similarly, all references herein to the three months ended April 3, 2011 and April 1, 2012 will be referred to as the three months ended March 31, 2011 and 2012, respectively. Our fiscal year ended December 31, 2009 contained 53 weeks. The fiscal years ended December 31, 2007, 2008, 2010 and 2011 each contained 52 weeks. The three months ended March 31, 2011 and 2012 each contained 13 weeks.

We use the terms “Adjusted Segment EBITDA” and “Adjusted Segment EBITDA margin” in this prospectus because they are financial indicators that are reported to the chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. Adjusted Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. Adjusted Segment EBITDA may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Adjusted Segment EBITDA margin means Adjusted Segment EBITDA as a percentage of the total revenues of the applicable segment. We consider our Pollo Tropical restaurants and Taco Cabana restaurants to each constitute a separate segment at the brand level.

MARKET AND INDUSTRY DATA

In this prospectus, we refer to information, forecasts and statistics regarding the restaurant industry. Unless otherwise indicated, all restaurant industry data in this prospectus refers to the U.S. restaurant industry and is taken from or based upon the Technomic, Inc. (“Technomic”) report titled “2011 Technomic Top 500 Chain Restaurant Report.” In this prospectus we also refer to information, forecasts and statistics from the U.S. Census Bureau and the U.S. Department of Agriculture. The information, forecasts and statistics we have used from Technomic may reflect rounding adjustments.

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FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). “Forward-looking statements” are any statements that are not based on historical information. Statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position and results of operations, business strategy, budgets, projected costs and plans and objectives of management for future operations, are “forward-looking statements.” Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” or “continue” or the negative of such words or variations of such words and similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements and we can give no assurance that such forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, or “cautionary statements,” include, but are not limited to:

•	The effect of the spin-off of Fiesta Restaurant Group;

•	The potential tax liability associated with the proposed spin-off of Fiesta Restaurant Group;

•	Increases in food costs;

•	Competitive conditions;

•	Regulatory factors;

•	Environmental conditions and regulations;

•	General economic conditions, particularly in the retail sector;

•	Weather conditions;

•	Increases in commodity costs;

•	Fuel prices;

•	Significant disruptions in service or supply by any of our suppliers or distributors;

•	Changes in consumer perception of dietary health and food safety;

•	Labor and employment benefit costs;

•	The outcome of pending or future legal claims or proceedings;

•	Our ability to manage our growth and successfully implement our business strategy;

•	Risks associated with the expansion of our business;

•	Our ability to integrate any businesses we acquire;

•	Our borrowing costs and credit ratings, which may be influenced by the credit ratings of our competitors;

•	The availability and terms of necessary or desirable financing or refinancing and other related risks and uncertainties;

•	The risk of an act of terrorism or escalation of any insurrection or armed conflict involving the United States or any other national or international calamity;

•

Factors that affect the restaurant industry generally, including recalls if products become adulterated or misbranded, liability if our products cause injury, ingredient disclosure and labeling laws and regulations, reports of cases of food borne illnesses such as “mad cow” disease and avian flu, and the possibility that consumers could lose confidence in the safety and quality of certain food products, as well as negative publicity regarding food quality, illness, injury or other health concerns; and

•	Other factors discussed under “Risk Factors” herein.

Developments in any of these areas, which are more fully described elsewhere in this prospectus and which descriptions are incorporated into this section by reference, could cause our results to differ materially from results that have been or may be projected by or on our behalf.

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SUMMARY

The following is a summary of material information discussed in this prospectus. This summary may not contain all the details concerning the exchange offer or other information that may be important to you. To better understand the exchange offer and our business and financial position, you should carefully review this entire prospectus.

Our Company

We own and operate two quick-casual restaurant brands, Pollo Tropical® and Taco Cabana®. Our Pollo Tropical restaurants offer a wide selection of tropical and Caribbean inspired food, while our Taco Cabana restaurants offer a wide selection of fresh Tex-Mex and traditional Mexican food. Our brands are differentiated and positioned within the value oriented quick-casual restaurant segment, which combines the convenience of quick-service restaurants with the menu variety, use of fresh ingredients, food quality, decor and service more typical of casual dining restaurants. As of April 1, 2012, we owned and operated a total of 243 restaurants across five states, which included 86 Pollo Tropical and 157 Taco Cabana restaurants. We franchise our Pollo Tropical restaurants primarily internationally, and as of April 1, 2012, we had 33 franchised Pollo Tropical restaurants located in Puerto Rico, Ecuador, Honduras, Trinidad, Venezuela, the Bahamas and on college campuses in Florida. We also have agreements for the future development of franchised Pollo Tropical restaurants in Panama, Tobago, Aruba, Curacao, Bonaire, and Guatemala. Although we are not actively franchising our Taco Cabana restaurants, as of April 1, 2012, we had five Taco Cabana franchised restaurants located in the United States. Our company-owned Pollo Tropical and Taco Cabana restaurants generated average annual sales per restaurant of approximately $2,287,000 and $1,690,000, respectively, for the fiscal year ended December 31, 2011, which we believe are among the highest in the quick-casual segment based on industry data from Technomic.

On May 7, 2012, each holder of record on April 26, 2012 of Carrols Restaurant Group common stock received one share of our common stock for every one share of Carrols Restaurant Group common stock held.

Until the completion of the spin-off on May 7, 2012, we were an indirect wholly-owned subsidiary of Carrols Restaurant Group. Carrols Restaurant Group, through its wholly-owned subsidiaries Carrols and Carrols LLC, is the largest Burger King® franchisee, based on number of restaurants. The common stock of Carrols Restaurant Group is listed on The NASDAQ Global Market under the symbol “TAST.” We have been an independent publicly traded company since the completion of the spin-off on May 7, 2012, and our common stock is listed on The NASDAQ Global Select Market under the symbol “FRGI.” Carrols Restaurant Group does not hold any direct or indirect ownership interest in us.

For the fiscal year ended December 31, 2011 and the three months ended March 31, 2012, we generated consolidated revenues of $475.0 million and $126.1 million, respectively. Comparable restaurant sales for 2011 and the three months ended March 31, 2012 increased 9.9% and 9.4%, respectively, for Pollo Tropical and 3.7% and 6.1%, respectively, for Taco Cabana.

Pollo Tropical

Our Pollo Tropical restaurants offer tropical and Caribbean inspired menu items, featuring grilled chicken marinated in our proprietary blend of tropical fruit juices and spices. Our diverse menu also includes a variety of chicken sandwiches, wraps, salads, roast pork, grilled ribs and wings offered with an array of freshly made salsas and sauces, Caribbean style “made from scratch” side dishes, desserts and snacks. Most menu items are made fresh daily in each of our Pollo Tropical restaurants, which feature open display cooking on large, open-flame grills that enable our customers to observe the fresh preparation of our food. Our Pollo Tropical restaurants feature signature dining areas, designed to create an airy, inviting and tropical atmosphere. Additionally, our

Pollo Tropical restaurants provide our guests the option of take-out, as well as the convenience of drive-thru windows.

Pollo Tropical opened its first restaurant in 1988 in Miami, Florida. Carrols acquired the Pollo Tropical restaurant brand in 1998. As of April 1, 2012, we owned and operated a total of 86 Pollo Tropical restaurants, of which 85 were located in Florida and one was located in Georgia. For the year ended December 31, 2011, the average sales transaction at our company-owned Pollo Tropical restaurants was $9.56 reflecting, in part, strong dinner and late night traffic, with dinner and late night sales representing the largest day-part at 53.3%. For the year ended December 31, 2011 and the three months ended March 31, 2012, our Pollo Tropical brand generated total revenues of $209.5 million and $57.8 million, respectively, and Adjusted Segment EBITDA of $35.6 million and $11.2 million, respectively.

Taco Cabana

Our Taco Cabana restaurants serve fresh Tex-Mex and traditional Mexican food, including sizzling fajitas, quesadillas, hand rolled flautas, enchiladas, burritos, tacos, fresh-made flour tortillas, a selection of “made from scratch” salsas and sauces, frozen margaritas and beer. Most menu items are handmade daily in each of our Taco Cabana restaurants, which feature open display cooking, including fajitas cooking on an open-flame grill and a machine making our fresh tortillas. Our Taco Cabana restaurants feature interior, semi-enclosed and patio dining areas, which provide a vibrant decor and relaxing atmosphere. Additionally, our Taco Cabana restaurants provide our guests the option of take-out, as well as the convenience of drive-thru windows.

Taco Cabana opened its first restaurant in San Antonio, Texas in 1978. Carrols acquired the Taco Cabana brand in 2000. As of April 1, 2012, we owned and operated 157 Taco Cabana restaurants located in Texas, Oklahoma and New Mexico, of which 151 were located in Texas. A majority of our Taco Cabana restaurants are open 24 hours a day, generating customer traffic and restaurant sales balanced across multiple day-parts, with dinner sales representing the largest day-part at 26.0% for the year ended December 31, 2011. For the year ended December 31, 2011, the average sales transaction at our company-owned Taco Cabana restaurants was $8.14. For the fiscal year ended December 31, 2011 and the three months ended March 31, 2012, our Taco Cabana brand generated total revenues of $265.4 million and $68.3 million, respectively, and Adjusted Segment EBITDA of $26.8 million and $6.2 million, respectively.

We believe the success of our Pollo Tropical and Taco Cabana brands is a result of the following key attributes:

•	A variety of signature dishes with Caribbean and Mexican flavor profiles designed to appeal to consumers’ desire for freshly-prepared food and healthful menu options;

•	Balanced sales by day-part with the dinner day-part representing the largest sales day-part, providing a higher average check than our other day-parts;

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Broad appeal that attracts consumers that desire new and ethnic flavor profiles, grilled rather than fried entree choices, customization of orders and varied product offerings at competitive prices in an appealing atmosphere;

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The majority of our restaurants are company-owned which gives us the ability to control the consistency and quality of the customer experience and the strategic growth of our restaurant operations as compared to competing brands that focus on franchising;

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High market penetration of company-owned restaurants in our core markets that provides operating and marketing efficiencies, convenience for our customers and the ability to effectively manage and enhance brand awareness;

•	Ability to continue to benefit from the projected long-term population growth in Florida and Texas;

•	Established infrastructure to manage operations and develop and introduce new menu offerings, positioning us to build customer frequency and broaden our customer base; and

•	Ability to capitalize on the continuing trend towards home meal replacement.

Industry Overview

The Restaurant Market. According to Technomic, in 2010 total restaurant industry revenues in the United States were $361.1 billion. Sales in the overall U.S. restaurant industry as reported by Technomic have increased from $257.8 billion in 2000 to $361.1 billion in 2010. The growth of sales in the overall U.S. restaurant industry from 2000 through 2010 may not be indicative of future growth and there can be no assurance that sales in the overall U.S. restaurant industry will grow in the future. In 2010, 48% of food dollars were spent on food away from home and demand continues to outpace at-home dining, with food away from home projected to surpass at-home dining by 2015, according to the U.S. Department of Agriculture.

Quick-Casual Restaurants. We operate in the quick-casual restaurant segment in which the convenience of quick-service restaurants is combined with the menu variety, use of fresh ingredients and food quality more typical of casual dining. We believe that the quick-casual restaurant segment is one of the fastest growing segments of the restaurant industry. According to Technomic, 2010 sales growth as compared to 2009 for quick-casual chains in the Technomic Top 500 restaurant chains was 5.7% as compared to 1.8% for the overall Top 500 restaurant chains.

Quick-casual restaurants are primarily distinguished by the following characteristics:

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Quick-service or self-service format. Meals are purchased prior to receiving food. In some cases, payment may be made at a separate station from where the order was placed and servers may bring orders to the customers’ tables.

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Higher check averages than quick-service restaurants. Technomic reports that the average check at quick-casual restaurants in 2010 was generally higher than the average check at quick-service restaurants.

•	Food prepared to order. Customization of orders and open display cooking is common.

•	Fresh ingredients. Many concepts use the word “fresh” in their positioning and feature descriptive menus highlighting the use of fresh ingredients.

•	Broader range of menu offerings. Typically greater variety and diversity of menu offerings relative to quick-service restaurants.

•	Enhanced décor and services. Generally offer a more upscale dining atmosphere than quick-service restaurants and enhanced features such as silverware and plates.

Our Competitive Strengths

Differentiated Menu Offerings with Broad Appeal. Both of our brands offer differentiated menu items that we believe have broad consumer appeal, attract a more diverse customer base and increase customer frequency. Pollo Tropical’s menu offers dishes inspired from multiple regions throughout the Caribbean, including our featured grilled chicken marinated in our proprietary blend of tropical fruit juices and spices. Taco Cabana’s menu offers favorites such as sizzling fajitas served hot on the skillet and other authentic Mexican dishes. We frequently enhance our menu with seasonal offerings and new menu items to provide variety to our guests and to address changes in consumer preferences such as sandwiches at our Pollo Tropical restaurants and brisket tacos and shrimp tampico at our Taco Cabana restaurants. Additionally, our menu includes a number of options to address consumers’ increasing focus on healthy eating.

Leading Quick-Casual Brands with Attractive Value Proposition. We believe that our brands are positioned to benefit from growing consumer demand for quick-casual restaurants because of food quality, value, differentiation of flavors and the increasing acceptance of ethnic foods. In addition, we believe our recent initiatives to enhance our Pollo Tropical and Taco Cabana restaurants in certain existing and new markets provide our customers an elevated quick-casual experience while better positioning our brands for successful and sustainable future growth. We believe our fresh, quality food at affordable price points provides customers a compelling value proposition, enabling us to benefit from consumers’ desire for a more value oriented quick-casual alternative. We believe that the inviting atmosphere, “made from scratch” menu items and open display cooking format of our restaurants offer customers a quality food and dining experience comparable to casual dining, but with the convenience and affordability similar to that of quick-service restaurants.

Strong Restaurant Level Economics and Operating Metrics. Our comparable restaurant sales increased 9.9% and 3.7% at our Pollo Tropical and Taco Cabana restaurants, respectively, for the year ended December 31, 2011 and 9.4% and 6.1% at our Pollo Tropical and Taco Cabana restaurants, respectively, for the three months ended March 31, 2012. Based on industry data from Technomic, we believe that the average annual sales at our company-owned restaurants for the fiscal year ended December 31, 2011 of approximately $2,287,000 and $1,690,000 for Pollo Tropical and Taco Cabana, respectively, are among the highest in the quick-casual segment. As a percentage of total Pollo Tropical revenues, for the year ended December 31, 2011 and the three months ended March 31, 2012, our Pollo Tropical restaurants generated Adjusted Segment EBITDA margin of 17.0% and 19.4%, respectively, which included general and administrative expenses of 8.8% and 9.0%, respectively. As a percentage of total Taco Cabana revenues, for the year ended December 31, 2011 and the three months ended March 31, 2012, our Taco Cabana restaurants generated Adjusted Segment EBITDA margin of 10.1% and 9.1%, respectively, which included general and administrative expenses of 7.2% and 8.6%, respectively. We believe that the average annual sales at our company-owned restaurants and our strong operating margins generate unit economics and returns on invested capital which will enable us to support new unit growth.

Well Positioned to Capitalize on Long-Term Population Growth in Markets Served by Our Brands. We expect sales from our restaurants in Florida and Texas to benefit from the projected long-term overall population growth in these markets. The U.S. Census Bureau forecasts these markets to grow at a faster rate than the national average. According to the U.S. Census Bureau, the U.S. population is forecasted to grow by 8.7% from 2010 to 2020 and the population in Florida and Texas is forecasted to grow by 21.6% and 16.2%, respectively, during that same time period. However, there can be no assurance that we will be able to benefit from any long-term population growth in Florida and Texas.

Well Positioned to Continue to Benefit From the Growth of the Hispanic Population in the United States. We expect sales from our restaurants to benefit from the growth of the U.S. Hispanic population, which is projected by the U.S. Census Bureau to grow at a faster rate than the national average. The U.S. Census Bureau forecasts that the growth of the Hispanic population is expected to outpace overall population growth and the Hispanic population, as a percentage of the total U.S. population, is expected to increase from 16.3% in 2010 to 23.7% by 2030. We believe that the continued growth of the Hispanic population has contributed to the increased popularity and acceptance of Hispanic food in the United States by non-Hispanic consumers. However, there can be no assurance that we will be able to benefit from any growth of the Hispanic population in the United States.

Our Large Number of Company-Owned Restaurants Enable us to Effectively Manage Our Brands. Our restaurants in the United States are substantially company-owned and we therefore exercise control over the day-to-day operations of our restaurants unlike many of our competitors that are largely comprised of independent franchisees. Consequently, our success does not depend on our control of our franchisees, or their support of our marketing programs, new product offerings, strategic initiatives or new restaurant development strategies. In addition, because our restaurants are primarily company-owned, we believe we are better able to provide customers with a more consistent experience relative to competing brands that utilize franchisee-operated restaurants.

Experienced Management Team. We believe that our senior management team’s extensive experience in the restaurant industry and its history of developing and operating quick-service and quick-casual restaurants provides us with a competitive advantage. Furthermore, our executive management team is supported by deep brand-level operating teams with extensive experience. Our Chief Executive Officer, Timothy P. Taft, has been with us since August 2011 and has over 30 years of experience in the restaurant and hospitality industry. Our Executive Vice Presidents of Pollo Tropical and Taco Cabana have been with us and Carrols for over 30 years and in their current positions since 2003 and 2002, respectively, with us and Carrols. We believe that the breadth of industry experience of our management team and their longstanding experience with our restaurant brands provide us with a competitive advantage. We believe that our operating disciplines, seasoned management team, including real estate professionals responsible for site selection, and marketing and product development capabilities, supported by our management information systems and comprehensive training and development programs, will support our expansion.

Our Business Strategy

Our primary business strategies are as follows:

Increase Comparable Restaurant Sales. We intend to grow sales by attracting new customers and increasing customer frequency by continuing to develop new menu offerings and enhance the effectiveness of our advertising and promotional programs, further capitalizing on attractive industry and demographic trends and enhancing the quality of the customer experience at our restaurants.

Enhance Our Brand Positioning. We have implemented restaurant enhancement initiatives to elevate the dining experience at our Pollo Tropical and Taco Cabana restaurants in select markets. We believe these enhancements improve our brands’ positioning in the quick-casual segment while appealing to a broader demographic. Our restaurant enhancements include changes to both the interior and exterior of our restaurants with the addition of new tables and chairs, upgraded salsa bars and the addition of photos and murals to create a more inviting feel and highlight our fresh ingredients. Our new Pollo Tropical and Taco Cabana enhanced store models also feature table service, hand held menus, Wi-Fi, new menu items as well as real plates and silverware. We believe our elevated Pollo Tropical and Taco Cabana restaurants further differentiate us from price-driven, quick-service restaurants. As of April 1, 2012, we had upgraded a total of 55 Taco Cabana restaurants in Texas which included 34 locations in the Dallas market, 18 in the Austin market, and one location each in College Station, Corpus Christi and Temple. During 2012, as a continuation of our brand positioning efforts, we plan to upgrade a total of 37 Taco Cabana restaurants including the remaining restaurants in our Austin market, twelve restaurants in our San Antonio market and eight restaurants in our Houston market. The cost of the restaurant enhancements for our Taco Cabana restaurants has been and is expected to be approximately $200,000 to $300,000 per restaurant. Prior to 2011, we had upgraded a total of twelve Pollo Tropical restaurants. Although we continue to reinvest in our core markets through remodeling certain locations to maintain a competitive image, we did not upgrade any of our existing Pollo Tropical restaurants in 2011 and we do not anticipate any upgrades to our existing Pollo Tropical restaurants in 2012. The cost of the restaurant enhancements for our Pollo Tropical restaurants has generally ranged between $150,000 to $200,000.

Develop New Restaurants Within and Outside of Our Existing Markets. We believe that we have opportunities to develop additional Pollo Tropical and Taco Cabana restaurants within our existing markets in Florida and Texas, as well as expansion opportunities into other regions of the United States that match our targeted demographic and site selection criteria. By increasing the number of restaurants we operate in a particular market, we believe that we can increase brand awareness and effectively leverage our field supervision, corporate infrastructure and marketing initiatives. We currently anticipate opening a total of ten to twelve new restaurants in 2012.

As discussed above, Pollo Tropical has developed an elevated format which we believe will permit it to be accepted as a general market concept and broaden its target audience. This format includes a more upscale décor, an elevated service platform where food is ordered and then brought to the guest at the table, new menu offerings including sangria and wine, and numerous other enhancements. Pollo Tropical has recently opened three restaurants in Jacksonville, Florida, and two restaurants in Atlanta, Georgia utilizing this format and we believe it will serve as the model for Pollo Tropical’s expansion outside its core Florida markets. Similarly, we believe we have an opportunity to develop an elevated format for our Taco Cabana restaurants that will enable us to expand the concept outside our core Texas markets within the next two years.

Our staff of real estate and development professionals is responsible for new restaurant development. Prior to developing a new restaurant, we conduct an extensive site selection and evaluation process that includes in depth demographic, market and financial analyses. Where possible, we intend to continue to utilize real estate leasing as a means of reducing the amount of cash invested in new restaurants. We believe that cash generated from operations, borrowings under our revolving credit facility and leasing will enable us to continue to pursue our long-term new unit development strategy.

Improve Income from Operations. We believe that our long-term development of new company-owned restaurants, combined with our strategy to increase sales at our existing restaurants, will increase revenues and position us to improve our overall income from operations. We also believe that our large restaurant base, skilled management team, operating systems and training and development programs support our strategy of enhancing operating efficiencies for our existing restaurants while growing our restaurant base. Our operating systems allow us to effectively manage restaurant labor and food costs and promote consistent application of operating controls at each of our restaurants. In addition, our size enables us to realize certain benefits from economies of scale.

Franchise Our Pollo Tropical Restaurants Internationally and Expand Domestic Non-Traditional Licensing. We believe that there are a number of markets outside the United States with the appropriate demographics and consumer preference to support additional franchising of the Pollo Tropical brand. We also believe that there are opportunities in the United States for licensing both the Pollo Tropical and Taco Cabana brands to concessionaires operating in non-traditional venues such as college campuses, airports and sports arenas. Internationally, our franchisees are currently operating or have development rights to open Pollo Tropical restaurants under multi-unit development agreements in the Bahamas, Ecuador, Puerto Rico, Trinidad & Tobago, Panama, Aruba, Bonaire, Curacao, Venezuela, Honduras, Costa Rica and Guatemala. Since restaurant development in foreign jurisdictions requires certain local knowledge and expertise that we do not necessarily possess, we utilize franchising to expand in international markets. This permits us to leverage the local knowledge and expertise of our franchisees and also provides a lower cost method of penetrating foreign markets. In addition to certain minimum financial requirements, the criteria for our franchisees includes individuals or entities that have multi-unit hospitality industry experience and have demonstrated local commercial real estate development experience. We believe that there are significant opportunities to develop Pollo Tropical restaurants in additional international markets and are seeking new multi-unit franchisees and licensees who meet our qualification criteria in strategically targeted markets.

Corporate Information

Fiesta Restaurant Group is a Delaware corporation, incorporated in April 2011. Fiesta Restaurant Group was formed, in contemplation of the financing transactions and the spin-off, to hold the subsidiaries engaged in the Pollo Tropical and Taco Cabana businesses. Prior to the completion of the spin-off on May 7, 2012, we were an indirect wholly-owned subsidiary of Carrols Restaurant Group, a Delaware corporation, incorporated in 1986 and also formerly a wholly-owned subsidiary of Carrols, a Delaware corporation. We are currently an independent publicly traded company and Carrols Restaurant Group does not hold any direct or indirect ownership interest in us. We are a holding company and all of our operations are conducted through our subsidiaries Pollo Operations, Inc., Pollo Franchise, Inc. and Taco Cabana, Inc. and its subsidiaries. Our principal executive offices are located at 968 James Street, Syracuse, New York 13203 and our telephone number at that address is (315) 424-0513. Our corporate website address is www.frgi.com. Such website address is a textual reference only, meaning that the information contained on our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

Recent Developments

The Spin-Off

On April 24, 2012, we entered into a separation and distribution agreement, which we refer to as the “separation agreement,” with Carrols Restaurant Group and Carrols, pursuant to which we were legally and structurally separated from Carrols Restaurant Group. The separation was accomplished through the distribution, in the form of a dividend, by Carrols of all of our outstanding common stock to Carrols Restaurant Group and, immediately thereafter, the distribution, in the form of a dividend, by Carrols Restaurant Group of all of our outstanding common stock to stockholders of record of Carrols Restaurant Group as of the record date of

April 26, 2012, which we refer to as the “record date.” The distribution occurred on the distribution date of May 7, 2012. On the distribution date, each holder of Carrols Restaurant Group common stock on the record date received one share of our common stock for every one share of Carrols Restaurant Group common stock held. Neither Carrols Restaurant Group nor Carrols owns any equity interest in our company.

In connection with the spin-off, on April 24, 2012, we also entered into a transition services agreement with Carrols Restaurant Group and Carrols, pursuant to which Carrols Restaurant Group and Carrols have agreed to provide certain support services (including accounting, tax accounting, internal audit, financial reporting and analysis, human resources, and employee benefits management, information systems, restaurant systems support, legal, property management and insurance and risk management services) to us, and we have agreed to provide certain limited management services (including certain legal services) to Carrols Restaurant Group and Carrols. To help ensure an orderly transition following the spin-off by providing us with sufficient time to develop our own infrastructure, Carrols will provide services under the transition services agreement for a period of three years following the spin-off, provided that we may extend the term of the transition services agreement by one additional year upon 90 days prior written notice to Carrols Restaurant Group and Carrols, provided further that we may terminate the transition services agreement with respect to any service provided thereunder at any time and from time to time upon 90 days prior written notice to Carrols Restaurant Group and Carrols. Our revolving credit facility provides that payments made by us to Carrols under the transition services agreement will not exceed $10 million in the aggregate during any fiscal year; provided, that such amount will be increased (i) at the beginning of each fiscal year (beginning with fiscal year 2012) by an amount equal to the percentage increase in the consumer price index during the previous fiscal year period and (ii) at the beginning of each fiscal quarter by an amount equal to $35,000 for each new restaurant opened or acquired during the previous fiscal quarter period. In addition to the separation agreement and the transition services agreement, in connection with the spin-off, on April 24, 2012, we entered into a tax matters agreement and an employee matters agreement with Carrols Restaurant Group and Carrols. For more information on the separation agreement, transition services agreement, tax matters agreement, employee matters agreement and our relationship with Carrols Restaurant Group after the spin-off, see “Certain Relationships and Related Party Transactions—Agreements with Carrols Restaurant Group.”

Closure of Pollo Tropical Restaurants in New Jersey

On March 27, 2012, we closed our five Pollo Tropical restaurants located in New Jersey, after an evaluation of the performance of the individual restaurants, the New Jersey market in general, and our other development alternatives, which resulted in our decision to not pursue any further expansion in this market. Two of the five Pollo Tropical restaurant locations’ assets had been previously impaired as of January 1, 2012 and each has a base lease term ending in 2012.

As a result of the closing of these Pollo Tropical restaurants, we recorded additional impairment and other lease charges in the first quarter of 2012 of $5.9 million. These charges include asset impairment charges of $4.1 million and other lease charges of $1.7 million, for the accrual of lease liabilities, net of estimated sublease recoveries.

Refinancing of Outstanding Indebtedness of Carrols and Our Completion of Separate Financing Arrangements

On August 5, 2011, we and Carrols LLC each entered into new and independent financing arrangements to refinance the then outstanding indebtedness of Carrols and to separately finance our business and the business of Carrols Restaurant Group in anticipation of the spin-off. The proceeds of such financings were distributed to Carrols to enable Carrols to repay all of its outstanding borrowings under its existing senior credit facility and repurchase (in a tender offer) and redeem all of its outstanding 9% senior subordinated notes due 2013, as well as to pay all related fees and expenses. Excess cash from the financings was $9.5 million and is available to Carrols for corporate purposes, including the disbursement of funds prior to the spin-off to us and/or Carrols LLC. In January 2012, Carrols disbursed $2.5 million of the excess cash from the financings to us and the balance to Carrols LLC.

On August 5, 2011 we sold $200 million principal amount of 8.875% Senior Secured Second Lien Notes due 2016 in a Rule 144A and Regulation S private placement subject to subsequent registration with the SEC. The terms of the outstanding notes are governed by an indenture entered into by us on August 5, 2011, as issuer, and our material subsidiaries party thereto, as guarantors, with The Bank of New York Mellon Trust Company, N.A., as trustee.

On August 5, 2011, we also entered into a senior secured credit agreement with Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto, which provides for a $25 million secured revolving credit facility which was undrawn at closing, which we refer to as our “revolving credit facility”.

As part of the refinancing, on August 5, 2011, Carrols LLC entered into a secured credit agreement, which we refer to as the “Carrols LLC senior credit facility,” with Wells Fargo Bank, National Associations, as administrative agent, M&T Bank, as syndication agent, Regions Bank, as documentation agent and the lenders party thereto. The Carrols LLC senior credit facility provides for term loan borrowing of $65 million (which were borrowed at closing) and a $20 million revolving credit facility which was undrawn at closing. On May 30, 2012 Carrols Restaurant Group sold $150 million principal amount of 11.25% Senior Secured Second Lien Notes due 2018 in a Rule 144A and Regulation S private placement subject to subsequent registration with the SEC, which we refer to as the “Carrols Restaurant Group notes.” The terms of the outstanding notes are governed by an indenture entered into by Carrols Restaurant Group on May 30, 2012, as issuer, and its material subsidiaries party thereto, as guarantors, with The Bank of New York Mellon Trust Company, N.A., as trustee. Additionally, on May 30, 2012, Carrols Restaurant Group entered into a secured credit agreement, which we refer to as the Carrols Restaurant Group senior credit facility, with Wells Fargo Bank, National Associations, as administrative agent and the lenders party thereto. The Carrols Restaurant Group senior credit facility provides for a $20 million revolving credit facility which was undrawn at closing. On May 30, 2012, Carrols LLC repaid all outstanding borrowings and other obligations under the Carrols LLC senior credit facility with a portion of the net proceeds from the issuance and sale of $150 million principal amount of the Carrols Restaurant Group notes. On May 30, 2012, Carrols LLC terminated the Carrols LLC senior credit facility and all instruments and documents related thereto.

Effective on August 5, 2011, as a result of the refinancing transactions, all amounts due from us to Carrols as of August 5, 2011 of $117.1 million were repaid and we have been independently funding our operations, including payment to Carrols for our pro-rata share for executive management and administrative support provided to us by Carrols prior to the completion of the spin-off, as further described below.

We refer to the issuance of the outstanding notes, our entry into our revolving credit facility, the entry by Carrols LLC into the Carrols LLC senior credit facility and the borrowings thereunder, the repayment of all outstanding borrowings under the Carrols senior credit facility and the repurchase (in a tender offer) and redemption of all of Carrols’ outstanding 9% senior subordinated notes due 2013 as the refinancing. For a further discussion of the refinancing, including the outstanding notes and our revolving credit facility, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources,” “Capitalization” and “Unaudited Condensed Consolidated Pro Forma Financial Information.”

Termination of Management Services Agreement

Certain corporate administrative support has historically been provided to us by Carrols and Carrols Restaurant Group. On August 5, 2011, in connection with the refinancing we entered into a management services agreement with Carrols, which we refer to as the “Fiesta management services agreement,” pursuant to which Carrols continued to provide certain corporate services to Fiesta Restaurant Group prior to completion of the spin-off, including executive management services, accounting services, information systems support, treasury functions, legal functions, employee compensation and benefits management, risk management, lease administration and investor relations. Under the Fiesta management services agreement, Fiesta Restaurant Group paid fees and expenses related thereto to Carrols as determined by Carrols, in its sole discretion, consistent with past practices. The indenture governing the outstanding notes and our revolving credit facility provide that payments under the Fiesta management services agreement could not exceed $12 million annually with an increase of $1 million permitted per year. The Fiesta management services agreement terminated automatically upon the consummation of the spin-off.

Summary of the Exchange Offer

The Initial Offering of Outstanding Notes	We sold the outstanding notes on August 5, 2011 to the initial purchasers. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to persons outside the United States in reliance on Regulation S.

The Exchange Offer	We are offering to exchange up to $200.0 million aggregate principal amount of 8.875% Senior Secured Second Lien Notes due 2016, which will be registered under the Securities Act, for up to $200.0 million aggregate principal amount of outstanding 8.875% Senior Secured Second Lien Notes due 2016. In order to be exchanged, an outstanding note must be properly tendered and accepted. We will issue $1,000 principal amount of exchange notes for each respective $1,000 principal amount of outstanding notes validly tendered and not withdrawn pursuant to this exchange offer. We will issue exchange notes promptly after the expiration of this exchange offer.

Expiration Date	This exchange offer expires at 5:00 p.m., New York City time, on , 2012, unless we decide to extend the expiration date, in which case the term “expiration date” means the latest date and time to which we extend this exchange offer. For more information, see “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw, you must deliver a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated on the cover page of the letter of transmittal before 5:00 p.m., New York City time, on the expiration date of this exchange offer. For more information, see “The Exchange Offer—Withdrawal of Tenders.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any outstanding notes that we do not accept for exchange to you as promptly as practicable after the expiration date and acceptance of the outstanding notes for exchange. See “The Exchange Offer—Terms of the Exchange Offer.”

Conditions to the Exchange Offer	This exchange offer is subject to customary conditions. See “The Exchange Offer—Conditions.”

Procedures for Tendering Outstanding Notes	If you wish to tender your outstanding notes for exchange in this exchange offer, you must transmit to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date either:

•

an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

•

if the outstanding notes you own are held of record by The Depositary Trust Company, or “DTC,” in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program System, or “ATOP,” in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, will form a part of a confirmation of book-entry transfer, DTC will facilitate the exchange of your outstanding notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of this exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

For more information see “The Exchange Offer—Procedures for Tendering.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in this exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf. For more information, see “The Exchange Offer—Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and:

•	time will not permit your notes or other required documents to reach the exchange agent by 5:00 p.m., New York City time, on the expiration date; or

•	the procedure for book-entry transfer cannot be completed on time;

you may tender your outstanding notes by completing a notice of guaranteed delivery and complying with the guaranteed delivery procedures. For more information, see “The Exchange Offer—Guaranteed Delivery Procedures.”

Resales of the Exchange Notes	Based on an interpretation by the staff of the Securities and Exchange Commission, or the “SEC,” set forth in no-action letters issued to third parties, we believe that the exchange notes you receive in this exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•

you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in this exchange offer; and

•	you are not an affiliate of ours within the meaning of Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in this exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in this exchange offer for its own account in exchange for outstanding notes must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in this exchange offer in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities. For more information, see “The Exchange Offer—Resale of the Exchange Notes.”

Any holder of outstanding notes who:

•	is our affiliate

•	does not acquire exchange notes in the ordinary course of its business; or

•

tenders its outstanding notes in this exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), and Shearman & Sterling (available July 2, 1993) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Registration Rights Agreement	In connection with the initial sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers. In that agreement we agreed, among other things, to use our reasonable best efforts to file the registration statement of which this prospectus forms a part with the SEC within 270 days after the date we issued the outstanding notes and to use our reasonable best efforts to consummate this exchange offer within 360 days after the date we issued the outstanding notes. This exchange offer is intended to satisfy your rights and our obligations with respect to an exchange offer under the registration rights agreement. If we fail to consummate this exchange offer within 360 days after the date we issued the outstanding notes, we agreed to pay additional interest on the outstanding notes. After this exchange offer is complete, you will no longer be entitled to any exchange and certain registration rights with respect to your outstanding notes.

Under certain circumstances set forth in the registration rights agreement, holders of notes, including holders who are not permitted to participate in this exchange offer or who may not freely sell exchange notes received in this exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the notes by these holders.

Effect on Holders of Outstanding Notes	As a result of making this exchange offer, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms thereof, we will have fulfilled one of the covenants contained in the registration rights agreement and, accordingly, we will not be obligated thereunder to pay additional interest for failure to take these actions. If you are a holder of outstanding notes and you do not tender them in this exchange offer, you will continue to hold them and you will be entitled to all the rights and subject to all the limitations applicable to the outstanding notes in the indenture, and you may continue to be entitled to certain limited rights and be subject to certain limitations under the registration rights agreement.

To the extent that outstanding notes are tendered and accepted in this exchange offer, the trading market for the outstanding notes could be adversely affected.

Broker-Dealers	Each broker-dealer registered as such under the Exchange Act that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for therein and in the indenture governing the notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act. For more information, see “The Exchange Offer—Consequences of Failure to Exchange.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with this exchange offer. The address and telephone number of the exchange agent are set forth under “The Exchange Offer—Exchange Agent” at page 142.

Federal Income Tax Considerations	Based upon advice from counsel, we believe that the exchange of outstanding notes for exchange notes will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to this exchange offer. We will pay all of our expenses incident to this exchange offer.

Summary of Terms of the Exchange Notes

The terms of the exchange notes to be issued in this exchange offer are substantially identical in all material respects to those of the outstanding notes, except that:

•	the exchange notes will be registered under the Securities Act; and

•	the exchange notes will not be entitled to certain registration rights under the registration rights agreement.

The exchange notes will represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture.

Issuer	Fiesta Restaurant Group, Inc.

Notes Offered	$200,000,000 aggregate principal amount of 8.875% Senior Secured Second Lien Notes due 2016.

Maturity Date	August 15, 2016.

Interest Payment Dates	Interest on the exchange notes accrues from the last interest payment date on which interest was paid on the outstanding notes surrendered for them, or, if no interest has been paid on such outstanding notes, from August 5, 2011. We will not pay interest on the outstanding notes accepted for exchange. Interest on the exchange notes is payable on February 15 and August 15, commencing August 15, 2012.

Subsidiary Guarantees	The notes are guaranteed on a senior secured basis by each of our existing and future direct and indirect domestic “restricted subsidiaries,” subject to certain exceptions.

Ranking	The notes and guarantees are our and the guarantors’ senior secured obligations and:

•	rank equal in right of payment to our and the guarantors’ existing and future senior obligations;

•	rank senior in right of payment to all of our and the guarantors’ existing and future subordinated obligations;

•	rank effectively senior to all of our and the guarantors’ existing and future unsecured obligations to the extent of the value of the collateral securing the exchange notes;

•

are effectively subordinated to our and the guarantors’ indebtedness and obligations that are secured by priority liens on the collateral, including indebtedness under our revolving credit facility, to the extent of the value of such collateral; and

•	are structurally subordinated to the obligations of all our subsidiaries that do not serve as guarantors of the notes.

As of April 1, 2012, we had $324.2 million of outstanding indebtedness comprised of $200.0 million of the outstanding notes, lease financing obligations of $123.2 million and capital lease obligations of $1.0 million. See “Capitalization,” “Unaudited Condensed Consolidated Pro Forma Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Collateral	The notes and the guarantees are secured by a second priority lien on the assets owned by us and the guarantors that also secure obligations under our revolving credit facility and obligations under certain hedging and cash management arrangements, subject to certain exceptions. The lenders under our revolving credit facility, and such lenders and their affiliates providing hedging and cash management arrangements, benefit from first priority liens on the collateral. Under the security agreement, we and the guarantors, subject to certain exceptions, granted security interests in substantially all of our and their real, personal and fixture property, including all of the equity interests held by us in subsidiaries (but, (a) as to the voting stock of any foreign subsidiary, not to exceed 65% of the outstanding voting stock, (b) excluding any capital stock of a subsidiary to the extent necessary for such subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Exchange Act, due to the fact that such subsidiary’s capital stock secured the notes or guarantees, to file separate financial statements with the SEC and (c) subject to other exceptions) and all proceeds and products of the foregoing. See “Description of Notes—Security.”

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The liens on the collateral may be released without the consent of the holders of exchange notes if collateral is disposed of in a transaction that complies with the indenture and related security documents or in accordance with the provisions of the intercreditor agreement. See “Risk Factors—Risks Related to the Notes” and “Description of Notes—Security” and “—Intercreditor Agreement.”

Intercreditor Agreement	Pursuant to an intercreditor agreement, the liens securing the notes are second priority liens that are expressly junior in priority to the liens that secure obligations under our revolving credit facility. The holders of the first priority lien obligations will receive all proceeds from any realization of the collateral or from the collateral or proceeds thereof in any insolvency or liquidation proceeding, in each case until the first priority lien obligations are paid in full. See “Description of Notes—Intercreditor Agreement.”

Use of Proceeds	We will not receive any cash proceeds from this exchange offer.

Optional Redemption	On or after February 15, 2014, we may redeem some or all of the notes at any time at the redemption prices specified under “Description of Notes—Optional Redemption.”

Before February 15, 2014, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of each note to be redeemed plus a make-whole premium described under “Description of Notes—Optional Redemption” together with accrued and unpaid interest.

In addition, at any time prior to February 15, 2014, we may redeem up to 35% of the notes with the net cash proceeds from specified equity offerings at a redemption price equal to 108.875% of the principal amount of each note to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control	Upon a change of control (as defined in “Description of Notes—Certain Definitions”), we must offer to repurchase the notes at 101% of the principal amount, plus accrued and unpaid interest to the purchase date.

Certain Covenants	The indenture governing the notes contains certain covenants, including limitations and restrictions on our and our restricted subsidiaries’ ability to:

•	incur additional indebtedness or issue preferred stock;

•	make dividend payments or other restricted payments;

•	create liens;

•	sell assets;

•	enter into transactions with affiliates; and

•	enter into mergers, consolidations, or sales of all or substantially all of our assets.

The restrictive covenants set forth in the indenture are subject to important exceptions and qualifications. See “Description of Notes—Certain Covenants.”

No Public Market	The exchange notes are new securities and there is currently no established trading market for the exchange notes. The initial purchasers have advised us that they presently intend to make a market in the exchange notes. However, you should be aware that they are not obligated to make a market and may discontinue its market-making activities at any time without notice. As result, a liquid market for the exchange notes may not be available if you try to sell your exchange notes. We do not intend to list the exchange notes on any securities exchange.

Risk Factors	Potential investors in the notes should carefully consider the matters set forth under the caption “Risk Factors” prior to making an investment decision with respect to the notes.

Summary Historical Financial and Operating Data

The following table sets forth our summary historical financial statements and operating information for the periods presented. The summary historical financial data has been derived from our audited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for each of the fiscal years ended December 31, 2009, 2010 and 2011 and our unaudited consolidated financial statements for the three months ended March 31, 2011 and 2012, all of which are included elsewhere in this prospectus.

The information in the table below is only a summary and should be read together with our consolidated financial statements as of December 31, 2010 and 2011, and for the years ended December 31, 2009, 2010 and 2011, and as of March 31, 2012 and for the three months ended March 31, 2011 and 2012, “Selected Historical Financial and Operating Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all as included elsewhere in this prospectus.

	Year ended December 31,			Three months ended March 31,
(Dollars in thousands, except per share data)	2009	2010	2011	2011	2012
Statement of operations data:
Revenues:
Restaurant sales	$430,514	$437,538	$473,249	$115,251	$125,566
Franchise royalty revenues and fees	1,606	1,533	1,719	365	576

Total revenues	432,120	439,071	474,968	115,616	126,142

Costs and expenses:
Cost of sales	132,070	135,236	152,711	36,344	40,784
Restaurant wages and related expenses (including stock- based compensation expense of $88, $28, $18, $5 and $4, respectively)	120,105	122,519	129,083	31,633	33,825
Restaurant rent expense	17,437	16,620	16,930	4,060	3,967
Other restaurant operating expenses	60,384	60,041	61,877	14,743	15,829
Advertising expense	14,959	15,396	16,264	4,119	4,295
General and administrative (including stock-based compensation expense of $669, $974, $1,690, $411 and $1,046, respectively)	32,148	32,865	37,459	8,921	11,080
Depreciation and amortization	19,676	19,075	19,537	4,797	4,840
Impairment and other lease charges	2,284	6,614	2,744	264	6,900
Other expense (income) (1)	(799)	—	146	—	—

Total operating expenses	398,264	408,366	436,751	104,881	121,520

Income from operations	33,856	30,705	38,217	10,735	4,622
Interest expense	20,447	19,898	24,041	4,845	7,969

Income (loss) before income taxes	13,409	10,807	14,176	5,890	(3,347)
Provision (benefit) for income taxes	5,045	3,764	4,635	2,276	(1,482)

Net income (loss)	$8,364	$7,043	$9,541	$3,614	$(1,865)

Per share data:
Basic and diluted net income (loss) per share (6)	$.36	$.30	$.41	$.16	$(.08)
Weighted average shares outstanding:
Basic and diluted weighted average common shares outstanding (6)	23,161,822	23,161,822	23,161,822	23,161,822	23,161,822

	Year ended December 31,			Three months ended March 31,
(Dollars in thousands)	2009	2010	2011	2011	2012
Other financial data:
Net cash provided from (used for) operating activities	$33,244	$32,529	$43,167	$6,195	$(622)
Net cash used for investing activities	(17,266)	(21,380)	(15,082)	(3,264)	(10,625)
Net cash provided from (used for) financing activities	(14,649)	(12,420)	(16,998)	(2,913)	2,304
Total capital expenditures	(16,127)	(23,398)	(22,865)	(5,125)	(8,543)
Ratio of earnings to fixed charges (7)	1.51x	1.42x	1.48x	1.95x	—

	As of December 31,			As of March 31,
	2009	2010	2011	2012
Balance sheet data:
Total assets	$360,125	$357,886	$370,166	$364,788
Working capital	(6,744)	(8,453)	(9,064)	(8,977)
Long-term debt:
Due to parent company	$155,793	$138,756	$—	$—
8.875% Senior Secured Second Lien Notes	—	—	200,000	200,000
Lease financing obligations	116,651	122,975	123,019	123,232
Capital leases	1,020	1,064	1,008	993

Total long-term debt	$273,464	$262,795	$324,027	$324,225

Stockholder’s equity (deficit)	$50,868	$57,911	$(4,672)	$(3,166)

	Year ended December 31,			Three months ended March 31,
	2009	2010	2011	2011	2012
Operating statistics:
Total number of restaurants (at end of period)	247	246	249	246	243
Pollo Tropical:
Company-owned restaurants (at end of period)	91	91	91	90	86
Average number of company-owned restaurants	90.8	90.5	91.0	90.1	90.7
Revenues:
Restaurant sales	$176,525	$186,045	$208,115	$51,949	$57,333
Franchise royalty revenues and fees	1,315	1,248	1,410	286	501

Total revenues	177,840	187,293	209,525	52,235	57,834
Average annual sales per company-owned restaurant (2)	1,911	2,056	2,287
Adjusted Segment EBITDA (3)	25,322	30,062	35,567	9,870	11,214
Adjusted Segment EBITDA margin (4)	14.2%	16.1%	17.0%	18.9%	19.4%
Change in comparable company-owned restaurant sales (5)	(1.3%)	7.4%	9.9%	13.5%	9.4%
Taco Cabana:
Company-owned restaurants (at end of period)	156	155	158	156	157
Average number of company-owned restaurants	154.6	155.6	156.9	155.1	157.2
Revenues:
Restaurant sales	$253,989	$251,493	$265,134	$63,302	$68,233
Franchise royalty revenues and fees	291	285	309	79	75

Total revenues	254,280	251,778	265,443	63,381	68,308
Average annual sales per company-owned restaurant (2)	1,607	1,616	1,690
Adjusted Segment EBITDA (3)	30,452	27,334	26,785	6,342	6,198
Adjusted Segment EBITDA margin (4)	12.0%	10.9%	10.1%	10.0%	9.1%
Change in comparable company-owned restaurant sales (5)	(3.7%)	0.3%	3.7%	2.0%	6.1%

(1)	Other income in 2009 resulted from a Taco Cabana insurance gain of $0.6 million related to Hurricane Ike and $0.2 million gain on a sale of a Taco Cabana non-operating property. Other expense in 2011 resulted from a loss of $0.1 million from the sale of a Taco Cabana restaurant property in a sale-leaseback transaction.
(2)	Average annual sales per restaurant are derived by dividing restaurant sales for the applicable segment by the average number of company-owned and operated restaurants. For comparative purposes, the calculation of average annual sales per restaurant is based on a 52-week fiscal year. For purposes of calculating average annual sales per restaurant for 2009, a 53-week fiscal year, we have excluded restaurant sales data for the extra week in 2009.
(3)	Adjusted Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. A reconciliation of Adjusted Segment EBITDA to consolidated net income (loss) is presented below:

	Year ended December 31,			Three months ended March 31
(Dollars in thousands)	2009	2010	2011	2011	2012
Adjusted Segment EBITDA
Pollo Tropical	$25,322	$30,062	$35,567	$9,870	$11,214
Taco Cabana	30,452	27,334	26,785	6,342	6,198

Less:
Depreciation and amortization	19,676	19,075	19,537	4,797	4,840
Impairment and other lease charges	2,284	6,614	2,744	264	6,900
Interest expense	20,447	19,898	24,041	4,845	7,969
Provision (benefit) for income taxes	5,045	3,764	4,635	2,276	(1,482)
Stock-based compensation	757	1,002	1,708	416	1,050
Other expense (income)	(799)	—	146	—	—

Net income (loss)	$8,364	$7,043	$9,541	$3,614	$(1,865)

(4)	Adjusted Segment EBITDA margin is derived by dividing Adjusted Segment EBITDA by the total revenues applicable to the segment.
(5)	Restaurants are included in comparable restaurant sales after they have been open for 18 months. For comparative purposes, the calculation of the changes in comparable restaurant sales is based on a 52-week fiscal year. For purposes of calculating the changes in comparable restaurant sales for 2009, a 53-week fiscal year, we have excluded restaurant sales data for the extra week in 2009.
(6)	Basic and diluted weighted average common shares outstanding reflect a 23,161.822 for one split of our outstanding common stock, which occurred on April 19, 2012.
(7)	For the purpose of determining the ratio of earnings to fixed charges, earnings included earnings from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest on all indebtedness plus that portion of operating lease rentals representative of the interest factor. Earnings were insufficient to cover fixed charges by $3,347 for the three months ended March 31, 2012.

RISK FACTORS

Any investment in the notes involves a high degree of risk. You should carefully consider all of the information contained in this prospectus before making an investment decision. The risks and uncertainties described below are not the only risks and uncertainties that we face. Any of the following risk, as well as additional risks and uncertainties not currently known to us could materially and adversely affect our business, results of operations and financial condition. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements” in this prospectus.

Risks Related to the Exchange Offer

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

We will not accept your outstanding notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your outstanding notes, letter of transmittal and other required documents by the expiration date of this exchange offer or you do not otherwise comply with the guaranteed delivery procedures for tendering your notes, we may not accept your outstanding notes for exchange. Neither we nor the exchange agent is under a duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we will not accept your outstanding notes for exchange unless we decide in our sole discretion to waive those defects or irregularities. Each broker or dealer that receives exchange notes for its own account in exchange for outstanding notes that were acquired in market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Some holders who exchange their outstanding notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your outstanding notes in this exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Because there is no public market for the exchange notes, you may not be able to resell them.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders will be able to sell their exchange notes.

We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through an automated quotation system. If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures, our financial performance and the interest of securities dealers in making a market in the exchange notes.

We understand that the initial purchasers presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during this exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active market will exist for the exchange notes or that any trading market that does develop will be liquid.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the exchange notes will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the exchange notes, regardless of our prospects and financial performance.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

If you do not exchange your outstanding notes, they may be difficult to resell.

It may be difficult for you to sell outstanding notes that are not exchanged in the exchange offer, since any outstanding notes not exchanged will continue to be subject to the restrictions on transfer described in the legend on the global security representing the outstanding notes. These restrictions on transfer exist because we issued the outstanding notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the outstanding notes that are not exchanged for exchange notes will remain restricted securities. Accordingly, those outstanding notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We currently do not plan to register the outstanding notes under the Securities Act.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial condition.

As a result of our substantial indebtedness, a significant portion of our cash flow will be required to pay interest and principal on our outstanding indebtedness, and we may not generate sufficient cash flow from operations, or have future borrowings available under our revolving credit facility, to enable us to repay our indebtedness, including the notes, or to fund other liquidity needs. As of April 1, 2012, we had $324.2 million of outstanding indebtedness comprised of $200.0 million of the outstanding notes, lease financing obligations of $123.2 million and capital lease obligations of $1.0 million. See “Capitalization,” “Unaudited Condensed Consolidated Pro Forma Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness and related interest, including indebtedness we may incur in the future, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase our cost of borrowing;

•	place us at a competitive disadvantage compared to our competitors that may have less debt; and

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or general corporate purposes.

We expect to use cash flow from operations to meet our current and future financial obligations, including funding our operations, debt service and capital expenditures. Our ability to make these payments depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future, which could result in our being unable to repay indebtedness, or to fund other liquidity needs. If we do not have enough money, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt, including our revolving credit facility and the notes, on or before maturity. We cannot make any assurances that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future indebtedness, including the agreements for our revolving credit facility, may limit our ability to pursue any of these alternatives.

Despite current indebtedness levels and restrictive covenants, we may still be able to incur more debt or make certain restricted payments, which could further exacerbate the risks described above.

We and our subsidiaries may be able to incur additional debt in the future, including debt that may be secured on a first lien basis or pari passu with the notes. Although the revolving credit facility and the indenture governing the notes contain restrictions on our ability to incur indebtedness, those restrictions are subject to a number of exceptions. In addition, if we are able to designate some of our restricted subsidiaries under the indenture governing the notes as unrestricted subsidiaries, those unrestricted subsidiaries would be permitted to borrow beyond the limitations specified in the indenture and engage in other activities in which restricted subsidiaries may not engage. We may also consider investments in joint ventures or acquisitions, which may increase our indebtedness. Moreover, although our revolving credit facility and the indenture governing the notes contain restrictions on our ability to make restricted payments, including the declaration and payment of dividends, we are able to make such restricted payments under certain circumstances. Adding new debt to current debt levels or making restricted payments could intensify the related risks that we and our subsidiaries now face. See “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The agreements governing our debt agreements restrict our ability to engage in some business and financial transactions.

Our debt agreements, such as the indenture governing the notes and the agreement governing our revolving credit facility, restrict our ability in certain circumstances to, among other things:

•	incur additional debt;

•	pay dividends and make other distributions on, redeem or repurchase, capital stock;

•	make investments or other restricted payments;

•	enter into transactions with affiliates;

•	engage in sale and leaseback transactions;

•	sell all, or substantially all, of our assets;

•	create liens on assets to secure debt; or

•	effect a consolidation or merger.

These covenants limit our operational flexibility and could prevent us from taking advantage of business opportunities as they arise, growing our business or competing effectively. In addition, our revolving credit facility requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet these financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet these tests.

A breach of any of these covenants or other provisions in our debt agreements could result in an event of default, which if not cured or waived, could result in such debt becoming immediately due and payable. This, in turn, could cause our other debt to become due and payable as a result of cross-acceleration provisions contained in the agreements governing such other debt. In the event that some or all of our debt is accelerated and becomes immediately due and payable, we may not have the funds to repay, or the ability to refinance, such debt. In addition, in the event that the notes become immediately due and payable, the holders of the notes would not be entitled to receive any payment in respect of the notes until all of our senior debt has been paid in full.

Our ability to make payments on the notes depends on our ability to receive dividends and other distributions from our subsidiaries.

We are a holding company and depend in part on dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal of and interest on their outstanding debt. Our subsidiaries are legally distinct from us. Payment to us by our subsidiaries will be contingent upon our subsidiaries’ earnings and other business considerations. The ability of our subsidiaries to pay dividends, make distributions, provide loans or make other payments to us may be restricted by applicable state and foreign laws, potentially adverse tax consequences and their agreements, including agreements governing their debt. As a result, we may not be able to access their cash flow to service our debt, including the notes, and we cannot assure you that the amount of cash and cash flow reflected on our financial statements will be fully available to us.

We may not have the funds necessary to satisfy all of our obligations under our revolving credit facility, the notes or other indebtedness in connection with certain change of control events.

Upon the occurrence of specific kinds of change of control events, the indenture governing the notes requires us to make an offer to repurchase all notes that are outstanding at 101% of the principal amount thereof, plus accrued and unpaid interest (and additional interest, if any) to the date of repurchase. However, it is possible that we will not have sufficient funds, or the ability to raise sufficient funds, at the time of the change of control to make the required repurchase of the notes. In addition, restrictions under our revolving credit facility may not allow us to repurchase the notes upon a change of control. If we could not refinance such debt or otherwise obtain a waiver from the holders of such debt, we would be prohibited from repurchasing the notes, which would constitute an event of default under the indenture. Certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of Notes—Change of Control.”

In addition, our revolving credit facility provides that certain change of control events constitute an event of default under such revolving credit facility. Such an event of default entitles the lenders thereunder to, among other things, cause all outstanding debt obligations under our revolving credit facility to become due and payable and to proceed against the collateral securing such revolving credit facility. Any event of default or acceleration of our revolving credit facility will likely also cause a default under the terms of our other indebtedness.

We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the notes.

Legal uncertainty regarding what constitutes a change of control and the provisions of the indenture may allow us to enter into transactions, such as acquisitions, refinancings or recapitalizations, that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the notes. The definition of change of control includes a phrase relating to the transfer of “all or substantially all” of our assets and subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require the issuer to repurchase notes as a result of a transfer of less than all of our assets to another person may be uncertain.

Risks Related to the Collateral and Guarantees

The lien on the collateral securing the notes and the guarantees is junior and subordinate to the lien on the collateral securing our revolving credit facility and certain other first lien obligations.

The notes and the guarantees are secured by second priority liens granted by us and the existing guarantors and any future guarantor on our assets and the assets of the guarantors that secure obligations under our revolving credit facility and certain hedging and cash management obligations, subject to certain permitted liens, exceptions and encumbrances described in the indenture governing the notes and the security documents relating to the notes. As set out in more detail under “Description of Notes,” the lenders under our revolving credit facility and holders of certain of our hedging and cash management obligations will be entitled to receive all proceeds from the realization of the collateral under certain circumstances, including upon default in payment on, or the acceleration of, any obligations under our revolving credit facility, or in the event of our, or any of our subsidiary guarantors’, bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, to repay such obligations in full before the holders of the notes will be entitled to any recovery from such collateral. In addition, the indenture governing the notes permits us and the guarantors to create additional liens under specified circumstances, including liens senior in priority to and pari passu with the liens securing the notes. Any obligations secured by such liens may further limit the recovery from the realization of the collateral available to satisfy holders of the notes.

Holders of the notes will not control decisions regarding collateral.

The lenders under our revolving credit facility, as holders of first priority lien obligations, will control substantially all matters related to the collateral pursuant to the terms of the intercreditor agreement. The holders of the first priority lien obligations may cause the collateral agent thereunder (the “first lien agent”) to dispose of, release, or foreclose on, or take other actions with respect to, the collateral (including amendments of and waivers under the security documents) with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes, even after a default under the notes. To the extent collateral is released from securing the first priority lien obligations, the intercreditor agreement provides that in certain circumstances, the second priority liens securing the notes will also be released. In addition, the security documents related to the second priority lien generally provide that, so long as the first priority lien obligations are in effect, the holders of the first priority lien obligations may change, waive, modify or vary the security documents governing such first priority liens without the consent of the holders of the notes (except under certain limited circumstances) and that the security documents governing the second priority liens will be automatically changed, waived and modified in the same manner. Further, the security documents governing the second priority liens may not be amended in any manner adverse to the holders of the first-priority obligations without the consent of the first lien agent until the first priority lien obligations are paid in full. The intercreditor agreement prohibits second priority lienholders from foreclosing on the collateral for 180 day “stand still” period until payment in full of the first priority lien obligations. We cannot assure you that in the event of a foreclosure by the holders of the first priority lien obligations, the proceeds from the sale of collateral would be sufficient to satisfy all or any of the amounts outstanding under the notes after payment in full of the obligations secured by first priority liens on the collateral.

There may not be sufficient collateral to pay all or any of the notes, especially if we incur additional secured indebtedness ranking prior to or pari passu with the notes, which will dilute the value of the collateral securing the notes and guarantees.

No appraisals of any collateral have been prepared in connection with the issuance of the exchange notes offered hereby. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, the condition of the markets and sectors in which we operate, the ability to sell the collateral in an orderly sale, the condition of the national and local economies, the availability of buyers and similar factors. The value of the assets pledged as collateral for the notes could also be impaired in the future as a result of our failure to implement our business strategy, competition or other future trends. In the event of foreclosure, liquidation, bankruptcy or similar proceeding on the collateral, the proceeds from the sale of the collateral may not be sufficient to satisfy in full or at all our obligations under the notes and any additional indebtedness secured equally and ratably with the notes. The amount to be received upon such a sale would be dependent on numerous factors, including but not limited to the timing and the manner of the sale. In addition, the book value of the collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral can be sold in a short period of time in an orderly manner. A significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating business. Accordingly, any such sale of the collateral separate from the sale of certain of our operating businesses may not be feasible or of significant value.

To the extent that pre-existing liens, liens permitted under the indenture and other rights, including liens on excluded assets (such as those securing purchase money obligations and capital lease obligations granted to other parties in addition to the holders of obligations secured by liens ranking prior to the notes, including liens under our revolving credit facility) encumber any of the collateral securing the notes and the guarantees, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent, the trustee under the indenture or the holders of the notes to realize or foreclose on the collateral. Consequently, liquidating the collateral securing the notes may not result in proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any creditors with prior liens. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured, unsubordinated claim against our and the guarantors’ remaining assets.

Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and collect fees and costs. In addition, under these circumstances, the unsecured portion of the notes would not be entitled to receive “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at any time prior to such a finding of under-collateralization, those payments would be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

We or any subsidiary guarantor may incur additional secured indebtedness under the indenture, including the issuance of additional notes or the incurrence of other forms of indebtedness secured equally and ratably with the notes and borrowings under our revolving credit facility or other senior lien obligations, subject to certain specified conditions. See “Description of Notes—Certain Covenants—Limitation on Incurrence of Debt.” Any such incurrences could dilute the value of the collateral securing the notes and guarantees.

The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the notes may automatically be released from the lien on them and no longer constitute collateral for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The exchange notes will be secured by a pledge of the stock of some of our subsidiaries. Under the SEC regulations in effect as of the issue date of the outstanding notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral securing our revolving credit facility is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the collateral documents provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral securing our revolving credit facility for so long as the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X (as in effect from time to time). As a result, holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. In addition, in the event that the capital stock or other securities of a subsidiary is included in the collateral as described above, the collateral agent under our revolving credit facility would be entitled to maintain possession of such capital stock or other securities until the payment in full of the obligations under our revolving credit facility. See “Description of Notes—Collateral.”

State law may limit the ability of the collateral agent, trustee under the indenture or the holders of the notes to foreclose on the real property and improvements included in the collateral.

The exchange notes will be secured by, among other things, liens on certain owned real property and improvements which we and/or the guarantors own. The laws of those states may limit the ability of collateral agent, the trustee under the indenture or the holders of the notes to foreclose on the improved real property collateral located in those states. Laws of those states govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even it is has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules which can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect liens on certain collateral acquired in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. The trustee or the collateral agent may not monitor, or we may not inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third-parties. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third-parties.

Rights of holders of the notes in their collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent for the notes to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us. This could be true even if bankruptcy proceedings are commenced after the collateral agent has repossessed and disposed of the collateral. Under federal bankruptcy law, a secured creditor such as a collateral agent for the notes is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, federal bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The meaning of the term “adequate protection” varies according to circumstance, but in general the doctrine of “adequate protection” requires a troubled debtor to protect the value of a secured creditor’s interest in the collateral, through cash payments, the granting of an additional security interest or otherwise, if and at such time as the court in its discretion may determine during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have unsecured “deficiency claims” for the balance of the principal on the notes (excluding “unmatured interest,” as described above). Federal bankruptcy laws do not generally permit the payment or accrual of interest, costs, or attorneys’ fees for unsecured or undersecured claims during the debtor’s bankruptcy case.

Certain pledges of collateral and payments on the notes might be avoidable by a trustee in bankruptcy.

Any future pledge of collateral, or any future perfection of any other pledge, to secure the notes might be avoidable under the U.S. bankruptcy preference laws by the pledgor (as debtor in possession), by its trustee in bankruptcy or by someone else acting on behalf of the bankruptcy estate, if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than they would in a liquidation case under Chapter 7, Title 11 of the United States Code (the “Bankruptcy Code”), if the pledge had not been given, and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the later of the pledge, and perfection of the pledge, or, in certain circumstances, a longer period. If any pledges of collateral are avoided, the collateral will not be available to the holders of the notes or the guarantees to satisfy the obligations under the notes.

Certain payments on the notes might be avoidable under the U.S. bankruptcy preference laws by the issuer (as debtor in possession), by its trustee in bankruptcy or by someone else acting on behalf of the bankruptcy estate if certain events or circumstances exist or occur, including, among others, if the issuer is insolvent at the time of the payment, the payment permits the holders of the notes to receive a greater recovery than they would have received in a liquidation case under Chapter 7 of the Bankruptcy Code if the payment had not been made, and a bankruptcy proceeding in respect of the issuer is commenced within 90 days following the payment, or, in certain circumstances, a longer period.

The collateral is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees.

In the event of a total or partial loss to any of the mortgaged facilities, certain items of equipment, fixtures and other improvements may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture or construct replacement of such items could cause significant delays.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the guarantees.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate and collect, invest and dispose of any income from, the collateral securing the notes and the guarantees.

In addition, we will not be required to comply with all or any portion of Section 314 of the Trust Indenture Act of 1939, or “Trust Indenture Act.” With respect to any release of collateral, we must deliver to the notes collateral agent, from time to time, an officer’s certificate to the effect that all releases and withdrawals during the preceding twelve-month period in which no release or consent of the notes collateral agent was obtained in the ordinary course of business were not prohibited by the indenture. “Description of Notes.”

The imposition of certain permitted liens will cause the asset on which such liens are imposed to be excluded from the collateral securing the notes and the guarantees. There are also certain other categories of property that are also excluded from the collateral.

The indenture permits liens in favor of third-parties to secure purchase money indebtedness and capital lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the notes and the guarantees. Our ability to incur purchase money indebtedness and capital lease obligations is subject to the limitations, as described in “Description of Notes—Certain Covenants—Limitation on Incurrence of Debt.” Other categories of excluded assets and property include substantially all of the assets and property excluded from the definition of collateral under our revolving credit facility, including any rights or interest in certain intent-to-use trademark or service mark applications, any leasehold interest in real property and any deposit account that is used exclusively for payroll, payroll taxes and other employee wage and benefit payments to or for employees, and there are certain limited exceptions of collateral securing our revolving credit facility. See “Description of Notes—Security.” Excluded assets will not be available as collateral to secure the issuer’s and the guarantors’ obligations under the notes. As a result, with respect to the excluded assets, the notes and the guarantees will effectively rank equally with any other unsubordinated indebtedness of the issuer and the guarantors that is not itself secured by the excluded assets.

It may be difficult to realize the value of the collateral pledged to secure the notes and the guarantees.

The security interest of the collateral agent may be subject to practical problems generally associated with the realization of security interests in the collateral. For example, the collateral agent may need to obtain the consent of a third-party or governmental agency to obtain or enforce a security interest in a license or contract or to otherwise operate our business. We cannot assure you that the collateral agent will be able to obtain any such consent. If the trustee exercises its rights to foreclose on certain assets, transferring required government approvals to, or obtaining new approvals by, a purchaser of assets may require governmental proceedings with consequent delays. In addition, any foreclosure on the assets of a subsidiary, rather than upon its capital stock as a result of the stock of such subsidiary being an “excluded asset,” may result in delays and additional expense, as well as less proceeds than would otherwise have been the case.

In addition, the collateral agent for the notes may need to evaluate the impact of potential liabilities before determining to foreclose on the collateral, because entities that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at the secured property. In this regard, the collateral agent may decline to foreclose on the collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the holders. Finally, the collateral agent’s ability to foreclose on the collateral on behalf of the holders of the notes may be subject to lack of perfection, the consent of third-parties, prior liens and practical problems associated with the realization of the collateral agent’s lien on the collateral.

The notes will be structurally subordinated to all liabilities of our future subsidiaries that are not guarantors of the notes.

Not all of our future subsidiaries will guarantee the notes. The notes are structurally subordinated to the indebtedness and other liabilities of our future subsidiaries that do not guarantee the notes. These future non-guarantor subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of the notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors, and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our future non-guarantor subsidiaries, absent a decision of the court, such as in the case of substantive consolidation, these future non-guarantor subsidiaries will pay all of their creditors and holders of preferred equity interests before they will be able to distribute any of their assets to us.

The amount that can be collected under the guarantees will be limited.

Each of the guarantees will be limited to the maximum amount that can be guaranteed by a particular guarantor without rendering the guarantee, as it relates to that guarantor, avoidable. See “—A court could deem the issuance of the notes or the guarantees to be a fraudulent conveyance and avoid all or a portion of the obligations represented by the notes or the guarantees.” In general, the maximum amount that can be guaranteed by a particular guarantor may be significantly less than the principal amount of the notes. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

A court could deem the issuance of the notes or the guarantees to be a fraudulent conveyance and avoid all or a portion of the obligations represented by the notes or the guarantees.

A portion of the proceeds of the sale of the outstanding notes was applied to pay a cash dividend to Carrols. In a bankruptcy proceeding, a trustee, debtor in possession, or someone else acting on behalf of the bankruptcy estate may seek to recover transfers made or avoid obligations incurred prior to the bankruptcy proceeding on the basis that such transfers and obligations constituted fraudulent conveyances. Fraudulent conveyances are generally defined to include transfers made or obligations incurred for inadequate consideration when the debtor was insolvent, inadequately capitalized or in similar financial distress, or transfers made or obligations incurred with the intent of hindering, delaying or defrauding current or future creditors. Under U.S. bankruptcy law, a trustee or such other parties having standing to sue on behalf of the estate may recover such transfers and avoid such obligations made any time within two and possibly up to six years prior to the commencement of a bankruptcy proceeding. Furthermore, under certain circumstances, creditors may recover transfers or avoid obligations under state fraudulent conveyance laws, made within the applicable look-back period, which is typically four years, even if the debtor is not in bankruptcy. In bankruptcy, a representative of the estate may also assert such state law claims. If a court were to find that either an issuer issued the notes or a guarantor issued its guarantee under circumstances constituting a fraudulent conveyance, the court could avoid all or a portion of the obligations under the notes or the guarantees, or the pledge of collateral granted in connection therewith. In addition, under such circumstances, the value of any consideration holders received with respect to the notes, including upon foreclosure of the collateral, could also be subject to recovery from such holders and possibly from subsequent transferees. If the pledge of collateral to secure the notes were avoided and the issuance of the notes and/or guarantees were not avoided, holders of the notes would be unsecured creditors with claims that ranked pari passu with all other unsubordinated creditors of the applicable obligor, including trade creditors, but effectively subordinated to the lenders under our revolving credit facility to the extent of the collateral securing our revolving credit facility.

A note could be avoided, claims in respect of a note could be subordinated to all other debts of an issuer or the pledge of collateral securing the notes could be avoided, in whole or in part, if such issuer at the time the indebtedness evidenced by the notes was incurred:

•	intended to hinder, delay, or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others;

•	received less than reasonably equivalent value or fair consideration for the issuance of the notes and:

•	was insolvent or rendered insolvent by reason of such issuance or incurrence;

•	was engaged in a business or transaction for which such issuer’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond the ability to pay those debts as they mature.

Similar risks apply to the incurrence by each guarantor of its guarantee of the notes and its pledge of collateral to secure its guarantee of the notes.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot assure you as to what standard a court would apply in determining whether an issuer or a guarantor would be considered to be insolvent. If a court determined that an issuer or a guarantor was insolvent after giving effect to the issuance of the notes or the applicable guarantee, it could avoid the notes or the applicable guarantees of the notes (or the pledge of collateral) and require you to return any payments received in respect of the notes or guarantees (or upon the foreclosure on collateral).

Risks Related to Our Business

Intense competition in the restaurant industry could make it more difficult to expand our business and could also have a negative impact on our operating results if customers favor our competitors or we are forced to change our pricing and other marketing strategies.

The restaurant industry is highly competitive. In each of our markets, our restaurants compete with a large number of national and regional restaurant chains, as well as locally owned restaurants, offering low and medium-priced fare. We also compete with convenience stores, delicatessens and prepared food counters in grocery stores, supermarkets, cafeterias and other purveyors of moderately priced and quickly prepared food.

Pollo Tropical’s competitors include national and regional chicken-based concepts as well as quick-service hamburger restaurant chains and other types of quick-service and quick-casual restaurants. Our Taco Cabana restaurants compete with quick-service restaurants, including those in the quick-service Mexican segment, other quick-casual restaurants and traditional casual dining Mexican restaurants.

To remain competitive, we, as well as certain of the other major quick-casual chains, have increasingly offered selected food items and combination meals at discounted prices. These pricing and other marketing strategies have had, and in the future may have, a negative impact on our sales and earnings.

Factors applicable to the quick-casual restaurant segment may adversely affect our results of operations, which may cause a decrease in earnings and revenues.

The quick-casual restaurant segment is highly competitive and can be materially adversely affected by many factors, including:

•	changes in local, regional or national economic conditions;

•	changes in demographic trends;

•	changes in consumer tastes;

•	changes in traffic patterns;

•	increases in fuel prices and utility costs;

•	consumer concerns about health, diet, and nutrition;

•	increases in the number of, and particular locations of, competing restaurants;

•	changes in discretionary consumer spending;

•	inflation;

•	increases in the cost of food, such as beef, chicken, produce and packaging;

•	increased labor costs, including healthcare, unemployment insurance and minimum wage requirements;

•	the availability of experienced management and hourly-paid employees; and

•	regional weather conditions.

Our continued growth depends on our ability to open and operate new restaurants profitably, which in turn depends on our continued access to capital, and newly acquired or developed restaurants may not perform as we expect and we cannot assure you that our growth and development plans will be achieved.

Our continued growth depends on our ability to develop additional Pollo Tropical and Taco Cabana restaurants. Development involves substantial risks, including the following:

•	the inability to fund development;

•	development costs that exceed budgeted amounts;

•	delays in completion of construction;

•	the inability to obtain all necessary zoning and construction permits;

•	the inability to identify, or the unavailability of, suitable sites on acceptable leasing or purchase terms;

•	developed restaurants that do not achieve desired revenue or cash flow levels once opened;

•	incurring substantial unrecoverable costs in the event a development project is abandoned prior to completion or a new restaurant is closed due to poor financial performance;

•	the inability to recruit and retain managers and other employees necessary to staff each new restaurant;

•	changes in or interpretations of governmental rules and regulations; and

•	changes in general economic and business conditions.

We cannot assure you that our growth and development plans can be achieved. Our long-term development plans will require additional management, operational and financial resources. For example, we will be required to recruit managers and other personnel for each new restaurant. We cannot assure you that we will be able to manage our expanding operations effectively and our failure to do so could adversely affect our results of operations. In addition, our ability to open new restaurants and to grow, as well as our ability to meet other anticipated capital needs, will depend on our continued access to external financing, including borrowing under our revolving credit facility. We cannot assure you that we will have access to the capital we need at acceptable terms or at all, which could materially adversely affect our business. In addition, our need to manage our indebtedness levels to ensure continued compliance with financial leverage ratio covenants under our revolving credit facility may reduce our ability to develop new restaurants.

Additionally, we may encounter difficulties developing restaurants outside of our existing markets. We cannot assure you that we will be able to successfully grow our market presence beyond our existing markets, as we may encounter well-established competitors in new areas. In addition, we may be unable to find attractive locations or successfully market our products as we attempt to expand beyond our existing markets, as the competitive circumstances and consumer characteristics in these new areas may differ substantially from those in areas in which we currently operate. We may also not open a sufficient number of restaurants in new markets to adequately leverage distribution, supervision and marketing costs. As a result of the foregoing, we cannot assure you that we will be able to successfully or profitably operate our new restaurants outside our existing markets.

Our expansion into new markets may present increased risks due to a lack of market awareness of our brands.

Some of our new restaurants are and will be located in areas where there is a limited or a lack of market awareness of the Pollo Tropical or Taco Cabana brand and therefore it may be more challenging for us to attract customers to our restaurants. Restaurants opened in new markets may open at lower sales volumes than restaurants opened in existing markets, and may have lower restaurant-level operating margins than in existing markets. Sales at restaurants opened in new markets may take longer to reach average unit volumes, if at all, thereby adversely affecting our operating results, including the recognition of future impairment and other lease charges. Opening new restaurants in areas in which potential customers may not be familiar with our restaurants may include costs related to the opening and marketing of those restaurants that are substantially greater than those incurred by our restaurants in other areas. Even though we may incur substantial additional costs with respect to these new restaurants, they may attract fewer customers than our more established restaurants in existing markets.

We could be adversely affected by food-borne illnesses, as well as widespread negative publicity regarding food quality, illness, injury or other health concerns.

Negative publicity about food quality, illness, injury or other health concerns (including health implications of obesity) or similar issues stemming from one restaurant or a number of restaurants could materially adversely affect us, regardless of whether they pertain to our own restaurants or to restaurants owned or operated by other companies. For example, health concerns about the consumption of beef or chicken or by specific events such as the outbreak of “mad cow” disease, “avian” flu or the recent publicity relating to lean finely textured beef or “pink slime” could lead to changes in consumer preferences, reduce consumption of our products and adversely affect our financial performance. These events could also reduce the available supply of beef or chicken or significantly raise the price of beef or chicken.

In addition, we cannot guarantee that our operational controls and employee training will be effective in preventing food-borne illnesses, food tampering and other food safety issues that may affect our restaurants. Food-borne illness or food tampering incidents could be caused by customers, employees or food suppliers and transporters and, therefore, could be outside of our control. Any publicity relating to health concerns or the perceived or specific outbreaks of food-borne illnesses, food tampering or other food safety issues attributed to one or more of our restaurants, could result in a significant decrease in guest traffic in all of our restaurants and could have a material adverse effect on our results of operations. In addition, similar publicity or occurrences with respect to other restaurants or restaurant chains could also decrease our guest traffic and have a similar material adverse effect on our business.

We may incur significant liability or reputational harm if claims are brought against us or against our franchisees.

We or our franchisees may be subject to complaints, regulatory proceedings or litigation from guests or other persons alleging food-related illness, injuries suffered in our premises or other food quality, health or operational concerns, including environmental claims. In addition, in recent years a number of restaurant companies have been subject to lawsuits, including class action lawsuits, alleging, among other things, violations of federal and state law regarding workplace and employment matters, discrimination, harassment, wrongful termination and wage, rest break, meal break and overtime compensation issues and, in the case of quick service restaurants, alleging that they have failed to disclose the health risks associated with high-fat or high sodium foods and that their marketing practices have encouraged obesity. We may also be subject to litigation or other actions initiated by governmental authorities, our employees and our franchisees, among others, based upon these and other matters. Adverse publicity resulting from such allegations or occurrences or alleged discrimination or other operating issues stemming from one of our locations, a number of our locations or our franchisees could adversely affect our business, regardless of whether the allegations are true, or whether we are ultimately held liable. Any cases filed against us could materially adversely affect us if we lose such cases and have to pay substantial damages or if we settle such cases. In addition, any such cases may materially and adversely affect our operations by increasing our litigation costs and diverting our attention and resources to address such actions. In addition, if a claim is successful, our insurance coverage may not cover or be adequate to cover all liabilities or losses and we may not be able to continue to maintain such insurance, or to obtain comparable insurance at a reasonable cost, if at all. If we suffer losses, liabilities or loss of income in excess of our insurance coverage or if our insurance does not cover such loss, liability or loss of income, there could be a material adverse effect on our results of operations.

Our franchisees could take actions that harm our reputation.

As of April 1, 2012, a total of 38 Pollo Tropical and Taco Cabana restaurants were owned and operated by our franchisees. We do not exercise control of the day-to-day operations of our franchisees. We expect our number of franchised restaurants to increase in the future as a result of our international franchising strategy for Pollo Tropical. While we attempt to ensure that franchisee-owned restaurants maintain the same high operating standards as our company-owned restaurants, one or more of these franchisees may fail to meet these standards. Any shortcomings at our franchisee-owned restaurants could be attributed to our company as a whole and could adversely affect our reputation and damage our brands.

If the sale-leaseback market requires significantly higher yields, we may not enter into sale-leaseback transactions and as a result would not receive the related net proceeds.

From time to time, we sell our restaurant properties in sale-leaseback transactions. We historically have used, and intend to use, the net proceeds from such transactions to reduce outstanding debt and fund future capital expenditures for new restaurant development. However, the sale-leaseback market may cease to be a reliable source of additional cash flows for us in the future if capitalization rates become less attractive or other unfavorable market conditions develop. For example, should the sale-leaseback market require significantly higher yields (which may occur as interest rates rise), we may not enter into sale-leaseback transactions, which could adversely affect our ability to reduce outstanding debt and fund capital expenditures for future restaurant development.

Changes in consumer taste could negatively impact our business.

We obtain a significant portion of our revenues from the sale of foods that are characterized as Caribbean and Mexican and if consumer preferences for these types of foods change, it could have a material adverse effect on our operating results. The quick-casual segment is characterized by the frequent introduction of new products, often accompanied by substantial promotional campaigns and are subject to changing consumer preferences, tastes, and eating and purchasing habits. Our success depends on our ability to anticipate and respond to changing consumer preferences, tastes and dining and purchasing habits, as well as other factors affecting the restaurant industry, including new market entrants and demographic changes. We may be forced to make changes to our menu items in order to respond to changes in consumer tastes or dining patterns, and we may lose customers who do not prefer the new menu items. In recent years, numerous companies in the quick-casual segment have introduced products positioned to capitalize on the growing consumer preference for food products that are, or are perceived to be, promoting good health, nutritious, low in calories and low in fat content. If we do not continually develop and successfully introduce new menu offerings that appeal to changing consumer preferences or if we do not timely capitalize on new products, our operating results could suffer. In addition, any significant event that adversely affects consumption of our products, such as cost, changing tastes or health concerns, could adversely affect our financial performance.

An increase in food costs could adversely affect our operating results.

Our profitability and operating margins are dependent in part on our ability to anticipate and react to changes in food costs. Changes in the availability of certain food products or price could affect our ability to offer a broad menu and price offering, respectively, to guests and could materially adversely affect our profitability and reputation. In 2011, higher commodity costs increased cost of sales for our Pollo Tropical restaurants by 1.4%, as a percentage of Pollo Tropical restaurant sales, including chicken which increased cost of sales, as a percentage of Pollo Tropical restaurant sales, by 0.8%. Higher commodity costs also increased cost of sales in 2011 for our Taco Cabana restaurants by 2.1%, as a percentage of Taco Cabana restaurant sales, including beef fajita meat which increased cost of sales, as a percentage of Taco Cabana restaurant sales, by 0.9%. For the three months ended March 31, 2012, higher commodity costs increased cost of sales for our Pollo Tropical restaurants by 1.0%, as a percentage of Pollo Tropical restaurant sales, including chicken which increased cost of sales by 0.4%, as a percentage of Pollo Tropical restaurant sales. For the three months ended March 31, 2012, higher commodity costs also increased cost of sales for our Taco Cabana restaurants by 2.4%, as a percentage of Taco Cabana restaurant sales, including beef fajita meat which increased cost of sales by 1.2%, as a percentage of Taco Cabana restaurant sales. Although we anticipate that overall commodity costs will increase in 2012 as compared to 2011, we do not believe commodity price increases for the remainder of 2012 will be material to our results of operations, however there can be no assurance in such regard. The type, variety, quality and price of produce, beef and poultry and cheese can be subject to change and to factors beyond our control, including weather, governmental regulation, availability and seasonality, each of which may affect our food costs or cause a disruption in our supply. For example, weather patterns in recent years have resulted in lower than normal levels of rainfall in key agricultural states such as California, impacting the price of water and the corresponding prices of food commodities grown in states facing drought conditions. Our food distributors or suppliers also may be affected by higher costs to produce and transport commodities used in our restaurants, higher minimum wage and benefit costs and other expenses that they pass through to their customers, which could result in higher costs for goods and services supplied to us. Although we are able to contract for certain of the food commodities used in our restaurants for periods of up to one year, the pricing and availability of some of the commodities used in our operations cannot be locked in for periods of longer than one week or at all. Currently, we have contracts of varying lengths with several of our distributors and suppliers, including our distributors and suppliers of poultry. We do not use financial instruments to hedge our risk to market fluctuations in the price of beef, seafood, produce and other food products at this time. We may not be able to anticipate and react to changing food costs (including anticipated increases in food costs in 2012) through our purchasing practices and menu price adjustments in the future, and failure to do so could negatively impact our revenues and results of operations.

If a significant disruption in service or supply by any of our suppliers or distributors were to occur, it could create disruptions in the operations of our restaurants, which could have a material adverse effect on our business.

Our financial performance is dependent on our continuing ability to offer fresh, quality food at competitive prices. If a significant disruption in service or supply by our suppliers or distributors were to occur, it could create disruptions in the operations of our restaurants, which could have a material adverse effect on us.

We negotiate directly with local and national suppliers for the purchase of food and beverage products and supplies. Our restaurants’ food and supplies are ordered from approved suppliers and are shipped via distributors to the restaurants. For our Pollo Tropical restaurants, Performance Food Group, Inc. is our primary distributor of food and paper products under an agreement that expires on May 13, 2017. Also for our Pollo Tropical restaurants Kelly Food Service is our primary distributor for chicken under an agreement that expires on December 31, 2012. For our Taco Cabana restaurants, SYGMA Network, Inc. is our primary distributor of food and beverage products and supplies under a distribution services agreement that expires on June 30, 2014. We currently rely on two suppliers under agreements that expire on December 31, 2012 as our suppliers of chicken for our Pollo Tropical restaurants. If our distributors or suppliers were unable to service us, this could lead to a material disruption of service or supply until a new distributor or supplier is engaged, which could have a material adverse effect on our business.

If labor costs increase, we may not be able to make a corresponding increase in our prices and our operating results may be adversely affected.

Wage rates for a substantial number of our employees are above the federal and or state minimum wage rates. As federal and/or state minimum wage rates increase, we may need to increase not only the wage rates of our minimum wage employees but also the wages paid to the employees at wage rates which are above the minimum wage, which will increase our costs. To the extent that we are not able to raise our prices to compensate for increases in wage rates, including increases in state unemployment insurance costs or other costs including mandated health insurance, this could have a material adverse effect on our operating results. In addition, even if minimum wage rates do not increase, we may still be required to raise wage rates in order to compete for an adequate supply of labor for our restaurants.

The efficiency and quality of our competitors’ advertising and promotional programs and the extent and cost of our advertising could have a material adverse effect on our results of operations and financial condition.

If our competitors increase spending on advertising and promotion, or the cost of television or radio advertising increases, or our advertising and promotions are less effective than our competitors’, there could be a material adverse effect on our results of operations and financial condition.

Newly developed restaurants may reduce sales at our neighboring restaurants.

We intend to continue to open restaurants in our existing markets served by our Pollo Tropical and Taco Cabana restaurants. To the extent that we open a new restaurant in the vicinity of one or more of our existing restaurants, it is possible that some of the customers who previously patronized those existing restaurants may choose instead to patronize the new restaurant, which may result in decreased sales at our existing restaurants. Accordingly, to the extent we open new restaurants in our existing markets, sales at some of our existing restaurants in those markets may decline.

Our business is regional and we therefore face risks related to reliance on certain markets as well as risks for other unforeseen events.

As of April 1, 2012, excluding our franchised locations, all but one of our Pollo Tropical restaurants were located in Florida and all but six of our Taco Cabana restaurants were located in Texas. Therefore, the economic conditions, state and local government regulations, weather conditions or other conditions affecting Florida and Texas, the tourism industry affecting Florida and other unforeseen events, including war, terrorism and other international conflicts may have a material impact on the success of our restaurants in those locations.

Many of our restaurants are located in regions that may be susceptible to severe weather conditions. As a result, adverse weather conditions in any of these areas could damage these restaurants, result in fewer guest visits to these restaurants and otherwise have a material adverse impact on our business. For example, our Florida and Texas restaurants are susceptible to hurricanes and other severe tropical weather events, and in the past, our Taco Cabana restaurants have been affected by severe winter weather.

Economic downturns may adversely impact consumer spending patterns.

The U.S. economy has undergone, and is currently continuing to undergo, a significant slowdown and volatility due to uncertainties related to availability of credit, difficulties in the banking and financial services sectors, softness in the housing market, diminished market liquidity, falling consumer confidence and high unemployment rates.

Our business is dependent to a significant extent on national, regional and local economic conditions, particularly those that affect our guests that frequently patronize our restaurants. In particular, where our customers’ disposable income is reduced (such as by job losses, credit constraints and higher housing, tax, energy, interest or other costs) or where the perceived wealth of customers has decreased (because of circumstances such as lower residential real estate values, increased foreclosure rates, increased tax rates or other economic disruptions), our restaurants have in the past experienced, and may in the future experience, lower sales and customer traffic as customers choose lower-cost alternatives or choose alternatives to dining out. The resulting decrease in our customer traffic or average sales per transaction has had an adverse effect in the past, and could in the future have a material adverse effect, on our business.

We cannot assure you that the current locations of our existing restaurants will continue to be economically viable or that additional locations will be acquired at reasonable costs.

The location of our restaurants has significant influence on their success. We cannot assure you that current locations will continue to be economically viable or that additional locations can be acquired at reasonable costs. In addition, the economic environment where restaurants are located could decline in the future, which could result in reduced sales in those locations. We cannot assure you that new sites will be profitable or as profitable as existing sites.

The loss of the services of our senior management could have a material adverse effect on our business, financial condition or results of operations.

Our success depends to a large extent upon the continued services of our senior management who have substantial experience in the restaurant industry. We believe that it could be difficult to replace our senior management with individuals having comparable experience. Consequently, the loss of the services of members of our senior management could have a material adverse effect on our business, financial condition or results of operations. We will also be dependent on Carrols providing certain services subject to the transition services agreement and could be negatively impacted by management changes at Carrols Restaurant Group.

Government regulation could adversely affect our financial condition and results of operations.

We are subject to extensive laws and regulations relating to the development and operation of restaurants, including regulations relating to the following:

•	zoning;

•	requirements relating to labeling of caloric and other nutritional information on menu boards, advertising and food packaging;

•	the preparation and sale of food;

•	liquor licenses which allow us to serve alcoholic beverages at our Taco Cabana restaurants and at certain Pollo Tropical restaurants;

•	employer/employee relationships, including minimum wage requirements, overtime, working and safety conditions, and citizenship requirements;

•	health care;

•	federal and state laws that prohibit discrimination and laws regulating design and operation of, and access to, facilities, such as the Americans With Disabilities Act of 1990; and

•	federal and state regulations governing the operations of franchises, including rules promulgated by the Federal Trade Commission.

In the event that legislation having a negative impact on our business is adopted, it could have a material adverse impact on us. For example, substantial increases in the minimum wage or state or Federal unemployment taxes could adversely affect our financial condition and results of operations. Local zoning or building codes or regulations and liquor license approvals can cause substantial delays in our ability to build and open new restaurants. Local authorities may revoke, suspend or deny renewal of our liquor licenses if they determine that our conduct violates applicable regulations. Any failure to obtain and maintain required licenses, permits and approvals could adversely affect our operating results.

We are assessing the various provisions of the comprehensive federal health care reform law enacted in 2010, including its impact on our business as it becomes effective. There are no assurances that a combination of cost management and menu price increases can offset all of the potential increased costs associated with these regulations.

If one of our employees sells alcoholic beverages to an intoxicated or minor patron, we may be liable to third parties for the acts of the patron.

We serve alcoholic beverages at our Taco Cabana restaurants and at select Pollo Tropical restaurant locations and are subject to the “dram-shop” statutes of the jurisdictions in which we serve alcoholic beverages. “Dram-shop” statutes generally provide that serving alcohol to an intoxicated or minor patron is a violation of the law.

In most jurisdictions, if one of our employees sells alcoholic beverages to an intoxicated or minor patron we may be liable to third parties for the acts of the patron. We cannot guarantee that those patrons will not be served or that we will not be subject to liability for their acts. Our liquor liability insurance coverage may not be adequate to cover any potential liability and insurance may not continue to be available on commercially acceptable terms or at all, or we may face increased deductibles on such insurance. A significant dram-shop claim or claims could have a material adverse effect on us as a result of the costs of defending against such claims; paying deductibles and increased insurance premium amounts; implementing improved training and heightened control procedures for our employees; and paying any damages or settlements on such claims.

Federal, state and local environmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials could expose us to liabilities, which could adversely affect our results of operations.

We are subject to a variety of federal, state and local environmental regulations relating to the use, storage, discharge, emission and disposal of hazardous substances or other regulated materials, release of pollutants into the air, soil and water, and the remediation of contaminated sites.

Failure to comply with environmental laws could result in the imposition of fines or penalties, restrictions on operations by governmental agencies or courts of law, as well as investigatory or remedial liabilities and claims for alleged personal injury or damages to property or natural resources. Some environmental laws impose strict, and under some circumstances joint and several, liability for costs of investigation and remediation of contaminated sites on current and prior owners or operators of the sites, as well as those entities that send regulated materials to the sites. We cannot assure you that we have been or will be at all times in complete compliance with such laws, regulations and permits. Therefore, our costs of complying with current and future environmental, health and safety laws could adversely affect our results of operations.

We are subject to all of the risks associated with leasing property subject to long-term non-cancelable leases.

The leases for our restaurant locations generally have initial terms of 20 years, and typically provide for renewal options in five year increments as well as for rent escalations. Generally, our leases are “net” leases, which require us to pay all of the costs of insurance, taxes, maintenance and utilities. We generally cannot cancel these leases. Additional sites that we lease are likely to be subject to similar long-term non-cancelable leases. If an existing or future restaurant is not profitable, and we decide to close it, we may nonetheless be obligated to perform our monetary obligations under the applicable lease including, among other things, paying all amounts due for the balance of the lease term. In addition, as each of our leases expire, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause us to close restaurants in desirable locations.

We may, in the future, seek to pursue acquisitions and we may not find restaurant companies that are suitable acquisition candidates or successfully operate or integrate any restaurant companies we may acquire.

We may in the future seek to acquire other restaurant chains. Although we believe that opportunities for future acquisitions may be available from time to time, increased competition for acquisition candidates exists and may continue in the future. Consequently, there may be fewer acquisition opportunities available to us as well as higher acquisition prices. There can be no assurance that we will be able to identify, acquire, manage or successfully integrate acquired restaurant companies without substantial costs, delays or operational or financial problems. In the event we are able to acquire other restaurant companies, the integration and operation of the acquired restaurants may place significant demands on our management, which could adversely affect our ability to manage our existing restaurants. We also face the risk that our existing systems, procedures and financial controls will be inadequate to support any restaurant chains we may acquire and that we may be unable to successfully integrate the operations and financial systems of any chains we may acquire with our own systems. While we may evaluate and discuss potential acquisitions from time to time, we currently have no understandings, commitments or agreements with respect to any acquisitions. We may be required to obtain additional financing to fund future acquisitions. There can be no assurance that we will be able to obtain additional financing on acceptable terms or at all. Both the revolving credit facility and the indenture governing the outstanding notes contain restrictive covenants that may prevent us from incurring additional debt or acquiring additional restaurant chains.

Our failure or inability to enforce our trademarks or other proprietary rights could adversely affect our competitive position or the value of our brand.

We own certain common law trademark rights and a number of federal and international trademark and service mark registrations, including the Pollo Tropical name and logo and Taco Cabana name and logo, and proprietary rights relating to certain of our core menu offerings. We believe that our trademarks and other proprietary rights are important to our success and our competitive position. We, therefore, devote appropriate resources to the protection of our trademarks and proprietary rights. The protective actions that we take, however, may not be enough to prevent unauthorized usage or imitation by others, which could harm our image, brand or competitive position and, if we commence litigation to enforce our rights, cause us to incur significant legal fees.

We are not aware of any assertions that our trademarks or menu offerings infringe upon the proprietary rights of third parties, but we cannot assure you that third parties will not claim infringement by us in the future. Any such claim, whether or not it has merit, could be time-consuming, result in costly litigation, cause delays in introducing new menu items in the future or require us to enter into royalty or licensing agreements. As a result, any such claim could have a material adverse effect on our business, results of operations and financial condition.

Security breaches of confidential guest information in connection with our electronic processing of credit and debit card transactions may adversely affect our business.

A significant amount of our restaurant sales are by credit or debit cards. Other restaurants and retailers have experienced security breaches in which credit and debit card information of their customers has been stolen. We may in the future become subject to lawsuits or other proceedings for purportedly fraudulent transactions arising out of the actual or alleged theft of our guests’ credit or debit card information. Any such claim or proceeding, or any adverse publicity resulting from these allegations, may have a material adverse effect on us and our restaurants.

We are dependent on information technology and any material failure of that technology could impair our ability to efficiently operate our business.

We rely on information systems across our operations, including, for example, point-of-sale processing in our restaurants, management of our supply chain, collection of cash, and payment of obligations and various other processes and procedures. We will also rely on information systems, processes and procedures managed and administered by Carrols due to the provision of services by Carrols pursuant to the transition services agreement. Our ability to efficiently manage our business depends significantly on the reliability and capacity of these systems. The failure of these systems to operate effectively, problems with maintenance, upgrading or transitioning to replacement systems or a breach in security of these systems could cause delays in customer service and reduce efficiency in our operations. These risks may be increased as a result of integration challenges following the spin-off. Significant capital investments might be required to remediate any problems.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the recently enacted Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive if we avail ourselves of such exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Risks Related to the Spin-off

We currently share members of senior management and directors with Carrols Restaurant Group which means those members of senior management have not devoted their full time and attention to our affairs and the overlap may give rise to conflicts.

Nicolas Daraviras is currently a member of the board of directors of Fiesta Restaurant Group, Carrols Restaurant Group and Carrols. Also, Paul R. Flanders, the Chief Financial Officer of Carrols Restaurant Group, serves as our interim Chief Financial Officer effective as of the distribution date until such time as we hire a permanent Chief Financial Officer. These directors and certain members of management may have actual or apparent conflicts of interest with respect to matters involving or affecting us or Carrols Restaurant Group and Carrols. For example, there could be the potential for a conflict of interest when we or Carrols Restaurant Group look at acquisitions and other corporate opportunities that may be suitable for both companies. Also, conflicts may arise if there are issues or disputes under the commercial arrangements that will exist between Carrols Restaurant Group, Carrols and us. Our board of directors and the board of directors of Carrols Restaurant Group will review and address any potential conflict of interests that may arise between Carrols Restaurant Group, Carrols and us. Although no specific measures to resolve such conflicts of interest have been formulated, our board of directors and the board of directors of Carrols Restaurant Group have a fiduciary obligation to deal fairly and in good faith. Our board of directors intends to exercise reasonable judgment and take such steps as they deem necessary under all of the circumstances in resolving any specific conflict of interest which may occur and will determine what, if any, specific measures, such as retention of an independent advisor, independent counsel or special committee, may be necessary or appropriate. Any such conflict could have a material adverse effect on our business.

Changes in our management could negatively impact our business and financial and operating results.

Effective August 15, 2011, Timothy P. Taft was hired by us and became our new Chief Executive Officer and President. Changes in our management, including but not limited to changes in connection with the spin-off, and including the recent hiring of Mr. Taft as our new CEO and President, could increase uncertainty in our business, result in changes in our business, result in disruptions to our business or in other changes in management, which could have a material adverse effect on our business, results of operations and financial condition.

Our historical financial information is not necessarily indicative of our results as a separate company and therefore may not be a reliable indicator of our future financial results.

Our audited and unaudited historical consolidated financial statements for periods prior to the completion of the spin-off have been created from Carrols Restaurant Group’s financial statements using our historical results of operations and historical bases of assets and liabilities as part of Carrols Restaurant Group and reflect certain general corporate overhead and interest expenses allocated by Carrols to us, which are not necessarily indicative of what our financial position, results of operations and cash flows would have been if we had been a separate, standalone entity during the periods presented.

The historical consolidated financial information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future and does not reflect many significant changes that will occur in our cost structure, funding, and operations as a result of the spin-off. While our historical results of operations include all costs of the Pollo Tropical and Taco Cabana businesses, our historical costs and expenses do not include all of the costs that would have been or will be incurred by us as an independent company. Additionally, the preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include: allocations of Carrols’ general and administrative expenses and interest expense on amounts due to Carrols, accrued occupancy costs, insurance liabilities, income taxes, evaluation for impairment of goodwill and long-lived assets and lease accounting matters. Actual results could differ from those estimates. In addition, we have not made adjustments to our historical consolidated financial information to reflect changes, many of which are significant, that will occur in our cost structure, financing and operations as a result of the spin-off. As a result, our historical financial information may not be a reliable indicator of our future financial results.

We, Carrols Restaurant Group and Carrols Restaurant Group’s stockholders may be subject to substantial liabilities if the spin-off is treated as a taxable transaction.

Carrols Restaurant Group has received a private letter ruling from the IRS to the effect that, among other things, the spin-off will qualify as a tax-free distribution for U.S. federal income tax purposes under Section 355 of the Code and as part of a tax-free reorganization under Section 368(a)(1)(D) of the Code, and the transfer to us of assets and the assumption by us of liabilities in connection with the spin-off will not result in the recognition of any gain or loss for U.S. federal income tax purposes to Carrols Restaurant Group. Carrols Restaurant Group’s tax advisor has provided Carrols Restaurant Group with a tax opinion covering certain matters not covered in the private letter ruling. Said tax opinion is not binding on the IRS or the courts.

Although a private letter ruling is generally binding on the IRS, the continuing validity of the ruling is subject to the accuracy of factual representations and assumptions made in connection with obtaining such private letter ruling, including with respect to post-spin-off operations and conduct of the parties. Also, as part of the IRS’s general policy with respect to rulings on spin-off transactions under Section 355 of the Code, the private letter ruling obtained by Carrols Restaurant Group is based upon representations by Carrols Restaurant Group that certain conditions which are necessary to obtain tax-free treatment under the Code have been satisfied, rather than a determination by the IRS that these conditions have been satisfied. Failure to satisfy such necessary conditions, or any inaccuracy in any representations made by Carrols Restaurant Group in connection with the ruling, could invalidate the ruling.

If the spin-off does not qualify for tax-free treatment for U.S. federal income tax purposes, then, in general, Carrols would be subject to tax as if it has sold the common stock of Fiesta Restaurant Group in a taxable sale for its fair market value, and Carrols Restaurant Group’s stockholders would be subject to tax as if they had received a taxable distribution in an amount equal to the fair market value of our common stock distributed to them. It is expected that the amount of any such taxes to Carrols Restaurant Group’s stockholders and to Carrols would be substantial. Under applicable law and regulations, Fiesta Restaurant Group and Carrols Restaurant Group would be jointly and severally liable for taxes incurred by them in connection with the distribution.

The tax matters agreement entered into by us with Carrols Restaurant Group and Carrols in connection with the spin-off (1) governs the allocation of the tax assets and liabilities between us, Carrols Restaurant Group and Carrols, (2) provides for certain restrictions and indemnities in connection with the tax treatment of the spin-off and (3) addresses certain other tax related matters including, without limitation, those relating to (a) the obligations of Carrols Restaurant Group and Carrols and us with respect to the preparation of filing of tax returns for all periods, and (b) the control of any income tax audits and any indemnities with respect thereto. In the tax matters agreement, we have agreed to indemnify Carrols Restaurant Group, without limitation, (a) for losses and taxes of Carrols Restaurant Group and its affiliates resulting from our breach of our representations or covenants or our undertaking not to take certain post-spin-off actions, including with respect to our stock or assets, that would be inconsistent with or cause to be untrue any material information, covenant, or representation made in connection with the private letter ruling obtained by Carrols Restaurant Group from the IRS and (b) for 50% of the losses and taxes of Carrols Restaurant Group and its affiliates resulting from the spin-off not attributable to a breach described in (a) or an equivalent breach by Carrols Restaurant Group. However, the tax matters agreement was not be the product of arm’s length negotiations. The terms of the tax matters agreement and the structure of the spin-off may not be as favorable to us as would have resulted from arm’s length negotiations among unrelated third parties, and may allocate a greater amount of tax liabilities and indemnification obligations to us than would have resulted from arm’s length negotiations among unrelated third parties. Our indemnification obligations to Carrols Restaurant Group and its affiliates are not limited in amount or subject to any cap. It is expected that the amount of any such indemnification to Carrols Restaurant Group would be substantial.

We have agreed to certain restrictions in order to comply with U.S. federal income tax requirements for a tax-free spin-off and may not be able to engage in acquisitions with related parties and other strategic transactions that may otherwise be in our best interests.

Current U.S. federal tax law that applies to spin-offs generally creates a presumption that the spin-off would be taxable to Carrols Restaurant Group but not to its stockholders if we engage in, or enter into an agreement to engage in, a plan or series of related transactions that would result in the acquisition of a 50% or greater interest (by vote or by value) in our stock ownership during the four-year period beginning on the date that begins two years before the spin-off, unless it is established that the transaction is not pursuant to a plan related to the spin-off. United States Treasury Regulations generally provide that whether an acquisition of our stock and a spin-off are part of a plan is determined based on all of the facts and circumstances, including specific factors listed in the regulations. In addition, the regulations provide certain “safe harbors” for acquisitions of our stock that are not considered to be part of a plan related to the spin-off.

There are other restrictions imposed on us under current U.S. federal tax law for spin-offs and with which we will need to comply in order to preserve the favorable tax treatment of the distribution, such as limitations on sales or redemptions of our common stock for cash or other property following the distribution.

In the tax matters agreement with Carrols Restaurant Group and Carrols, we have agreed that, among other things, we will not take any actions that would result in any tax being imposed on Carrols Restaurant Group as a result of the spin-off. Further, for the two-year period following the spin-off, we have agreed not to: (1) enter into, approve, agree to enter into, or substantially negotiate any transaction or series of transactions (in whatever form) resulting in a greater than 45% change in ownership of the vote or value of our equity or the equity of the surviving or successor entity, (2) merge, consolidate, liquidate, or partially liquidate itself or any of the entities conducting the business relied upon in the IRS ruling as the “active business” of Fiesta Restaurant Group (generally the Pollo Tropical business and the Taco Cabana business), (3) permit the termination, sale, or transfer of, or a material change in, the business relied upon in the IRS ruling as the “active business” of Fiesta Restaurant Group (generally the Pollo Tropical business and the Taco Cabana business) or the sale, issuance, or other disposition of the equity of the entities conducting such business, (4) sell or otherwise dispose of assets in a way that would adversely affect tax-free status, (5) repurchase any of our stock except in circumstances permitted by IRS guidelines, or (6) take any actions inconsistent with the representations or covenants in the IRS ruling request, inconsistent with the ruling or tax opinion, or that would be reasonably likely to otherwise jeopardize tax-free status.

We are, however, permitted to take certain actions otherwise prohibited by the tax matters agreement if we provide Carrols Restaurant Group with an opinion of tax counsel or private letter ruling from the IRS, reasonably acceptable to Carrols Restaurant Group, to the effect that these actions will not affect the tax-free nature of the spin-off. These restrictions could substantially limit our strategic and operational flexibility, including our ability to finance our operations by issuing equity securities, make acquisitions using equity securities, repurchase our equity securities, raise money by selling assets, or enter into business combination transactions.

We have no operating history as an independent company upon which you can evaluate our performance and, accordingly, our prospects must be considered in light of the risks that any newly independent company encounters.

Until the distribution date, we operated as part of Carrols Restaurant Group. Accordingly, we have limited experience operating as an independent company and performing various corporate functions, including human resources, tax administration, legal (including compliance with the Sarbanes-Oxley Act of 2002 and with the periodic reporting obligations of the Exchange Act), treasury administration, investor relations, internal audit, insurance, information technology and telecommunications services, as well as the accounting for many items such as lease accounting and stock-based compensation, income taxes and intangible assets. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the early stages of independent business operations, all of which could have a material adverse effect on our business.

We historically have obtained benefits of being part of Carrols Restaurant Group, but those benefits will not continue following the completion of the spin-off.

While we believe the benefits of being an independent company outweigh the drawbacks, we have historically received certain benefits from being part of a larger organization, including access to certain resources and certain economies of scale. After the spin-off, we may be unable to replace many of these benefits as an independent company, or only be able to do so at significant expense, which may adversely affect our business.

Carrols Restaurant Group and Carrols provide a number of services to us pursuant to a transition services agreement. When the transition services agreement terminates, we will be required to replace Carrols Restaurant Group’s and Carrols’ services internally or through third parties on terms that may be less favorable to us.

Under the terms of a transition services agreement that we have entered into with Carrols Restaurant Group and Carrols, Carrols Restaurant Group and Carrols provide to us, for a fee, specified support services (including accounting, tax accounting, internal audit, financial reporting and analysis, human resources, and employee benefits management, information systems, restaurant systems support, legal, property management and insurance and risk management services) for a period of three years following the spin-off, provided that we may extend the term of the transition services agreement by one additional year upon 90 days prior written notice to Carrols Restaurant Group and Carrols, provided further that we may terminate the transition services agreement with respect to any service provided thereunder at any time and from time to time upon 90 days prior written notice to Carrols Restaurant Group and Carrols. When the transition services agreement terminates, Carrols Restaurant Group and Carrols will no longer be obligated to provide any of these services to us, and we will be required to assume the responsibility for these functions ourselves. While we anticipate being prepared to perform these functions on our own at or before the expiration of the transition services agreement, there is no assurance of our ability to do so. If we cannot perform these services for ourselves, we may be required to retain an outside service provider at rates in excess of the fees that we currently pay under the transition services agreement, which could adversely affect us.

The terms of our spin-off from Carrols Restaurant Group may reduce the likelihood of any potential change of control or unsolicited acquisition proposal that you might consider favorable.

The terms of our spin-off from Carrols Restaurant Group could delay or prevent a change of control that you may favor. An acquisition or issuance of our common stock could trigger the application of Section 355(e) of the Code. Under the tax matters agreement we have entered into with Carrols Restaurant Group and Carrols, we are required to indemnify Carrols Restaurant Group and Carrols for the resulting tax in connection with such an acquisition or issuance and this indemnity obligation might discourage, delay or prevent a change of control that you may consider favorable.

See “Certain Relationships and Related Party Transactions—Agreements with Carrols Restaurant Group—Tax Matters Agreement” for a more detailed description of these agreements.

The ownership by our executive officers and some of our directors of shares of common stock of Carrols Restaurant Group may create conflicts of interest.

The ownership by our executive officers and some of our directors of shares of common stock of Carrols Restaurant Group may create, or may create the appearance of, conflicts of interest. Because of their current or former positions with Carrols Restaurant Group, certain of our executive officers, and some of our directors, own shares of Carrols Restaurant Group common stock. The individual holdings of common stock of Carrols Restaurant Group may be significant for some of these persons compared to such persons’ total assets. Ownership by our directors and officers of common stock of Carrols Restaurant Group creates, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for Carrols Restaurant Group than the decisions have for us.

Our internal systems and resources might not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the spin-off.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States. Any failure to achieve and maintain effective internal controls could have an adverse effect on our business, financial position and results of operations.

Our financial results previously were included within the consolidated results of Carrols Restaurant Group. However, we were not directly subject to the reporting and other requirements of the Exchange Act. As a result of the spin-off, we are now directly subject to the reporting and other obligations under the Exchange Act. In addition, we expect to be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 beginning with our financial statements for the year ending December 31, 2013, which will require annual management assessments of the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act, if we take advantage of the exemptions contained in the JOBS Act. If we avail ourselves of such exemptions, we could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Pursuant to a transition services agreement with Carrols Restaurant Group and Carrols, Carrols Restaurant Group and Carrols have agreed to provide certain support services to us for a period of time following the spin-off, including the services provided by Paul R. Flanders, Vice President, Chief Financial Officer and Treasurer of Carrols Restaurant Group, who has served as our interim Chief Financial Officer since the distribution date and will continue to serve in such capacity until such time as we hire a permanent Chief Financial Officer. For us to establish our own financial and management controls, reporting systems, information technology and procedures, we will need to implement accounting systems and our own financial and internal controls, financial reporting systems and procedures and hire our own legal, accounting and finance staff. If Carrols Restaurant Group is unable to provide, or we are unable to establish, our financial and management controls, reporting systems, information technology and procedures in a timely and effective manner, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. In addition, if we are unable to conclude that our internal control over financial reporting is effective (or if the auditors are unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports.

USE OF PROCEEDS

We will not receive any proceeds from the exchange of outstanding notes pursuant to this exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of the outstanding notes, the terms of which are substantially identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2012:

•	on an actual basis; and

•

on a pro forma basis as if the removal of certain lease financing obligations as described in “Unaudited Condensed Consolidated Pro Forma Financial Information,” included elsewhere in this prospectus, occurred on that date.

You should read this table in conjunction with “Unaudited Condensed Consolidated Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and the notes thereto included elsewhere in this prospectus and the financial data set forth under “Selected Historical Financial and Operating Information.”

(Dollars in thousands, except per share data)	Actual	Pro Forma Adjustments		Pro Forma
Long-term debt, including current portion:
Lease financing obligations	$123,232	$(114,160	)(1)	$9,072
Capital leases	993	—		993
8.875% Senior Secured Second Lien Notes	200,000	—		200,000

Total long-term debt	324,225	(114,160)		210,065

Stockholder’s deficit:
Additional paid-in capital	6,716	—		6,716
Accumulated deficit (2)	(10,109)	(113	)(1)	(10,222)
Common Stock, par value $.01, authorized 100,000,000 shares, issued 23,161,822 shares and outstanding 22,727,422 shares (2)	227	—		227

Total stockholder’s deficit	(3,166)	(113)		(3,279)

Total capitalization	$321,059	$(114,273)		$206,786

(1)	Reflects the qualification for sale-leaseback treatment of leases, previously accounted for as financing leases in our consolidated financial statements appearing elsewhere in this prospectus, which resulted from either the termination of Carrols’ guarantee of our lease payments upon the completion of the spin-off on the distribution date or, with respect to the leases in which guarantees remain, the elimination of certain conditions upon the completion of the spin-off that caused these transactions to be accounted for as financing leases under FASB Accounting Standards Codification (the “ASC”) 840-40. Such leases have previously been accounted for as financing leases in our consolidated financial statements appearing elsewhere in this prospectus because the Carrols guarantees are considered guarantees from a related party, a form of continuing involvement under ASC 840-40. Upon the completion of the spin-off on the distribution date, any remaining guarantees no longer disqualified these transactions for sale-leaseback accounting due to the elimination of the related party relationship with Carrols. As a result of the qualification of prior sale-leaseback transactions (and the treatment of the underlying real property leases as operating leases), all of the respective assets subject to lease financing obligations and related liabilities are removed from the unaudited consolidated pro forma balance sheet. Accumulated deficit has been increased by a $0.1 million loss resulting from the qualification for sale-leaseback accounting of one of the aforementioned financing leases.
(2)	Reflects a 23,161.822 for one split of our outstanding common stock, which occurred on April 19, 2012.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our historical selected consolidated financial and operating information. The selected consolidated financial data for the fiscal year ended December 31, 2007 has been derived from our unaudited consolidated financial statements prepared in accordance with GAAP. The selected consolidated financial data for all other periods has been derived from our audited consolidated financial statements prepared in accordance with GAAP for each of the fiscal years ended December 31, 2008, 2009, 2010 and 2011, of which the audited consolidated financial statements for the fiscal years ended December 31, 2009, 2010 and 2011 are included elsewhere in this prospectus.

The unaudited consolidated financial statements for the three months ended March 31, 2011 and 2012 include all adjustments, consisting of normal recurring adjustments, which, in our opinion are necessary for a fair presentation of the financial position and results of operations for these periods. The unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements. The results of operations for the three months ended March 31, 2011 and 2012 are not necessarily indicative of the results to be expected for the full year.

The information in the following table should be read together with our audited consolidated financial statements as of December 31, 2010 and 2011, for the years ended December 31, 2009, 2010 and 2011, and our unaudited consolidated financial statements as of March 31, 2012 and for the three months ended March 31, 2011 and 2012 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all as included elsewhere in this prospectus.

(Dollars in thousands, except per share data)	Year ended December 31,					Three months ended March 31,
	2007	2008	2009	2010	2011	2011	2012
Statement of operations data:
Revenues:
Restaurant sales	$406,318	$423,344	$430,514	$437,538	$473,249	$115,251	$125,566
Franchise royalty revenues and fees	1,344	1,434	1,606	1,533	1,719	365	576

Total revenues	407,662	424,778	432,120	439,071	474,968	115,616	126.142
Costs and expenses:
Cost of sales	125,018	134,241	132,070	135,236	152,711	36,344	40,784
Restaurant wages and related expenses (including stock-based compensation expense of $211, $93, $88, $28, $18, $5 and $4, respectively)	110,919	116,070	120,105	122,519	129,083	31,633	33,825
Restaurant rent expense	15,357	16,968	17,437	16,620	16,930	4,060	3,967
Other restaurant operating expenses	57,911	63,268	60,384	60,041	61,877	14,743	15,829
Advertising expense	13,760	13,860	14,959	15,396	16,264	4,119	4,295
General and administrative (including stock-based compensation expense of $600, $970, $669, $974 and $1,690, $411, and $1,046 respectively)	31,699	33,016	32,148	32,865	37,459	8,921	11,080
Depreciation and amortization	16,910	18,233	19,676	19,075	19,537	4,797	4,840
Impairment and other lease charges	1,823	5,371	2,284	6,614	2,744	264	6,900
Other expense (income) (1)	(347)	(580)	(799)	—	146	—	—

Total operating expenses	373,050	400,447	398,264	408,366	436,751	104,881	121,520

Income from operations	34,612	24,331	33,856	30,705	38,217	10,735	4,622
Interest expense	22,042	21,898	20,447	19,898	24,041	4,845	7,969

Income (loss) before income taxes	12,570	2,433	13,409	10,807	14,176	5,890	(3,347)
Provision (benefit) for income taxes	4,652	1,103	5,045	3,764	4,635	2,276	(1,482)

Net income (loss)	$7,918	$1,330	$8,364	$7,043	$9,541	$3,614	$(1,865)

Per share data:
Basic and diluted net income (loss) per share (6)	$.34	$.06	$.36	$.30	$.41	$.16	$(.08)
Weighted average shares outstanding:
Basic and diluted weighted average common shares outstanding (6)	23,161,822	23,161,822	23,161,822	23,161,822	23,161,822	23,161,822	23,161,822

(Dollars in thousands, except per share data)	Year ended December 31,					Three months ended March 31,
	2007	2008	2009	2010	2011	2011	2012
Other financial data:
Net cash provided from (used for) operating activities	$29,716	$26,302	$33,244	$32,529	$43,167	$6,195	$(622)
Net cash used for investing activities	(41,246)	(44,053)	(17,266)	(21,380)	(15,082)	(3,264)	(10,625)
Net cash provided from (used for) financing activities	11,257	17,792	(14,649)	(12,420)	(16,998)	(2,913)	2,304
Total capital expenditures	(42,520)	(44,172)	(16,127)	(23,398)	(22,865)	(5,125)	(8,543)

Ratio of earnings to fixed charges (7)	1.46x	1.09x	1.51x	1.42x	1.48x	1.95x	—

	As of December 31,					As of March 31,
(Dollars in thousands)	2007	2008	2009	2010	2011	2012
Balance sheet data:
Total assets	$343,078	$365,375	$360,125	$357,886	$370,166	$364,788
Working capital	(7,267)	(6,492)	(6,744)	(8,453)	(9,064)	(8,977)
Long-term debt:
Due to parent company	$161,076	$174,000	$155,793	$138,756	$—	$—
8.875% Senior Secured Second Lien Notes	—	—	—	—	200,000	200,000
Lease financing obligations	105,082	111,726	116,651	122,975	123,019	123,232
Capital leases	1,086	1,060	1,020	1,064	1,008	993

Total long-term debt	$267,244	$286,786	$273,464	$262,795	$324,027	$324,225

Stockholder’s equity (deficit)	$41,174	$42,504	$50,868	$57,911	$(4,672)	$(3,166)

	Year ended December 31,					Three months ended March 31,
	2007	2008	2009	2010	2011	2011	2012
Operating statistics:
Total number of restaurants (at end of period)	231	245	247	246	249	246	243
Pollo Tropical:
Company-owned restaurants (at end of period)	84	91	91	91	91	90	86
Average number of company-owned restaurants	79.6	87.5	90.8	90.5	91.0	90.1	90.7
Revenues:
Restaurant sales	$167,458	$173,979	$176,525	$186,045	$208,115	$51,949	$57,333
Franchise royalty revenues and fees	1,097	1,145	1,315	1,248	1,410	286	501

Total revenues	168,555	175,124	177,840	187,293	209,525	52,235	57,834
Average annual sales per company-owned restaurant (2)	2,104	1,988	1,911	2,056	2,287
Adjusted Segment EBITDA (3)	27,659	22,765	25,322	30,062	35,567	9,870	11,214
Adjusted Segment EBITDA margin (4)	16.2%	13.0%	14.2%	16.1%	17.0%	18.9%	19.4%
Change in comparable company-owned restaurant sales (5)	1.4%	(1.0%)	(1.3%)	7.4%	9.9%	13.5%	9.4%
Taco Cabana:
Company-owned restaurants (at end of period)	147	154	156	155	158	156	157
Average number of company-owned restaurants	144.2	149.9	154.6	155.6	156.9	155.1	157.2
Revenues:
Restaurant sales	$238,860	$249,365	$253,989	$251,493	$265,134	$63,302	$68,233
Franchise royalty revenues and fees	247	289	291	285	309	79	75

Total revenues	239,107	249,654	254,280	251,778	265,443	63,381	68,308
Average annual sales per company-owned restaurant (2)	1,656	1,664	1,607	1,616	1,690
Adjusted Segment EBITDA (3)	26,961	25,653	30,452	27,334	26,785	6,342	6,198
Adjusted Segment EBITDA margin (4)	11.1%	10.3%	12.0%	10.9%	10.1%	10.0%	9.1%
Change in comparable company-owned restaurant sales (5)	0.2%	0.0%	(3.7%)	0.3%	3.7%	2.0%	6.1%

(1)	Other income in 2007 includes gains of $0.3 million related to the sale of one Taco Cabana property. Other income in 2008 resulted from a Taco Cabana insurance gain of $0.5 million related to Hurricane Ike and a $0.1 million gain on a sale of a Taco Cabana property. Other income in 2009 resulted from a Taco Cabana insurance gain of $0.6 million related to Hurricane Ike and $0.2 million gain on a sale of a Taco Cabana non-operating property. Other expense in 2011 resulted from a loss of $0.1 million from the sale of a Taco Cabana restaurant property in a sale-leaseback transaction.
(2)	Average annual sales per restaurant are derived by dividing restaurant sales for the applicable segment by the average number of company-owned and operated restaurants. For comparative purposes, the calculation of average annual sales per restaurant is based on a 52-week fiscal year. For purposes of calculating average annual sales per restaurant for 2009, a 53-week fiscal year, we have excluded restaurant sales data for the extra week in 2009.
(3)	Adjusted Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. A reconciliation of Adjusted Segment EBITDA to consolidated net income (loss) is presented below:

	Year ended December 31,					Three months ended March 31,
(Dollars in thousands)	2007	2008	2009	2010	2011	2011	2012
Adjusted Segment EBITDA
Pollo Tropical	$27,303	$22,765	$25,322	$30,062	$35,567	$9,870	$11,214
Taco Cabana	26,506	25,653	30,452	27,334	26,785	6,342	6,198
Less:
Depreciation and amortization	16,910	18,233	19,676	19,075	19,537	4,797	4,840
Impairment and other lease charges	1,823	5,371	2,284	6,614	2,744	264	6,900
Interest expense	22,042	21,898	20,447	19,898	24,041	4,845	7,969
Provision (benefit) for income taxes	4,652	1,103	5,045	3,764	4,635	2,276	(1,482)
Stock-based compensation	811	1,063	757	1,002	1,708	416	1,050
Other expense (income)	(347)	(580)	(799)	—	146	—	—

Net income (loss)	$7,918	$1,330	$8,364	$7,043	$9,541	$3,614	$(1,865)

(4)	Adjusted Segment EBITDA margin is derived by dividing Adjusted Segment EBITDA by the total revenues applicable to the segment.
(5)	Restaurants are included in comparable restaurant sales after they have been open for 18 months. For comparative purposes, the calculation of the changes in comparable restaurant sales is based on a 52-week fiscal year. For purposes of calculating the changes in comparable restaurant sales for 2009, a 53-week fiscal year, we have excluded restaurant sales data for the extra week in 2009.
(6)	Basic and diluted weighted average common shares outstanding reflect a 23,161.822 for one split of our outstanding common stock, which occurred on April 19, 2012.
(7)	For the purpose of determining the ratio of earnings to fixed charges, earnings included earnings from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest on all indebtedness plus that portion of operating lease rentals representative of the interest factor. Earnings were insufficient to cover fixed charges by $3,347 for the three months ended March 31, 2012.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

The following unaudited condensed consolidated pro forma financial information has been derived from the application of pro forma adjustments to our historical consolidated financial statements. The unaudited condensed consolidated pro forma balance sheet as of March 31, 2012 gives effect to the qualification for sale-leaseback accounting of certain real property leases (and the treatment of such leases as operating leases) due to the cure or elimination of certain provisions that previously precluded sale-leaseback accounting and caused these transactions to be accounted under the financing method under ASC Section 840-40 Leases—Sale-leaseback Transactions (“ASC Section 840-40”) as if such events occurred as of such date. The unaudited condensed consolidated pro forma statements of operations for the three months ended March 31, 2011, the year ended December 31, 2011 and the three months ended March 31, 2012 give effect to the qualification for sale-leaseback accounting of certain real property leases (and the treatment of such leases as operating leases) due to the cure or elimination of certain provisions that previously precluded sale-leaseback accounting and caused these transactions to be accounted under the financing method under ASC Section 840-40 as if such events occurred as of January 1, 2011. For a more detailed discussion of our lease financing obligations, see Note 9 to our consolidated financial statements that are included elsewhere in this prospectus.

The unaudited condensed consolidated pro forma statements of operations for the three months ended March 31, 2011 and the year ended December 31, 2011 also give effect to the issuance in August 2011 of $200.0 million of outstanding notes as if such issuance occurred as of January 1, 2011.

The unaudited condensed consolidated pro forma financial statements should be read in conjunction with our historical consolidated financial statements and notes thereto that are included elsewhere in this prospectus.

Pro forma adjustments to historical financial information include adjustments that we deem reasonable and appropriate and are factually supported based on currently available information. These unaudited condensed consolidated pro forma financial statements are included for comparative purposes only, and may not be indicative of what actual results would have been had the refinancing transactions and the qualification for sale-leaseback accounting of certain real property leases (and the treatment of such leases as operating leases) in connection with the spin-off, occurred on the dates described above. The unaudited condensed consolidated pro forma financial statements do not purport to present our financial results for future periods.

FIESTA RESTAURANT GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

March 31, 2012

(Dollars in thousands, except per share amounts)	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash	$4,727			$4,727
Trade receivables	6,154			6,154
Inventories	2,127			2,127
Prepaid rent	2,346			2,346
Prepaid expenses and other current assets	2,854			2,854
Deferred income taxes	1,853			1,853

Total current assets	20,061	—		20,061
Property and equipment, net	196,359	(80,592	)(1)	115,767
Goodwill	123,484			123,484
Intangible assets, net	272			272
Deferred income taxes	13,664			13,664
Deferred financing costs, net	6,578			6,578
Other assets	4,370	(1,631	)(1)	2,739

Total assets	$364,788	$(82,223)		$282,565

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Current portion of long-term debt	$60			$60
Due to parent company	1,330			1,330
Accounts payable	7,856			7,856
Accrued interest	2,325			2,325
Accrued payroll, related taxes and benefits	9,861			9,861
Accrued real estate taxes	1,902			1,902
Other liabilities	5,704			5,704

Total current liabilities	29,038	—		29,038
Long-term debt, net of current portion	200,933			200,933
Due to parent company	—			—
Lease financing obligations	123,232	(114,160	)(1)	9,072
Deferred income—sale-leaseback of real estate	3,985	32,050	(1)	36,035
Other liabilities	10,766			10,766

Total liabilities	367,954	(82,110)		285,844
Commitments and contingencies
Stockholder’s deficit:
Common stock, par value $.01; authorized 100,000,000 shares, issued 23,161,822 shares and outstanding 22,727,422 shares (2)	227			227
Additional paid in capital	6,716			6,716
Accumulated deficit (2)	(10,109)	(113	)(1)	(10,222)

Total stockholder’s deficit	(3,166)	(113)		(3,279)

Total liabilities and stockholder’s deficit	$364,788	$(82,223)		$282,565

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

March 31, 2012

(1)	Reflects the qualification for sale-leaseback treatment of leases previously accounted for as financing leases in our standalone consolidated financial statements, which will result from either the termination of Carrols’ guarantee of our lease payments upon the completion of the spin-off (with respect to property of $37.6 million and lease financing obligations totaling $50.8 million) or, with respect to the leases in which guarantees remain or where Carrols is the primary lessee on a limited number of our restaurant leases (with property of $42.9 million and lease financing obligations totaling $63.4 million), the elimination of certain conditions upon the completion of the spin-off that resulted in the treatment as financing leases under ASC 840-40. Such leases have previously been accounted for as financing leases in our standalone consolidated financial statements appearing elsewhere in this prospectus because the Carrols guarantees are considered guarantees from a related party, a form of continuing involvement under ASC 840-40. Upon completion of the spin-off, any remaining guarantees will no longer disqualify these transactions for sale-leaseback accounting due to the elimination of the related party relationship with Carrols. As a result of the qualification of prior sale-leaseback transactions (and the treatment of the underlying real property leases as operating leases), all of the respective assets subject to lease financing obligations and related liabilities are removed from the unaudited condensed consolidated pro forma balance sheet, including $1.6 million of deferred financing costs included in other assets. The unaudited condensed consolidated pro forma balance sheet includes recognition of deferred gains from the qualified sale-leaseback transactions which will be amortized as an adjustment to rent expense over the remaining term of the underlying leases.
(2)	Reflects a 23,161.822 for one split of our outstanding common stock, which occurred on April 19, 2012.

FIESTA RESTAURANT GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

Three months ended March 31, 2011

(Dollars in thousands)	Historical	Pro Forma Adjustments		Pro Forma
Revenues:
Restaurant sales	$115,251	$—		$115,251
Franchise royalty revenues and fees	365			365

Total revenues	115,616	—		115,616

Costs and Expenses:
Cost of sales	36,344			36,344
Restaurant wages and related expenses (including stock-based compensation expense of $5)	31,633			31,633
Restaurant rent expense	4,060	2,031	(1)	6,091
Other restaurant operating expenses	14,743			14,743
Advertising expense	4,119			4,119
General and administrative (including stock-based compensation expense of $411)	8,921			8,921
Depreciation and amortization	4,797	(518	)(2)	4,279
Impairment and lease charges	264			264

Total operating expenses	104,881	1,513		106,394

Income from operations	10,735	(1,513)		9,222
Interest expense	4,845	228	(3)	5,073

Income before income taxes	5,890	(1,741)		4,149
Provision for income taxes	2,276	(696	)(4)	1,580

Net income	$3,614	$(1,045)		$2,569

FIESTA RESTAURANT GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

Year ended December 31, 2011

(Dollars in thousands)	Historical	Pro Forma Adjustments		Pro Forma
Revenues:
Restaurant sales	$473,249	$—		$473,249
Franchise royalty revenues and fees	1,719			1,719

Total revenues	474,968	—		474,968

Costs and Expenses:
Cost of sales	152,711			152,711
Restaurant wages and related expenses (including stock-based compensation expense of $18)	129,083			129,083
Restaurant rent expense	16,930	8,120	(1)	25,050
Other restaurant operating expenses	61,877			61,877
Advertising expense	16,264			16,264
General and administrative (including stock-based compensation expense of $1,690)	37,459			37,459
Depreciation and amortization	19,537	(2,073	) (2)	17,464
Impairment and lease charges	2,744			2,744
Other expense	146			146

Total operating expenses	436,751	6,047		442,798

Income from operations	38,217	(6,047)		32,170
Interest expense	24,041	(3,416	) (3)	20,625

Income before income taxes	14,176	(2,631)		11,545
Provision for income taxes	4,635	(1,052	) (4)	3,583

Net income	$9,541	$(1,579)		$7,962

FIESTA RESTAURANT GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

Three months ended March 31, 2012

(Dollars in thousands)	Historical	Pro Forma Adjustments		Pro Forma
Revenues:
Restaurant sales	$125,566	$—		$125,566
Franchise royalty revenues and fees	576			576

Total revenues	126,142	—		126,142

Costs and Expenses:
Cost of sales	40,784			40,784
Restaurant wages and related expenses (including stock-based compensation expense of $4)	33,825			33,825
Restaurant rent expense	3,967	2,031	(1)	5,998
Other restaurant operating expenses	15,829			15,829
Advertising expense	4,295			4,295
General and administrative (including stock-based compensation expense of $1,046)	11,080			11,080
Depreciation and amortization	4,840	(518	) (2)	4,322
Impairment and lease charges	6,900			6,900

Total operating expenses	121,520	1,513		123,033

Income from operations	4,622	(1,513)		3,109
Interest expense	7,969	(2,587	) (3)	5,382

Income (loss) before income taxes	(3,347)	1,074		(2,273)
Provision (benefit) for income taxes	(1,482)	430	(4)	(1,052)

Net income (loss)	$(1,865)	$644		$(1,221)

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

(1)	Reflects the increase in rent expense resulting from the qualification for sale-leaseback treatment of leases, previously accounted for as financing leases in our consolidated financial statements appearing elsewhere in this prospectus, which will result from either the termination of Carrols’ guarantee of our lease payments upon the completion of the spin-off or, with respect to the leases in which guarantees remain or where Carrols is the primary lessee on a limited number of our restaurant leases, the elimination of certain conditions upon the completion of the spin-off that resulted in the treatment as financing leases under ASC 840-40. Such leases have previously been accounted for as financing leases in our standalone consolidated financial statements appearing elsewhere in this prospectus because the Carrols guarantees are considered guarantees from a related party, a form of continuing involvement under ASC 840-40. Upon the spin-off, any remaining guarantees will no longer disqualify these transactions for sale-leaseback accounting due to the elimination, in accordance with ASC 840-40, of the related party relationship with Carrols. The following table summarizes the components of total incremental rent expense for the respective periods:

(Dollars in thousands)	Three months ended March 31, 2011	Year ended December 31, 2011	Three months ended March 31, 2012
Increase in rent expense for treatment as operating leases	$2,641	$10,566	$2,641
Amortization of deferred gains resulting from qualification for sale-leaseback treatment	(610)	(2,446)	(610)

	$2,031	$8,120	$2,031

(2)	Reflects the reduction in depreciation expense of $0.5 million, $2.1 million and $0.5 million for the three months ended March 31, 2011 the year ended December 31, 2011, and the three months ended March 31, 2012, respectively, resulting from the removal of $83.2 million of property as of January 1, 2011, due to the qualification for sale-leaseback treatment of leases previously accounted for as financing leases in our standalone consolidated financial statements as discussed in footnote 1 above.
(3)	Reflects the increase in interest expense $0.2 million for the three months ended March 31, 2011 and the reduction in interest expense of $3.4 million and $2.6 million for the year ended December 31, 2011 and the three months ended March 31, 2012, respectively. The following table summarizes the components of total incremental interest expense for the respective periods:

	Three months ended March 31, 2011	Year ended December 31, 2011	Three months ended March 31, 2012
Interest on outstanding notes and senior credit facility	$4,438	$10,765	$—
Amortization of deferred financing fees associated with outstanding notes	379	898	—
Reversal of previously allocated interest on amounts due to parent	(1,997)	(4,715)	—
Reversal of previously recorded interest on lease financing obligations	(2,592)	(10,364)	(2,587)

	$228	$(3,416)	$(2,587)

(4)	The income tax benefit related to the pre-tax effects of pro forma adjustments is based an incremental tax rate of 40%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following MD&A is written to help the reader understand our company. The MD&A is provided as a supplement to, and should be read in conjunction with our Consolidated Financial Statements and the accompanying financial statement notes. The overview provides our perspective on the individual sections of MD&A, which include the following:

Company Overview—a general description of our business and our key financial measures.

Recent and Future Events Affecting Our Results of Operations—a description of recent events that affect, and future events that may affect, our results of operations.

Executive Summary—an executive review of our financial results for the three months ended March 31, 2012 and for the year ended December 31, 2011.

Results of Operations—an analysis of our results of operations for the three months ended March 31, 2012 and 2011 and for the years ended December 31, 2011, 2010 and 2009 including a review of the material items and known trends and uncertainties.

Liquidity and Capital Resources—an analysis of historical information regarding our sources of cash and capital expenditures, the existence and timing of commitments and contingencies, changes in capital resources and a discussion of cash flow items affecting liquidity.

Application of Critical Accounting Policies—an overview of accounting policies requiring critical judgments and estimates.

Effects of New Accounting Standards—a discussion of new accounting standards and any implications related to our financial statements.

Company Overview

We own and operate two quick-casual restaurant brands, Pollo Tropical® and Taco Cabana® which we acquired in 1998 and 2000, respectively. Our Pollo Tropical restaurants offer a wide selection of tropical and Caribbean inspired food, while our Taco Cabana restaurants offer a wide selection of fresh Tex-Mex and traditional Mexican food. Our differentiated brands are positioned within the quick-casual restaurant segment, which combines the convenience and value of quick-service restaurants with the menu variety, use of fresh ingredients, food quality, decor and service more typical of casual dining restaurants. As of April 1, 2012, our company-owned restaurants included 86 Pollo Tropical restaurants and 157 Taco Cabana restaurants.

We franchise our Pollo Tropical restaurants and as of April 1, 2012, we had 33 franchised restaurants located in Puerto Rico, Ecuador, Honduras, Trinidad, the Bahamas, Venezuela, Costa Rica and on college campuses in Florida. We also have agreements for the future development of franchised Pollo Tropical restaurants in Panama, Tobago, Aruba, Curacao, Bonaire and Guatemala. Although we are not actively franchising our Taco Cabana restaurants, we had five Taco Cabana franchised restaurants at April 1, 2012, located in the United States.

The following is an overview of the key financial measures discussed in our results of operations:

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Restaurant sales consist of food and beverage sales, net of discounts, at our company-owned and operated restaurants. Restaurant sales are influenced by menu price increases, new restaurant openings, closures of restaurants and changes in comparable restaurant sales. Restaurants are included in comparable restaurant sales after they have been open for 18 months. For comparative purposes, the calculation of the changes in comparable restaurant sales is based on a 52-week year. For purposes of calculating the changes in comparable restaurant sales for 2009, a 53-week year, we have excluded restaurant sales for the extra week of 2009.

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Cost of sales consists of food, paper and beverage costs including packaging costs, less purchase discounts. Cost of sales is generally influenced by changes in commodity costs, the sales mix of items sold and the effectiveness of our restaurant-level controls to manage food and paper costs. Key commodities, including chicken and beef, are generally purchased under contracts for future periods up to one year.

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Restaurant wages and related expenses include all restaurant management and hourly productive labor costs, employer payroll taxes, restaurant-level bonuses and related benefits. Payroll and related taxes and benefits are subject to inflation, including minimum wage increases and increased costs for health insurance, workers’ compensation insurance and state unemployment insurance.

•	Restaurant rent expense includes base rent and contingent rent on our leases characterized as operating leases, reduced by the amortization of gains on sale-leaseback transactions.

•	Other restaurant operating expenses include all other restaurant-level operating costs, the major components of which are utilities, repairs and maintenance, real estate taxes and credit card fees.

•	Advertising expense includes all promotional expenses including television, radio, billboards and other sponsorships and promotional activities.

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General and administrative expenses are comprised primarily of (1) salaries and expenses associated with the development and support of our brands and the management oversight of the operation of our restaurants; (2) legal, auditing and other professional fees and stock-based compensation expense; and (3) allocated costs based on our pro-rata share of Carrols’ expenses for executive management, administrative support services and stock-based compensation expense. The allocated costs may not be indicative of the actual expenses that would have been or could be incurred by us if we operated as a standalone company during the periods presented.

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Adjusted Segment EBITDA, which is the measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance, is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, other income and expense and gains and losses on the extinguishment of debt. Adjusted Segment EBITDA may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Adjusted Segment EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain accounting, legal and other administrative functions.

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Depreciation and amortization expense primarily includes the depreciation of fixed assets, including equipment, owned buildings and leasehold improvements utilized in our restaurants and the depreciation of assets under lease financing obligations.

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Impairment and other lease charges are determined through our assessment of the recoverability of property and equipment and intangible assets by determining whether the carrying value of these assets can be recovered over their respective remaining lives through undiscounted future operating cash flows. A potential impairment charge is evaluated whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable. Lease charges are recorded for our obligations under the related leases for closed locations net of estimated sublease recoveries.

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Interest expense, subsequent to August 5, 2011 consists of interest expense associated with our $200 million of notes, borrowings under our senior secured credit facility, the amortization of deferred financing costs, imputed interest expense on leases entered into in connection with sale-leaseback transactions which are accounted for as lease financing obligations and any gains and losses from the settlement of lease financing obligations. Prior to August 5, 2011, interest expense included an allocation of interest expense due to Carrols, based on amounts due to Carrols in each respective period.

Recent and Future Events Affecting our Results of Operations

Spin-off of Fiesta Restaurant Group

On April 16, 2012, the board of directors of Carrols Restaurant Group approved the spin-off of us, which through our subsidiaries, owns and operates the Pollo Tropical and Taco Cabana restaurant brands. Carrols Restaurant Group will continue to own and operate its franchised Burger King restaurants through its subsidiaries Carrols and Carrols LLC.

In connection with the spin-off, on April 24, 2012, Carrols Restaurant Group and Carrols entered into several agreements with us that govern Carrols Restaurant Group’s post spin-off relationship with us, including a separation and distribution agreement, tax matters agreement, employee matters agreement and transition services agreement.

We filed with the SEC a Registration Statement on Form 10 (Registration No. 001-35373), which includes as an exhibit thereto an information statement which describes the spin-off. This Registration Statement on Form 10, which registered our common stock under the Exchange Act, was declared effective by the SEC on April 25, 2012.

On May 7, 2012, Carrols Restaurant Group completed the spin-off in the form of a pro rata dividend of all of our issued and outstanding common stock to Carrols Restaurant Group’s stockholders whereby each stockholder of Carrols Restaurant Group’s common stock of record on April 26, 2012 (the record date for such dividend) received one share of our common stock for every one share of Carrols Restaurant Group common stock held on the record date. As a result of the spin-off, we are now an independent company whose common stock is traded on The NASDAQ Global Select Market under the symbol “FRGI.” Carrols Restaurant Group’s common stock continues to trade on The NASDAQ Global Market under the symbol “TAST.”

Refinancing of Outstanding Indebtedness

On August 5, 2011, we and Carrols LLC each entered into new and independent financing arrangements, the proceeds from which were used to distribute funds to Carrols to enable Carrols to repay its existing indebtedness, as well as to pay all related fees and expenses. In the first quarter of 2012, Carrols transferred to us $2.5 million of excess cash proceeds from the financings.

On August 5, 2011 we sold $200 million of outstanding notes and entered into a $25 million senior secured revolving credit facility which was undrawn at closing. Effective with the issuance of the outstanding notes, amounts due to Carrols at August 5, 2011 were repaid and, since the spin-off, we have been independently funding our operations including payment to Carrols for our pro-rata share for executive management and administrative support provided by Carrols to us.

In connection with the sale of $200 million of the outstanding notes, we and certain of our subsidiaries entered into a registration rights agreement dated as of August 5, 2011, with Wells Fargo Securities, LLC and Jefferies & Company, Inc. In general, the registration rights agreement provides that we and certain of our subsidiaries agreed to file, and cause to become effective, a registration statement with the SEC in which we offer the holders of the outstanding notes the opportunity to exchange such notes for newly issued notes that have terms which are identical to the outstanding notes that are registered under the Securities Act. Under the registration rights agreement, we are required to file a registration statement for the exchange notes with the SEC within 270 days of August 5, 2011 and will be required to consummate the exchange of the outstanding notes for exchange notes within 360 days of August 5, 2011.

Lease Financing Obligations

For certain of our sale-leaseback transactions, Carrols has guaranteed the lease payments on an unsecured basis or is the primary lessee on the leases associated with certain of our sale-leaseback transactions. In our consolidated financial statements, ASC 840-40 “Sale-Leaseback Transactions”, requires us to classify these leases as lease financing transactions because the guarantee from a related party constitutes continuing involvement and causes the sale to not qualify for sale-leaseback accounting. Under the financing method, the assets remain on our balance sheet and continue to be depreciated and the proceeds we received from these transactions are recorded as a lease financing obligation. Rental payments under these leases are recorded as payments of imputed interest and deemed principal on the underlying financing obligations, rather than rent expense. Lease financing obligations associated with these transactions were $114.2 million at March 31, 2012.

Such leases qualified for sale-leaseback accounting upon the spin-off from Carrols Restaurant Group on May 7, 2012 due to the cure or elimination of certain provisions that previously precluded sale-leaseback accounting (the treatment of such leases as operating leases) in our consolidated financial statements. This was primarily due to guarantees from Carrols, our parent company, prior to spin-off which were considered guarantees from a related party. For the three months ended March 31, 2012, on a pro forma basis if such events occurred as of January 1, 2011 our restaurant rent expense would have been higher by $2.0 million and totaled $6.0 million, depreciation and amortization expense would have been $0.5 million lower and totaled $4.3 million and interest expense would have $2.6 million lower and totaled $5.4 million. Lease financing obligations would have been reduced by $114.2 million and assets subject to lease financing obligations would have been reduced by $80.6 million at March 31, 2012. See “Unaudited Condensed Consolidated Pro Forma Financial Information.”

Future Restaurant Closures

We evaluate the performance of our restaurants on an ongoing basis including an assessment of the current and future operating results of the restaurant and the cost of any necessary future capital improvements. We may elect to close restaurants based on such evaluation. In 2011 we closed two underperforming Pollo Tropical restaurants and one underperforming Taco Cabana restaurant. On March 27, 2012, we closed our five Pollo Tropical restaurants located in New Jersey, after an evaluation of the performance of the individual restaurants, the New Jersey market in general, and our other development alternatives, which resulted in our decision to not pursue any further expansion in this market. As a result of the closing of these Pollo Tropical restaurants, we recorded additional impairment and other lease charges in the first quarter of 2012 of $5.9 million. These charges include asset impairment charges of $4.1 million and other lease charges of $1.7 million, for the accrual of lease liabilities, net of estimated sublease recoveries. In the first quarter of 2012 we also closed one Taco Cabana restaurant at the end of its lease term. We do not anticipate any material impairment charges due to the closure of this Taco Cabana restaurant. We also do not anticipate any additional restaurant closures in 2012.

We do not believe that the future impact on our consolidated results of operations from other restaurant closures will be material, although there can be no assurance in this regard. Our determination of whether to close restaurants in the future is subject to further evaluation and may change.

Executive Summary—Consolidated Operating Performance for the Three Months Ended March 31, 2012

Total revenues increased 9.1% in the first quarter of 2012 to $126.1 million. Comparable restaurant sales in the first quarter of 2012 increased 9.4% at our Pollo Tropical restaurants and increased 6.1% at our Taco Cabana restaurants. The comparable restaurant sales increases at Pollo Tropical were primarily a result of higher customer traffic although average check also increased in the first quarter of 2012. The comparable sales increase at our Taco Cabana restaurants was due both to higher customer traffic and an increase in average check.

Restaurant operating margins in the first quarter of 2012 were negatively impacted by higher food commodity costs at each of our restaurant brands as cost of sales, as a percentage of consolidated restaurant sales, increased to 32.5% from 31.5%. These increases were partially offset by menu price increases taken in the last twelve months at each of our brands. As a percentage of total restaurant sales, restaurant wages and related expenses decreased to 26.9% in the first quarter of 2012 from 27.4% in the first quarter of 2011 due to the effect of higher sales volumes on fixed labor costs at each of our restaurant brands. Advertising expense decreased to 3.4% in the first quarter of 2012 from 3.6% in the first quarter of 2011 primarily from higher sales from promotional activities at Pollo Tropical. Operating results were also favorably impacted by lower utility costs which, as a percentage of total restaurant sales, decreased to 2.9% in the first quarter of 2012 from 3.3% in the first quarter of 2011.

General and administrative expenses increased to $11.1 million in the first quarter of 2012 from $8.9 million in the first quarter of 2011 due in part to higher stock-based compensation expense and other costs of $1.1 million related to the conversion of Carrols Restaurant Group’s outstanding stock options into either shares of Carrols Restaurant Group’s common stock or restricted common stock in connection with the spin-off and the acceleration of vesting of restricted stock awards of our former Chairman upon his departure from our Board of Directors. General and administrative expenses in the first quarter of 2012 also included $0.6 million of legal and other costs incurred in connection with the spin-off and higher administrative bonus accruals of $0.4 million.

Impairment and other lease charges in the first quarter of 2012 were $6.9 million compared to $0.3 million in the first quarter of 2011 and were due to the closure of our five Pollo Tropical restaurants in New Jersey and impairment charges for two Taco Cabana restaurants.

Total interest expense increased $3.1 million to $8.0 million in the first quarter of 2012 due to our refinancing activities in the third quarter of 2011 which included the issuance of the Notes.

Our effective income tax rate in the first quarter of 2012, including discrete tax items, increased to 42.6% from 38.7% in the first quarter of 2011 due primarily to the elimination of Work Opportunity Tax Credits in 2012. If these credits were to be reenacted for 2012 our effective tax rate would be adjusted in the period of reenactment.

As a result of the above, our net loss was $1.9 million in the first quarter of 2012 compared to net income of $3.6 million in the first quarter of 2011.

Executive Summary—Consolidated Operating Performance for the Year Ended December 31, 2011

Total revenues increased 8.2% to $475.0 million from $439.1 million in 2010. Comparable restaurant sales increased 9.9% at our Pollo Tropical restaurants and increased 3.7% at our Taco Cabana restaurants. The comparable restaurant sales increase at our Pollo Tropical restaurants was due to higher customer traffic and, to a lesser extent, an increase in average check. The comparable restaurant sales increase at our Taco Cabana restaurants was driven by an increase in average check.

Restaurant operating margins were negatively impacted in 2011 by higher food costs at each of our restaurant brands as cost of sales, as a percentage of total restaurant sales, increased 1.4% to 32.3% compared to 2010. Commodity cost increases were partially offset by menu price increases taken later in 2010 and in 2011. As a percentage of total restaurant sales, restaurant wages and related expenses decreased to 27.3% in 2011 from 28.0% in 2010 due primarily to the effect of higher sales volumes on fixed labor costs. Operating margins were also favorably impacted by lower utility costs which, as a percentage of total restaurant sales, decreased to 3.5% in 2011 from 3.9% in 2010, and the effect of higher sales volumes on fixed operating costs including rent.

General and administrative expenses increased to $37.5 million from $32.9 million in 2010 due primarily to higher administrative bonus accruals, higher stock-based compensation expense and our allocated portion of the costs and related expenses incurred by Carrols in connection with our spin-off.

Total interest expense increased $4.1 million to $24.0 million in 2011 due to our refinancing activities in the third quarter which included our issuance of the outstanding notes.

Our effective income tax rate decreased to 32.7% in 2011 from 34.8% in 2010 due primarily to an increase in employment related tax credits in 2011.

As a result of the above, net income in 2011 increased to $9.5 million compared to $7.0 million in 2010.

Results of Operations

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

The following table sets forth, for the three months ended March 31, 2012 and 2011, selected operating results as a percentage of consolidated restaurant sales:

	Three Months Ended March 31,
	2012	2011
Restaurant sales:
Pollo Tropical	45.7%	45.1%
Taco Cabana	54.3%	54.9%

Total restaurant sales	100.0%	100.0%
Costs and expenses:
Cost of sales	32.5%	31.5%
Restaurant wages and related expenses	26.9%	27.4%
Restaurant rent expense	3.2%	3.5%
Other restaurant operating expenses	12.6%	12.8%
Advertising expense	3.4%	3.6%
General and administrative expenses	8.8%	7.7%

Since the beginning of the first quarter of 2011 through the end of the first quarter of 2012, we have opened two new Pollo Tropical restaurants and four new Taco Cabana restaurants. During the same period we closed seven Pollo Tropical restaurants and two Taco Cabana restaurants.

Total restaurant sales increased 9.0% to $125.6 million in the first quarter of 2012 from $115.3 million in the first quarter of 2011. Pollo Tropical restaurant sales in the first quarter of 2012 increased 10.4% to $57.3 million due primarily to an increase in comparable restaurant sales of 9.4% due primarily to a 6.7% increase in customer traffic and a 2.4% increase in average check, compared to the first quarter of 2011. In addition, two restaurants opened since the beginning of the first quarter of 2011 contributed $1.3 million in additional restaurant sales in the first quarter. The effect of menu price increases taken at our Pollo Tropical restaurants in the last twelve months was approximately 3.8%.

Taco Cabana restaurant sales in the first quarter of 2012 increased 7.8% to $68.2 million due primarily to an increase in comparable restaurant sales of 6.1% in the first quarter of 2012 resulting from a 3.9% increase in average check due primarily from menu price increases and a 2.3% increase in customer traffic. The effect of menu price increases taken in the last twelve months was approximately 3.6%. In addition, we opened four restaurants since the beginning of the first quarter of 2011 which contributed $1.7 million in additional restaurant sales in the first quarter of 2012.

Pollo Tropical Operating Costs and Expenses (percentages stated as a percentage of Pollo Tropical restaurant sales). Pollo Tropical cost of sales increased to 33.4% in the first quarter of 2012 from 33.0% in the first quarter of 2011 due primarily to higher commodity prices (1.0%), including chicken (0.4%) and increased costs related to new menu offerings, partially offset by the effect of menu price increases. Pollo Tropical restaurant wages and related expenses decreased to 23.2% in the first quarter of 2012 from 23.7% in the first quarter of 2011 due primarily to the effect of higher sales volumes on fixed labor costs (0.7%) partially offset by higher medical insurance claims. Pollo Tropical other restaurant operating expenses were 12.2% in both the first quarter of 2012 and 2011 as the effect of lower utility costs (0.3%) was offset by higher repairs and maintenance expense. Pollo Tropical advertising expense decreased to 2.2% in the first quarter of 2012 from

2.5% in the first quarter of 2011 due to higher sales volumes from promotional activities. For all of 2012 we anticipate advertising expense to be range between 2.8% to 3.0% of Pollo Tropical restaurant sales.

Taco Cabana Operating Costs and Expenses (percentages stated as a percentage of Taco Cabana restaurant sales). Taco Cabana cost of sales increased to 31.7% in the first quarter of 2012 from 30.3% in the first quarter of 2011 due primarily to higher commodity prices (2.4%) including beef fajita meat (1.2%) partially offset by the effect of menu price increases taken in the last twelve months. Taco Cabana restaurant wages and related expenses decreased to 30.1% in the first quarter of 2012 from 30.5% in the first quarter of 2011 due primarily to the effect of higher sales volumes on fixed labor costs. Taco Cabana other restaurant operating expenses decreased to 13.0% in the first quarter of 2012 from 13.3% in the first quarter of 2011 due primarily to lower utility costs (0.4%) partially offset by higher repair and maintenance expenses (0.2%). Taco Cabana advertising expense was 4.4% in both the first quarter of 2012 and the first quarter of 2011. For all of 2012 we anticipate advertising expense to range between 4.0% to 4.2% of Taco Cabana restaurant sales.

Consolidated Restaurant Rent Expense. Restaurant rent expense, as a percentage of total restaurant sales, decreased to 3.2% in the first quarter of 2012 from 3.5% in the first quarter of 2011 due primarily to the effect of restaurant sales increases at both our restaurant brands on fixed rental costs.

Consolidated General and Administrative Expenses. General and administrative expenses increased to $11.1 million in the first quarter of 2012 from $8.9 million in the first quarter of 2011 and, as a percentage of total restaurant sales, increased to 8.8% compared to 7.7% in the first quarter of 2011, due in part to higher stock-based compensation expense and other costs of $1.1 million related to the conversion of Carrols Restaurant Group’s outstanding stock options into either shares of Carrols Restaurant Group’s common stock or restricted common stock in connection with the spin-off and the acceleration of vesting of restricted stock awards of our former Chairman upon his departure from our Board of Directors. General and administrative expenses in the first quarter of 2012 also included $0.6 million of legal and other costs incurred in connection with the spin-off and higher administrative bonus accruals of $0.4 million.

Adjusted Segment EBITDA. Due to the factors above, Adjusted Segment EBITDA for our Pollo Tropical restaurants increased to $11.2 million in the first quarter of 2012 from $9.9 million in the first quarter of 2011. Adjusted Segment EBITDA for our Taco Cabana restaurants decreased to $6.2 million in the first quarter of 2012 from $6.3 million in the first quarter of 2011. General and administrative expenses for each segment includes general and administrative expenses related directly to the segment as well as allocated expenses associated with administrative support for executive management, information systems and certain accounting, legal and other administrative functions.

Depreciation and Amortization. Depreciation and amortization expense was $4.8 million in both the three months ended March 31, 2012 and 2011.

Impairment and Other Lease Charges. Impairment and other lease charges of $6.9 million in the first quarter of 2012 consisted of asset impairment charges of $4.1 million and lease charges of $1.8 million associated with the closure of our five Pollo Tropical restaurants in New Jersey in the first quarter of 2012 and $1.0 million of asset impairment charges for two Taco Cabana restaurants. Two of the five closed Pollo Tropical restaurants’ assets were previously impaired in 2011. Impairment and other lease charges were $0.3 million in the first quarter of 2011 which included $0.2 million in lease charges for a Pollo Tropical restaurant that was closed in the first quarter of 2011 and whose assets were previously impaired in 2010.

Interest Expense. Consolidated interest expense increased $3.1 million to $8.0 million in the first quarter of 2012 due to our refinancing activities in the third quarter of 2011 which included the issuance of the Notes. The weighted average interest rate on our long-term debt, excluding lease financing obligations, was 8.9% in the first quarter of 2012. Interest expense on lease financing obligations was $3.0 million in the first quarter of 2012 and $2.8 million in the first quarter of 2011.

Provision (Benefit) for Income Taxes. The benefit for income taxes for the first quarter of 2012 was derived using an estimated effective annual income tax rate for 2011 of 42.6%, which excluded discrete tax adjustments. Discrete tax adjustments increased the benefit for income taxes by $56,000 in the first quarter of 2012. The provision for income taxes for the first quarter of 2011 was derived using an estimated effective annual income tax rate for 2011 of 38.7%. Discrete tax adjustments decreased the provision for income taxes by $11,000 in the first quarter of 2011.

Net Income (Loss). As a result of the foregoing, we had a net loss of $1.9 million in the first quarter of 2012 compared to net income of $3.6 million in the first quarter of 2011.

Fiscal 2011 (52 weeks) Compared to Fiscal 2010 (52 weeks)

The following table sets forth, for the years ended December 31, 2011, 2010 and 2009, selected operating results as a percentage of consolidated restaurant sales:

	Year Ended December 31,
	2011	2010	2009
Restaurant sales:
Pollo Tropical	44.0%	42.5%	41.0%
Taco Cabana	56.0%	57.5%	59.0%

Total restaurant sales	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	32.3%	30.9%	30.7%
Restaurant wages and related expenses	27.3%	28.0%	27.9%
Restaurant rent expense	3.6%	3.8%	4.1%
Other restaurant operating expenses	13.1%	13.7%	14.0%
Advertising expense	3.4%	3.5%	3.5%
General and administrative expenses	7.9%	7.5%	7.5%

In 2011, we opened two new Pollo Tropical restaurants and four new Taco Cabana restaurants. During the same period we closed two Pollo Tropical restaurants and one Taco Cabana restaurant.

Restaurant Sales. Total restaurant sales in 2011 increased 8.2% to $473.2 million from $437.5 million in 2010.

Pollo Tropical restaurant sales increased 11.9% to $208.1 million due primarily to an increase in comparable restaurant sales of 9.9% resulting from an increase in customer traffic of approximately 8.0% and a 1.9% increase in average check. The effect of menu price increases in 2011 was 1.5%. In addition, four restaurants opened since the beginning of 2010 contributed $5.9 million in additional sales in 2011.

Taco Cabana restaurant sales increased 5.4% to $265.1 million due primarily to a 3.7% increase in comparable restaurant sales resulting from an increase in average check of 4.4% compared to 2010. The effect of menu price increases in 2011 was 2.9%. In addition, five restaurants opened since the beginning of 2010 contributed $5.6 million in additional sales in 2011.

Pollo Tropical Operating Costs and Expenses (percentages stated as a percentage of Pollo Tropical restaurant sales). Pollo Tropical cost of sales increased to 33.4% in 2011 from 32.3% in 2010 due primarily to higher commodity prices (1.4%) including chicken (0.8%), and fuel surcharges, partially offset by favorable menu item sales mix shifts and the effect of menu price increases. Pollo Tropical restaurant wages and related expenses decreased to 23.6% in 2011 from 24.7% in 2010 due primarily to the effect of higher sales volumes on fixed labor costs and by lower workers compensation claim costs (0.5%). Pollo Tropical other restaurant operating expenses decreased to 12.5% in 2011 from 13.0% in 2010 due primarily to lower real estate taxes (0.3%), lower utility costs and the effect of higher sales volumes on other fixed operating costs. Pollo Tropical advertising expense was 2.8% in both 2011 and 2010.

Taco Cabana Operating Costs and Expenses (percentages stated as a percentage of Taco Cabana restaurant sales). Taco Cabana cost of sales increased to 31.4% in 2011 from 29.9% in 2010 due primarily to higher commodity prices (2.1%) including beef fajita price increases (0.9%), partially offset by the effect of menu price increases taken since the beginning of 2010. Taco Cabana restaurant wages and related expenses decreased to 30.2% in 2011 from 30.5% in 2010 due primarily to the effect of higher sales volumes on fixed labor costs and lower medical claim costs (0.3%). Taco Cabana other restaurant operating expenses decreased to 13.5% in 2011 from 14.3% in 2010 due primarily to lower utility costs (0.4%), the reduction of operating supply costs and the effect of higher sales volumes on other fixed operating costs. Taco Cabana advertising expense decreased slightly to 4.0% in 2011 from 4.1% in 2010.

Consolidated Restaurant Rent Expense. Restaurant rent expense, as a percentage of total restaurant sales, decreased to 3.6% in 2011 from 3.8% in 2010 due primarily to the effect of sales increases at our restaurants on fixed rental costs.

Consolidated General and Administrative Expenses. General and administrative expenses increased $4.6 million in 2011 to $37.5 million and, as a percentage of total restaurant sales, increased to 7.9% from 7.5% in 2010 due in part to an increase of $1.2 million in performance-based administrative bonus accruals and higher allocated stock-based compensation expense of $0.7 million. General and administrative expenses included total allocated Carrols’ corporate expenses for executive management, information systems and certain accounting, legal and other administrative functions of $11.0 million and $9.1 million for 2011 and 2010, respectively, including costs and related expenses of $0.9 million incurred in connection with our planned spin-off.

Adjusted Segment EBITDA. As a result of the factors above, Adjusted Segment EBITDA for our Pollo Tropical restaurants increased to $35.6 million in 2011 from $30.1 million in 2010. Adjusted Segment EBITDA for our Taco Cabana restaurants decreased to $26.8 million in 2011 from $27.3 million in 2010.

Depreciation and Amortization. Depreciation and amortization expense increased to $19.5 million in 2011 from $19.1 million in 2010 due primarily from our capital expenditures in 2011 of $22.9 million.

Impairment and Other Lease Charges. In 2011 we recorded total impairment and other lease charges of $2.7 million which included other lease charges of $1.2 million associated with five closed Pollo Tropical restaurants, $0.2 million of lease charges for two closed Taco Cabana restaurants and a $1.3 million impairment charge for an underperforming Pollo Tropical restaurant.

In 2010 we recorded total impairment and other lease charges of $6.6 million which included impairment charges of $3.9 million for four underperforming Pollo Tropical restaurants and $1.4 million for two underperforming Taco Cabana restaurants. We also recorded other lease charges of $0.7 million for non-operating Pollo Tropical restaurant properties and $0.5 million for non-operating Taco Cabana restaurant properties.

Interest Expense. Total interest expense increased $4.1 million to $24.0 million in 2011 due primarily to higher debt balances resulting from our refinancing in the third quarter of 2011. Interest expense on lease financing obligations increased to $11.3 million in 2011 from $10.9 million in 2010.

Provision for Income Taxes. The effective tax rate for 2011 decreased to 32.7% from 34.8% in 2010 due primarily from higher Work Opportunity Tax Credits and the HIRE act retention tax credit in 2011.

Net Income. As a result of the foregoing, net income was $9.5 million in 2011 compared to $7.0 million in 2010.

Fiscal 2010 (52 Weeks) Compared to Fiscal 2009 (53 weeks)

In 2010 we opened two new Pollo Tropical restaurants and one new Taco Cabana restaurant. In 2010 we also closed two Pollo Tropical restaurants and two Taco Cabana restaurants. The 2010 fiscal year contained 52 weeks compared to 53 weeks in 2009. The effect of the additional week in 2009 resulted in additional restaurant sales of $7.2 million, operating income of approximately $1.7 million and net income of approximately $1.1 million.

Restaurant Sales. Total restaurant sales increased in 2010 to $437.5 million from $430.5 million in 2009, which included $7.2 million of additional restaurant sales from the additional week in 2009. On a comparable 52 week basis, restaurant sales increased 3.4%.

Pollo Tropical restaurant sales were $186.0 million and increased $9.5 million in 2010, net of a $2.9 million decrease from one less week than in 2009. On a comparable 52 week basis, Pollo Tropical restaurant sales increased 7.2% due to an increase in comparable restaurant sales of 7.4% attributable to higher customer traffic. There were no menu price increases in 2010. The average check in 2010 at our Pollo Tropical restaurants decreased 3.0% which reflected the effect of menu mix changes and product promotions.

Taco Cabana restaurant sales were $251.5 million and decreased $2.5 million in 2010, including a $4.3 million decrease from one less week in 2009. On a comparable 52 week basis, Taco Cabana restaurant sales increased 0.7% due primarily to an increase in comparable restaurant sales in 2010 of 0.3% attributable to higher customer traffic. The effect of menu price increases taken in 2010 was approximately 1.2% in 2010 although our average check at our Taco Cabana restaurants decreased 0.9% in 2010 compared to 2009 reflecting the effect of menu mix changes and product promotions.

Pollo Tropical Operating Costs and Expenses (percentages stated as a percentage of Pollo Tropical restaurant sales). Pollo Tropical cost of sales decreased to 32.3% in 2010 from 33.0% in 2009 due primarily to lower commodity prices (0.3%), including lower rice and chicken prices, and higher margins on new menu items compared to the prior year, partially offset by higher promotional discounting. Pollo Tropical restaurant wages and related expenses decreased to 24.7% in 2010 from 24.9% in 2009 due primarily to the effect of higher sales volumes on fixed labor costs partially offset by higher workers compensation claim costs (0.2%). Pollo Tropical other restaurant operating expenses decreased to 13.0% in 2010 from 13.8% in 2009 due primarily to lower utility costs (0.8%) and the effect of higher sales volumes on fixed operating costs, partially offset by higher repair and maintenance expenses associated with upgrading our restaurants (0.2%). Pollo Tropical advertising expense increased to 2.8% in 2010 from 2.7% in 2009 due to higher media spending in 2010.

Taco Cabana Operating Costs and Expenses (percentages stated as a percentage of Taco Cabana restaurant sales). Taco Cabana cost of sales increased to 29.9% in 2010 from 29.0% in 2009 due primarily to lower margins on menu item promotions in 2010 (0.5%) and higher commodity prices, including cheese and produce, (0.5%), partially offset by the effect of menu price increases in 2010. Taco Cabana restaurant wages and related expenses increased to 30.5% in 2010 from 30.0% in 2009 due primarily to the effect of wage rate increases on relatively flat sales volumes and higher workers compensation and medical claim costs (0.3%). Taco Cabana other restaurant operating expenses increased to 14.3% in 2010 from 14.2% in 2009 as higher repair and maintenance and other related costs to upgrade our restaurants were partially offset by lower utility costs (0.2%). Taco Cabana advertising expense increased slightly to 4.1% in 2010 from 4.0% in 2009.

Consolidated Restaurant Rent Expense. Restaurant rent expense, as a percentage of total restaurant sales, decreased to 3.8% in 2010 from 4.1% in 2009 due primarily to the effect of sales increases at our Pollo Tropical restaurants on fixed rental costs.

Consolidated General and Administrative Expenses. General and administrative expenses increased $0.7 million in 2010 to $32.9 million and, as a percentage of total restaurant sales, were 7.5% in both 2010 and 2009. The increase in 2010 was due to higher salary costs of $1.0 million. General and administrative expenses include total allocated Carrols’ corporate expenses for executive management, information systems, stock-based compensation expense and certain accounting, legal and other administrative functions of $10.1 million and $10.4 million for the years ended December 31, 2010 and 2009, respectively.

Adjusted Segment EBITDA. As a result of the factors set forth above, Adjusted Segment EBITDA for our Pollo Tropical restaurants increased to $30.1 million in 2010 from $25.3 million in 2009. Adjusted Segment EBITDA for our Taco Cabana restaurants decreased to $27.3 million from $30.5 million in 2009.

Depreciation and Amortization. Depreciation and amortization expense decreased to $19.1 million from $19.7 million in 2009 due primarily to lower depreciation associated with our Taco Cabana restaurants.

Impairment and Other Lease Charges. Impairment and other lease charges were $6.6 million in 2010 compared to $2.3 million in 2009. Impairment and other lease charges in 2010 related to our Pollo Tropical restaurants were $4.7 million in 2010 and included $3.2 million for three underperforming Pollo Tropical restaurants, $0.7 million to reduce the fair market value of a previously impaired Pollo Tropical restaurant and $0.7 million in additional lease charges for non-operating Pollo Tropical properties. Impairment and other lease charges in 2010 related to our Taco Cabana restaurants were $1.9 million in 2010 and included $1.1 million for an underperforming Taco Cabana restaurant, $0.3 million to reduce the fair market value of a previously impaired Taco Cabana restaurant and $0.5 million in additional lease charges for non-operating Taco Cabana restaurant properties.

Interest Expense. Total interest expense decreased $0.5 million to $19.9 million in 2010 from $20.4 million in 2009 due to a reduction in our total outstanding indebtedness, including amounts due to Carrols, since the beginning of 2009. Interest expense on lease financing obligations increased to $10.9 million in 2010 compared to $10.6 million in 2009.

Provision for Income Taxes. The effective tax rate for 2010 decreased to 34.8% from 37.6% in 2009 due in part to higher Work Opportunity Tax Credits in 2010 and the effect of this increase on lower consolidated pretax income in 2010 compared to 2009.

Net Income. As a result of the foregoing, net income was $7.0 million in 2010 compared to $8.4 million in 2009.

Liquidity and Capital Resources

We do not have significant receivables or inventory and receive trade credit based upon negotiated terms in purchasing food products and other supplies. We are able to operate with a substantial working capital deficit because:

•	restaurant operations are primarily conducted on a cash basis;

•	rapid turnover results in a limited investment in inventories; and

•	cash from sales is usually received before related liabilities for food, supplies and payroll become due.

Since 2009, our spending on new restaurant development was limited in order to utilize our free cash flow to reduce Carrols’ outstanding indebtedness and financial leverage as well as reduce our amounts due to Carrols, prior to our financing in August 2011. We have continued to moderate new restaurant growth in 2011.

On August 5, 2011, we and Carrols LLC each entered into new and independent financing arrangements, the proceeds from which were used to distribute funds to Carrols to enable Carrols to repay its existing indebtedness, as well as to pay accrued interest and all related fees and expenses. On August 5, 2011 we sold $200 million of notes and entered into a $25 million senior secured revolving credit facility which was undrawn at closing. Excess cash generated from the financings was approximately $9.5 million, including the disbursement of funds prior to the spin-off to Fiesta Restaurant Group and Carrols LLC. In January 2012, Carrols disbursed $2.5 million of the excess cash from the financings to us and the balance to Carrols LLC.

Interest payments under our debt obligations, capital expenditures and payments related to our lease obligations represent significant liquidity requirements for us. We believe cash generated from our operations, availability of borrowing under our revolving credit facility and proceeds from any sale-leaseback transactions which we may choose to do will provide sufficient cash availability to cover our anticipated working capital needs, capital expenditures and debt service requirements for the next twelve months.

Operating activities. Net cash used for operating activities for the first quarter of 2012 was $0.4 million compared to net cash provided from operating activities for the three months ended March 31, 2011 of $6.2 million. This decrease of $6.6 million, compared to the first quarter of 2011, was due primarily to an increase in the components of net working capital of $7.2 million and an increase in deferred income tax assets of $1.8 million partially offset by an increase in net income, adjusted for non-cash items including depreciation and amortization, impairment and other lease charges and stock-based compensation expense. Net cash provided from operating activities for the years ended December 31, 2011, 2010 and 2009 was $43.2 million, $32.5 million and $33.2 million, respectively. Net cash provided by operating activities in 2011 increased $10.6 million compared to 2010 due primarily to an increase in cash of $10.6 million from changes in the components of net working capital, including deferred income taxes. Net cash provided by operating activities in 2010 decreased $0.7 million compared to 2009 due primarily to a decrease in cash of $3.5 million from changes in the components of net working capital, including deferred tax assets.

Investing activities. Net cash used for investing activities for the three months ended March 31, 2012 and 2011 was $10.6 million and $3.3 million, respectively, and for the years ended December 31, 2011, 2010 and 2009 was $15.1 million, $21.4 million and $17.3 million, respectively.

Capital expenditures are the largest component of our investing activities and include: (1) new restaurant development, which may include the purchase of real estate; (2) restaurant remodeling, which includes the renovation or rebuilding of the interior and exterior of our existing restaurants; (3) other restaurant capital expenditures, which include capital maintenance expenditures for the ongoing reinvestment and enhancement of our restaurants; and (4) corporate and restaurant information systems including expenditures in 2009 for new point-of-sale systems for all of our Pollo Tropical restaurants.

The following table sets forth our capital expenditures for the periods presented (in thousands):

	Pollo Tropical	Taco Cabana	Other	Consolidated
Three Months Ended March 31, 2012
New restaurant development	$3,701	$1,664	$—	$5,365
Restaurant remodeling	—	1,273	—	1,273
Other restaurant capital expenditures (1)	824	868	—	1,692
Corporate and restaurant information systems	25	95	93	213

Total capital expenditures	$4,550	$3,900	$93	$8,543

Number of new restaurant openings	—	—		—

Three months ended March 31, 2011:
New restaurant development	$98	$2,445	$—	$2,543
Restaurant remodeling	748	769	—	1,517
Other restaurant capital expenditures (1)	346	627	—	973
Corporate and restaurant information systems	—	—	92	92

Total capital expenditures	$1,192	$3,841	$92	$5,125

Number of new restaurant openings	—	1		1

Year Ended December 31, 2011:
New restaurant development	$4,956	$7,620	$—	$12,576
Restaurant remodeling	2,547	1,888	—	4,435
Other restaurant capital expenditures (1)	2,210	2,830	—	5,040
Corporate and restaurant information systems	528	185	101	814

Total capital expenditures	$10,241	$12,523	$101	$22,865

Number of new restaurant openings	2	4		6

Year Ended December 31, 2010:
New restaurant development	$5,832	$5,550	$—	$11,382
Restaurant remodeling	1,733	4,952	—	6,685
Other restaurant capital expenditures (1)	2,326	2,852	—	5,178
Corporate and restaurant information systems	90	63	—	153

Total capital expenditures	$9,981	$13,417	$—	$23,398

Number of new restaurant openings	2	1		3

Year Ended December 31, 2009:
New restaurant development	$660	$7,129	$—	$7,789
Restaurant remodeling	510	1,534	—	2,044
Other restaurant capital expenditures (1)	1,117	2,453	—	3,570
Corporate and restaurant information systems	2,663	61	—	2,724

Total capital expenditures	$4,950	$11,177	$—	$16,127

Number of new restaurant openings	1	4		5

(1)	Excludes restaurant repair and maintenance expenses included in other restaurant operating expenses in our consolidated financial statements. For the three months ended March 31, 2012 and 2011 and the years ended December 31, 2011, 2010 and 2009, these restaurant repair and maintenance expenses were approximately $3.2 million, $2.7 million, $10.7 million, $9.5 million and $8.9 million, respectively.

For 2012 we anticipate that total capital expenditures will range from $42 million to $46 million, although the actual amount of capital expenditures may differ from these estimates. Capital expenditures for 2012 are expected to include approximately $25 million to $28 million for the development of new restaurants and purchase of related real estate for the opening of ten to twelve new restaurants. Capital expenditures in 2012 also are expected to include expenditures of approximately $16 million to $17 million for the ongoing reinvestment in our restaurant concepts for remodeling costs and capital maintenance expenditures and approximately $1 million of other expenditures.

Investing activities also include sale-leaseback transactions related to our restaurant properties, the net proceeds from which were $1.9 million in the first quarter of 2011, $7.8 million in 2011 and $3.4 million in 2010. There were no sale-leaseback transactions in the first quarter of 2012. In 2009 we also sold one non-operating property for net proceeds of $0.6 million. The net proceeds from these sales prior to August 5, 2011 were used to reduce borrowings under Carrols’ prior senior credit facility. In the first quarter of 2012, and the years ended December 31, 2010 and 2009 we had expenditures related to the purchase of restaurant properties to be sold in future sale-leaseback transactions of $2.1 million, $1.3 million and $1.7 million, respectively.

Financing activities. Net cash provided by financing activities for the three months ended March 31, 2012 was $2.1 million from the transfer by Carrols to us of $2.5 million of excess cash proceeds from the 2011 financings. Net cash used for financing activities for the years ended December 31, 2011, 2010 and 2009 was $17.0 million, $12.4 million and $14.6 million, respectively. As a result of our issuance of the notes and the administrative services provided to us from Carrols in 2011, we made payments to Carrols of $139.0 million in 2011 and a dividend payment to Carrols of $75.5 million in the third quarter of 2011. In 2011 we deferred $7.5 million of financing costs pertaining to our financing transactions discussed above. In the first quarter of 2012, we made payments to Carrols of $0.4 million.

During the second quarter of 2011, we entered into a sale-leaseback transaction for a restaurant property that did not qualify for sale-leaseback accounting and the net proceeds of $1.7 million were recorded as a lease financing obligation. During the third quarter of 2011 the condition that precluded sale-leaseback accounting was cured. In 2010 and 2009 we also had proceeds from lease financing obligations of $5.9 million and $4.6 million, respectively.

Net cash used for financing activities for the years ended December 31, 2010 and 2009 also included net repayments of indebtedness to Carrols of $18.0 million and $19.0 million, respectively.

Indebtedness. At April 1, 2012, we had total long-term debt outstanding (including current portion) of $324.2 million consisting of $200.0 million of notes, $123.2 million of lease financing obligations and $1.0 million of capital lease obligations.

New Senior Secured Revolving Credit Facility. On August 5, 2011 we entered into a new first lien senior secured revolving credit facility providing for aggregate revolving credit borrowings of up to $25.0 million (including $10.0 million available for letters of credit). Our revolving credit facility also provides for incremental increases of up to $5.0 million, in the aggregate, to the revolving credit borrowings available under the facility, and matures on February 5, 2016. Borrowings under the facility bear interest at a per annum rate, at our option, of either (all terms as defined in the revolving credit facility):

1) the Alternate Base Rate plus the applicable margin of 2.0% to 2.75% based on our Adjusted Leverage Ratio (with a margin of 2.5% at April 1, 2012), or

2) the LIBOR Rate plus the applicable margin of 3.0% to 3.75% based on our Adjusted Leverage Ratio (with a margin of 3.5% at April 1, 2012).

Our obligations under the revolving credit facility are guaranteed by all of our material subsidiaries and are secured by a first priority lien on substantially all of our assets and those of our material subsidiaries (including a pledge of all of the capital stock and equity interests of our material subsidiaries).

The revolving credit facility contains certain covenants, including, without limitation, those limiting our and our guarantor subsidiaries’ ability to, among other things, incur indebtedness, incur liens, sell or acquire assets or businesses, change the character of its business in all material respects, engage in transactions with related parties, make certain investments, make certain restricted payments or pay dividends. In addition, the revolving credit facility requires us to meet certain financial ratios, including a Fixed Charge Coverage Ratio and Adjusted Leverage Ratio (all as defined under the revolving credit facility).

Our senior secured credit facility contains customary default provisions, including without limitation, a cross default provision pursuant to which it is an event of default under this facility if there is a default under any of our indebtedness having an outstanding principal amount of $2.5 million or more which results in the acceleration of such indebtedness prior to its stated maturity or is caused by a failure to pay principal when due. As of January 1, 2012, we were in compliance with the covenants under our revolving credit facility. After reserving $9.4 million for letters of credit guaranteed by the facility, $15.6 million was available for borrowing at April 1, 2012.

Notes. On August 5, 2011, we issued $200.0 million of notes pursuant to an indenture dated as of August 5, 2011 governing such notes. The notes mature and are payable on August 15, 2016. Interest is payable semi-annually on February 15 and August 15 with the first interest payment due on February 15, 2012. The notes are guaranteed by all of our material subsidiaries and are secured by second-priority liens on substantially all of our material subsidiaries assets (including a pledge of all of the capital stock and equity interests of our material subsidiaries).

The notes are redeemable at our option in whole or in part at any time after February 15, 2014 at a price of 104.438% of the principal amount plus accrued and unpaid interest, if any, if redeemed before February 15, 2015, 102.219% of the principal amount plus accrued and unpaid interest, if any, if redeemed after February 15, 2015 but before February 15, 2016 and 100% of the principal amount plus accrued and unpaid interest, if any, if redeemed after February 15, 2016. Prior to February 14, 2014, we may redeem some or all of the notes at a redemption price of 100% of the principal amount of each note plus accrued and unpaid interest, if any, and a make-whole premium. In addition, at any time prior to February 15, 2014, we may redeem up to 35% of the notes with the net cash proceeds from specified equity offerings at a redemption price equal to 108.875% of the principal amount of each note to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

The indenture governing the notes includes certain covenants, including limitations and restrictions on us and our material subsidiaries who are guarantors under such indenture to incur additional debt, issue preferred stock, pay dividends or make distributions in respect of capital stock or make certain other restricted payments or investments, incur liens, sell assets, enter into transactions with affiliates, agree to payment restrictions affecting certain of its material subsidiaries and enter into mergers, consolidations or sales of all or substantially all of our or our material subsidiaries’ assets. These covenants are subject to certain exceptions and qualifications including, without limitation, permitting the spin-off.

The indenture governing the notes contains customary default provisions, including without limitation, a cross default provision pursuant to which it is an event of default under the notes and the indenture if there is a default under any of our indebtedness having an outstanding principal amount of $15.0 million or more which results in the acceleration of such indebtedness prior to its stated maturity or is caused by a failure to pay principal when due. We were in compliance as of April 1, 2012 with the restrictive covenants of the indenture governing the notes.

Contractual Obligations

The following table summarizes our contractual obligations and commitments as of March 31, 2012 (in thousands):

	Payments due by period
Contractual Obligations	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Long-term debt obligations, including interest (1)	$279,875	$17,750	$35,500	$226,625	$—
Capital lease obligations, including interest (2)	1,678	141	268	1,153	116
Operating lease obligations (3)	199,023	18,135	34,910	32,232	113,746
Lease financing obligations, including interest (4)	245,085	10,997	22,137	22,858	189,093

Total contractual obligations	$725,661	$47,023	$92,815	$282,868	$302,955

(1)	Our long-term debt at April 1, 2012, included $200.0 million of outstanding notes. Total interest payments on our outstanding notes of $79.7 million for all years presented are included at the coupon rate of 8.875%.
(2)	Includes total interest of $0.7 million for all years presented.
(3)	Represents the aggregate minimum lease payments under operating leases. Many of our leases also require contingent rent based on a percentage of sales in addition to the minimum base rent and require expenses incidental to the use of the property, all of which have been excluded from this table.
(4)	Includes total interest of $121.8 million for all years presented.

We have not included in the contractual obligations table payments we may make for workers’ compensation, general liability and employee healthcare claims for which we pay all claims, subject to annual stop-loss limitations both for individual claims and claims in the aggregate. The majority of our recorded liabilities related to self-insured employee health and insurance plans represent estimated reserves for incurred claims that have yet to be filed or settled.

Long-Term Debt Obligations. Refer to Note 8 of our Consolidated Financial Statements for details of our long-term debt.

Capital Lease and Operating Lease Obligations. Refer to Note 6 of our Consolidated Financial Statements for details of our capital lease and operating lease obligations.

Lease Financing Obligations. Refer to Note 9 of our Consolidated Financial Statements for details of our lease financing obligations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements other than our operating leases, which are primarily for our restaurant properties and not recorded on our consolidated balance sheet.

Inflation

The inflationary factors that have historically affected our results of operations include increases in food and paper costs, labor and other operating expenses and energy costs. Wages paid in our restaurants are impacted by changes in the Federal and state hourly minimum wage rates. Accordingly, changes in the Federal and state hourly minimum wage rates directly affect our labor costs. We typically attempt to offset the effect of inflation, at least in part, through periodic menu price increases and various cost reduction programs. However, no assurance can be given that we will be able to offset such inflationary cost increases in the future.

Application of Critical Accounting Policies

Our consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. Preparing consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. These estimates and assumptions are affected by the application of our accounting policies. Our significant accounting policies are described in the “Significant Accounting Policies” footnote in the notes to our Consolidated Financial Statements. Critical accounting estimates are those that require application of management’s most difficult, subjective or complex judgments, often as a result of matters that are inherently uncertain and may change in subsequent periods.

Sales recognition at our company-owned and operated restaurants is straightforward as customers pay for products at the time of sale and inventory turns over very quickly. Payments to vendors for products sold in the restaurants are generally settled within 30 days. The earnings reporting process is covered by our system of internal controls and generally does not require significant management estimates and judgments. However, critical accounting estimates and judgments, as noted below, are inherent in the assessment and recording of accrued occupancy costs, insurance liabilities, income taxes, the valuation of goodwill and intangible assets for impairment, assessing impairment of long-lived assets and lease accounting matters. While we apply our judgment based on assumptions believed to be reasonable under the circumstances, actual results could vary from these assumptions. It is possible that materially different amounts would be reported using different assumptions.

Accrued occupancy costs. We make estimates of accrued occupancy costs pertaining to closed restaurant locations on an ongoing basis. These estimates require assessment and continuous evaluation of a number of factors such as the remaining contractual period under our lease obligations, the amount of sublease income we are able to realize on a particular property and estimates of other costs such as property taxes. Differences between actual future events and prior estimates could result in adjustments to these accrued costs. Total accrued occupancy costs pertaining to closed restaurant locations was $3.8 million at April 1, 2012.

Insurance liabilities. We are insured for workers’ compensation, general liability and medical insurance claims under policies where we pay all claims, subject to annual stop-loss limitations both for individual claims and claims in the aggregate. At April 1, 2012, we had $3.8 million accrued for these insurance claims. We record insurance liabilities based on historical and industry trends, which are continually monitored, and adjust accruals as warranted by changing circumstances. Since there are estimates and assumptions inherent in recording these insurance liabilities, including the ability to estimate the future development of incurred claims based on historical trends or the severity of the claims, differences between actual future events and prior estimates and assumptions could result in adjustments to these liabilities.

Evaluation of Goodwill. We must evaluate our recorded goodwill for impairment on an ongoing basis. We have elected to conduct our annual impairment review of goodwill assets at December 31. Our review at January 1, 2012 indicated there was no impairment as of that date. In reviewing goodwill for impairment, we compare the net book values of our reporting units to their estimated fair values. In determining the estimated fair values of the reporting units, we employ a combination of a discounted cash flow analysis and a market-based approach. Assumptions include our anticipated growth rates and the weighted average cost of capital. The results of these analyses are corroborated with other value indicators where available, such as comparable company earnings multiples. This annual evaluation of goodwill requires us to make estimates and assumptions to determine the fair value of our reporting units including projections regarding future operating results and market values. We had two reporting units with goodwill balances as of our most recent measurement date. The fair value exceeded the carrying value of our respective reporting units by almost 70% for our Pollo Tropical restaurants and more than 50% for our Taco Cabana restaurants. These estimates may differ from actual future events and if these estimates or related projections change in the future, we may be required to record impairment charges for these assets.

Impairment of Long-lived Assets. We assess the potential impairment of long-lived assets, principally property and equipment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. We determine if there is impairment at the restaurant level by comparing undiscounted future cash flows from the related long-lived assets to their respective carrying values. In determining future cash flows, significant estimates are made by us with respect to future operating results of each restaurant over its remaining lease term, including sales trends, labor rates, commodity costs and other operating cost assumptions. If assets are determined to be impaired, the impairment charge is measured by calculating the amount by which the asset carrying amount exceeds its fair value. This process of assessing fair values requires the use of estimates and assumptions, including our ability to sell the related assets and market conditions, which are subject to a high degree of judgment. If these assumptions change in the future, we may be required to record impairment charges for these assets.

Lease Accounting. Judgments made by management for our lease obligations include the length of the lease term, which includes the determination of renewal options that are reasonably assured. The lease term can affect the classification of a lease as capital or operating for accounting purposes, the term over which related leasehold improvements for each restaurant are amortized, and any rent holidays and/or changes in rental amounts for recognizing rent expense over the term of the lease. These judgments may produce materially different amounts of depreciation, amortization and rent expense than would be reported if different assumed lease terms were used.

We also must evaluate sales of our restaurants which occur in sale-leaseback transactions to determine the proper accounting for the proceeds of such sales either as a sale or a financing. This evaluation requires certain judgments in determining whether or not clauses in the lease or any related agreements constitute continuing involvement. For those sale-leasebacks that are accounted for as financing transactions, we must estimate our incremental borrowing rate, or another rate in cases where the incremental borrowing rate is not appropriate to utilize, for purposes of determining interest expense and the resulting amortization of the lease financing obligation. Changes in the determination of the incremental borrowing rates or other rates utilized in connection with the accounting for lease financing transactions could have a significant effect on the interest expense and underlying balance of the lease financing obligations.

Effects of New Accounting Standards

In September 2011, the Financial Accounting Standards Board (“FASB”) issued guidance on testing goodwill for impairment. The guidance provides entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We are evaluating the impact of this guidance on our annual testing for goodwill impairment in 2012.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk. We are exposed to market risk associated with fluctuations in interest rates, primarily limited to our revolving credit facility, which is currently undrawn. Borrowings under the revolving credit facility bear interest at a per annum rate, at our option, of either (all terms as defined in the revolving credit facility):

1) the Alternate Base Rate plus the applicable margin of 2.0% to 2.75% based on our Adjusted Leverage Ratio (with a margin of 2.50% at April 1, 2012), or

2) the LIBOR Rate plus the applicable margin of 3.0% to 3.75% based on our Adjusted Leverage Ratio (with a margin of 3.50% at April 1, 2012).

Commodity Price Risk. We purchase certain products which are affected by commodity prices and are, therefore, subject to price volatility caused by weather, market conditions and other factors which are not considered predictable or within our control. Although many of the products purchased are subject to changes in commodity prices, certain purchasing contracts or pricing arrangements have been negotiated in advance to minimize price volatility. Where possible, we use these types of purchasing techniques to control costs as an alternative to using financial instruments to hedge commodity prices. In many cases, we believe we will be able to address commodity cost increases that are significant and appear to be long-term in nature by adjusting our menu pricing. However, long-term increases in commodity prices may result in lower restaurant-level operating margins.

BUSINESS

Overview

Our Company

We own and operate two quick-casual restaurant brands, Pollo Tropical and Taco Cabana. Our Pollo Tropical restaurants offer a wide selection of tropical and Caribbean inspired food, while our Taco Cabana restaurants offer a wide selection of fresh Tex-Mex and traditional Mexican food. Our brands are differentiated and positioned within the value oriented quick-casual restaurant segment, which combines the convenience of quick-service restaurants with the menu variety, use of fresh ingredients, food quality and service more typical of casual dining restaurants. As of April 1, 2012, we owned and operated a total of 243 restaurants located in five states, which included 86 Pollo Tropical and 157 Taco Cabana restaurants. We are franchising our Pollo Tropical restaurants primarily internationally, and as of April 1, 2012, we had 33 franchised Pollo Tropical restaurants located in Puerto Rico, Ecuador, Honduras, Trinidad, Venezuela, the Bahamas, Costa Rica, and on college campuses in Florida. We also have agreements for the future development of franchised Pollo Tropical restaurants in Panama, Tobago, Aruba, Curacao and Bonaire. Although we are not actively franchising our Taco Cabana restaurants, as of April 1, 2012, we had five Taco Cabana franchised restaurants located in the United States.

On May 7, 2012, each holder of record on April 26, 2012 of Carrols Restaurant Group common stock received one share of our common stock for every one share of Carrols Restaurant Group common stock held.

Until the completion of the spin-off on May 7, 2012, we were an indirect wholly-owned subsidiary of Carrols Restaurant Group. Carrols Restaurant Group, through its wholly-owned subsidiaries Carrols and Carrols LLC, is the largest Burger King franchisee, based on number of restaurants. The common stock of Carrols Restaurant Group is listed on The NASDAQ Global Market under the symbol “TAST.” We have been an independent publicly traded company since the completion of the spin-off on May 7, 2012, and our common stock is listed on The NASDAQ Global Select Market under the symbol “FRGI.” Carrols Restaurant Group does not hold any direct or indirect ownership interest in us.

For the fiscal year ended December 31, 2011 and the three months ended March 31, 2012 we generated consolidated revenues of $475.0 million and $126.1 million, respectively. Comparable restaurant sales for 2011 and the three months ended March 31, 2012 increased 9.9% and 9.4%, respectively, for Pollo Tropical and 3.7% and 6.1%, respectively, for Taco Cabana.

Our Brands. Our restaurants operate in the quick-casual restaurant segment, combining the convenience and value of quick-service restaurants with the menu variety, use of fresh ingredients and food quality more typical of casual dining restaurants. Our company-owned Pollo Tropical and Taco Cabana restaurants generated average annual sales per restaurant of approximately $2,287,000 and $1,690,000 for the fiscal year ended December 31, 2011, respectively, which we believe are among the highest in the quick-casual and quick-service segments based on industry data from Technomic.

Pollo Tropical: Our Pollo Tropical restaurants offer tropical and Caribbean inspired menu items, featuring grilled chicken marinated in our proprietary blend of tropical fruit juices and spices. Our diverse menu also includes a line of “TropiChops®” (a casserole bowl of grilled chicken, pork or vegetables served on top of white rice and beans topped with freshly made salsa), a variety of chicken sandwiches, wraps, salads, roast pork, grilled ribs and wings, offered with an array of freshly made salsas, sauces and Caribbean style “made from scratch” side dishes, including black beans and rice, Yucatan fries and sweet plantains, as well as more traditional menu items such as french fries, corn and tossed and Caesar salads. We also offer uniquely Hispanic desserts, such as flan and tres leches. Most menu items are made fresh daily in each of our Pollo Tropical restaurants, which feature open display cooking on large, open flame grills that enable our customers to observe the fresh preparation of our food. Our Pollo Tropical restaurants feature our signature dining areas, designated to create an airy, inviting and tropical atmosphere. Additionally our Pollo Tropical restaurants provide our guests the option of take-out, as well as the convenience of drive-thru windows.

Pollo Tropical opened its first restaurant in 1988 in Miami, Florida. Carrols acquired the Pollo Tropical brand in 1998. As of April 1, 2012, we owned and operated a total of 86 Pollo Tropical restaurants, of which 85 were located in Florida and one was located in Georgia. For the year ended December 31, 2011, the average sales transaction at our company-owned Pollo Tropical restaurants was $9.56 reflecting, in part, strong dinner and late night traffic, with dinner and late night sales representing the largest day-part at 53.3%. We are franchising our Pollo Tropical restaurants primarily internationally, and as of April 1, 2012, we had 33 franchised Pollo Tropical restaurants located in Puerto Rico, Ecuador, Honduras, Trinidad, Venezuela, the Bahamas, Costa Rica and on college campuses in Florida. We also have agreements for the future development of franchised Pollo Tropical restaurants in Panama, Tobago, Aruba, Curacao and Bonaire. For the year ended December 31, 2011 and the three months ended March 31, 2012, our Pollo Tropical brand generated total revenues of $209.5 million and $57.8 million, respectively, and Adjusted Segment EBITDA of $35.6 million and $11.2 million, respectively.

Our Pollo Tropical restaurants typically feature high ceilings, large windows, tropical plants, light colored woods, decorative tiles, a visually distinctive exterior entrance tower, lush landscaping and other signature architectural features, all designed to create an airy, inviting and tropical atmosphere. We design our restaurants to conveniently serve a high volume of customer traffic while retaining an inviting, casual atmosphere.

Our Pollo Tropical restaurants are generally open for lunch, dinner and late night orders seven days per week from 11:00 am to midnight and offer sit-down dining, counter take-out and drive-thru service. Our menu offers a variety of portion sizes to accommodate a single customer, family or large group. Pollo Tropical restaurants also offer catering, with special prices and portions to serve parties in excess of 25 people.

In 2010, Pollo Tropical completed the enhancement of twelve locations in the Florida west coast, Orlando and Northeast markets. The enhanced positioning provides customers an elevated quick-casual experience in order to better position the brand for successful and sustainable growth in the future. In addition to restaurant remodeling, enhancements included table service, hand held menus, Wi-Fi, new menu items, serving wine and beer at certain locations and the addition of real plates and silverware. We expect future openings outside of Southeast Florida to have these enhancements. Prior to 2011, we had upgraded a total of twelve Pollo Tropical restaurants. Although we continue to reinvest in our core markets through remodeling certain locations to maintain a competitive image, we did not upgrade any of our existing Pollo Tropical restaurants in 2011 and we do not anticipate any upgrades to our existing Pollo Tropical restaurants in 2012. The cost of the restaurant enhancements for our Pollo Tropical restaurants has generally ranged between $150,000 to $200,000.

Our Pollo Tropical restaurants typically provide seating for 80 to 100 customers and have drive-thru windows. As of April 1, 2012, substantially all of our company-owned Pollo Tropical restaurants were freestanding buildings. Our typical freestanding Pollo Tropical restaurant ranges from 2,800 to 3,200 square feet.

Taco Cabana: Our Taco Cabana restaurants serve fresh Tex-Mex and traditional Mexican food, including flame grilled beef and chicken fajitas served on sizzling iron skillets, quesadillas, hand rolled flautas, enchiladas, burritos, tacos, fresh-made flour tortillas, a selection of “made from scratch” salsas and sauces, customizable salads served in a Cabana bowl, traditional Mexican and American breakfasts and other Tex-Mex dishes. Our Taco Cabana restaurants also offer a variety of beverage choices, including frozen margaritas and beer. Most of the menu items offered at Taco Cabana are prepared at each restaurant from fresh beef, chicken and produce delivered by suppliers. Our Taco Cabana restaurants feature interior, semi-enclosed and patio dining areas, which provide a vibrant decor and relaxing atmosphere. Additionally, our Taco Cabana restaurants provide our guests the option of take-out, as well as the convenience of drive-thru windows.

Taco Cabana pioneered the Mexican patio café concept with its first restaurant in San Antonio, Texas in 1978. Carrols acquired the Taco Cabana brand in 2000. As of April 1, 2012, we owned and operated 157 Taco Cabana restaurants located in Texas, Oklahoma and New Mexico, of which 151 were located in Texas.

A majority of our Taco Cabana restaurants are open 24 hours a day, generating customer traffic and restaurant sales balanced across multiple day-parts with dinner sales representing the largest day-part at 26.0% for the year ended December 31, 2011. For the year ended December 31, 2011, the average sales transaction at our company-owned Taco Cabana restaurants was $8.14. Although we are not actively franchising our Taco Cabana restaurants, we had five franchised Taco Cabana restaurants as of April 1, 2012. For the fiscal year ended December 31, 2011 and the three months ended March 31, 2012, our Taco Cabana brand generated total revenues of $265.4 million and $68.3 million, respectively, and Adjusted Segment EBITDA of $26.8 million and $6.2 million, respectively.

Our typical freestanding Taco Cabana restaurants average approximately 3,200 square feet (exclusive of the exterior dining area) and provide seating for approximately 80 customers, with additional outside patio seating for approximately 50 customers. As of April 1, 2012, substantially all of our company-owned Taco Cabana restaurants were freestanding buildings. Taco Cabana restaurants are distinctive in appearance, conveying a Mexican theme and use of bright colors permitting easy identification by passing motorists. In 2010 we began initiatives to enhance the Taco Cabana concept in certain existing markets to provide customers an elevated quick-casual experience and better position the brand for successful and sustainable growth. In addition to restaurant remodeling, enhancements included free table service, hand held menus, Wi-Fi and new menu items. As of April 1, 2012, we had upgraded a total of 55 Taco Cabana restaurants in Texas which included 34 locations in the Dallas market, 18 in the Austin market, and one location each in College Station, Corpus Christi and Temple. During 2012, as a continuation of our brand positioning efforts, we plan to upgrade a total of 25-30 Taco Cabana restaurants including the remaining restaurants in our Austin market, 10-15 restaurants in our San Antonio market and 10-15 restaurants in our Houston market. The cost of the restaurant enhancements for our Taco Cabana restaurants has been and is expected to be approximately $200,000 to $300,000 per restaurant.

Taco Cabana’s interior restaurant design features open display cooking that enables customers to observe fajitas cooking on a grill, a machine making fresh flour tortillas and the preparation of other food items. Upon entry, the customer places an order selected from an overhead menu board, proceeds down a service line to where the order is picked up, and then passes a salsa bar en route to the dining area. The distinctive salsa bar offers Taco Cabana customers freshly-prepared Tex-Mex ingredients such as salsa de fuego (made with charred peppers and tomatoes), pico de gallo and salsa (all “made from scratch” throughout the day at each restaurant), as well as cilantro, pickled jalapeno slices, crisp chopped onions and fresh sliced limes. Depending on the season, time of day and personal preference, our customers can choose to dine in the restaurant’s brightly colored and festive interior dining area or in either the semi-enclosed or outdoor patio areas.

A majority of our Taco Cabana restaurants are open 24 hours a day, although hours of operation are continually evaluated on a market and individual restaurant basis.

The Restaurant Industry

According to Technomic, in 2010 total restaurant industry revenues in the United States were $361.1 billion. Sales in the overall U.S. restaurant industry as reported by Technomic have increased from $257.8 billion in 2000 to $361.1 billion in 2010. The growth of sales in the overall U.S. restaurant industry from 2000 through 2010 may not be indicative of future growth and there can be no assurance that sales in the overall U.S. restaurant industry will grow in the future. In 2010, 48% of food dollars were spent on food away from home and demand continues to outpace at-home dining, with food away from home projected to surpass at-home dining in 2015 according to the U.S. Department of Agriculture.

Quick-Casual Restaurants

We operate in the quick-casual restaurant segment in which the convenience of quick-service restaurants is combined with the menu variety, use of fresh ingredients and food quality more typical of casual dining. We believe that the quick-casual restaurant segment is one of the fastest growing segments of the restaurant industry.

According to Technomic, 2010 sales growth as compared to 2009 for quick-casual chains in the Technomic Top 500 restaurant chains was 5.7% as compared to 1.8% for the overall Top 500 restaurant chains.

Quick-casual restaurants are primarily distinguished by the following characteristics:

•

Quick-service or self-service format. Meals are purchased prior to receiving food. In some cases, payment may be made at a separate station from where the order was placed. Also, servers may bring orders to customers’ tables.

•

Higher check averages than quick-service restaurants. Technomic reports that the average check at quick-casual restaurants in 2010 was generally higher than the average check at quick-service restaurants.

•	Food prepared to order. Customization of orders and open display cooking is common.

•	Fresh ingredients. Many concepts use the word “fresh” in concept positioning and feature descriptive menus highlighting the use of fresh ingredients.

•	Broader range of menu offerings. Typically greater variety and diversity of menu offerings relative to quick-service restaurants.

•	Enhanced décor and services. Generally offer a more upscale dining atmosphere than quick-service restaurants and enhanced features such as silverware and plates.

We believe that our brands are positioned to benefit from growing consumer demand for quick-casual restaurants because of food quality, value, differentiation of flavors and the increasing acceptance of ethnic foods. In addition, we believe our recent initiatives to enhance our Pollo Tropical and Taco Cabana restaurants in certain existing markets to provide customers an elevated quick-casual experience will better position our brands for successful and sustainable growth in new markets. We also believe that our brands will benefit from two significant demographic factors: the expected long-term population growth rates in regions in which our restaurants are currently located and the expected rate of growth of the Hispanic population in the United States, both as projected by the U.S. Census Bureau in 2010.

We believe that the quick-casual restaurant segment meets consumers’ desire for a convenient, reasonably priced restaurant experience. In addition, we believe that the consumers’ need for meals prepared outside of the home, including takeout, has increased significantly over historical levels as a result of the number of dual income households and single parent families.

Restaurant Economics

Selected restaurant operating data for our two restaurant concepts is as follows:

	Year Ended December 31,
	2009 (1)	2010 (1)	2011 (1)
Pollo Tropical:
Average annual sales per company-owned restaurant (in thousands)	$1,911	$2,056	$2,287
Average sales transaction	$9.67	$9.38	$9.56
Drive-through sales as a percentage of total sales	43.2%	44.4%	44.8%
Day-part sales percentages:
Lunch	46.6%	46.5%	46.7%
Dinner and late night	53.4%	53.5%	53.3%
Taco Cabana:
Average annual sales per company-owned restaurant (in thousands)	$1,607	$1,616	$1,690
Average sales transaction	$7.87	$7.80	$8.14
Drive-through sales as a percentage of total sales	51.5%	51.9%	52.0%
Day-part sales percentages:
Breakfast	17.2%	17.4%	17.5%
Lunch	23.3%	23.1%	22.9%
Dinner	25.7%	25.8%	26.0%
Late night (9 pm to midnight)	13.0%	13.0%	13.1%
Afternoon (2 pm to 5 pm)	12.0%	12.0%	12.1%
Overnight (midnight to 6 am)	8.8%	8.7%	8.4%

(1)	2010 and 2011 were each a 52-week fiscal year and 2009 was a 53-week fiscal year. Average annual sales for company owned or operated restaurants are derived by dividing restaurant sales for such year for the applicable segment by the average number of restaurants for the applicable segment for such year. For comparative purposes, the calculation of average annual sales per company-owned restaurant is based on a 52-week year. For purposes of calculating average annual sales per company-owned restaurant for 2009, we have excluded restaurant sales for the extra week in 2009.

Restaurant Capital Costs

The initial cost of equipment, seating, signage and other interior costs of a typical new free-standing Pollo Tropical restaurant currently is approximately $600,000 (excluding the cost of the land, building and site improvements). Generally, in our core Florida markets, the cost of land currently ranges from $900,000 to $1,100,000 and the cost of building and site improvements currently range from $950,000 to $1,250,000. In any other potential markets, we believe our new Pollo Tropical restaurants will have a cost for building and site improvements ranging from $1,050,000 to $1,350,000 (excluding the cost of land for those locations that we do not lease).

The initial cost of equipment, seating, signage and other interior costs of a typical new Taco Cabana restaurant currently is approximately $525,000 (excluding the cost of the land, building and site improvements). Generally, in our Texas markets, the cost of land currently ranges from $800,000 to $1,100,000 and the cost of building and site improvements currently ranges from $900,000 to $1,000,000.

With respect to development of freestanding restaurants, we generally seek to acquire the land to construct the building, and thereafter enter into an arrangement to sell and leaseback the land and building under a long-term lease. Historically, we have been able to acquire and finance many of our locations under such leasing arrangements. Where we are unable to purchase the underlying land, we enter into a long-term lease for the land and fund the construction of the building from cash generated from our operations or with borrowings under our revolving credit facility rather than through long-term leasing arrangements.

The cost of developing and equipping new restaurants can vary significantly and depends on a number of factors, including the local economic conditions and the characteristics of a particular site. Accordingly, the cost of opening new restaurants in the future, including Pollo Tropical restaurants in new markets, may differ substantially from, and may be significantly higher than, both the historical cost of restaurants previously opened and the estimated costs above.

Seasonality

Our business is moderately seasonal due to regional weather conditions. Sales from our Pollo Tropical restaurants (primarily located in south and central Florida) are generally higher during the winter months than during the summer months. Sales from our Taco Cabana restaurants (located in Texas, Oklahoma and New Mexico) are generally higher during the summer months than during the winter months. Accordingly, we believe this seasonal impact is not material to our business as a whole because of the offsetting seasonality of our concepts.

Restaurant Locations

As of April 1, 2012, we owned and operated 86 Pollo Tropical restaurants, of which 85 were located in Florida and one was located in Georgia. In addition we franchised 33 Pollo Tropical restaurants as of April 1, 2012, comprised of 21 in Puerto Rico, two in Ecuador, one in Honduras, one in the Bahamas, one in Trinidad, two in Venezuela, two in Costa Rica and three on college campuses in Florida.

As of April 1, 2012, we owned and operated 157 Taco Cabana restaurants and franchised five Taco Cabana restaurants located in the following states:

	Owned	Franchised	Total
Texas	151	2	153
Oklahoma	4	—	4
New Mexico	2	2	4
Georgia	—	1	1

Total	157	5	162

Operations

Management Structure

We conduct substantially all of our finance, marketing and operations support functions from our Pollo Tropical division headquarters in Miami, Florida, and our Taco Cabana division headquarters in San Antonio, Texas, and our executive management and corporate support functions from our corporate support center in Syracuse, New York. Our management team is led by Tim Taft, who serves as our Chief Executive Officer and President. Mr. Taft was hired in August 2011 and succeeded Alan Vituli as our Chief Executive Officer. Joseph A. Zirkman, formerly the Vice President, General Counsel and Secretary of Carrols Restaurant Group and Fiesta Restaurant Group, remains as the Vice President, General Counsel and Secretary of Fiesta Restaurant Group. Paul R. Flanders, the Vice President, Chief Financial Officer and Treasurer of Carrols Restaurant Group, and Timothy J. LaLonde, the Vice President and Controller of Carrols Restaurant Group provide services to Fiesta Restaurant Group as may be required pursuant to the transition services agreement. Mr. Flanders has served as our interim Chief Financial Officer since the spin-off and will continue to serve in such capacity until such time as we hire a permanent Chief Financial Officer. Our Executive Vice Presidents of Pollo Tropical and Taco Cabana have been with us and Carrols for over 30 years and in their current positions since 2003 and 2002, respectively, with us and Carrols. These two executives currently report to our Chief Executive Officer and President. Each brand Executive Vice President is supported by a Chief Marketing Officer and a number of divisional executives with responsibility for operations, marketing, product development, purchasing, real estate and finance.

The management structure for Pollo Tropical consists of an Executive Vice President, who has over 40 years of experience in the restaurant industry, and two Regional Directors supported by eleven district managers. The management structure of Taco Cabana consists of an Executive Vice President, who has over 38 years of restaurant industry experience, two Regional Vice Presidents, a Regional Director and 23 district managers. For each of our concepts, a district manager is responsible for the direct oversight of the day-to-day operations of an average of approximately seven restaurants. Typically, district managers have previously served as restaurant managers at one of our restaurants. Regional directors, district managers and restaurant managers are compensated with a fixed salary plus an incentive bonus based upon the performance of the restaurants under their supervision. Typically, our restaurants are staffed with hourly employees who are typically supervised by a salaried manager and two or three salaried assistant managers.

Training

We maintain a comprehensive training and development program for all of our personnel and provide both classroom and in-restaurant training for our salaried and hourly personnel. The program emphasizes system-wide operating procedures, food preparation methods and customer service standards for each of the concepts.

Management Information Systems

Previously, our corporate management and restaurant level information systems, personnel and support were provided to us by Carrols pursuant to a management services agreement between us and Carrols. In connection with the spin-off, Carrols Restaurant Group and Carrols continues to provide all corporate level management information system services to us, for a fee, with respect to our Pollo Tropical and Taco Cabana businesses for a limited period of time pursuant to a transition services agreement to help ensure an orderly transition following the spin-off by providing us with sufficient time to develop our own management information system infrastructure. See “Certain Relationships and Related Party Transactions.”

Carrols and our sophisticated management information systems provide us the ability to efficiently and effectively manage our restaurants and to ensure consistent application of operating controls at our restaurants. Historically Carrols’ size has afforded it the ability to maintain an in-house staff of information technology and restaurant systems professionals dedicated to continuously enhancing Carrols’ and our systems. In addition, these capabilities allow it to integrate newly developed or acquired restaurants and achieve greater economies of scale and operating efficiencies.

In 2008, we enhanced and upgraded our restaurant technology with the installation of new POS systems at our Taco Cabana restaurants and in 2009 we installed similar systems in our Pollo Tropical restaurants. These touch-screen point-of-sale (POS) systems are designed to facilitate accuracy and speed of order taking, are user-friendly, require limited cashier training and improve speed-of-service through the use of conversational order-taking techniques. The POS systems are integrated with PC-based applications at the restaurant that are designed to facilitate financial and management control of our restaurant operations.

These restaurant systems provide daily tracking and reporting of traffic counts, menu item sales, labor and food data including costs, and other key operating information for each restaurant. Carrols currently communicates and, after the spin-off, will continue to communicate electronically with our restaurants on a continuous basis, which enables it to collect this information for use by us or on our behalf in our corporate management systems in real-time. Carrols’ corporate and divisional administrative headquarters house web-based systems that support most of our accounting, operating and reporting systems. Carrols also currently operates a 24-hour, seven-day help desk at its corporate headquarters that enables it to provide systems and operational support to our restaurant operations as required. Among other things, these restaurant information systems provide us with the ability to:

•	monitor labor utilization and sales trends on a real-time basis at each restaurant, enabling the restaurant manager to effectively manage our established labor standards on a timely basis;

•	reduce inventory shrinkage using restaurant-level inventory management and centralized standard costing systems;

•	analyze sales and product mix data to help restaurant managers forecast production levels;

•	monitor day-part drive-thru speed of service at each of the restaurants;

•	systematically communicate human resource and payroll data to Carrols for efficient centralized management of labor costs and payroll processing;

•	employ centralized control over price, menu and inventory management activities at the restaurant utilizing the remote management capabilities of our systems;

•

take advantage of electronic commerce including the ability to place orders with suppliers and to integrate detailed invoice, receiving and product data with our inventory and Carrols’ accounting systems; and

•	provide analyses, reporting and tools to enable all levels of management to review a wide-range of financial, product mix and operational data.

Critical information from such systems is available in near real-time to our restaurant managers, who are expected to react quickly to trends or situations in their restaurant. Our district managers also receive near real-time information from all restaurants under their control and have computer access to key operating data on a remote basis via Carrols’ corporate intranet. Management personnel at all levels, from the restaurant manager through senior management, utilize key restaurant performance indicators to manage our business.

Site Selection

We believe that the location of our restaurants is a critical component of each restaurant’s success. We evaluate potential new sites on many critical criteria including accessibility, visibility, costs, surrounding traffic patterns, competition and demographic characteristics. Our senior management determines the acceptability of all acquisition prospects and new sites, based upon analyses prepared by our real estate, financial and operations professionals.

Franchise Operations

As of April 1, 2012, we had eight franchisees operating a total of 33 Pollo Tropical restaurants, 21 of which were located in Puerto Rico, two in Ecuador, one in Honduras, one in Trinidad, one in the Bahamas, two in Venezuela, two in Costa Rica and three located on college campuses in Florida. As of April 1, 2012, we had three franchisees operating a total of five Taco Cabana restaurants.

We have also entered into development agreements for the development of up to five franchised restaurants in Panama, the development of up to four restaurants in Aruba, Curacao and Bonaire and the development of five restaurants in Guatemala. Each of these agreements provide for the development of additional restaurants in these markets, provided such franchisees maintain compliance under their respective development agreements. We believe that there are significant opportunities to expand Pollo Tropical restaurants outside of the United States and we are seeking to franchise or license the brand in additional foreign markets. Any such expansion would ideally take the form of a franchising or licensing arrangement with one or more experienced restaurant companies. Since restaurant development in foreign jurisdictions requires certain local knowledge and expertise that we do not necessarily possess, we utilize franchising to expand in international markets. This permits us to leverage the local knowledge and expertise of our franchisees and also provides a lower cost method of penetrating foreign markets. In addition to certain minimum financial requirements, the criteria for our franchisees includes individuals or entities that have multi-unit hospitality industry experience and have demonstrated local commercial real estate development experience. We believe that there are a number of foreign markets with the requisite population, demographic and income characteristics to support this expansion, as well as consumers with a proclivity to eat foods similar to those offered by Pollo Tropical. We also believe that there are opportunities in the United States for licensing both the Pollo Tropical and Taco Cabana brands to concessionaires operating in non-traditional venues such as college campuses, airports and sports arenas.

Our development agreements generally provide for franchisees to commit to developing a specified number of restaurants within a certain geographic area within a specified time frame. The development agreements generally require franchisees to pay upon signing a portion of the franchise fees for each restaurant to be developed, with the balance of the fees due upon opening of each restaurant. All of our current franchisees pay a royalty based on restaurant sales and are required to operate their restaurants under the terms of our franchise agreement which dictate compliance with certain methods, standards and specifications developed by us, including those related to menu items, recipes, food preparation, materials, supplies, services, fixtures, furnishings, decor and signs. The franchisees have discretion to determine the prices to be charged to customers. In addition, all franchisees are required to purchase substantially all food, ingredients, supplies and materials from suppliers approved by us.

Advertising and Promotion

We believe Pollo Tropical and Taco Cabana are among the most highly recognized quick-casual restaurant brands in their respective markets of Florida and Texas. Pollo Tropical and Taco Cabana utilize an integrated, multi-level marketing approach that includes periodic chain-wide promotions, direct mail, in-store promotions, local store marketing and other strategies, including the use of radio and television advertising in their markets. Combination value meals are also utilized as well as limited time offer menu item promotions. Pollo Tropical and Taco Cabana advertise in both English and Spanish language media. As a percentage of Pollo Tropical restaurant sales, Pollo Tropical’s advertising expenditures were 2.8% in both 2011 and 2010 and 2.7% in 2009. As a percentage of Taco Cabana restaurant sales, Taco Cabana’s advertising expenditures were 4.0% in 2011, 4.1% in 2010 and 4.0% in 2009.

Product Development

Pollo Tropical and Taco Cabana each have separate product research and development functions. These capabilities enable us to continually refine our menu offerings and develop new products for introduction in our restaurants. These functions include:

•	fully equipped test kitchens;

•	professional culinary and quality assurance team members;

•	consumer research and product testing protocols;

•	uniform and detailed product specification formats; and

•	product development committees that integrate marketing, operations, financial analysis and procurement.

Pollo Tropical’s test kitchen is located in a separate leased facility near the brand headquarters in Miami. The facility includes cooking equipment that mirrors the capability of a Pollo Tropical restaurant and a tasting area. Permanent staff positions include a Vice President of R&D, a Senior Manager of R&D and two R&D managers.

Taco Cabana’s test kitchen is located near our San Antonio division headquarters in leased commercial space. The facility includes cooking equipment that mirrors the capability of a Taco Cabana restaurant and a tasting area. Permanent staff positions include a Corporate Chef and two staff assistants.

Suppliers and Distributors

For our Pollo Tropical and Taco Cabana restaurants, we have negotiated directly with local and national suppliers for the purchase of food and beverage products and supplies to ensure consistent quality and freshness and to obtain competitive prices. Food and supplies for both brands are ordered from approved suppliers and are shipped via distributors to the restaurants. Both brands are responsible for monitoring quality control and supervision of these suppliers and conduct inspections to observe the preparation and quality of products purchased.

For our Pollo Tropical restaurants, Performance Food Group, Inc. is our primary distributor of food and paper products under an agreement that expires on May 13, 2017. Also for our Pollo Tropical restaurants, Kelly Food Service is our primary distributor for chicken under an agreement that expires on December 31, 2012. We also currently rely on two suppliers under agreements that expire on December 31, 2012 as our suppliers of chicken for our Pollo Tropical restaurants. Although we believe that alternative sources of chicken are available to us, if both suppliers were unable to service us, this could lead to a material disruption of service or supply until a new supplier is engaged, which could have a material adverse effect on our business.

For our Taco Cabana restaurants, SYGMA Network, Inc. (SYGMA) is our primary distributor of food and beverage products and supplies. SYGMA purchases, warehouses and distributes products for these restaurants under a distribution service agreement that expires June 30, 2014.

We rely heavily on these suppliers but, in general, if any supplier was unable to service us, we believe that we have alternative sources available to us to avoid any material disruption in service. With respect to our distributors for our Pollo Tropical and Taco Cabana restaurants, although we believe that alternative distributors are available to us, if any distributor was unable to service us, this could lead to a material disruption of service or supply until a new distributor is engaged, which could have a material adverse effect on our business.

Quality Assurance

At each of our two concepts, our operational focus is closely monitored to achieve a high level of customer satisfaction via speed of service, order accuracy and quality of service. Our senior management and restaurant management staffs are principally responsible for ensuring compliance with our operating policies. We have uniform operating standards and specifications relating to the quality, preparation and selection of menu items, maintenance and cleanliness of the premises and employee conduct. In order to maintain compliance with these operating standards and specifications, we distribute to our restaurant operations management team detailed reports measuring compliance with various customer service standards and objectives, including feedback obtained directly from our customers through instructions given to them at the point of sale. The customer feedback is monitored by an independent agency and us and consists of evaluations of speed of service, quality of service, quality of our menu items and other operational objectives including the cleanliness of our restaurants. We also have our own customer service representatives that handle customer inquiries and complaints.

We operate in accordance with quality assurance and health standards mandated by federal, state and local governmental laws and regulations. These standards include food preparation rules regarding, among other things, minimum cooking times and temperatures, maximum time standards for holding prepared food, food handling guidelines and cleanliness. To maintain these standards, we conduct unscheduled inspections of our restaurants. In addition, restaurant managers conduct internal inspections for taste, quality, cleanliness and food safety on a regular basis.

Trademarks

We believe that our names and logos for our brands are important to our operations. We have registered the principal Pollo Tropical and Taco Cabana logos and designs with the U.S. Patent and Trademark Office on the Principal Register as a service mark for our restaurant services. We also have secured or have applied for state and federal registrations of several other advertising or promotional marks, including variations of the Pollo Tropical and Taco Cabana principal marks, and have applied for or been granted registrations in foreign countries of the Pollo Tropical and Taco Cabana principal marks and several other marks. We intend to aggressively protect both Pollo Tropical and Taco Cabana trademarks by appropriate legal action whenever necessary. We also have secured or applied for registrations of the Pollo Tropical and Taco Cabana marks in numerous areas outside the U.S. where we are or intend to engage in franchising our brands. In certain foreign countries, we and Carrols have been involved in trademark opposition proceedings to defend our and Carrols’ rights to register certain trademarks. In that regard, we and Carrols have discovered that an individual unaffiliated with us and Carrols has registered, without our or Carrols’ knowledge, authorization or consent, a trademark in Spain and the European Community for a name and logo virtually identical to the Pollo Tropical name and logo. We and Carrols have initiated a cancellation action to declare such unauthorized trademark registration null and void. Although we and Carrols believe we and Carrols will be successful in the action, there can be no assurance in this regard.

Other than the Pollo Tropical and Taco Cabana trademarks and the logo and trademark of Fiesta Restaurant Group, we have no proprietary intellectual property.

Government Regulation

Various federal, state and local laws affect our business, including various health, sanitation, fire and safety standards. Restaurants to be constructed or remodeled are subject to state and local building code and zoning requirements. In connection with the development and remodeling of our restaurants, we may incur costs to meet certain federal, state and local regulations, including regulations promulgated under the Americans with Disabilities Act.

We are subject to the federal Fair Labor Standards Act and various other federal and state laws governing such matters as:

•	minimum wage requirements;

•	health care;

•	unemployment compensation;

•	overtime; and

•	other working conditions and citizenship requirements.

A significant number of our food service personnel are paid at rates related to the federal, and where applicable, state minimum wage and, accordingly, increases in the minimum wage have increased and in the future will increase wage rates at our restaurants.

We are assessing the various provisions of the comprehensive federal health care reform law enacted in 2010, including the impact on our business of this new law as it becomes effective. There are no assurances that a combination of cost management and menu price increases can accommodate all of the potential increased costs associated with these regulations.

We are also subject to various federal, state and local environmental laws, rules and regulations. We believe that we conduct our operations in substantial compliance with applicable environmental laws and regulations. Our costs for compliance with environmental laws or regulations have not had a material adverse effect on our results of operations, cash flows or financial condition in the past.

Taco Cabana and Pollo Tropical are subject to alcoholic beverage control regulations that require state, county or municipal licenses or permits to sell alcoholic beverages at each location where they sell alcoholic beverages. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time.

Licensing entities, authorized with law enforcement authority, may issue violations and conduct audits and investigations of the restaurant’s records and procedures. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of our Taco Cabana restaurants and certain of our Pollo Tropical restaurants, including minimum age for consumption, certification requirements for employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. These regulations also prescribe certain required banking and accounting practices related to alcohol sales and purchasing.

Our Taco Cabana restaurants and certain of our Pollo Tropical restaurants are subject to state “dram-shop” laws. Dram-shop laws provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated or minor patron. We have specific insurance that covers claims arising under dram-shop laws. However, we cannot assure you that this insurance will be adequate to cover any claims that may be instituted against us.

With respect to the franchising of Pollo Tropical and Taco Cabana restaurants, we are subject to franchise and related regulations in the U.S. and certain foreign jurisdictions where we offer and sell franchises. These regulations include obligations to provide disclosure about our two concepts, the franchise agreements and the franchise system as well as other organizational and financial information relating to our two concepts. The regulations also include obligations to register certain franchise documents in the U.S. and foreign jurisdictions, and obligations to disclose the substantive relationship between the parties to the agreements.

Competition

The restaurant industry is highly competitive with respect to price, service, location and food quality. In each of our markets, our restaurants compete with a large number of national and regional restaurant chains, as well as locally owned restaurants, offering low and medium-priced fare. We also compete with convenience stores, delicatessens and prepared food counters in supermarkets, grocery stores, cafeterias and other purveyors of moderately priced and quickly prepared foods.

We believe that:

•	product quality and taste;

•	brand recognition;

•	convenience of location;

•	speed of service;

•	menu variety;

•	price; and

•	ambiance

are the most important competitive factors in the quick-casual restaurant segment and that our two concepts effectively compete in that category.

Pollo Tropical’s competitors include national and regional chicken-based concepts, as well as quick-service hamburger restaurant chains and other types of quick-service and quick-casual restaurants.

Taco Cabana’s restaurants, although part of the quick-casual segment of the restaurant industry, compete in Texas, Oklahoma and New Mexico with quick-service restaurants, including those in the quick-service Mexican segment, other quick-casual restaurants and traditional casual dining Mexican restaurants. We believe that Taco

Cabana’s combination of freshly prepared food, distinctive ambiance and quality of service help to distinguish Taco Cabana restaurants from quick-service operators, while its price-value relationship enables it to compete favorably with more expensive casual dining Mexican restaurants.

Employees

As of April 1, 2012, we employed approximately 7,900 persons, of which approximately 200 were administrative personnel and approximately 7,700 were restaurant operations personnel. None of our employees are covered by collective bargaining agreements. We believe that overall relations with our employees are good.

Properties

As of April 1, 2012, we owned or leased the following restaurant properties:

	Owned	Leased (1)	Total (2)
Restaurants:
Pollo Tropical	2	84	86
Taco Cabana	7	150	157

Total operating restaurants	9	234	243

(1)	Includes 11 restaurants located in mall shopping centers and four in-line or storefront locations.
(2)	Excludes restaurants operated by our Pollo Tropical and Taco Cabana franchisees. In addition, as of April 1, 2012, we had five restaurants under development, nine properties leased to third parties and thirteen properties available for sale or lease.

As of April 1, 2012, we leased 98% of our Pollo Tropical restaurants and 96% of our Taco Cabana restaurants. We typically enter into leases (including renewal options) ranging from 20 to 40 years. The average remaining term for all leases, including options, was approximately 24 years as of April 1, 2012. Generally, we have been able to renew leases, upon or prior to their expiration, at the prevailing market rates, although there can be no assurance that this will continue to occur.

Most leases require us to pay utility and water charges and real estate taxes. Certain leases also require contingent rentals based upon a percentage of gross sales of the particular restaurant that exceed specified minimums. In some of our mall locations, we are also required to pay certain other charges such as a pro rata share of the mall’s common area maintenance costs, insurance and security costs.

In addition to the restaurant locations set forth under “Business—Restaurant Locations,” Carrols owns a building with approximately 25,300 square feet at 968 James Street, Syracuse, New York, which houses our executive offices and certain of our administrative operations. We also lease approximately 13,500 square feet at 7300 North Kendall Drive, 8th Floor, Miami, Florida, which houses most of our administrative operations for our Pollo Tropical restaurants. In addition, we lease approximately 17,700 square feet of office space at 8918 Tesoro Drive, Suite 200, San Antonio, Texas, which houses most of our administrative operations for our Taco Cabana restaurants.

Legal Proceedings

We are a party to various litigation matters incidental to the conduct of our business. We do not believe that the outcome of any of these matters will have a material adverse effect on our business, results of operations or financial condition.

MANAGEMENT

Executive Officers

The persons identified in the following table constitute our executive officers. Mr. Flanders has served as our interim Chief Financial Officer since the completion of the spin-off on the distribution date and will continue to serve in such capacity until such time as we hire a permanent Chief Financial Officer.

Name	Age	Position(s)
Timothy P. Taft	53	Chief Executive Officer and President
Paul R. Flanders	55	Interim Chief Financial Officer
Joseph A. Zirkman	51	Vice President, General Counsel and Secretary
Michael A. Biviano	54	Executive Vice President—Taco Cabana
James E. Tunnessen	56	Executive Vice President—Pollo Tropical

Timothy P. Taft has been our Chief Executive Officer and President since August 2011. Mr. Taft was the Chief Executive Officer of Souper Salad, Inc., a Texas based soup and salad bar restaurant chain between 2008 and 2010. From 2005 to 2007, Mr. Taft was the Chief Executive Officer and President of Pizza Inn, Inc., a Texas based pizza restaurant chain. From 1994 to 2005, Mr. Taft held various officer and executive officer positions, including from 2001 to 2005 as President and Chief Operating Officer, of Whataburger, Inc., a Texas based hamburger restaurant chain with more than 700 locations in ten states.

Paul R. Flanders has been our Interim Chief Financial Officer since the distribution date. Mr. Flanders had been our Vice President, Chief Financial Officer and Treasurer from April 2011 until the distribution date. Mr. Flanders has also been Vice President, Chief Financial Officer and Treasurer of Carrols Restaurant Group since April 1997. Before joining Carrols Restaurant Group, he was Vice President-Corporate Controller of Fay’s Incorporated, a retail chain, from 1989 to 1997, and Vice President-Corporate Controller for Computer Consoles, Inc., a computer systems manufacturer, from 1982 to 1989. Mr. Flanders was also associated with the accounting firm of Touche Ross & Co. from 1977 to 1982.

Joseph A. Zirkman has been our Vice President, General Counsel and Secretary since April 2011. Mr. Zirkman was Vice President and General Counsel of Carrols Restaurant Group from January 1993 until the distribution date. He was Secretary of Carrols Restaurant Group from February 1993 until the distribution date. Before joining us and Carrols Restaurant Group, Mr. Zirkman was an associate with the New York City law firm of Baer Marks & Upham beginning in 1986.

Michael A. Biviano has been Executive Vice President of Taco Cabana since January 2002. Mr. Biviano was an executive officer of Carrols Restaurant Group from 2002 until the distribution date. Prior to that, he was Vice President—Regional Director of Operations for Carrols Restaurant Group’s Burger King restaurants since 1989, having served as a district supervisor since 1983. Mr. Biviano has been an employee of us, Carrols Restaurant Group and Carrols since 1973.

James E. Tunnessen has been Executive Vice President of Pollo Tropical since August 2003. Mr. Tunnessen was an executive officer of Carrols Restaurant Group from 2003 until the distribution date. Prior to that he was Vice President—Regional Director of Operations for Carrols Restaurant Group’s Burger King restaurants since 1989, having served as a district supervisor from 1979. Mr. Tunnessen has been an employee of us, Carrols Restaurant Group and Carrols since 1971.

Board of Directors

The persons identified in the following table constitute our board of directors.

Name	Age	Position
Jack A. Smith	76	Chairman of the Board of Directors
Brian P. Friedman	56	Director
Nicholas Daraviras	38	Director
Tim Taft	53	President, Chief Executive Officer and Director
Stephen P. Elker	60	Director
Stacey Rauch	54	Director

Jack A. Smith has served as the non-executive Chairman of the board of directors since February 27, 2012 and as a Director of Fiesta Restaurant Group since April 2011. Mr. Smith also served as a Director of Carrols Restaurant Group from 2006 until the distribution date. Mr. Smith is President of SMAT, Incorporated, a consulting company specializing in consumer services. Mr. Smith founded The Sports Authority, Inc., a national sporting goods chain, in 1987 where he served as Chief Executive Officer until September 1998 and as Chairman until April 1999. From 1982 until 1987, Mr. Smith served as Chief Operating Officer of Herman’s Sporting Goods. Prior to Herman’s, Mr. Smith served in executive management positions with other major retailers including Sears & Roebuck, Montgomery Ward, Jefferson Stores and Diana Shops. Mr. Smith also served on the board of directors of Darden Restaurants, Inc. and as the Chairman of the Darden Audit Committee from May 1995 through September 2009.

Mr. Smith, as a former senior executive of several major retail organizations, together with service on the boards of directors of several public companies, including Carrols Restaurant Group and Darden Restaurants, Inc., brings significant leadership, management, operational, financial and brand management experience to our board of directors.

Brian P. Friedman has served as a Director since April 2011. Mr. Friedman also served as a Director of Carrols Restaurant Group from July 2, 2009 until the distribution date. Mr. Friedman has been President of Jefferies Capital Partners and its predecessors since 1997. Mr. Friedman has also been a director and executive officer of Jefferies Group, Inc. since July 2005 and Chairman of the Executive Committee of Jefferies & Company, Inc. since 2002. Mr. Friedman was previously employed by Furman Selz LLC and its successors, including serving as Head of Investment Banking and a member of its Management and Operating Committees. Prior to his 17 years with Furman Selz and its successors, Mr. Friedman was an attorney with the law firm of Wachtell Lipton Rosen & Katz. Mr. Friedman serves on several boards of directors of private portfolio companies. Aside from the board of directors of Jefferies Group, Inc., Mr. Friedman also serves on the board of the general partner on one public portfolio company, K-Sea Transportation. Pursuant to a letter dated as of July 21, 2011, Mr. Friedman agreed to resign as a member of the board of directors of Carrols Restaurant Group effective on the distribution date. See “Certain Relationships and Related Party Transactions.”

Having an extensive career in both the legal and investment banking fields, Mr. Friedman brings to our board of directors significant experience related to the business and financial issues facing public corporations. In addition, through Mr. Friedman’s service on the boards of a number of his firm’s past and current portfolio companies, he combines significant executive experience with his knowledge of the strategic, financial and operational issues of retail companies.

Nicholas Daraviras has served as a Director since April 2011. Mr. Daraviras has also served as a Director of Carrols Restaurant Group since July 2, 2009. Mr. Daraviras is a Managing Director of Jefferies Capital Partners. Mr. Daraviras has been employed with Jefferies Capital Partners or its predecessors since 1996. Mr. Daraviras has served on the board of The Sheridan Group, Inc. since 2003 and on the board of Edgen Murray II, L.P., a global distributor of specialty steel products, or its predecessors since February 2005. He also serves on several boards of directors of private portfolio companies of Jefferies Capital Partners.

Mr. Daraviras brings significant experience with the strategic, financial and operational issues of retail companies in connection with his service on the boards of a number of his firm’s past and current portfolio companies.

For a biography of Mr. Taft, please see “—Executive Officers.”

With over 30 years of experience in the restaurant and hospitality industry, Mr. Taft brings to our board of directors significant leadership, management, operational, financial and brand management experience.

Stephen P. Elker has served as a Director of Fiesta Restaurant Group since the distribution date. Until July 2009, Mr. Elker spent over 36 years with KPMG LLP, the U.S. member firm of KPMG International, beginning in its Washington D.C. office, and then with offices in Rochester, New York and Orlando, Florida. In 1999, Mr. Elker was appointed as managing partner of the Orlando office and served as partner in charge of the Florida business tax practice from 2001 to July 2009. Mr. Elker is a certified public accountant and currently serves as an independent director and Chairman of the Audit Committee of Global Growth Trust, a public, non-traded real estate investment trust.

Mr. Elker, with over 36 years of experience with KPMG LLP, brings to our board of directors particular knowledge of accounting and tax practices that strengthens our board of directors’ collective knowledge, capabilities and experience.

Stacey Rauch has served as a Director of Fiesta Restaurant Group since June 8, 2012. Ms. Rauch is a Director Emeritus of McKinsey & Company from which she retired in September 2010. Ms. Rauch was a leader in McKinsey’s Retail and Consumer Goods Practices, served as the head of the North American Retail and Apparel Practice, and acted as the Global Retail Practice Convener. A 24-year veteran of McKinsey, Ms. Rauch led engagements for a wide range of retailers, apparel wholesalers, and consumer goods manufacturers. Her areas of expertise include strategy, organization, marketing, merchandising, multi-channel management, global expansion, and retail store operations. Ms. Rauch was a co-founder of McKinsey’s New Jersey office, and was the first woman at McKinsey appointed as an industry practice leader. Ms. Rauch is also a non-executive director of Ann, Inc., a women’s specialty apparel retailer, where she sits on its nominating and corporate governance committee, Land Securities Group PLC, the UK’s largest commercial property company, where she sits on its audit committee, and the Tops Holding Corporation, parent company of Tops Markets LLC, a US grocery retailer. Prior to joining McKinsey, Ms. Rauch spent 5 years in product management for the General Foods Corporation.

Ms. Rauch brings to our board of directors extensive marketing, merchandising, business strategy and international experience in the retail industry. During her 24-year tenure at McKinsey, she developed substantial expertise working with specialty retailers, wholesale apparel manufacturers and department stores, and also acquired extensive experience in other areas of the retail sector, including grocery retail, consumer packaged goods and big-box hard goods retail.

All directors other than Mr. Taft meet the NASDAQ listing standards for independence.

Family Relationships

There are no family relationships between any of our executive officers or directors.

Composition of the Board

Our board of directors currently consists of six members. Our common stock is listed on The NASDAQ Global Select Market and we are subject to the rules of The NASDAQ Stock Market. These rules require that a majority of our board of directors be independent. We currently have five independent members of our board of directors.

Classified Board. Our amended and restated certificate of incorporation provides that our board of directors be divided into three classes of directors, with the classes as nearly equal in number as possible, each serving staggered three-year terms. As a result, approximately one third of our board of directors will be elected each year and the first election shall be held at the first annual meeting following the spin-off.

The terms of office of our board of directors are:

•	Class I directors, whose initial term will expire at the annual meeting of stockholders to be held in 2013 and when their successors are duly elected and qualify;

•	Class II directors, whose initial term will expire at the annual meeting of stockholders to be held in 2014 and when their successors are duly elected and qualify; and

•	Class III directors, whose initial term will expire at the annual meeting of stockholders to be held in 2015 and when their successors are duly elected and qualify.

Our initial Class I directors are Mr. Taft and Ms. Rauch; our initial Class II directors are Messrs. Friedman and Elker; and our initial Class III directors are Messrs. Daraviras and Smith.

The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of directors shall consist of not less than three members, with the exact number to be fixed at the discretion of the board.

Committees of the Board of Directors

The standing committees of our board of directors consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Our board of directors may also establish from time to time any other committees that it deems necessary or advisable.

Audit Committee

Our Audit Committee consists of Messrs. Elker, Smith and Daraviras, with Mr. Elker serving as the Chairman of the Audit Committee. All of the members of the Audit Committee, except for Mr. Daraviras, satisfy the independence requirements of Rule 10A-3 of the Exchange Act and Rule 5605 of the NASDAQ listing standards. Mr. Daraviras does not satisfy the independence requirements of Rule 10A-3 of the Exchange Act and Rule 5605 of the NASDAQ listing standards because he is an employee of the Jefferies Capital Partners, whose affiliated funds are significant stockholders of Fiesta Restaurant Group. We are relying on the exemption from the independence requirements under Rule 10A-3 of the Exchange Act and the NASDAQ listing standards that allow us to have one member of our Audit Committee not be independent until one year from the date of the effectiveness of our registration statement under the Exchange Act, provided that a majority of the members of our Audit Committee meet the independence requirements within 90 days of such date. We do not believe that the reliance on this exemption materially adversely affects the ability of the Audit Committee to act independently and to satisfy the other requirements of Rule 10A-3 of the Exchange Act. Each prospective member of our Audit Committee is financially literate. In addition, Mr. Elker serves as our Audit Committee “financial expert” within the meaning of Item 407 of Regulation S-K of the Securities Act, and has the financial sophistication required under the NASDAQ listing standards. Our Audit Committee, among other things:

•	reviews our annual and interim financial statements and report to be filed with the SEC;

•	monitors our financial reporting process and internal control system;

•	appoints and replaces our independent outside auditors from time to time, determines their compensation and other terms of engagement and oversees their work;

•	oversees the performance of our internal audit function;

•	conducts a review of all related party transactions for potential conflicts of interest and approves all such related party transactions;

•

establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	oversees our compliance with legal, ethical and regulatory matters.

The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing their work. All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm are approved in advance by our Audit Committee. The Audit Committee has adopted a formal written Audit Committee charter that complies with the requirements of the Exchange Act and the NASDAQ listing standards.

Compensation Committee

Our Compensation Committee consists of Ms. Rauch and Messrs. Friedman and Smith, with Ms. Rauch serving as the Chairman of the Compensation Committee. All of these members of our Compensation Committee are “independent” as defined under Rule 5605 of the NASDAQ listing standards. The purpose of our Compensation Committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our Compensation Committee, among other things:

•	provides oversight on the development and implementation of the compensation policies, strategies, plans and programs for our outside directors and disclosure relating to these matters; and

•	reviews and approves the compensation of our Chief Executive Officer and the other executive officers of us and our subsidiaries.

The Compensation Committee may form one or more subcommittees, each of which will take such actions as shall be delegated by the Compensation Committee. The Compensation Committee has adopted a formal, written Compensation Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee consists of Ms. Rauch and Messrs. Smith, Friedman, Daraviras and Elker, with Mr. Smith serving as the Chairman of the Corporate Governance and Nominating Committee. All of these members are “independent” as defined under Rule 5605 of the NASDAQ listing standards. Our Corporate Governance and Nominating Committee, among other things:

•

establishes criteria for board and committee membership and recommends to our board of directors proposed nominees for election to our board of directors and for membership on committees of our board of directors;

•	makes recommendations regarding proposals submitted by our stockholders; and

•	makes recommendations to our board of directors regarding corporate governance matters and practices.

The Corporate Governance and Nominating Committee has adopted a formal, written Corporate Governance and Nominating Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards.

Nominations For Our Board Of Directors

The Corporate Governance and Nominating Committee of our board of directors considers director candidates based upon a number of qualifications. The qualifications for consideration as a director nominee vary according to the particular area of expertise being sought as a complement to the existing composition of the Board. At a minimum, however, the Corporate Governance and Nominating Committee seeks candidates for director who possess:

•	the highest personal and professional ethics, integrity and values;

•	the ability to exercise sound judgment;

•	the ability to make independent analytical inquiries;

•	willingness and ability to devote adequate time, energy and resources to diligently perform Board and Board committee duties and responsibilities; and

•	a commitment to representing the long-term interests of the stockholders.

In addition to such minimum qualifications, the Corporate Governance and Nominating Committee takes into account the following factors when considering a potential director candidate:

•	whether the individual possesses specific industry expertise and familiarity with general issues affecting our business; and

•	whether the person would qualify as an “independent” director under SEC and NASDAQ rules.

The Corporate Governance and Nominating Committee has not adopted a specific diversity policy with respect to identifying nominees for director. However, the Corporate Governance and Nominating Committee takes into account the importance of diversified Board membership in terms of the individuals involved and their various experiences and areas of expertise.

The Corporate Governance and Nominating Committee shall make every effort to ensure that the Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by NASDAQ and/or the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable. In addition, prior to nominating an existing director for re-election to the Board, the Corporate Governance and Nominating Committee considers and reviews such existing director’s Board and Committee attendance and performance, independence, experience, skills and the contributions that the existing director brings to the Board.

The Corporate Governance and Nominating Committee does not rely on third-party search firms to identify director candidates, but may employ such firms if so desired. The Corporate Governance and Nominating Committee relies upon, receives and reviews recommendations from a wide variety of contacts, including current executive officers, directors, community leaders, and stockholders as a source for potential director candidates. The Board retains complete independence in making nominations for election to the Board.

The Corporate Governance and Nominating Committee considers qualified director candidates recommended by stockholders in compliance with our procedures and subject to applicable inquiries. The Corporate Governance and Nominating Committee’s evaluation of candidates recommended by stockholders does not differ materially from its evaluation of candidates recommended from other sources. Pursuant to our amended and restated bylaws, any stockholder may recommend nominees for director not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders, by writing to Joseph A. Zirkman, Vice President, General Counsel and Secretary, Fiesta Restaurant Group, Inc., 7300 North Kendall Drive, 8th Floor, Miami, Florida 33156, giving the name, Fiesta Restaurant Group stockholdings and contact information of the person making the nomination, the candidate’s name, address and other contact information, any direct or indirect holdings of our securities by the nominee, any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements, information regarding related party transactions with us, the nominee and/or the stockholder submitting the nomination, and any actual or potential conflicts of interest, the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and/or stock exchange requirements. All of these communications will be reviewed by our Secretary and forwarded to Jack A. Smith, the Chairman of the Corporate Governance and Nominating Committee, for further review and consideration in accordance with this policy. Any such stockholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

Code of Ethics

We have adopted written codes of ethics applicable to our directors, officers and employees in accordance with the rules of the SEC and the NASDAQ listing standards. We have made our codes of ethics available free of charge on the investor relations section of our website. We will disclose on our website amendments to or waivers from our codes of ethics in accordance with all applicable laws and regulations.

Stockholder Communications With Our Board Of Directors

Any stockholder or other interested party who desires to communicate with our Chairman of our board of directors or any of the other members of our board of directors may do so by writing to: Board of Directors, c/o Jack A. Smith, Chairman of the Board of Directors, Fiesta Restaurant Group, Inc., 7300 North Kendall Drive, 8th Floor, Miami, Florida 33156. Communications may be addressed to the Chairman of the Board, an individual director, a Board committee, the non-management directors or the full Board. Communications will then be distributed to the appropriate directors unless the Chairman determines that the information submitted constitutes “spam,” pornographic material and/or communications offering to buy or sell products or services.

EXECUTIVE COMPENSATION

Introduction

This section presents historical information concerning the compensation arrangements for our executive officers. Fiesta Restaurant Group was formed in April 2011 in contemplation of the spin-off to hold the subsidiaries engaged in the Pollo Tropical and Taco Cabana businesses. Historically, these businesses were conducted as part of Carrols Restaurant Group through various direct and indirect subsidiaries. In May 2011 all of such direct and indirect subsidiaries comprising Pollo Tropical and Taco Cabana became wholly-owned direct and indirect subsidiaries of Fiesta Restaurant Group. Our corporate management and restaurant level information systems, personnel and support historically have been, and after the spin-off continue to be provided to us (and Pollo Tropical and Taco Cabana) by Carrols and Carrols Restaurant Group. On May 7, 2012, the date of the completion of the spin-off, Carrols transferred to us certain corporate and administrative personnel (including certain executive management, information systems and legal personnel), including, without limitation Joseph A. Zirkman.

Tim Taft, has been our Chief Executive Officer and President since August 15, 2011. Mr. Flanders has served as our interim Chief Financial Officer since the spin-off and will continue to serve in such capacity until such time as we hire a permanent Chief Financial Officer. In addition, James E. Tunnessen and Michael A. Biviano serve as our Executive Vice President, Pollo Tropical and Executive Vice President, Taco Cabana, respectively.

Messrs. Tunnessen and Biviano were executive officers of Carrols Restaurant Group, but resigned from such position upon the completion of the spin-off and remained as executive officers of Fiesta Restaurant Group. Alan Vituli was our Chief Executive Officer until August 15, 2011 and was the Chairman of our board of directors and a director of Fiesta Restaurant Group until February 27, 2012. Daniel T. Accordino was our President and Chief Operating Officer until August 15, 2011.

We present historical financial information concerning the compensation of Messrs. Taft, Vituli, Accordino, Flanders, Tunnessen and Biviano for 2011, 2010 and 2009 for Carrols Restaurant Group. Historically, and until the spin-off, all of the compensation received by Messrs. Vituli, Accordino and Flanders had been paid by Carrols and after the spin-off, Mr. Accordino’s and Mr. Flanders’ compensation continues to be paid by Carrols. This historical compensation may not be directly relevant to the compensation that Messrs. Taft, Tunnessen and Biviano will receive from us.

Pursuant to the terms of an offer letter (the “Letter Agreement”) between Carrols Restaurant Group and Mr. Taft entered into on July 19, 2011, Mr. Taft earns an annual base salary of $500,000 and will be eligible for annual merit increases beginning in 2013 based upon recommendations of Fiesta Restaurant Group’s board of directors and compensation committee. Mr. Taft will also participate in Fiesta Restaurant Group’s Executive Bonus Plan (the “Fiesta Executive Bonus Plan”) and will be eligible to receive a bonus of up to 100% of his base salary with 50% of such bonus based upon attainment of objectives to be established by Fiesta Restaurant Group’s compensation committee and 50% of such bonus based upon increases in “shareholder value” (as defined in the Fiesta Executive Bonus Plan).

Pursuant to the Letter Agreement, on the one month anniversary of the date that the shares of Fiesta Restaurant Group common stock began trading publicly, Mr. Taft will receive a grant of restricted Fiesta Restaurant Group common stock with an aggregate value of $2 million based upon the average trading price of Fiesta Restaurant Group common stock for the first four weeks the shares of Fiesta Restaurant Group common stock commenced trading publicly. The restricted shares of Fiesta Restaurant Group common stock to be granted to Mr. Taft will vest over four years at the rate of 25% per annum beginning on the first anniversary of the date of grant and will be subject to provisions of the Fiesta Restaurant Group 2011 Stock Incentive Plan.

The Letter Agreement also provides that in the event Mr. Taft is terminated without Cause (as defined in the Letter Agreement), he shall be entitled to receive a severance payment equal to his twelve months base salary and the prorated portion of his bonus payable, provided that a bonus would have been payable.

Mr. Taft’s employment as our Chief Executive Officer and the Letter Agreement were approved by the compensation committee of the board of directors of Carrols Restaurant Group.

Messrs. Tunnessen and Biviano (and all other executive officers, including, without limitation, Messrs. Accordino and Flanders) hold certain equity-based long-term incentive awards that were granted to them by Carrols Restaurant Group. The treatment of these awards in the spin-off is described under “Certain Relationships and Related Party Transactions—Agreements with Carrols Restaurant Group—Employee Matters Agreement—Treatment of Carrols Restaurant Group Stock Based Awards.”

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes certain elements of the compensation arrangements for the named executive officers of Carrols Restaurant Group, and its compensation philosophy, particularly as they relate to Messrs. Tunnessen and Biviano. We believe that certain of the compensation arrangements and elements of compensation philosophy at Carrols Restaurant Group have relevance for understanding the initial compensation arrangements for our executive officers, because the compensation committee of the board of directors of Carrols Restaurant Group was responsible for determining the initial compensation of Messrs. Tunnessen and Biviano. In addition, we expect that certain elements of the compensation for our executive officers will be similar to the elements of the executive compensation at Carrols Restaurant Group.

We note, however, that following the spin-off, our board of directors established a compensation committee that will be responsible for Fiesta Restaurant Group’s executive compensation. We anticipate that the compensation committee will review all aspects of the compensation of our executive officers, and the compensation philosophy of our compensation committee following the spin-off could differ from the historical compensation philosophy of Carrols Restaurant Group. Initially, the compensation committee will leave intact the arrangements with our executive officers described below. However, the committee could determine to make changes, either in the short- or long-term.

Overview

Carrols Restaurant Group’s compensation committee (the “CRG Compensation Committee”) has responsibility for determining and approving the compensation programs for Carrols Restaurant Group’s Chairman of the board of directors and Chief Executive Officer (the “CEO”), Alan Vituli (and our CEO until August 15, 2011 and the Chairman of our board of directors and a director of Fiesta Restaurant Group until February 27, 2012), Carrols Restaurant Group’s President and Chief Operating Officer, Daniel T. Accordino (and our President and Chief Operating Officer until August 15, 2011), Carrols Restaurant Group’s Vice President, Chief Financial Officer and Treasurer, Paul R. Flanders (our Vice President, Chief Financial Officer and Treasurer until the distribution date and our current interim Chief Financial Officer), Carrols Restaurant Group’s Executive Vice President, Pollo Tropical, James E. Tunnessen (our current Executive Vice President, Pollo Tropical) and Carrols Restaurant Group’s Executive Vice President, Taco Cabana, Michael A. Biviano (our current Executive Vice President, Taco Cabana) (collectively, the “Named Executive Officers”). As described below, the principal elements of Carrols Restaurant Group’s compensation programs include base salary, annual bonus, long-term incentives including restricted stock and the ability to defer the receipt of current compensation. Carrols Restaurant Group’s CEO recommends to the CRG Compensation Committee the base salary, annual bonus and long term compensation levels for the other Named Executive Officers.

Other than cash bonuses under Carrols Restaurant Group’s Executive Bonus Plan (the “Carrols Executive Bonus Plan”), the compensation paid to or earned by the Named Executive Officers in the 2010 fiscal year was, for the most part, approved by the CRG Compensation Committee as part of a comprehensive compensation plan put in place in connection with Carrols Restaurant Group’s December 2006 initial public offering of its common stock (the “IPO”). Towers Perrin, a nationally recognized, independent consulting firm, was retained prior to the IPO to conduct an analysis of major elements of Carrols Restaurant Group’s executive compensation program, including an analysis of base compensation for Carrols Restaurant Group’s CEO and other executive officers, including the Named Executive Officers, compared to relevant peer companies based on data available at that time. At the time of the IPO and during the immediately succeeding fiscal years, Carrols Restaurant Group believed that its executive compensation plans and amounts were comparable to those offered by other restaurant companies with which it competes for executive talent.

During the 2010 fiscal year, the CRG Compensation Committee retained Mercer to review its compensation policies, plans and amounts for the CEO and other executive officers, including the Named Executive Officers and make recommendations relating to the executive compensation program for 2011. Mercer worked exclusively for the CRG Compensation Committee and did not and does not perform any other work on behalf of management of Carrols Restaurant Group. Mercer’s role with the CRG Compensation Committee was to provide independent advice. The CRG Compensation Committee did not delegate authority to Mercer or to other parties and does not delegate authority to other parties. The CRG Compensation Committee engaged Mercer to review current issues in executive compensation, review Carrols Restaurant Group’s current executive compensation strategy, review Carrols Restaurant Group’s current executive compensation program against the market and review stockholder value drivers and Carrols Restaurant Group’s incentive plan structure against the market and Carrols Restaurant Group’s current strategy. The scope of Mercer’s engagement was to provide a market check and broad based third party survey to help the CRG Compensation Committee better understand the then current executive compensation practices. During the 2010 fiscal year, Mercer presented findings of an Executive Compensation Review (including Carrols Restaurant Group’s top 10 salaried executives) and Contract Assessment (including the employment agreements of Messrs. Vituli and Accordino) and prepared and presented a summary of the key findings of the Executive Compensation Review and Contract Assessment and the implications for Carrols Restaurant Group’s executive compensation strategy and programmatic outcomes. Mercer also identified potential items to refine in Carrols Restaurant Group’s executive compensation program that the CRG Compensation Committee may want to consider. The CRG Compensation Committee reviewed and considered Mercer’s report and recommendations and determined that such recommendations were not material as a whole in nature and in scope to warrant changes to Carrols Restaurant Group’s executive compensation program for 2011. However, one of Mercer’s recommendations was that Carrols Restaurant Group use a mix of stock options, restricted stock and/or performance shares for long term incentive executive compensation. The CRG Compensation Committee, based on its own review of Carrols Restaurant Group’s long term incentive executive compensation and, to a lesser extent, on Mercer’s recommendations, recommended to Carrols Restaurant Group and Carrols Restaurant Group’s board of directors that Carrols Restaurant Group replace the use of stock option grants with restricted stock grants in connection with the long-term incentive component of its overall compensation plan beginning in 2011 as further described herein.

Objectives of Compensation Program

The primary objectives of Carrols Restaurant Group’s executive compensation programs are to enable it to attract and retain executives with the requisite qualifications and experience to achieve its business objectives. Carrols Restaurant Group accomplishes this by utilizing compensation programs that encourage, recognize and reward individual performance and tie a portion of compensation to long-term company performance. Carrols Restaurant Group’s programs were designed to permit flexibility in establishing compensation for each individual based upon job responsibilities, individual performance and its results. Carrols Restaurant Group’s programs were also designed to provide incentives to improve short term performance, achieve long-term sustainable growth in earnings and align the interests of its executive team with its stockholders.

While the CRG Compensation Committee is primarily responsible for the overall oversight of Carrols Restaurant Group’s executive compensation, the CEO, with the assistance of other members of management, provides recommendations with respect to compensation for the other executive officers.

The CRG Compensation Committee believes that the CEO’s input is valuable in determining the compensation of other executive officers given his day to day role in Carrols Restaurant Group and his responsibility in establishing and implementing Carrols Restaurant Group’s strategic plans. Therefore, while the CRG Compensation Committee has been and will be primarily responsible for determining executive compensation, the CEO will continue to provide his input and recommendations to the CRG Compensation Committee with respect to compensation for the other executive officers.

Elements of Carrols Restaurant Group’s Compensation Programs

Carrols Restaurant Group’s executive compensation program has consisted of short-term compensation (salary and annual incentive bonus) and long-term compensation (stock options or, beginning in the 2011 fiscal year, restricted stock) to achieve its goal of improving earnings and achieving long term sustainable growth in revenues and earnings which it believes constitutes alignment with stockholders’ interests.

The Role of Stockholder Say-on-Pay Votes

Carrols Restaurant Group’s Board of Directors, the CRG Compensation Committee, and management value the opinions of its stockholders. Carrols Restaurant Group provides its stockholders with the opportunity to cast an advisory vote to approve named executive officer compensation every three years, or Say-on-Pay. Although the advisory Say-On-Pay vote is non-binding, the CRG Compensation Committee has considered the outcome of the vote when making compensation decisions for Named Executive Officers. At Carrols Restaurant Group’s annual meeting of stockholders held in June 2011, approximately 90.55% of the stockholders who voted on the Say-on-Pay proposal voted in favor of the proposal. The CRG Compensation Committee believes that this evidences Carrols Restaurant Group’s stockholders’ support for its approach to executive compensation, which did not change during 2011 as a result of the stockholder vote. The CRG Compensation Committee will continue to consider the outcome of Carrols Restaurant Group’s Say-on-Pay votes when making future compensation decisions for its Named Executive Officers.

Short-Term Compensation

Base Salary. The CRG Compensation Committee annually reviews and approves the base salaries of Carrols Restaurant Group’s executive officers based upon recommendations from Carrols Restaurant Group’s CEO. Increases are not preset and typically take into account the individual’s performance, responsibilities of the position, potential to contribute to the long term objectives of the company, management skills, future potential and periodically from competitive data. Carrols Restaurant Group’s executive compensation plan in place since the IPO was designed to compensate Carrols Restaurant Group’s CEO and executive officers, including the Named Executive Officers, with modest annual increases in base salaries combined with the opportunity to earn up to approximately double the amount of base salary in annual cash incentive bonuses based on company and individual performance, in order to align the interests of Carrols Restaurant Group’s CEO and Named Executive Officers with those of Carrols Restaurant Group’s stockholders.

Factors considered in base salary planning included company performance, budgetary and cost containment issues, competitive market data (from time to time) and current salary levels, as appropriate. At the end of the year, the CEO evaluates each Named Executive Officer’s performance and expected future contributions.

For the 2011 fiscal year, the base salaries of Carrols Restaurant Group’s CEO until December 31, 2011 (and our CEO until August 15, 2011), Alan Vituli, and Carrols Restaurant Group’s current Chief Executive Officer and President and former Chief Operating Officer (and our President and Chief Operating Officer until August 15, 2011), Daniel T. Accordino (“President”), were determined pursuant to employment agreements with each of Mr. Vituli and Mr. Accordino, which became effective when the registration statement on Form S-1 relating to the IPO was declared effective by the SEC in December 2006 (the “Effective Time”), which were amended and restated as of December 13, 2008 and which expired on December 31, 2011 as further described below. Under such employment agreements, the base salaries for Mr. Vituli and Mr. Accordino in the 2011 fiscal year were fixed at $692,896 and $543,697 per year, respectively, representing a 0% increase over the prior year for Mr. Vituli and a 2% increase over the prior year for Mr. Accordino. The employment agreements provided that the base salaries of Messrs. Vituli and Accordino may be increased annually at the sole discretion of the CRG Compensation Committee.

On November 1, 2011, upon approval by the CRG Compensation Committee, Carrols Restaurant Group and Mr. Vituli mutually agreed to not renew Mr. Vituli’s employment agreement with Carrols Restaurant Group and Carrols. Mr. Vituli’s employment agreement expired on December 31, 2011 according to its terms. Mr. Vituli and Carrols Restaurant Group agreed that Mr. Vituli would remain as its Chief Executive Officer through and including December 31, 2011, and on such date, Mr. Vituli retired as Chief Executive Officer of Carrols Restaurant Group. Mr. Accordino was appointed Chief Executive Officer of Carrols Restaurant Group effective January 1, 2012. In addition, Carrols Restaurant Group and Mr. Vituli agreed that Mr. Vituli would resign and retire as the Chairman of its board of directors, and would resign as a director of Carrols Restaurant Group upon Carrols Restaurant Group naming a successor to Mr. Vituli as the Chairman of its board of directors. Mr. Vituli retired as the Chairman of the board of directors of Carrols Restaurant Group and resigned as a director of Carrols Restaurant Group on January 16, 2012. Clayton E. Wilhite was appointed the non-executive Chairman of the board of directors of Carrols Restaurant Group on January 16, 2012. Carrols Restaurant Group and Mr. Vituli also agreed that, for a period commencing on January 16, 2012, the date that Mr. Vituli ceased to be a member of its board of directors, and ending on November 1, 2013, Mr. Vituli will have the right to attend and observe any meeting of the board of directors of Carrols Restaurant Group and Mr. Vituli will be reimbursed for his out-of-pocket expenses incurred in connection with attending such meetings in accordance with Carrols Restaurant Group’s expense reimbursement policy for its directors then in effect.

On November 1, 2011, Carrols Restaurant Group and Mr. Accordino mutually agreed that Mr. Accordino would become Carrols Restaurant Group’s President and Chief Executive Officer effective on January 1, 2012 (the “Effective Date”). Carrols Restaurant Group and Mr. Accordino also mutually agreed to not renew Mr. Accordino’s employment agreement with Carrols Restaurant Group and Carrols. In addition, Mr. Accordino entered into a new employment agreement with Carrols Restaurant Group and Carrols LLC, which became effective on the Effective Date, on terms substantially similar to the prior employment agreement between Mr. Accordino and Carrols Restaurant Group and Carrols, and as described below. The terms of Mr. Accordino’s new employment agreement were approved by the CRG Compensation Committee.

In the 2011 fiscal year, most of the executive officers of Carrols Restaurant Group, including the other Named Executive Officers, received a 2% increase in their respective base salaries over the levels established for the 2010 fiscal year.

Annual Incentive Bonus Payments. Annual cash bonuses have been an important component of Carrols Restaurant Group’s compensation program for Carrols Restaurant Group’s executive officers and the Carrols Executive Bonus Plan has been approved by the CRG Compensation Committee. The Carrols Executive Bonus Plan has been established annually by the CRG Compensation Committee and measures performance throughout Carrols Restaurant Group’s fiscal year. Under the Carrols Executive Bonus Plan, annual incentive bonus payments are typically paid in March based on performance for the prior fiscal year.

Each of the Named Executive Officers has been eligible to receive a maximum annual incentive bonus ranging from 90% to 105% of base salary, depending on position. With respect to each of the Named Executive Officers other than James E. Tunnessen and Michael A. Biviano, the majority of the potential bonus payments have been tied to the level of increase in earnings per share (“EPS”) (as defined and measured under the Carrols Executive Bonus Plan) and provided for larger payments to the extent that those thresholds are exceeded. Half of the potential bonus payment for Mr. Tunnessen has been tied to the level of increase in segment value of Pollo Tropical (as defined and measured under the Pollo Tropical Executive Bonus Plan). Half of the potential bonus payment for Mr. Biviano has been tied to the level of increase in segment value of Taco Cabana (as defined and measured under the Taco Cabana Executive Bonus Plan).

The maximum bonus of Mr. Accordino, Carrols Restaurant Group’s current CEO and former Chief Operating Officer during the 2011 fiscal year, was established at 100% of his base salary and was based solely on Carrols Restaurant Group’s financial performance and the increase in EPS in the 2011 fiscal year as compared to the greater of EPS for the 2010 fiscal year or the average EPS for the fiscal years 2010, 2009, and 2008. Under the Executive Bonus Plan, EPS was defined as the earnings per share of Carrols Restaurant Group (based on fully diluted shares outstanding) in accordance with GAAP, excluding, at the CRG Compensation Committee’s reasonable discretion, gains or losses that are extraordinary, unusual or non-recurring and may also be based on pro forma calculations. Specifically excluded under the plan in 2011 and 2010 were gains and losses on the sales of real estate, the effect of the 53rd week in 2009, gains from insurance settlements and gains or losses on the extinguishment of debt. Under the plan, no adjustments were made for unusual events in the ordinary course including, among other things, reserves for or impairment of assets, hurricanes and changes in commodity costs. Pro forma adjustments to interest expense were made at the discretion of the CRG Compensation Committee for Carrols Restaurant Group’s refinancing, to exclude expenses related to the spin-off of Fiesta Restaurant Group and to exclude certain non-recurring stock compensation expense for the former CEO’s 2010 restricted stock award. Under the Executive Bonus Plan, if Carrols Restaurant Group achieved at least a 7% increase in EPS in the 2011 fiscal year as compared to the greater of the EPS for the 2010 fiscal year or the average of the EPS for the fiscal years 2010, 2009, and 2008 (as determined by the CRG Compensation Committee in accordance with the plan), Mr. Accordino was entitled to receive a bonus at the rate of 2.5% of his respective base compensation for each 1% increase in excess of the minimum of 7%, up to the maximum percentage of base salary set forth above. EPS, as calculated in accordance with the terms of the Executive Bonus Plan, was $0.596 per share in the 2011 fiscal year, an increase compared to $0.506 for the average of the prior three years (which was greater than EPS in the 2010 fiscal year), which resulted in Carrols Restaurant Group’s current CEO earning a total incentive bonus of $146,526 for the 2011 fiscal year or 27% of his base salary.

Carrols Restaurant Group’s former CEO’s maximum bonus was established at 105% of his base salary. Fifty (50%) percent of the bonus was based on Carrols Restaurant Group’s financial performance and the increase in EPS using similar calculations as were used in calculating the increase in EPS portion of Carrols Restaurant Group’s current CEO’s bonus described above, with the exception of the pro forma stock compensation expense adjustment related to the former CEO’s restricted stock award in 2011. As a result of the increase in EPS, as calculated, Mr. Vituli earned an incentive bonus of $58,723 for the 2011 fiscal year under this portion of the Executive Bonus Plan. The remaining 50% of Carrols Restaurant Group’s former CEO’s bonus was based on his individual attainment of certain specified objectives established by the CRG Compensation Committee related to Carrols Restaurant Group’s refinancing, completing the spin-off Fiesta Restaurant Group and certain objectives related to the expansion of Fiesta Restaurant Group. The determination of whether the objectives were met by Carrols Restaurant Group’s former CEO was made by the CRG Compensation Committee. The payment of this portion of the bonus is also conditioned, in its entirety, on Carrols Restaurant Group’s achievement of a predetermined minimum level of total EBITDA, which as defined in the Executive Bonus Plan, was 90% of Carrols Restaurant Group’s budgeted total EBITDA. For the 2011 fiscal year Carrols Restaurant Group generated total EBITDA of $78.7 million that surpassed the predetermined minimum level of total budgeted EBITDA required, which was $75.4 million for the 2011 fiscal year. For a reconciliation of Adjusted Segment EBITDA for all three of Carrols Restaurant Group’s segments to net income of Carrols Restaurant Group, see Note 12 to Carrols Restaurant Group’s consolidated financial statements which are included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 8, 2012, as amended on March 13, 2012. Based on Mr. Vituli’s attainment of his respective individual specified objectives, Mr. Vituli earned $121,256, or 17.5% of his base salary. As a result of the foregoing, Mr. Vituli earned a total incentive bonus for the 2011 fiscal year of $179,979, or 26% of his base salary.

The following is a reconciliation of EPS for those periods utilized in the calculation of the 2011 bonus, under the Executive Bonus Plan to Carrols Restaurant Group’s diluted net income per share (as set forth in Carrols Restaurant Group’s audited consolidated financial statements or selected financial data contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 8, 2012, as amended on March 13, 2012):

	2008	2009	2010	2011
	(amounts per share)
Diluted net income per share	$.591	$1.003	$.545	$.505
Adjustments:
Losses (gains) on extinguishment of debt	(.126)	—	—	.081
Pro forma interest expense adjustment for 2011 refinancing	(.105)	(.132)	(.133)	(.064)
Insurance gains	(.013)	(.017)	(.014)	(.013)
Effect of 53rd week in 2009	—	(.075)	—	—
Expenses related to the spinoff	—	—	—	.056
Stock compensation expense related to Carrols Restaurant Group’s former CEO’s 2011 restricted stock award	—	—	—	.037
Net gains or losses on sales of real estate	—	(.006)	—	(.006)

EPS for Executive Bonus Plan	$.347	$.773	$.398	$.596

Under the Executive Bonus Plan, if Carrols Restaurant Group achieved at least a 7% increase in EPS in the 2011 fiscal year as compared to the greater of the EPS for 2010 fiscal year or the average of the EPS for the fiscal years 2010, 2009, and 2008, Paul R. Flanders, Carrols Restaurant Group’s Vice President and Chief Financial Officer would be entitled to receive a bonus at the rate of 1.5% of his base salary for each 1% increase in EPS in excess of the minimum of 7%, up to a maximum of 60% of his base salary. As a result of the increase in EPS, as calculated in accordance with the terms of the Executive Bonus Plan, Mr. Flanders earned an incentive bonus of $44,468 for the 2011 fiscal year under this portion of the Executive Bonus Plan. Mr. Flanders was also eligible to receive a bonus of up to 30% of his base salary, based on his individual attainment of specified goals and objectives established for the year. Payments of that portion of Mr. Flanders’ bonus tied to individual goals are determined based on the discretion of the CEO and the President based on evaluating achievement of Mr. Flanders’ goals and objectives. The determination of whether goals and objectives were met by each Named Executive Officer is not a formulaic, objective or quantifiable standard; rather, the individual performance considerations were just factors (among others) that were generally taken into account in the course of making subjective judgments in connection with the compensation decision. The payment of this portion of the bonus is also conditioned, in its entirety, on the achievement of a pre-determined minimum level of total EBITDA for Carrols Restaurant Group, which as defined in the Executive Bonus Plan, was 90% of Carrols Restaurant Group’s budgeted total EBITDA. For the 2011 fiscal year Carrols Restaurant Group generated total EBITDA of $78.7 million that surpassed the predetermined minimum level of total budgeted EBITDA required, which was $75.4 million for the 2011 fiscal year. Based on Mr. Flanders’ attainment of his individual specified goals and objectives, Mr. Flanders earned $82,501, or 30% of his base salary in incentive bonus compensation for the 2011 fiscal year. In addition, the CRG Compensation Committee determined that based upon Mr. Flanders’ efforts in consummating the refinancing during 2011, and his contributions with respect to the spin-off transaction, he was entitled to a special one-time bonus payment of $150,000. As a result of the foregoing, Mr. Flanders earned a total incentive bonus for the 2011 fiscal year of $276,969, or approximately 101% of his base salary.

Under the Pollo Tropical Executive Bonus Plan, James E. Tunnessen, the Executive Vice President, Pollo Tropical, would receive a bonus if the Pollo Tropical segment value increased more than 7% in the 2011 fiscal year as compared to the 2010 fiscal year and such bonus would be earned at the rate of 1.5% of Mr. Tunnessen’s base salary for each 1% increase in Pollo Tropical segment value in excess of the minimum of 7% up to a maximum bonus of 50% of Mr. Tunnessen’s base salary. Under the plan, Pollo Tropical segment value was based upon a formula starting with Adjusted Segment EBITDA of Pollo Tropical, as adjusted for certain allocated costs, rent payments on lease financing obligations and certain non-recurring items. This calculation was then further reduced for certain capital expenditures, multiplied by a fixed multiple, and then reduced by any Pollo Tropical non-trade indebtedness (as defined in the Pollo Tropical Executive Bonus Plan, but which does not include Carrols Restaurant Group’s senior or subordinated debt). In calculating the change in Pollo Tropical segment value compared to the prior year, further consideration was given to include the effect of the net change in intercompany amounts with Carrols, capital advances, contributions and redemptions. Pollo Tropical segment value for the 2011 fiscal year increased 37.4% over the 2010 fiscal year. Such increase resulted in Mr. Tunnessen earning $140,484, or 45.6% of his salary, in incentive bonus compensation for the 2011 fiscal year. Also, if we achieved at least a 7% increase in EPS (as determined above) in the 2011 fiscal year as compared to the 2010 fiscal year, Mr. Tunnessen would also earn a bonus at the rate of 1.5% of his base salary for each 1% increase in EPS in excess of the minimum of 7% up to a maximum of 17% of his base salary. As a result of the increase in EPS as calculated in accordance with the Pollo Tropical Executive Bonus Plan, Mr. Tunnessen earned an incentive bonus of $49,777 for the 2011 fiscal year under this portion of the Executive Bonus Plan. In addition, Mr. Tunnessen was also eligible to receive a bonus of up to 33% of his base salary, which is based on his attainment of specified goals and objectives established for the year for Mr. Tunnessen and determined and paid in the same manner as provided above for Mr. Flanders. The payment of this portion of the bonus is also conditioned, in its entirety, on the achievement of a predetermined minimum level of EBITDA of Pollo Tropical which, as defined in the Pollo Tropical Executive Bonus Plan, was 90% of budgeted EBITDA for Pollo Tropical. For the 2011 fiscal year Pollo Tropical generated Adjusted Segment EBITDA of $36.8 million that surpassed the predetermined minimum level of budgeted EBITDA required, which was $30.7 million for the 2011 fiscal year. Consequently, based on Mr. Tunnessen’s attainment of his individual specified goals and objectives, Mr. Tunnessen earned an additional $101,586, or 33% of his base salary, in incentive bonus compensation for the 2011 fiscal year. As a result of the foregoing, Mr. Tunnessen’s earned a total incentive bonus for the 2011 fiscal year of $291,847, or 94.8% of his base salary.

Under the Taco Cabana Executive Bonus Plan, Michael Biviano, the Executive Vice President, Taco Cabana, would receive a bonus if the Taco Cabana segment value increased more than 7% in the 2011 fiscal year as compared to the 2010 fiscal year and such bonus would be earned at the rate of 1.5% of Mr. Biviano’s base salary for each 1% increase in Taco Cabana segment value in excess of the minimum of 7% up to a maximum bonus of 50% of Mr. Biviano’s base salary. Under the plan, Taco Cabana segment value was based upon a formula starting with Adjusted Segment EBITDA of Taco Cabana, as adjusted for certain allocated costs, rent payments on lease financing obligations and certain non-recurring items. This calculation was then further reduced for certain capital expenditures, multiplied by a fixed multiple, and then reduced by any Taco Cabana non-trade indebtedness (as defined in the Taco Cabana Executive Bonus Plan, but which does not include Carrols Restaurant Group’s senior or subordinated debt). In calculating the change in Taco Cabana segment value compared to the average of the prior three years (which was greater than segment value in the 2010 fiscal year), further consideration was given to include the effect of the net change in intercompany amounts with Carrols, capital advances, contributions and redemptions. Taco Cabana segment value for the 2011 fiscal year increased 16.2%. Such increase resulted in Mr. Biviano earning an additional $42,266, or 13.7% of his salary, in incentive bonus compensation for the 2011 fiscal year. Also, if Carrols Restaurant Group achieved at least a 10% increase in EPS (as determined above) in the 2011 fiscal year as compared to the 2010 fiscal year, Mr. Biviano would also earn a bonus at the rate of 1.5% of his base salary for each 1% increase in EPS in excess of the minimum of 7% up to a maximum of 17% of his base salary. As a result of the increase in EPS as calculated in accordance with the Taco Cabana Executive Bonus Plan, Mr. Biviano earned an incentive bonus of $49,777 for the 2011 fiscal year under this portion of the Executive Bonus Plan. In addition, Mr. Biviano was also eligible to receive a bonus of up to 33% of his base salary, which is based on his attainment of specified goals and objectives established for the year for Mr. Biviano and determined and paid in the same manner as provided above for Mr. Flanders. The payment of this portion of the bonus is also conditioned, in its entirety, on the achievement of a predetermined minimum level of EBITDA of Taco Cabana which, as defined in the Taco Cabana Executive Bonus Plan, was 90% of budgeted EBITDA for Taco Cabana. For the 2011 fiscal year Taco Cabana generated Adjusted Segment EBITDA of $27.5 million that surpassed the predetermined minimum level of budgeted EBITDA required, which was $26.1 million for the 2011 fiscal year. Consequently, based on Mr. Biviano’s attainment of his individual specified goals and objectives, Mr. Biviano earned an additional $101,586, or 33% of his base salary, in incentive bonus compensation for the 2011 fiscal year. As a result of the foregoing, Mr. Biviano’s earned a total incentive bonus for the 2011 fiscal year of $193,629, or 62.9% of his base salary.

In addition, the CRG Compensation Committee awarded Mr. Taft a cash bonus of $140,000 for the 2011 fiscal year (which amounted to approximately 73% of his base salary earned in the 2011 fiscal year since the commencement of his employment as our Chief Executive Officer and President on August 15, 2011). The determination to award such bonus to Mr. Taft was made at the discretion of the CRG Compensation Committee. Such determination was not based on a formulaic, objective or quantifiable standard; rather, individual performance considerations were factors (among others) that were generally taken into account in the course of making subjective judgments in connection with such compensation decision.

Long-Term Compensation

The long-term incentive compensation utilized by Carrols Restaurant Group for its senior management has been an equity based compensation plan designed to create alignment of senior management’s interests with those of its long term stockholders. Based upon the recommendation of CRG Compensation Committee and the approval of Carrols Restaurant Group’s board of directors, beginning in fiscal year 2011 Carrols Restaurant Group replaced the use of stock option grants which Carrols Restaurant Group previously granted to its CEO and executive officers, including the Named Executive Officers, with restricted stock grants in connection with the long-term incentive component of its overall compensation plan. The CRG Compensation Committee and Carrols Restaurant Group’s board of directors agreed that the use of restricted stock grants would be a more efficient and effective mechanism to create alignment of senior management’s interests with those of Carrols Restaurant Group’s long term stockholders. As a result, in January 2011 Carrols Restaurant Group awarded restricted stock grants to its former CEO and its executive officers, including the Named Executive Officers, based on job responsibilities and rewarding individual performance and also taking into account the number of shares of Carrols Restaurant Group common stock available for grant and issuance under the Carrols Plan. Restricted stock grants utilized in the Carrols Plan have a time-based vesting schedule (other than the grant of restricted stock to Carrols Restaurant Group’s former CEO which vests based on certain performance and other criteria, including his death, disability or retirement from Carrols Restaurant Group) with a certain percentage of options vesting over a period of time established by the CRG Compensation Committee under the Carrols Plan. During the 2011 fiscal year, the CRG Compensation Committee established a policy with respect to granting restricted stock under the Carrols Plan similar to the policy previously established for the granting of stock options. The CRG Compensation Committee established a policy to annually grant restricted stock to employees, including the Named Executive Officers, on each January 15 (with an alternative date of July 15 for new employees or employees promoted after January 15). Accordingly, the measurement of the value of any restricted stock grant would be based upon the price of Carrols Restaurant Group’s common stock at the close of business on those respective grant dates. The CRG Compensation Committee would annually grant such restricted stock grants on January 15 based upon recommendations from Carrols Restaurant Group’s CEO, who would provide such recommendations after evaluating the individual performance of Carrols Restaurant Group’s employees (including the Named Executive Officers other than the CEO). Such performance evaluations coincide with Carrols Restaurant Group’s normal end of year annual review process for employees and senior management. The granting of stock options and restricted stock have been and are an important component of the total compensation package for the Named Executive Officers and is an important retention tool. Because the CRG Compensation Committee’s policy has been to grant stock options or restricted stock annually on a fixed date, the CRG Compensation Committee may have previously, or may in the future grant stock options or restricted stock at a time when it, as well as the CEO and senior management, may be aware of material non-public information that, once made public, could either have a positive or negative effective on the price of Carrols Restaurant Group’s common stock.

Carrols Restaurant Group 2006 Stock Incentive Plan. In connection with Carrols Restaurant Group’s IPO, Carrols Restaurant Group adopted the Carrols Plan, which provides for the grant of stock options and stock appreciation rights, stock awards, performance awards, outside director stock options and outside director stock awards. Any officer, employee, associate, director and any consultant or advisor providing services to Carrols Restaurant Group are eligible to participate in the Carrols Plan.

The Carrols Plan is administered by the CRG Compensation Committee which approves awards and may base its considerations on recommendations by Carrols Restaurant Group’s CEO. The CRG Compensation Committee has the authority to (1) approve plan participants, (2) approve whether and to what extent stock options, stock appreciation rights and stock awards are to be granted and the number of shares of stock to be covered by each award (other than an outside director award), (3) approve forms of agreement for use under the Carrols Plan, (4) determine terms and conditions of awards (including, but not limited to, the option price, any vesting restriction or limitation, any vesting acceleration or waiver or forfeiture, and any right of repurchase, right of first refusal or other transfer restriction regarding any award), (5) modify, amend or adjust the terms and conditions of any award, (6) determine the fair market value, and (7) determine the type and amount of consideration to be received by Carrols Restaurant Group for any stock award issued.

In furtherance of Carrols Restaurant Group’s shift to the use of restricted stock grants under its long-term compensation plan, on January 15, 2011 restricted stock grants were made to Alan Vituli, the former CEO, and the Named Executive Officers, and certain other employees of Carrols Restaurant Group, including an award of 200,000 shares of restricted stock to Mr. Vituli. The number of shares of restricted stock granted to Mr. Vituli was made in connection with the renewal of Mr. Vituli’s employment agreement which expired on December 31, 2011. Messrs. Accordino, Flanders, Tunnessen and Biviano were granted 15,000 shares, 4,000 shares, 5,000 shares and 5,000 shares, respectively, of restricted stock on January 15, 2011.

Other Benefits

Carrols Restaurant Group offers certain other benefits to the CEO and Named Executive Officers as described below. Such benefits are not taken into account in determining such individuals’ base salary, annual incentive bonus or equity based compensation.

Deferred Compensation Plan. Carrols Restaurant Group provides certain benefits under The Carrols Corporation and Subsidiaries Deferred Compensation Plan (the “Deferred Compensation Plan”). See “Executive Compensation—Nonqualified Deferred Compensation.”

Change of Control and Severance Benefits. For a discussion of change of control arrangements or severance arrangements and the triggers for payments under such arrangements, See “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Other Post-Employment Benefits. The prior employment agreements for Messrs. Vituli and Accordino, respectively, each provided, and the new employment agreement for Mr. Accordino provides for continued coverage under Carrols Restaurant Group’s welfare and benefits plans for such executive officer and his eligible dependents after cessation of employment with Carrols Restaurant Group for the remainder of their respective lives.

Compensation for the Named Executive Officers

As mentioned above, in December 2006, Carrols Restaurant Group entered into an employment agreement with Carrols Restaurant Group’s former CEO, Alan Vituli, which became effective as of the Effective Time of Carrols Restaurant Group’s IPO, which employment agreement was amended and restated as of December 13, 2008 and which expired on December 31, 2011. Such amended and restated employment agreement governed the terms of Mr. Vituli’s compensation, including initially establishing his base salary. See “Executive Compensation – Summary Compensation Table—Vituli Employment Agreement.”

Also, as mentioned above, in December 2006, Carrols Restaurant Group entered into an employment agreement with its President and, since January 1, 2012, its Chief Executive Officer, Daniel T. Accordino, which became effective in December 2006. This employment agreement was amended and restated as of December 13, 2008 and expired on December 31, 2011. Such amended and restated employment agreement governs the terms of Mr. Accordino’s compensation, including initially establishing his base salary. Carrols Restaurant Group entered into a new employment agreement with Mr. Accordino on December 22, 2011 pursuant to a letter agreement dated as of November 1, 2011. See “Executive Compensation—Summary Compensation Table—Accordino Employment Agreement.”

None of the other Named Executive Officers have an employment agreement with Carrols Restaurant Group. Mr. Taft’s Letter Agreement is described above.

Compensation Committee Interlocks and Insider Participation

The members of the CRG Compensation Committee for the fiscal year ended December 31, 2011 were Brian P. Friedman, Jack A. Smith and Clayton E. Wilhite. None of the members of the CRG Compensation Committee were, during such year, an officer of Carrols Restaurant Group or any of its subsidiaries or had any relationship with Carrols Restaurant Group other than serving as a director of Carrols Restaurant Group. In addition, no executive officer of Carrols Restaurant Group served as a director or a member of the compensation committee of any other entity, other than any subsidiary of Carrols Restaurant Group, one of whose executive officers served as a director or on the CRG Compensation Committee. None of the members of the CRG Compensation Committee had any relationship required to be disclosed under this caption under the rules of the SEC.

SUMMARY COMPENSATION TABLE

The following table summarizes historical compensation awarded or paid to, or earned by, each of the Named Executive Officers of Carrols Restaurant Group and Tim Taft for the fiscal years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Stock Awards (2)($)	Option Awards (2)($)	Non-Equity Incentive Plan Compensation ($)	Change in Nonqualified Deferred Compensation Earnings (3)($)	All Other Compensation ($)	Total ($)
Tim Taft (4)	2011	$191,668	$140,000	—	—	—	$133	—	$331,801
President and Chief Executive Officer of Fiesta Restaurant Group

Alan Vituli (5)	2011	$692,896	$179,976	$1,530,000	—	—	—	—	$2,402,872
Former Chairman of the Board and Former Chief Executive Officer of Carrols Restaurant Group and Fiesta Restaurant Group	2010	$692,896	$—	—	$276,750	—	$52,456	—	$1,022,102
	2009	$672,700	$706,343	—	$97,565	—	$40,800	—	$1,517,408

Daniel T. Accordino (6)	2011	$543,697	$146,526	$114,750	—	—	—	—	$804,973
President, Chief Executive Officer and Director of Carrols Restaurant Group	2010	$533,032	$—	—	$187,326	—	$22,706	—	$743,064
	2009	$517,500	$517,500	—	$72,800	—	$39,391	—	$1,147,191

Paul R. Flanders (7)	2011	$275,004	$276,969	$30,600	—	—	—	—	$582,573
Vice President, Chief Financial Officer and Treasurer of Carrols Restaurant Group	2010	$263,268	$78,980	—	$31,221	—	—	—	$373,469
	2009	$255,600	$218,538	—	$11,375	—	—	—	$485,513

James E. Tunnessen	2011	$307,836	$291,847	$38,250	—	—	—	—	$637,933
Executive Vice President, Pollo Tropical	2010	$301,800	$238,944	—	$31,221	—	—	—	$571,965
	2009	$293,004	$238,428	—	$11,375	—	—	—	$542,807

Michael A. Biviano	2011	$307,836	$193,629	$38,250	—	—	$15,710	—	$555,425
Executive Vice President,	2010	$297,157	$—	—	$31,221	—	$11,639	—	$340,017
Taco Cabana	2009	$293,004	$235,018	—	$11,375	—	$4,389	—	$543,786

(1)	Carrols Restaurant Group provides bonus compensation to its executive officers based on an individual’s achievement of certain specified objectives and Carrols Restaurant Group’s achievement of specified increases in stockholder value. See “Compensation Discussion and Analysis” above for a discussion of the Carrols Executive Bonus Plan. Amounts include cash bonuses paid in fiscal year 2012, 2011 and 2010 with respect to services rendered in fiscal year 2011, 2010 and 2009, respectively.
(2)	The amounts shown represent the aggregate grant date fair value of restricted stock and stock options granted and approved by the CRG Compensation Committee in each of the fiscal years presented and is consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. See Notes 1 and 11 to Carrols Restaurant Group’s consolidated financial statements for the year ended December 31, 2010, which are included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 8, 2012, as amended on March 13, 2012, for assumptions used in the calculation of this amount. There were no forfeitures in 2011, 2010 or 2009 by the Named Executive Officers. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that will be recognized by the executives. The actual value, if any, that an executive may realize upon exercise of the options will depend on the excess of the stock price over the base value on the date of exercise or for restricted shares, the stock price at the date of vesting, so there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. These grants are included and discussed further in the tables included below under “Outstanding Equity Awards at Fiscal Year-End.”
(3)	These amounts represent the above-market portion of earnings on compensation deferred by the Named Executive Officers under the Deferred Compensation Plan. Earnings on deferred compensation are considered to be above-market to the extent that the rate of interest exceeds 120% of the applicable federal long-term rate. At December 31, 2011, 2010 or 2009, 120% of the federal long-term rate was 3.37%, 4.24% and 5.02% per annum, respectively, and the interest rate paid to participants in each year was 8.0% per annum.
(4)	Mr. Taft was appointed President and Chief Executive Officer of Fiesta Restaurant Group on August 15, 2011.
(5)	Mr. Vituli ceased to be Chief Executive Officer of Fiesta Restaurant Group effective as of August 15, 2011 and ceased to be the Chairman of the board of directors and a director of Fiesta Restaurant Group on February 27, 2012. Mr. Vituli retired as Chief Executive Officer of Carrols Restaurant Group on December 31, 2011. Mr. Vituli retired as Chairman of the board of directors of Carrols Restaurant Group and resigned as a director of Carrols Restaurant Group on January 16, 2012.
(6)	Mr. Accordino ceased to be the President and Chief Operating Officer of Fiesta Restaurant Group as of August 15, 2011 and a director of Fiesta Restaurant Group on the distribution date. Mr. Accordino is not currently an executive officer or a director of Fiesta Restaurant Group. Mr. Accordino was appointed Chief Executive Officer of Carrols Restaurant Group effective January 1, 2012.
(7)	Mr. Flanders has served as the interim Chief Financial Officer of Fiesta Restaurant Group since the distribution date and will continue to serve in such capacity until such time as it hires a permanent Chief Financial Officer.

Vituli Employment Agreement

In December 2006, Carrols Restaurant Group and Carrols entered into an employment agreement with Alan Vituli and in December of 2008 Carrols Restaurant Group and Carrols entered into an amendment and restatement of such December 2006 employment agreement with Mr. Vituli which expired on December 31, 2011. Pursuant to such employment agreement, Mr. Vituli served as Carrols’ and Carrols Restaurant Group’s Chairman of the board of directors and Chief Executive Officer. The employment agreement was subject to automatic renewals for successive one-year terms unless either Mr. Vituli, Carrols Restaurant Group or Carrols elected not to renew the employment agreement by giving written notice to the others at least 60 days before a scheduled expiration date. The employment agreement provided for Mr. Vituli to initially receive an annual base salary of $650,000 and provided that such amount may be increased annually at the sole discretion of the CRG Compensation Committee. Pursuant to the employment agreement, Mr. Vituli participated in the Carrols Executive Bonus Plan, and any stock option or other equity incentive plans applicable to executive employees as determined by the CRG Compensation Committee.

On November 1, 2011, Carrols Restaurant Group and Mr. Vituli mutually agreed to not renew Mr. Vituli’s employment agreement with Carrols Restaurant Group and Carrols. Mr. Vituli’s employment agreement expired on December 31, 2011 according to its terms. Mr. Vituli and Carrols Restaurant Group agreed that Mr. Vituli would remain as Carrols Restaurant Group’s Chief Executive Officer through and including December 31, 2011, and on such date, Mr. Vituli retired as Carrols Restaurant Group’s Chief Executive Officer. In addition, Carrols Restaurant Group and Mr. Vituli agreed that Mr. Vituli would resign and retire as Chairman of its board of directors, and will resign as a director of Carrols Restaurant Group upon Carrols Restaurant Group naming a successor to Mr. Vituli as Chairman of the board of directors of Carrols Restaurant Group. Mr. Vituli retired as Chairman of the board of directors of Carrols Restaurant Group and resigned as a director of Carrols Restaurant Group on January 16, 2012. Carrols Restaurant Group and Mr. Vituli also agreed that, for a period commencing on January 16, 2012, the date that Mr. Vituli ceased to be a member of the board of directors of Carrols Restaurant Group, and ending on November 1, 2013, Mr. Vituli will have the right to attend and observe any meeting of the board of directors of Carrols Restaurant Group and Mr. Vituli will be reimbursed for his out-of-pocket expenses incurred in connection with attending such meetings in accordance with Carrols Restaurant Group’s expense reimbursement policy for its directors then in effect.

Accordino Employment Agreement

In December 2006, Carrols Restaurant Group and Carrols entered into an employment agreement with Daniel T. Accordino and in December of 2008 Carrols Restaurant Group and Carrols entered into an amendment and restatement of such December 2006 employment agreement with Mr. Accordino. Pursuant to such employment agreement, which expired on December 31, 2011, Mr. Accordino was Carrols’ and Carrols Restaurant Group’s President and Chief Operating Officer. The employment agreement was subject to automatic renewals for successive one-year terms unless either Mr. Accordino, Carrols Restaurant Group or Carrols elected not to renew the employment agreement by giving written notice to the others at least 60 days before a scheduled expiration date. The employment agreement provided for Mr. Accordino to initially receive an annual base salary of $500,000 and provided that such amount may be increased annually at the sole discretion of the CRG Compensation Committee. Pursuant to the employment agreement, Mr. Accordino participated in the Carrols Executive Bonus Plan, and any stock option or other equity incentive plans applicable to executive employees, as determined by the CRG Compensation Committee.

On November 1, 2011, Carrols Restaurant Group and Mr. Accordino mutually agreed that Mr. Accordino would become Carrols Restaurant Group’s President and Chief Executive Officer effective on January 1, 2012. Carrols Restaurant Group and Mr. Accordino also mutually agreed to not renew Mr. Accordino’s employment agreement with Carrols Restaurant Group and Carrols. In addition, Carrols Restaurant Group and Mr. Accordino entered into a new employment agreement with Carrols Restaurant Group and Carrols LLC, which became effective on the Effective Date, on terms substantially similar to the prior employment agreement between Mr. Accordino and Carrols Restaurant Group and Carrols, and as described below.

Under the terms of Mr. Accordino’s new employment agreement, Mr. Accordino serves as Carrols Restaurant Group’s and Carrols LLC’s President and Chief Executive Officer. Mr. Accordino’s new employment agreement will be for a term commencing on the Effective Date and ending on February 28, 2013 and will be subject to automatic renewals for successive one-year terms unless either Mr. Accordino, Carrols Restaurant Group or Carrols LLC elects not to renew Mr. Accordino’s new employment agreement by giving written notice to the others at least 30 days before a scheduled expiration date. Mr. Accordino’s new employment agreement provides that Mr. Accordino will receive an annual base salary of $544,000 and provides that such amount may be increased annually at the sole discretion of the CRG Compensation Committee. Mr. Accordino’s current base salary is $543,697. Pursuant to Mr. Accordino’s new employment agreement, Mr. Accordino will participate in Carrols Restaurant Group’s Executive Bonus Plan, and any stock option or other equity incentive plans applicable to executive employees, as determined by the CRG Compensation Committee. Mr. Accordino’s new employment agreement also provides that if Mr. Accordino’s employment is terminated without cause (as defined in Mr. Accordino’s new employment agreement) or Mr. Accordino terminates his employment for good reason (as defined in Mr. Accordino’s new employment agreement), in each case within twelve months following a change of control (as defined in Mr. Accordino’s new employment agreement), Mr. Accordino will receive a cash lump sum payment equal to 2.99 times his average salary plus his average annual bonus (paid under Carrols Restaurant Group’s Executive Bonus Plan or deferred under the Carrols Corporation & Subsidiaries Deferred Compensation Plan) for the prior five years. Mr. Accordino’s new employment agreement also provides that if Mr. Accordino’s employment is terminated by Carrols Restaurant Group or Carrols LLC without “cause”, as defined in Mr. Accordino’s new employment agreement (other than following a change of control as described above), or Mr. Accordino terminates his employment for “good reason”, as defined in Mr. Accordino’s new employment agreement (other than following a change of control as described above), Mr. Accordino will receive a lump sum cash payment in an amount equal to 2.00 times his average salary plus average annual bonus (paid under Carrols Restaurant Group’s Executive Bonus Plan or deferred under the Carrols Corporation & Subsidiaries Deferred Compensation Plan) for the prior five years. Mr. Accordino’s new employment agreement includes non-competition and non-solicitation provisions effective during the term of Mr. Accordino’s new employment agreement and for two years following its termination.

GRANTS OF PLAN-BASED AWARDS

The following table provides certain historical information regarding grants of plan-based awards made to the Named Executive Officers of Carrols Restaurant Group and Tim Taft during the fiscal year ended December 31, 2011:

Name	Grant Date	Approval Date(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($)(3)
Tim Taft (4)	—	—	—	—	—
Alan Vituli (5)	01/15/11	01/05/11	200,000	—	$1,530,000
Daniel T. Accordino (6)	01/15/11	01/05/11	15,000	—	$187,326
Paul R. Flanders	01/15/11	01/05/11	4,000	—	$30,600
James E. Tunnessen	01/15/11	01/05/11	5,000	—	$38,250
Michael A. Biviano	01/15/11	01/05/11	5,000	—	$38,250

(1)	The grants of plan-based awards in this table above were approved by the CRG Compensation Committee on January 5, 2011.
(2)

Amounts shown in this column reflect the number of restricted stock awards granted to each Named Executive Officer pursuant to the Carrols Plan during 2011. All of such restricted stock vests over a period of four years, with one-fourth of such restricted stock vesting on the first anniversary of the grant date and one-fourth of such restricted stock vesting on each subsequent anniversary of the grant date.
(3)	The value of restricted stock awards granted in 2011 is based on the grant date fair value of $7.65.
(4)	Mr. Taft was appointed President and Chief Executive Officer of Fiesta Restaurant Group on August 15, 2011.
(5)	Mr. Vituli retired as Chief Executive Officer of Carrols Restaurant Group on December 31, 2011 and resigned as Chairman of the board of directors and as a director of Carrols Restaurant Group on January 16, 2012. Mr. Vituli ceased to be Chief Executive Officer of Fiesta Restaurant Group on August 15, 2011 and ceased to be the Chairman of the board of directors and a director of Fiesta Restaurant Group on February 27, 2012.
(6)	Mr. Accordino is not currently an executive officer or a director of Fiesta Restaurant Group. Mr. Accordino was appointed Chief Executive Officer of Carrols Restaurant Group effective January 1, 2012.

Fiesta Restaurant Group 2012 Stock Incentive Plan

Our board of directors adopted a 2012 Stock Incentive Plan (the “Fiesta Plan”), which was approved by Carrols, our sole stockholder before the completion of the spin-off. The following is a general description of the Fiesta Plan.

Purpose. The purpose of the Fiesta Plan is to attract and retain persons eligible to participate in the Fiesta Plan, such as our officers, employees, associates, directors and any consultants or advisors providing services to us or our affiliates, motivate these individuals to achieve our long-term goals, and further align the interests of these individuals with the interests of our stockholders.

Administration . The Fiesta Plan is administered by our compensation committee. Our board of directors can also administer the Fiesta Plan if a compensation committee or other committee has not been appointed or is not eligible to act. The compensation committee has the authority to (1) select Fiesta Plan participants, (2) determine whether and to what extent stock options, stock appreciation rights and stock awards are to be granted and the number of shares of stock to be covered by each award, (3) approve forms of agreement for use under the Fiesta Plan, (4) determine terms and conditions of awards (including, but not limited to, the option price, any vesting restriction or limitation, any vesting acceleration or waiver or forfeiture, and any right of repurchase, right of first refusal or other transfer restriction regarding any award), (5) modify, amend or adjust the terms and conditions of any award, (6) determine the fair market value of our common stock, and (7) determine the type and amount of consideration to be received by us for any stock award issued. Any determination with respect to any award will be made in the sole discretion of the compensation committee.

Eligibility. Any employee, officer, director, associate, advisor or consultant to us or any of our affiliates is generally eligible to participate in the Fiesta Plan. In each case, the compensation committee selects the actual grantees.

Awards. The Fiesta Plan provides for the grant of stock options and stock appreciation rights (“SARs”), stock awards, performance awards, outside director stock options and outside director stock awards. No award may be granted under the Fiesta Plan on or after May 7, 2022 or such earlier time as our board of directors may determine.

Shares Subject to the Fiesta Plan. The aggregate number of shares of our common stock that may be delivered pursuant to awards granted under the Fiesta Plan is 3,300,000 shares. The maximum number of shares that may be covered by stock options, SARs and stock awards, in the aggregate, granted to any one participant during any calendar year is 300,000 shares and in the case of an employee covered by Section 162(m) of the Code, if any such awards are cancelled, the number of shares subject to such award shall continue to count against the foregoing limit of 300,000 shares. Any award settled in cash will be based on the fair market value of the shares of stock subject to such award. If an award granted under the Fiesta Plan terminates, lapses or is forfeited without the delivery of shares or any shares of restricted stock granted under the Fiesta Plan are forfeited, then the shares covered by the terminated, lapsed or forfeited award or the forfeited restricted stock, as applicable, will again be available for grant.

In the event of any change affecting the outstanding shares of our common stock by reason of, among other things, a stock dividend, special cash dividend, stock split, combination or exchange of shares, recapitalization or other change in our capital structure, our corporate separation or division (including, but not limited to, a split-up, spin-off, split-off or other distribution to our stockholders, other than a normal cash dividend), sale by us of all or a substantial portion of our assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, partial or complete liquidation, merger or consolidation in which we are the surviving corporation or any event similar to the foregoing, the compensation committee, in its discretion, may generally make such substitution or adjustment as it deems equitable as to (1) the number or kind of shares that may be delivered under the Fiesta Plan and/or the number or kind of shares subject to outstanding awards, (2) the exercise price of outstanding options, outside director options and SARs and/or (3) other affected terms of the awards.

Options and Stock Appreciation Rights. Under the Fiesta Plan, the compensation committee may grant both options intended to constitute “incentive stock options” within the meaning of Section 422 of the Code and non-qualified stock options. The exercise price for options will be determined by the compensation committee, but the exercise price cannot be less than 100% of the fair market value of our common stock on the grant date. In the case of incentive stock options granted to an employee who, immediately before the grant of an option, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our subsidiaries, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the grant date and the incentive stock option will terminate on a date not later than the fifth anniversary of the date on which such incentive stock option was granted.

The compensation committee determines when, and upon what terms and conditions, options granted under the Fiesta Plan will be exercisable, except that no option will be exercisable more than 10 years after the date on which it is granted. The compensation committee determines the vesting of stock options at the time of grant, except that no stock option shall become vested earlier than the first anniversary of, or later than the seventh anniversary of, the date of grant of such stock option, and the participant must remain in active employment or service with us or an affiliate until the applicable vesting date. The exercise price may generally be paid (1) with cash, (2) unrestricted and vested shares of our common stock owned by the optionee, (3) unless otherwise prohibited by law for either us or the optionee, by irrevocably authorizing a third party to sell shares (or a sufficient portion of the shares) of our common stock acquired upon the exercise of the stock option and remit to us a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise, or (4) a combination of the above methods.

The compensation committee may only grant SARs under the Fiesta Plan as a standalone award. The compensation committee determines the term of a SAR at the time of grant, except that no SAR will be exercisable more than 10 years after the date on which it is granted. The compensation committee determines the vesting of a SAR at the time of grant, except that no SAR shall become vested earlier than the first anniversary of the date of, or later than the seventh anniversary of, the date of grant of such SAR, and the participant must remain in active employment or service with us or an affiliate until the applicable vesting date. When a SAR recipient exercises his or her SAR with respect to a share, the recipient is entitled to an amount equal to the difference between the fair market value of a share of our common stock on the SAR’s grant date compared to the fair market value of such a share on the date the SAR is exercised. The amount will be paid in the form of either cash or our common stock, depending on the terms of the applicable award agreement.

Unless otherwise provided in the applicable award agreement, stock options or SARs granted under the Fiesta Plan have the following terms:

•

If a participant’s employment or provision of services terminates by reason of death or Disability (as defined in the Fiesta Plan), all stock options or SARs held by such participant will become fully vested and exercisable and may be exercised until the earlier of the one year anniversary of such death or termination of employment or services, as applicable, and the expiration of the stock option’s or SAR’s term.

•

If a participant’s employment or provision of services is terminated and the participant is age 65 or older and has completed at least five years of service for us (“Retirement”), any stock option or SAR held by such participant may thereafter be exercised, to the extent it was exercisable at the time of termination, until the earlier of the six month anniversary of such termination of employment or provision of services, and the expiration of such stock option’s or SAR’s term. Any stock option or SAR that is unvested or unexercisable on the date of termination shall immediately terminate.

•

If a participant’s employment or provision of services terminates involuntarily without Cause (as defined in the Fiesta Plan), and for reasons other than death, Disability or Retirement, any stock option or SAR held by such participant may thereafter be exercised, to the extent it was exercisable at the time of termination, until the earlier of the three month anniversary of such termination of employment or provision of services, and the expiration of such stock option’s or SAR’s term. Any stock option or SAR that is unvested or unexercisable on the date of termination shall immediately terminate.

•

If a participant’s employment or provision of services terminates involuntarily for Cause, all outstanding stock options or SARs held by such participant (whether vested or unvested) shall immediately terminate.

•

If a participant’s employment or provision of services is terminated by the participant for any reason other than involuntary termination for Cause, involuntary termination without Cause, death, Disability or Retirement, any stock option or SAR held by such participant may thereafter be exercised, to the extent it was exercisable at the time of termination, until the earlier of the one month anniversary of such termination of employment or provision of services, and the expiration of such stock option’s or SAR’s term. Any stock option or SAR that is unvested or unexercisable at the date of termination shall immediately terminate.

Stock Awards. The compensation committee may grant awards of shares, restricted shares and restricted stock units upon the terms, conditions, performance requirements, restrictions, forfeiture provisions, contingencies and limitations as it determines. The compensation committee determines the vesting of stock awards at the time of grant, except that no stock award shall become vested earlier than the first anniversary of, or later than the seventh anniversary of, the date of grant of such stock award, and the participant must remain in active employment or service with us or an affiliate until the applicable vesting date.

Except as otherwise provided in the applicable award agreement, if a participant’s employment or provision of services is (1) terminated by death, Disability or by us for any reason other than Cause, all stock underlying a stock award will become fully vested and non-forfeitable, and (2) terminated by us for Cause or by the participant for any reason other than death or Disability, all stock underlying a stock award, to the extent unvested at the time of termination, will be forfeited.

Performance Awards. The right of a participant to exercise or receive a grant or settlement of any award, and its timing, may be subject to performance conditions specified by the compensation committee at the time of grant. The compensation committee may use business criteria and other measures of performance it deems appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase amounts payable under any award subject to performance conditions, except as limited under the Fiesta Plan in the case of a performance award intended to qualify as performance-based compensation under Section 162(m) of the Code.

Awards granted under the Fiesta Plan may be designed to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Pursuant to Section 162(m) of the Code, we generally may not deduct for federal income tax purposes compensation paid to our chief executive officer or our three other highest paid executive officers (other than our chief financial officer) to the extent that any of these persons receive more than $1 million in compensation in any single year. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, we can deduct for federal income tax purposes the compensation paid even if such compensation exceeds $1 million in a single year.

The performance goals for performance awards intended to qualify as performance-based compensation under Section 162(m) of the Code shall be based on one or more of the following business criteria:

•	Earnings before any or all of interest, tax, depreciation or amortization (actual and adjusted and either in the aggregate or on a per-share basis);

•	Earnings (either in the aggregate or on a per-share basis);

•	Net income or loss (either in the aggregate or on a per-share basis);

•	Operating profit;

•	Cash flow (either in the aggregate or on a per-share basis);

•	Free cash flow (either in the aggregate on a per-share basis);

•	Non-interest expense;

•	Costs;

•	Gross revenues;

•	Reductions in expense levels;

•	Operating and maintenance cost management and employee productivity;

•	Share price or total stockholder return (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time);

•	Net economic value;

•	Economic value added or economic value added momentum;

•

Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, sales, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets and goals relating to acquisitions or divestitures;

•	Return on average assets or average equity;

•	Achievement of objectives relating to diversity, employee turnover or other human capital metrics;

•	Results of customer satisfaction surveys or other objective measures of customer experience; and/or

•	Debt ratings, debt leverage, debt service, financings and refinancings.

The compensation committee may, on the grant date of an award intended to qualify as “performance-based compensation,” provide that the formula for such award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, non-recurring gain or loss.

The levels of performance required with respect to any performance goals may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. The compensation committee shall specify the weighting (which may be the same or different for multiple performance goals) to be given to each performance goal for purposes of determining the final amount payable with respect to any performance award. Any one or more of the performance goals or the business criteria on which they are based may apply to the participant, a department, unit, division or function within Fiesta Restaurant Group (except for total stockholder return or earnings per share criteria) or any one or more subsidiaries, and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

Settlement of performance awards may be in cash or our common stock, or other awards, or other property, in the discretion of the compensation committee. Any cash-settled performance award will be based on the fair market value of the shares of our common stock subject to the performance award at the time of settlement. The compensation committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with a performance award, but may not exercise discretion to increase any such amount payable in respect of a performance award intended to constitute “performance-based compensation” for Section 162(m) of the Code. Subject to the requirements of Section 162(m) of the Code, the compensation committee shall specify the circumstances in which a performance award shall be forfeited or paid in the event of a termination of employment at least six months prior to the end of a performance period or settlement of a performance award, and other terms relating to such performance award.

Outside Director Stock Options. On the date of the first annual meeting of stockholders of the company following the spin-off, and on the date of the annual meeting of our stockholders during each fiscal year thereafter, each outside director may in the discretion of the administrator be granted outside director stock options in an amount determined by the administrator.

The exercise price per share of common stock purchasable under an outside director stock option will be the Fair Market Value (as defined under the Fiesta Plan) per share on the date the outside director stock option is granted.

Unless otherwise provided in the applicable award agreement, an outside director stock option shall become vested and non-forfeitable with respect to one-fifth of the stock subject to such outside director stock option on the first anniversary of the date the outside director stock option is granted, with an additional one-fifth of the stock subject to such outside director stock option becoming vested and non-forfeitable on each of the second, third, fourth and fifth anniversaries of the date of grant, provided that the outside director shall have continuously remained a director of Fiesta Restaurant Group through the applicable vesting date. Any outside director stock option that is unvested at the date of termination of the outside director’s provision of services shall be forfeited upon such termination. Outside director stock options will be evidenced by option agreements, in a form approved by the compensation committee.

Outside director stock options may be exercised in the same manner as provided for stock options. See “—Grants of Plan Based Awards—Fiesta Restaurant Group 2012 Stock Incentive Plan—Options and Stock Appreciation Rights.”

No outside director stock option shall be exercisable more than seven years after the date the outside director stock option is granted.

An outside director stock option (i) shall be transferable by the outside director to a Family Member (as defined under the Fiesta Plan) of the outside director, provided that (A) any such transfer shall be by gift with no consideration and (B) no subsequent transfer of such outside director stock option shall be permitted other than by will or the laws of descent and distribution, and (ii) shall not otherwise be transferable except by will or the laws of descent and distribution. An outside director stock option shall be exercisable, during the outside director’s lifetime, only by the outside director or by the guardian or legal representative of the outside director, it being understood that the terms “holder” and “outside director” include the guardian and legal representative of the outside director named in the applicable option agreement and any person to whom the outside director stock option is transferred (X) pursuant to the first sentence of this paragraph or pursuant to the applicable option agreement or (Y) by will or the laws of descent and distribution.

Outside Director Stock Awards. Each outside director appointed to our board of directors will receive within 45 days of the distribution date, stock awards of an aggregate fair market value of $100,000 on the date of grant. Following the distribution date, each outside director appointed to our board of directors will receive as of the date of such appointment, stock awards of an aggregate fair market value of $100,000 on the date of grant.

On the date of each annual meeting of Fiesta Restaurant Group beginning with the first annual meeting of stockholders following the spin-off and on the date of each annual meeting of our stockholders during each fiscal year thereafter, outside directors will receive a number of shares of our restricted common stock having an aggregate fair market value of $25,000 on the date of grant or such other amount as determined by the administrator.

Notwithstanding anything to the contrary in the Fiesta Plan, within forty-five (45) days after the distribution date, (i) Jack A. Smith, the Chairman of our board of directors and an outside director, shall be granted a stock award comprised of that number of shares of stock having an aggregate fair market value of $25,000, (ii) Stephen P. Elker, an outside director, shall be granted a stock award comprised of that number of shares of stock having an aggregate fair market value of $100,000, (iii) Brian P. Friedman and Nicholas Daraviras, each an outside director, shall each be granted a stock award comprised of that number of shares of stock having an aggregate fair market value of $100,000, provided that if either Mr. Friedman or Mr. Daraviras resigns as a director of Fiesta Restaurant Group, any person nominated or otherwise designated by the JCP Group or their respective affiliates to our board of directors to replace Mr. Friedman, Mr. Daraviras or any other director of Fiesta Restaurant Group designated and nominated by the JCP Group or their affiliates, such person shall not receive a stock award of an aggregate fair market value of $100,000 on the date of grant pursuant to the Fiesta Plan.

Unless otherwise provided in the applicable award agreement, with respect to outside director stock awards granted to directors upon such directors appointment to our board of directors, an outside director stock award will vest in installments over five years with one-fifth of the shares underlying the outside director stock award vesting on the first anniversary of the date such award is granted and an additional one-fifth of the underlying shares vesting on each subsequent anniversary of such grant date, provided that the outside director continuously remains a director through the applicable vesting date. Unless otherwise provided in the applicable award agreement, with respect to outside director stock awards granted annually on the date of each annual meeting of stockholders (including the grant to Mr. Smith stated above), an outside director stock award will vest in installments over three years with one-third of the shares underlying the outside director stock award vesting on the first anniversary of the date such award is granted and an additional one-third of the underlying shares vesting on each subsequent anniversary of such grant date, provided that the outside director continuously remains a director through the applicable vesting date. Any unvested shares underlying an outside director stock award will be immediately forfeited upon the outside director ceasing to be a director.

Change of Control. In the event of a Change in Control (as defined in the Fiesta Plan), (i) outstanding and unvested stock options, outside director stock options and SARs will be fully vested and exercisable, (ii) restrictions on outstanding stock awards and outside director stock awards will lapse and the shares relating to such awards will become fully vested and transferable, and (iii) provided it would not trigger adverse tax consequences under Section 409A of the Code, outstanding awards will be subject to any agreement of acquisition, merger or reorganization that effects such Change in Control and that provides for the continuation of outstanding awards by us, assumption of outstanding awards, substitution of equivalent awards for the outstanding awards or settlement of each share of stock subject to an outstanding award for the change in control price (as defined in the Fiesta Plan).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to the value of all equity awards that were outstanding at December 31, 2011 for each of the Named Executive Officers of Carrols Restaurant Group and Tim Taft. All such equity awards were granted under the Carrols Plan and were options for Carrols Restaurant Group common stock. The treatment in the spin-off of these awards and all other outstanding awards subsequently granted under the Carrols Plan is described under “Certain Relationships and Related Party Transactions—Agreements with Carrols Restaurant Group—Employee Matters Agreement —Treatment of Carrols Restaurant Group Stock Based Awards.”

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(4)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (5)($)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Tim Taft (1)	—	—	—	—	—	—	—	—	—

Alan Vituli (2)(3)(7)	118,500	—	—	$13.00	12/14/2013	—	—	—	—
	118,500	—	—	$15.60	12/14/2013	—	—	—	—
	75,200	20,800	—	$8.08	01/15/2015	—	—	—	—
	56,000	40,000	—	$2.60	01/15/2016	—	—	—	—
	38,333	61,667	—	$6.48	01/15/2017	—	—	—	—
	—	—	—	—	—	200,000	$2,314,000	—	—

Daniel T. Accordino (2)(4)(8)	79,000	—	—	$13.00	12/14/2013	—	—	—	—
	79,000	—	—	$15.60	12/14/2013	—	—	—	—
	50,133	13,867	—	$8.08	01/15/2015	—	—	—	—
	37,333	26,667	—	$2.60	01/15/2016	—	—	—	—
	23,000	37,000	—	$6.48	01/15/2017	—	—	—	—
	—	—	—	—	—	15,000	$173,550	—	—

Paul R. Flanders (2)	7,350	—	—	$13.00	12/14/2013	—	—	—	—
	7,350	—	—	$15.60	12/14/2013	—	—	—	—
	8,617	2,383	—	$8.08	01/15/2015	—	—	—	—
	5,833	4,167	—	$2.60	01/15/2016	—	—	—	—
	3,833	6,167	—	$6.48	01/15/2017	—	—	—	—
	—	—	—	—	—	4,000	$46,280	—	—

James E. Tunnessen (2)	9,600	—	—	$13.00	12/14/2013	—	—	—	—
	9,600	—	—	$15.60	12/14/2013	—	—	—	—
	5,875	1,625	—	$8.08	01/15/2015	—	—	—	—
	5,833	4,167	—	$2.60	01/15/2016	—	—	—	—
	3,833	6,167	—	$6.48	01/15/2017	—	—	—	—
	—	—	—	—	—	5,000	$57,850	—	—

Michael A. Biviano (2)	9,600	—	—	$13.00	12/14/2013	—	—	—	—
	9,600	—	—	$15.60	12/14/2013	—	—	—	—
	5,875	1,625	—	$8.08	01/15/2015	—	—	—	—
	5,833	4,167	—	$2.60	01/15/2016	—	—	—	—
	3,833	6,167	—	$6.48	01/15/2017	—	—	—	—
	—	—	—	—	—	5,000	$57,850	—	—

(1)	Mr. Taft was appointed President and Chief Executive Officer of Fiesta Restaurant Group on August 15, 2011.
(2)

In December 2006, January 2008, January 2009 and January 2010, Carrols Restaurant Group granted option awards to each Named Executive Officer pursuant to the Carrols Plan. Messrs. Vituli and Accordino were each granted non-qualified stock options. Messrs. Flanders, Tunnessen and Biviano were each granted incentive stock options within the meaning of Section 422 of the Code. All such options vest over a period of five years, with one-fifth of such options vesting and becoming exercisable on the first anniversary of the grant date and one-sixtieth of such options vesting and becoming exercisable monthly on the first day of each month subsequent to the first anniversary of the grant date.

In January 2011, Carrols Restaurant Group granted restricted stock awards to each Named Executive Officer pursuant to the Carrols Plan. All such restricted stock award vest over of period of four years with one-fourth of such restricted shares vesting on the first anniversary of the grant date and annually on the anniversary of the grant date thereafter.

(3)	Pursuant to Mr. Vituli’s prior employment agreement, all of Mr. Vituli’s unvested stock options will immediately vest and become exercisable in the event that we or Carrols elect not to renew Mr. Vituli’s employment agreement after the extended term, which expired on December 31, 2011, and Mr. Vituli ceases to be employed after the end of such extended term or ceases to provide services to Carrols Restaurant Group, or if Mr. Vituli’s employment is terminated by Carrols Restaurant Group or Carrols without cause (as defined in Mr. Vituli’s employment agreement) or upon Mr. Vituli’s retirement.
(4)	Pursuant to Mr. Accordino’s employment agreement, all of Mr. Accordino’s unvested stock options will immediately vest and become exercisable in the event that Mr. Accordino’s employment is terminated by Mr. Accordino for the reason that Mr. Vituli has ceased to be Chief Executive Officer of Carrols Restaurant Group or Carrols and a person other than Mr. Accordino has succeeded Mr. Vituli as Chief Executive Officer.
(5)	Stock options are granted with an exercise price per share equal to the closing price of Carrols Restaurant Group’s common stock on the grant date.
(6)	The value of the restricted stock awards was determined based on the fair market value of the shares at December 31, 2011 of $11.57.
(7)	Mr. Vituli retired as Chief Executive Officer of Carrols Restaurant Group on December 31, 2011 and resigned as Chairman of the board of directors and as a director of Carrols Restaurant Group on January 16, 2012. Mr. Vituli ceased to be Chief Executive Officer of Fiesta Restaurant Group on August 15, 2011 and ceased to be the Chairman of the board of directors and a director of Fiesta Restaurant Group on February 27, 2012.
(8)	Mr. Accordino is not currently an executive officer or a director of Fiesta Restaurant Group. Mr. Accordino was appointed Chief Executive Officer of Carrols Restaurant Group effective January 1, 2012.

OPTIONS EXERCISED AND STOCK VESTED

The Named Executive Officers of Carrols Restaurant Group and Tim Taft did not exercise any Carrols Restaurant Group stock options during the fiscal year ended December 31, 2011. In addition, as of the fiscal year ended December 31, 2011, the Named Executive Officers of Carrols Restaurant Group and Tim Taft did not have any vested shares of restricted stock of Carrols Restaurant Group.

NONQUALIFIED DEFERRED COMPENSATION

Carrols Restaurant Group Deferred Compensation Plan

Carrols Restaurant Group has a Deferred Compensation Plan for employees not eligible to participate in the Carrols Corporation Retirement Savings Plan (the “Retirement Plan”) because they have been excluded as “highly compensated” employees (as so defined in the Retirement Plan), to voluntarily defer portions of their base salary and annual bonus. An eligible employee may elect, on a deferral agreement, to defer all or a specified percentage of base salary and, if applicable, all or a specified percentage of cash bonuses. All amounts deferred by the participants earn interest at 8% per annum. Carrols Restaurant Group does not match any portion of the funds. All of the Named Executive Officers are eligible to participate in Carrols Restaurant Group Deferred Compensation Plan. The treatment of contributions, earnings and balances in the spin-off is described under “Certain Relationships and Related Party Transactions—Agreements with Carrols Restaurant Group—Employee Matters Agreement.”

The following table describes contributions, earnings and balances at December 31, 2011 under Carrols Restaurant Group Deferred Compensation Plan of the Named Executive Officers of Carrols Restaurant Group and Tim Taft.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Tim Taft (3)	—	$16,000	$268	—	$16,268
Alan Vituli (4)	—	—	—	$(1,428,620)	—
Daniel T. Accordino (5)	—	—	—	$(618,380)	—
Paul R. Flanders (6)	—	—	—	—	—
James E. Tunnessen	—	—	—	—	—
Michael A. Biviano	$30,784	—	$26,107	$(75,727)	$354,973

(1)	Earnings represent the interest earned on amounts deferred at 8.0% per annum.
(2)	Amounts reported in this column include contributions that the Named Executive Officer made in 2011, 2010, 2009 and 2008, as well as aggregate earnings on the account balances as of December 31, 2011.
(3)	Mr. Taft was appointed President and Chief Executive Officer of Fiesta Restaurant Group on August 15, 2011.
(4)	Mr. Vituli retired as Chief Executive Officer of Carrols Restaurant Group on December 31, 2011. Mr. Vituli retired as Chairman of the board of directors of Carrols Restaurant Group and resigned as a director of Carrols Restaurant Group on January 16, 2012. Mr. Vituli ceased to be Chief Executive Officer of Fiesta Restaurant Group on August 15, 2011 and ceased to be the Chairman of the board of directors and a director of Fiesta Restaurant Group on February 27, 2012.
(5)	Mr. Accordino is not currently an executive officer or a director of Fiesta Restaurant Group. Mr. Accordino was appointed Chief Executive Officer of Carrols Restaurant Group effective January 1, 2012.
(6)	Mr. Flanders has served as the interim Chief Financial Officer of Fiesta Restaurant Group since the distribution date and will continue to serve in such capacity until such time as it hires a permanent Chief Financial Officer.

Fiesta Restaurant Group Deferred Compensation Plan

Fiesta Restaurant Group has adopted a Deferred Compensation Plan for employees not eligible to participate in the Fiesta Restaurant Group Retirement Savings Plan (the “Fiesta Retirement Plan”) because they have been excluded as “highly compensated” employees (as so defined in the Fiesta Retirement Plan), to voluntarily defer portions of their base salary and annual bonus. An eligible employee may elect, on a deferral agreement, to defer all or a specified percentage of base salary and, if applicable, all or a specified percentage of cash bonuses. All amounts deferred by the participants earn interest at 8% per annum. Fiesta Restaurant Group does not match any portion of the funds.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL

Vituli and Accordino Employment Agreements

Mr. Vituli’s and Mr. Accordino’s respective prior employment agreements provided and Mr. Accordino’s new employment agreement provides that if Mr. Vituli’s or Mr. Accordino’s employment is terminated without cause (as defined in their respective employment agreements) or Mr. Vituli or Mr. Accordino terminate their respective employment for good reason (as defined in their respective employment agreements), (a) in each case within twelve months following a change of control (as defined in their respective employment agreements), or (b) and a binding agreement with respect to a change of control transaction was entered into during the term of his employment and such change of control transaction occurs within 12 months after the date of his termination of employment, then in either case, Mr. Vituli and Mr. Accordino will each receive a cash lump sum payment equal to 2.99 multiplied by the average of the sum of the their respective base salary and the annual bonus paid under the Carrols Executive Bonus Plan or deferred in accordance with the Deferred Compensation Plan in the five calendar years prior to the date of termination. Their respective employment agreements also provide that if Mr. Vituli’s or Mr. Accordino’s employment is terminated by Carrols Restaurant Group or Carrols without cause (other than following a change of control as described above) or Mr. Vituli or Mr. Accordino terminate their respective employment for good reason (other than following a change of control as described above), Mr. Vituli and Mr. Accordino will each receive a cash lump sum payment in an amount equal to two multiplied by the average of the sum of their respective base salary and the annual bonus paid under the Carrols Executive Bonus Plan or deferred in accordance with the Deferred Compensation Plan in the five calendar years prior to the date of termination. Their respective employment agreements include non-competition and non-solicitation provisions effective during the term of their respective employment agreements and for two years following the termination of their respective employment agreements. The spin-off is not a change of control under Mr. Vituli’s and Mr. Accordino’s respective employment agreements and will not result in any payments related to change of control under such agreements. Mr. Vituli’s employment agreement with Carrols Restaurant Group expired on December 31, 2011 according to its terms. See “—Summary Compensation Table—Vituli Employment Agreement.”

Carrols Restaurant Group and Carrols Change of Control/Severance Agreement

In December 2006, Carrols Restaurant Group and Carrols entered into a change of control/severance agreement with each of Messrs. Flanders, Tunnessen and Biviano and four of its other officers. Each change of control/severance agreement provides that if within one year following a “change of control” (as defined in the change of control/severance agreement), such employee’s employment is terminated by Carrols Restaurant Group or Carrols without cause (as defined in the change of control/severance agreement) or by such employee for good reason (as defined in the change of control/severance agreement), then such employee will be entitled to receive (a) a cash lump sum payment in the amount equal to the product of 18 and the employee’s monthly base salary at the then current rate, (b) an amount equal to the aggregate bonus payment for the year in which the employee incurs a termination of employment to which the employee would otherwise have been entitled had his employment not terminated under the Carrols Executive Bonus Plan then in effect, and (c) continued coverage under Carrols Restaurant Group’s welfare and benefits plans for such employee and his dependents for a period of up to 18 months. Each change of control/severance agreement also provides that if prior to a change of control or more than one year after a change of control, such employee’s employment is terminated by Carrols Restaurant Group or Carrols without cause or by such employee for good reason, then such employee will be entitled to receive (a) a cash lump sum payment in the amount equal to one year’s salary at the then current rate, (b) an amount equal to the pro rata portion of the aggregate bonus payment for the year in which the employee incurs a termination of employment to which the employee would otherwise have been entitled had his employment not terminated under the Carrols Executive Bonus Plan then in effect, and (c) continued coverage under Carrols Restaurant Group’s welfare and benefits plans for such employee and his dependents for a period of up to 18 months. The payments and benefits due under each change of control/severance agreement cannot be reduced by any compensation earned by the employee as a result of employment by another employer or otherwise. The payments are also not subject to any set-off, counterclaim, recoupment, defense or other right that Carrols Restaurant Group may have against the employee. The spin-off is not a change of control under the change of control/severance agreements, and the spin-off and changes in the management of Carrols Restaurant Group will not result in any payments under such agreements.

The following table summarizes estimated benefits that would have been payable to Messrs. Vituli and Accordino if the employment of such executive officer had been (1) terminated on December 31, 2011 by Carrols Restaurant Group without “cause” or by the executive officer for “good reason” within 12 months of a change of control of Carrols Restaurant Group; (2) terminated on December 31, 2011 by Carrols Restaurant Group without “cause” or by the executive officer for “good reason” and (a) a binding agreement with respect to a change of control transaction was entered into during the term of employment of such executive officer and (b) such change of control transaction occurs within 12 months after the date of termination of employment of such executive officer; (3) terminated by Carrols Restaurant Group for “cause” or by the executive without “good reason” on December 31, 2011; (4) terminated by Carrols Restaurant Group without “cause” or by the executive for “good reason”; (5) terminated by Carrols Restaurant Group due to disability; and (6) terminated due to death. The closing price of Carrols Restaurant Group’s common stock on December 30, 2011 (the last trading day in Carrols Restaurant Group’s 2011 fiscal year) was $11.57.

Mr. Vituli ceased to be Chief Executive Officer of Fiesta Restaurant Group effective as of August 15, 2011 and ceased to be the Chairman of the board of directors and a director of Fiesta Restaurant Group on February 27, 2012. Mr. Vituli retired as Chief Executive Officer of Carrols Restaurant Group on December 31, 2011. Mr. Vituli retired as Chairman of the board of directors of Carrols Restaurant Group and resigned as a director of Carrols Restaurant Group on January 16, 2012.

Mr. Accordino ceased to be the President and Chief Operating Officer of Fiesta Restaurant Group as of August 15, 2011 and a director of Fiesta Restaurant Group on the distribution date. Mr. Accordino is not currently an executive officer or a director of Fiesta Restaurant Group. Mr. Accordino was appointed Chief Executive Officer of Carrols Restaurant Group effective January 1, 2012.

Name	Terminated Without Cause or by Employee For Good Reason Within 12 Months of a Change in Control ($)		Terminated Without Cause or by Employee For Good Reason Within 12 Months of a Change in Control Pursuant to a Binding Agreement Entered Into Prior to Termination ($)		Terminated For Cause or by Employee Without Good Reason ($)	Terminated Without Cause or by Employee For Good Reason ($)		Disability ($)		Death ($)
Alan Vituli (8)
Severance	$2,837,796	(1)	$2,837,796	(1)	$—	$1,826,200	(2)	$2,088,864	(3)	$—
Bonus (4)	179,979		179,979		—	—		—		—
Accrued Vacation (5)	53,561		53,561		53,561	53,561		—		—
Welfare Benefits (6)	199,711		199,711		—	199,711		199,711		199,711
Deferred Compensation Plan	—		—		—	—		—		—
Equity (7)	4,019,160		4,019,160		—	—		—		—

Total	$7,290,207		$7,290,207		$53,561	$2,079,472		$2,288,575		$199,711

Daniel T. Accordino (9)
Severance	$2,179,236	(1)	$2,179,236	(1)	$—	$1,457,683	(2)	$1,641,276	(3)	$—
Bonus (4)	146,526		146,526		—	—		—		—
Accrued Vacation (5)	42,084		42,084		42,084	42,084		—		—
Welfare Benefits (6)	309,399		309,399		—	309,399		309,399		309,399
Deferred Compensation Plan	—		—		—	—		—		—
Equity (7)	1,276,390		1,276,390		—	—		—		—

Total	$3,953,635		$3,953,635		$42,084	$1,809,166		$1,950,675		$309,399

(1)	Reflects a lump sum cash payment in an amount equal to 2.99 multiplied by the average of the sum of the base salary and the annual bonus paid under the Carrols Executive Bonus Plan or deferred in accordance with the Deferred Compensation Plan in the five calendar years prior to the date of termination (the “Five-Year Compensation Average”).
(2)	Reflects a lump sum cash payment in an amount equal to 2.00 multiplied by such executive officer’s Five Year Compensation Average.
(3)	Such amounts based on the base salary in effect at December 31, 2011 of $692,896 and $543,697 for Messrs. Vituli and Accordino, respectively, for a period of three years.

(4)	Reflects a lump sum cash payment in an amount equal to the pro rata portion of Messrs. Vituli’s and Accordino’s annual bonus under Carrols Executive Bonus Plan for the year in which such executive officer’s employment is terminated. Amount represents the bonus earned by the executive for the year ended December 31, 2011.
(5)	Amount represents four weeks of accrued but unpaid vacation as of December 31, 2011 based on the annual salary of $692,896 and $543,697 in effect at December 31, 2011 for Messrs. Vituli and Accordino, respectively.
(6)	The employment agreements for Messrs. Vituli and Accordino each require continued coverage under Carrols Restaurant Group’s welfare and benefits plans for such executive officer and his eligible dependents for the remainder of their respective lives. The amount included in this table was actuarially determined based on the present value of future health care premiums paid for by Carrols Restaurant Group’s discounted at a rate of 4.40%.
(7)	All outstanding stock options held by the executive officer will automatically vest and become exercisable. Unlike other payments in this table, the options vest and become immediately exercisable in accordance with the Carrols Plan even if the executive officer’s employment is not terminated following a change of control (i.e. it is a “single trigger”). The amount is based on the stock options held by each executive officer at December 31, 2011 and the closing price of Carrols Restaurant Group’s common stock on December 31, 2011 of $11.57. At December 31, 2011, stock options granted in January 2009, January 2010 and January 2011 were considered in-the-money as the closing price exceeded the exercise price of Carrols Restaurant Group’s common stock. The amount also includes vesting of the outstanding shares of restricted stock held by each officer at December 31, 2011 based upon the closing price of Carrols Restaurant Group on December 31, 2011 of $11.57.
(8)	Mr. Vituli retired as Chief Executive Officer of Carrols Restaurant Group on December 31, 2011 and resigned as Chairman of the board of directors and as a director of Carrols Restaurant Group on January 16, 2012. Mr. Vituli ceased to be Chief Executive Officer of Fiesta Restaurant Group on August 15, 2011 and ceased to be the Chairman of the board of directors and a director of Fiesta Restaurant Group on February 27, 2012.
(9)	Mr. Accordino is not currently an executive officer or a director of Fiesta Restaurant Group. Mr. Accordino was appointed Chief Executive Officer of Carrols Restaurant Group effective January 1, 2012.

The following table summarizes estimated benefits that would have been payable to Mr. Taft if his employment had been terminated without “cause” (as defined in the Letter Agreement).

Terminated Without Cause
Tim Taft (1)
Severance	$500,000
Bonus	140,000
Deferred Compensation Plan	16,268

Total	$656,268

(1)	Mr. Taft was appointed President and Chief Executive Officer of Fiesta Restaurant Group on August 15, 2011.

The following table summarizes estimated benefits that would have been payable to each Named Executive Officer of Carrols Restaurant Group identified in the table if the employment of such executive officer had been terminated on December 31, 2011 by Carrols Restaurant Group without “cause” or by the executive officer for “good reason” within one year after a change of control; or if the employment of such executive officer had been terminated on December 31, 2011 by Carrols Restaurant Group without “cause” or by the executive officer for “good reason” prior to a change of control or more than one year after a change of control:

	Paul R. Flanders				James E. Tunnessen				Michael A. Biviano
	Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control (1)($)		Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control (2)($)		Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control (1)($)		Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control (2)($)		Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control (1)($)		Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control (2)($)
Severance	$425,397	(1)	$283,598	(3)	$476,184	(1)	$317,456	(3)	$476,184	(1)	$317,456	(3)
Bonus	126,969	(2)	126,969	(4)	291,847	(2)	291,847	(4)	193,629	(2)	193,629	(4)
Welfare Benefits (5)	22,564		22,564		24,063		24,063		24,386		24,386
Equity (6)	225,270		225,270		224,625		224,625		224,625		224,625

Total	$800,200		$658,401		$1,016,719		$857,991		$918,824		$760,096

(1)	Reflects a cash lump sum payment in an amount equal to 18 multiplied by the amount of the Named Executive Officer’s monthly base salary in effect at December 31, 2011 plus interest of 6.25% per annum (determined as the prime commercial rate established by the principal lending bank at December 31, 2011 of 3.25% plus 3%) until the time of payment which would be the fifth business day following the six month anniversary of termination.
(2)

Reflects an amount equal to the aggregate bonus payment for the year in which the Named Executive Officer incurs a termination of employment to which he would otherwise have been entitled had his employment not terminated under the Carrols Executive Bonus Plan in effect at December 31, 2011. Such payment would be made no later than March 15th of the calendar year following the calendar year the Named Executive Officer’s employment is terminated.

(3)	Reflects a cash lump sum payment in the amount equal to one year of base salary in effect at December 31, 2011 plus interest of 6.25% per annum (determined as the prime commercial rate established by the principal lending bank at December 31, 2011 of 3.25% plus 3%) until the time of payment which would be the fifth business day following the six month anniversary of termination.
(4)	Reflects an amount equal to the pro rata portion of the aggregate bonus payment for the year in which the Named Executive Officer incurs a termination of employment to which the Named Executive Officer would otherwise have been entitled had his employment not terminated under the Carrols Executive Bonus Plan in effect at December 31, 2011.
(5)	Reflects continued coverage of group term life and disability insurance and group health and dental plan coverage for such Named Executive Officer and his dependents for a period of 18 months based on rates in effect at December 31, 2011 without discounting.
(6)

All outstanding stock options held by the executive officer will automatically vest and become exercisable. Unlike other payments in this table, the options vest and become immediately exercisable in accordance with the Carrols Plan even if the Named Executive Officer’s employment is not terminated following a change of control (i.e. it is a “single trigger”). The amount is based on the stock options held by each Named Executive Officer at December 31, 2011 and the closing price of Carrols Restaurant Group’s common stock on December 31, 2011 of $11.57. At December 31, 2011, stock options granted in January 2008, January 2009 and January 2010 were considered in-the-money as the closing price exceeded the exercise price of Carrols Restaurant Group’s common stock.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based compensation to attract and retain qualified non-employee directors to serve on the Fiesta Restaurant Group board of directors. The members of the Fiesta Restaurant Group board of directors, except for any member who is an executive officer or employee, each will receive a fee for serving on our board or board committees. Non-employee directors will receive compensation for board service as follows:

•	Annual retainer of $30,000 per year for serving as a director, except that the Chairman of our board of directors receives an annual retainer of $45,000.

•

Attendance fees of an additional $2,000 for each board of directors meeting attended in person and $500 for each board of directors meeting attended telephonically or by videoconference. The chairman of the Fiesta Restaurant Group Audit Committee receives an additional fee of $10,000 per year and each other member of the Fiesta Restaurant Group Audit Committee receives an additional fee of $2,500 per year. The chairman of the Fiesta Restaurant Group Compensation Committee receives an additional fee of $5,000 per year and each other member of the Fiesta Restaurant Group Compensation Committee receives an additional fee of $2,500 per year. The chairman of the Fiesta Restaurant Group Corporate Governance and Nominating Committee receives an additional fee of $2,500 per year and each other member of the Fiesta Restaurant Group Corporate Governance and Nominating Committee receives an additional fee of $1,500 per year. All directors are reimbursed for all reasonable expenses they incur while acting as directors, including as members of any committee of the Fiesta Restaurant Group board of directors.

•

Pursuant to the Fiesta Plan, upon becoming a director, any future director will receive a number of shares of restricted common stock of Fiesta Restaurant Group having an aggregate fair market value (as defined in the Fiesta Plan) of $100,000.

•

On the date of each annual meeting of stockholders of Fiesta Restaurant Group beginning with the 2013 annual meeting, members of our board of directors, except for any member who is an executive officer or employee (i) will receive a number of shares of restricted common stock of Fiesta Restaurant Group having an aggregate fair market value (as such term is defined in the Fiesta Plan) of $25,000 on the date of grant or such other amount as determined by the Compensation Committee and (ii) may, in the discretion of the Compensation Committee, be granted outside director stock options in an amount determined by the Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information regarding beneficial ownership of our common stock as of June 11, 2012, by:

•	by each of our directors and executive officers;

•	all of our directors and executive officers as a group; and

•	each of our stockholders who beneficially own more than 5% of our outstanding common stock.

On June 11, 2012, we had 23,360,824 shares of our common stock issued and outstanding.

Except as otherwise indicated, to our knowledge, all persons listed below have sole voting power and investment power and record and beneficial ownership of their shares, except to the extent that authority is shared by spouses under applicable law.

The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person (and/or pursuant to proxies held by that person) that were exercisable on June 11, 2012 or became exercisable within 60 days following that date are considered outstanding, including those options to officers and directors authorized by board resolution, but not yet issued. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person, nor is there any obligation to exercise any of the options. Except as otherwise indicated, the address for each beneficial owner is c/o Fiesta Restaurant Group, Inc., 968 James Street, Syracuse, NY 13203.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Jefferies Capital Partners IV LP.	6,559,739	28.1%
Jefferies Employee Partners IV LLC
JCP Partners IV LLC (1)
First Manhattan Co. (2)	2,098,280	9.0%
FMR LLC (3)	1,173,792	5.0%
Alan Vituli (4)	1,786,335	7.6%
Timothy P. Taft	165,563	*
Michael A. Biviano	100,257	*
Paul R. Flanders	37,467	*
James E. Tunnessen	77,572	*
Joseph A. Zirkman	111,369	*
Brian P. Friedman (5)	6,567,607	28.1%
Nicholas Daraviras (6)	7,868	—
Jack A. Smith	31,580	*
Stephen P. Elker	7,868	*
Stacey Rauch	7,868	*
All directors and executive officers as a group (7) (10 persons)	7,115,019	30.5%

*	Less than one percent
(1)

Information was obtained from a Schedule 13D filed on May 17, 2012 with the SEC. Jefferies Capital Partners IV LP (“JCP IV”) is the record owner of 5,695,472 shares, Jefferies Employee Partners IV LLC (“JEP”) is the record owner of 655,985 shares and JCP Partners IV LLC is the record owner of 208,282 shares. The shares held by the JCP Group may be deemed to be beneficially owned by JCP IV LLC

(“General Partner”), the general partner of JCP IV and the managing member of each of JEP and JCP. The shares held by the General Partner may be deemed to be beneficially owned by Jefferies Capital Partners IV LLC (the “Manager”), the managing member of the General Partner. Brian P. Friedman and James L. Luikart, are each managing members of the Manager and in such capacity may each be deemed to be beneficial owner of the shares. The address for each of JCP IV, JEP, JCP, General Partner, the Manager, Mr. Friedman and Mr. Luikart is 520 Madison Avenue, 10th Floor, New York, New York 10022.
(2)	Information was obtained from a Schedule 13G/A filed on February 14, 2012 with the SEC. The address for First Manhattan Co. is 437 Madison Avenue, New York, New York 10022.
(3)	Information was obtained from Schedule 13G filed on February 14, 2012. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.
(4)	Includes 1,586,335 shares held by the Vituli Family Trust. All shares are deemed to be beneficially owned by Mr. Vituli. The address for the Vituli Family Trust is 789 Crandon Blvd., Ste 1201, Key Biscayne, Florida 33149.
(5)

Includes 6,559,739 shares held by affiliates of the JCP Group as reported in footnote (1) above. Mr. Friedman is a managing member of the Manager and therefore he may be deemed to share voting and investment power over the shares owned by these entities, and therefore to beneficially own such shares. The address of Mr. Friedman is 520 Madison Avenue, 10th Floor, New York, New York 10022.

(6)	The address of Mr. Daraviras is 520 Madison Avenue, 10th Floor, New York, New York 10022.
(7)	Includes 6,559,739 shares held by affiliates of JCP Group as reported in footnote (1) above. Mr. Friedman is a managing member of the Manager and therefore he may be deemed to share voting and investment power over the shares owned by these entities, and therefore to beneficially own such shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Carrols Restaurant Group

As a result of the completion of the spin-off on the distribution date, we and Carrols Restaurant Group now operate separately, each as independent public companies. In order to govern the relationship between us and Carrols Restaurant Group after the spin-off and to provide mechanisms for an orderly transition, we and Carrols Restaurant Group have entered into certain agreements which facilitated the spin-off, govern our relationship with Carrols Restaurant Group after the spin-off and provide for the allocation of employee benefits, tax and other liabilities and obligations. The following is a summary of the terms of the material agreements we have entered into with Carrols Restaurant Group prior to the spin-off.

Separation and Distribution Agreement

The terms and conditions of the spin-off are set forth in a Separation and Distribution Agreement dated as of April 24, 2012 among Carrols Restaurant Group, Carrols, Carrols LLC (solely with respect to indemnification) and us. The separation agreement provides a framework for the relationship between Carrols Restaurant Group, Carrols and us following the spin-off, requires cooperation between the parties to fulfill the terms of the spin-off and specifies the terms and conditions of the spin-off. The separation agreement provides that, except as otherwise provided in such agreement, we will assume all of the liabilities and perform all of the obligations arising under or relating to the operation of the Pollo Tropical and Taco Cabana businesses whether incurred before or after the spin-off. The separation agreement also contains certain mutual releases of liability and cross indemnification provisions customary for this type of transaction.

The Distribution

Among other things, the separation agreement required the parties to cause the Form 10 registration statement relating to our common stock to become effective, distribute this prospectus to Carrols Restaurant Group stockholders, take any necessary action under state securities laws and list our common stock on The NASDAQ Global Market (our common stock has been approved for listing on The NASDAQ Global Select Market).

On April 19, 2012, we effected a stock split to ensure that a sufficient number of shares of our common stock were available for the distribution by Carrols Restaurant Group to its stockholders. On the distribution date, we issued to Carrols Restaurant Group, and Carrols Restaurant Group delivered to the distribution agent, a sufficient number of shares of our common stock for distribution to Carrols Restaurant Group stockholders on the distribution date. On the distribution date, the record holders of Carrols Restaurant Group common stock as of the record date were entitled to receive one share of our common stock for every one share of Carrols Restaurant Group common stock held by such holder.

Additional Covenants

Carrols currently is a guarantor under 66 of our Pollo Tropical and Taco Cabana restaurant property leases and the primary lessee on five of our Pollo Tropical restaurant property leases. The separation agreement provides that the parties will cooperate and use their commercially reasonable efforts to obtain the release of such guarantees. Unless and until any such guarantees are released, we have agreed to indemnify Carrols for any losses or liabilities or expenses that it may incur arising from or in connection with any such lease guarantees.

Carrols is currently a lessee of five Pollo Tropical restaurants. The separation agreement provides that the parties will cooperate and use their commercially reasonable efforts to cause Fiesta Restaurant Group to enter into a new master lease or individual leases with the lessor with respect to the Pollo Tropical restaurants where Carrols is currently a lessee. The separation agreement provides that until such new master lease or such individual leases are entered into, (i) Carrols will perform its obligations under the master lease for the five Pollo Tropical restaurants where it is a lessee and (ii) the parties will cooperate and use their commercially reasonable efforts to enter into with the lessor a non-disturbance agreement or similar agreement which shall provide that Fiesta Restaurant Group or one of its subsidiaries shall become the lessee under such master lease with respect to such Pollo Tropical restaurants and perform the obligations of Carrols under such master lease in the event of a breach or default by Carrols.

We, on the one hand, and Carrols Restaurant Group and Carrols, on the other hand, have agreed to provide each other with information (including, without limitation, corporate books and records) reasonably needed to comply with reporting, disclosure or filing requirements of governmental authorities; for use in judicial, regulatory, administrative and other proceedings or to satisfy audit, accounting, claims, regulatory litigation or similar requirements (other than claims or allegations that one party has against the other); to comply with obligations under the separation agreement and ancillary agreements; or other significant business purposes as mutually determined in good faith by the parties. We, and Carrols Restaurant Group and Carrols, have also provided further assurance to the other of execution and delivery of such other documentation as necessary or desirable to effect the purposes of the separation agreement.

We, on the one hand, and Carrols Restaurant Group and Carrols, on the other hand, have agreed to release each other and each other’s respective directors, officers, members, managing members, agents and employees from all liabilities existing or arising from any acts or events occurring or failing to occur on or before the distribution date. These releases will be subject to certain exceptions, including claims arising under the separation agreement and the ancillary agreements; any specified liabilities; any liability assumed by a party pursuant to the separation agreement; and liability for claims of third parties for which indemnification or contribution is available under the separation agreement.

Each of Carrols Restaurant Group and Carrols, on the one hand, and we, on the other hand, have agreed to indemnify the other party and the other party’s respective affiliates, successors and assigns, stockholders, directors, officers, members, managing members, agents and employees against liabilities arising out of or resulting from the failure of the indemnifying party to perform or discharge liabilities for which it is responsible under the separation agreement; the business of such party; any liability contemplated to be assumed or retained by such party; any breach or failure to perform by such party of its obligations under the separation agreement or ancillary agreements; or any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated or necessary to make the statements not misleading of such party in the SEC filed registration statements or information statements. The amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds received by the party being indemnified. The separation agreement also specifies procedures with respect to claims subject to indemnification and related matters.

Subject to customary exceptions, the parties have agreed to hold in strict confidence and not to disclose without the other party’s written consent, the confidential information of the other party. Each party has sole authority to determine whether to assert or waive attorney-client, work product or other privileges with respect to its own information.

The separation agreement provides for (i) “tail” insurance and the rights of the parties to report claims for occurrences prior to the separation and set forth procedures for the administration of insured claims and (ii) continuing indemnification provided for our officers, directors and employees under Carrols Restaurant Group’s amended and restated certificate of incorporation and amended and restated by-laws, as amended, to the same extent as such persons were previously indemnified prior to the spin-off for acts and omissions occurring at or prior to the spin-off and rights to advancement of expenses relating thereto.

For a period of two years following the spin-off, the parties have also agreed not to solicit, recruit or hire any person who is employed by the other party immediately after the spin-off or was employed by the other party at any time during the six month period prior to the spin-off.

Dispute Resolution

The dispute resolution procedures set forth in the separation agreement apply to all disputes, controversies and claims arising out of the separation agreement, the ancillary agreements, the transactions that any of these agreements contemplate and the parties’ commercial or economic relationship relating to the separation agreement or any ancillary agreement except as provided in the separation agreement.

Either party may commence the dispute resolution process by notice to the other party. The dispute notice, and the required written response of the other party, will set forth the position of the respective parties and a summary of their arguments. The parties will then attempt in good faith to resolve the dispute by negotiation between executives of each party who have authority to settle the dispute.

If for any reason the dispute is not resolved through mediation within 90 days of delivery of the dispute notice, then the dispute will be submitted to binding arbitration under the auspices of JAMS.

The parties are not required to negotiate a dispute before seeking relief from an arbitrator regarding a breach of any obligation of confidentiality or any claim where interim relief is sought to prevent serious and irreparable injury. However, the parties are required to make a good faith effort to negotiate the dispute while the arbitration proceeding is pending.

Tax Matters Agreement

The Tax Matters Agreement dated as of April 24, 2012 among Carrols Restaurant Group, Carrols, Carrols LLC (solely with respect to indemnification) and us (1) governs the allocation of the tax assets and liabilities between us and Carrols Restaurant Group and Carrols, (2) provides for certain restrictions and indemnities in connection with the tax treatment of the spin-off and (3) addresses certain other tax related matters, including, without limitation, those relating to (a) the obligations of Carrols Restaurant Group and Carrols and us with respect to the preparation or filing of tax returns for all periods, and (b) the control of any income tax audits and any indemnities with respect thereto. The tax matters agreement provides that if we take any actions after Carrols Restaurant Group’s distribution of our shares in the spin-off that result in or cause the distribution to be taxable to Carrols Restaurant Group, we will be responsible under the tax matters agreement for any resulting taxes imposed on us or on Carrols Restaurant Group or Carrols. Further, the tax matters agreement provides that we will be responsible for 50% of the losses and taxes of Carrols Restaurant Group and its affiliates resulting from the spin-off not attributable to any such action of ours or an equivalent action by Carrols Restaurant Group.

Employee Matters Agreement

The Employee Matters Agreement dated as of April 24, 2012 among Carrols Restaurant Group, Carrols, Carrols LLC (solely with respect to indemnification) and us provides for the transition of employee benefits arrangements and allocates responsibility for certain employee benefits matters on and after the spin-off, including, without limitation, the treatment of existing Carrols Restaurant Group welfare benefit plans, savings and retirement plans, equity-based plan and deferred compensation plan, and our establishment of new plans.

The employee matters agreement generally provides for the following:

On or prior to the spin-off, to the extent not previously transferred, certain officers and employees of Carrols Restaurant Group or Carrols that were expected to be employed primarily in our business were transferred to us. Except as provided in the employee matters agreement, Carrols retained as of the distribution date all liabilities under the Carrols benefit plans.

Our employees who participated in an existing benefit plan of Carrols Restaurant Group or Carrols transferred participation to a comparable plan that we have established as contemplated by the employee matters agreement.

We have provided employees of Carrols who became our employees with credit for all purposes, including eligibility, vesting, determination of benefit levels and benefit accruals, under any of our own benefit programs, policies and plans that we have established to the same extent as was recognized by Carrols. We have also credited these employees with the amount of accrued but unused vacation time and other time-off benefits.

The employee matters agreement also addresses certain other matters, such as responsibility for COBRA coverage, compensation-related tax deductions and customary indemnification.

Treatment of Carrols Restaurant Group Stock Based Awards

Employees of Carrols Restaurant Group, Carrols and its subsidiaries (including certain of our directors, executive officers and employees prior to the spin-off) have been eligible to participate in Carrols Restaurant Group’s 2006 Stock Incentive Plan, as amended (the “Carrols Plan”). Under the Carrols Plan, Carrols Restaurant Group’s compensation committee has granted certain stock-based awards, including shares of restricted common stock of Carrols Restaurant Group and stock options to purchase common stock of Carrols Restaurant Group to employees and other eligible participants. The outstanding stock-based awards held by employees and other eligible participants of Carrols Restaurant Group, Carrols and its subsidiaries in connection with the spin-off were treated as set forth below. Pursuant to the employee matters agreement, Carrols Restaurant Group continues to maintain the Carrols Plan after the spin-off, and we have established a separate stock incentive plan.

Stock Options

In connection with the spin-off and in accordance with the Carrols Plan, all outstanding vested stock options under the Carrols Plan were converted on March 5, 2012 into shares of Carrols Restaurant Group common stock using a conversion formula to preserve the intrinsic value of each option to the holder. As part of the spin-off, holders who received shares of Carrols Restaurant Group common stock upon the conversion of vested stock options under the Carrols Plan received a distribution of one share of common stock of Fiesta Restaurant Group for one share of Carrols Restaurant Group common stock on the distribution date. On March 5, 2012, Carrols Restaurant Group issued 666,090 shares of its common stock upon the conversion of outstanding vested stock options under the Carrols Plan, and therefore, an additional 666,090 shares of Fiesta Restaurant Group common stock were issued and distributed on the distribution date.

In connection with the spin-off and in accordance with the Carrols Plan, all outstanding unvested stock options under the Carrols Plan were converted on March 5, 2012 into restricted shares of Carrols Restaurant Group common stock using a conversion formula to preserve the intrinsic value of each option to the holder. The time period of the restrictions on transferability of the restricted shares of Carrols Restaurant Group common stock issued upon the conversion of unvested stock options under the Carrols Plan equal the remaining vesting period of such unvested stock options, and such restricted shares continue to be governed by the terms of the Carrols Plan. As part of the spin-off, holders who received restricted shares of Carrols Restaurant Group common stock upon the conversion of unvested stock options under the Carrols Plan received a distribution of one restricted share of common stock of Fiesta Restaurant Group for one restricted share of Carrols Restaurant Group common stock on the distribution date subject to the same terms and conditions applicable to the restricted shares of Carrols Restaurant Group common stock, including, but not limited to, the time period remaining on the restrictions on transfer and forfeiture provisions. Following the distribution date, (a) employees of Fiesta Restaurant Group and other eligible participants under the Carrols Plan continue to hold restricted shares of Carrols Restaurant Group common stock subject to the terms of the Carrols Plan and (b) employees of Carrols Restaurant Group and other eligible participants under the Carrols Plan continue to hold the restricted shares of Fiesta Restaurant Group common stock received on the distribution date subject to the terms of the Carrols Plan. On March 5, 2012, Carrols Restaurant Group issued 288,435 restricted shares of its common stock upon the conversion of unvested stock options under the Carrols Plan, and therefore, 288,435 restricted shares of Fiesta Restaurant Group common stock were issued and distributed on the distribution date.

Restricted Stock

In connection with the spin-off and in accordance with the Carrols Plan, on the distribution date persons who held shares of Carrols Restaurant Group restricted common stock issued under the Carrols Plan received restricted shares of Fiesta Restaurant Group common stock subject to the same terms and conditions applicable to the restricted shares of Carrols Restaurant Group common stock, including, but not limited to, the time period remaining on the restrictions on transfer and forfeiture provisions. The restricted shares of Fiesta Restaurant Group common stock received on the distribution date continue to be governed by the terms of the Carrols Plan. Each holder of restricted shares of Carrols Restaurant Group common stock received a distribution of one share of restricted common stock of Fiesta Restaurant Group for each one share of Carrols Restaurant Group restricted common stock held by such holder on the record date. Following the distribution date, (a) employees of Fiesta Restaurant Group and other eligible participants under the Carrols Plan continue to hold restricted shares of Carrols Restaurant Group common stock subject to the terms of the Carrols Plan and (b) employees of Carrols Restaurant Group and other eligible participants under the Carrols Plan continue to hold the restricted shares of Fiesta Restaurant Group common stock received on the distribution date subject to the terms of the Carrols Plan. On the distribution date, 434,400 restricted shares of Carrols Restaurant Group common stock issued under the Carrols Plan, which includes the 288,435 restricted shares of Carrols Restaurant Group common stock issued upon the conversion of unvested stock options under the Carrols Plan, were outstanding, and therefore, 434,400 restricted shares of Fiesta Restaurant Group common stock were issued and distributed on the distribution date.

Transition Services Agreement

Under the Transition Services Agreement dated as of April 24, 2012 among us, Carrols Restaurant Group, Carrols and Carrols LLC (solely with respect to indemnification), Carrols Restaurant Group and Carrols have agreed to provide certain support services (including accounting, tax accounting, treasury management, internal audit, financial reporting and analysis, human resources, and employee benefits management, information systems, restaurant systems support, legal, property management and insurance and risk management services) to us, and we have agreed to provide certain limited management services (including certain legal services) to Carrols Restaurant Group and Carrols.

The transition services agreement establishes a baseline charge for each category or component of services to be provided and/or pro-rates the overall cost of such category or categories of services between us and Carrols Restaurant Group and its subsidiaries. The price to be charged for each service is based on the allocated cost of providing such service. Our revolving credit facility provides that payments made by us to Carrols under the transition services agreement will not exceed $10 million in the aggregate during any fiscal year; provided, that such amount will be increased (i) at the beginning of each fiscal year (beginning with fiscal year 2012) by an amount equal to the percentage increase in the consumer price index during the previous fiscal year period and (ii) at the beginning of each fiscal quarter by an amount equal to $35,000 for each new restaurant opened or acquired during the previous fiscal quarter period.

The transition services agreement was effective upon the spin-off and it continues for a minimum term of three years, provided that we may extend the term of the transition services agreement by one additional year upon 90 days prior written notice to Carrols Restaurant Group and Carrols, provided further that we may terminate the transition services agreement with respect to any service provided thereunder at any time and from time to time upon 90 days prior written notice to Carrols Restaurant Group and Carrols.

Under the transition services agreement, the parties shall exercise at least the same degree of care as it has historically exercised in performing the services including at least with the same level of quality, responsiveness and timeliness and utilizing individuals of such experience, training and skill.

The transition services agreement provides that each party will maintain books and records in reasonable and customary detail pertaining to the provision of services. Each party has the right to review such records.

Under the transition services agreement, each party has agreed to reasonably cooperate with the other in carrying out the provisions of the transition services agreement, including, but not limited to, exchanging information, providing electronic systems used in connection with the services, using commercially reasonable efforts to obtain all consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations under the transition services agreement. In contemplation of termination of any services, each party has agreed with the other to cooperate in transitioning such services.

The transition services agreement also provides that, subject to customary exception, each party has agreed to take all reasonable measures to maintain the confidentiality of confidential information and disclose such information only to its employees with a need to know such information. In addition, each party’s confidential information supplied or developed by such party remains the sole and exclusive property of such party.

Each party will indemnify the other from all liabilities (i) relating to a breach of the agreement or (ii) (1) incurred by a party or its affiliates or (2) of third parties unrelated to a party or its affiliates, in the case of (1) and (2) caused by the gross negligence or willful misconduct of any employee of an indemnifying party or its affiliates in connection with such party’s performance under the transition services agreement, except to the extent that any such liabilities are caused by the indemnified party. The procedures with respect to claims subject to indemnification are governed by the separation agreement.

The parties have agreed to use their respective reasonable best efforts to resolve expeditiously any disputes between them with respect to the matters covered by the agreement. In the event that the parties are unable to resolve a dispute in the manner and within the time periods specified in the transition services agreement, the dispute will be resolved in accordance with the arbitration procedures set forth in the separation agreement.

Other

We have entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the JCP Group having terms substantially similar in all material respects to the registration rights agreement currently in effect between Carrols Restaurant Group and the JCP Group with respect to the shares of Carrols Restaurant Group common stock held by the JCP Group. The Registration Rights Agreement provides that the JCP Group and their affiliates may make up to five (5) demands to register our common stock held by them under the Securities Act. The Registration Rights Agreement also provides that whenever we register shares of our common stock under the Securities Act (other than on a Form S-4 or Form S-8), then the JCP Group and its affiliates will have the right to register their shares of our common stock as part of that registration. The registration rights under the Registration Rights Agreement are subject to the rights of the managing underwriters, if any, to reduce or exclude certain shares owned by the JCP Group and their affiliates from an underwritten registration. Except as otherwise provided in the Registration Rights Agreement, the Registration Rights Agreement requires us to pay for all costs and expenses, other than underwriting discounts, commissions and underwriters’ counsel fees, incurred in connection with the registration of the common stock and to indemnify the JCP Group against certain liabilities, including liabilities under the Securities Act.

Pursuant to a letter dated as of July 21, 2011, Brian P. Friedman resigned as a member of the board of directors of Carrols Restaurant Group effective on the distribution date. The letter agreement stated that Mr. Friedman would resign as a member of the board of directors of Carrols Restaurant Group effective on the date of the consummation of the spin-off, provided that the Voting Agreement dated as of July 27, 2011 between Carrols Restaurant Group, Inc. and Jefferies Capital Partners IV L.P., Jefferies Employee Partners IV LLC and JCP Partners IV LLC is not terminated pursuant to the first sentence of Article V thereof or Mr. Friedman and another designee of Jefferies Capital Partners are not elected to the board of directors of Fiesta Restaurant Group, Inc. on or prior to the consummation of the spin-off.

THE EXCHANGE OFFER

General

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute this exchange offer), to exchange up to $200.0 million aggregate principal amount of our 8.875% Senior Secured Second Lien Notes due 2016, which we refer to in this prospectus as the outstanding notes, for a like aggregate principal amount of our 8.875% Senior Secured Second Lien Notes due 2016 registered under the Securities Act, which we refer to in this prospectus as the exchange notes, properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. This exchange offer is being made with respect to all of the outstanding notes.

As of the date of this prospectus, $200.0 million aggregate principal amount of the outstanding notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about                     , 2012 to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange pursuant to this exchange offer is subject to certain conditions set forth under “—Conditions” below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Reasons for the Exchange Offer

We and the guarantors have entered into a registration rights agreement with the initial purchasers in connection with the issuance of the notes. The registration rights agreement provides that we and the guarantors will take the following actions, at our expense, for the benefit of the holders of the outstanding notes:

•

we will use our reasonable best efforts to file the registration statement, of which this prospectus forms a part. The exchange notes will have terms substantially identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions;

•	we will use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 360 days after the date we issue the outstanding notes; and

•	we will keep this exchange offer open for at least 30 days, or longer if required by applicable law, after the date on which notice of this exchange offer is mailed to the holders.

The holder of each outstanding note surrendered in this exchange offer will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the later of (1) the last interest payment date on which interest was paid on the outstanding note surrendered or (2) if no interest has been paid on the outstanding note, from August 5, 2011.

If:

•

we are not required to file a registration statement in connection with the exchange offer or to consummate the exchange offer solely because the exchange offer is not permitted by applicable law or SEC policy;

•	for any reason this exchange offer is not consummated within 360 days after the date we issued the outstanding notes; or

•	prior to the date that is 360 days after the date we issued the outstanding notes,

¡	the initial purchasers request from us with respect to outstanding notes not eligible to be exchanged for exchange notes in this exchange offer;

¡	with respect to any holder of outstanding notes, such holder notifies us that

•	such holder is prohibited by applicable law or SEC policy from participating in the exchange offer;

•

such holder may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and that this prospectus is not appropriate or available for such resales by such holder; or

•	such holder is a broker-dealer and holds outstanding notes acquired directly from us or one of our affiliates; or

¡	the initial purchasers notify us that they will not receive exchange notes in exchange for outstanding notes constituting any portion of the initial purchasers’ unsold allotment,

then we will file with the SEC, and use our reasonable best efforts to cause to become effective as promptly as practicable, a shelf registration statement to cover resales of transfer restricted securities by those holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement.

If we fail to comply with specified obligations under the registration rights agreement, we will be required to pay additional interest to holders of the notes.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of this exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in this exchange offer. Any holder may tender some or all of its outstanding notes pursuant to this exchange offer. However, outstanding notes may be tendered only in minimum denominations of $2,000 principal amount and any integral multiples of $1,000 in excess thereof.

The form and terms of the exchange notes will be substantially identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes will have been registered under the Securities Act, will not bear legends restricting their transfer and the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of this exchange offer, all of which rights will terminate when this exchange offer is terminated.

The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, both series will be treated as a single class of debt securities under that indenture. For a description of the indenture, see “Description of Notes.”

This exchange offer is not conditioned on any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $200.0 million aggregate principal amount of the outstanding notes are outstanding. Solely for reasons of administration, we have fixed the close of business on                    , 2012 as the record date for this exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the outstanding notes entitled to participate in this exchange offer.

Holders of the outstanding notes do not have appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indenture governing the notes in connection with this exchange offer. We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the registration rights agreement.

We will be deemed to have accepted for exchange validly tendered outstanding notes when we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving, and delivering to the tendering holders, the exchange notes.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for such unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date of this exchange offer.

Holders who tender outstanding notes in this exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to this exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with this exchange offer. See “—Fees and Expenses” and “—Transfer Taxes.”

Expiration Date; Extensions; Amendments

This exchange offer expires at 5:00 p.m., New York City time, on                    , 2012, unless we, in our sole discretion, extend this exchange offer, in which case the term “expiration date” will mean the latest date and time to which this exchange offer is extended.

In order to extend this exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes by public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes;

•

to extend this exchange offer or to terminate this exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under “—Conditions” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of this exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If we amend this exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of outstanding notes of such amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions

Notwithstanding any other term of this exchange offer, we will not be required to accept for exchange, or cause the exchange of any exchange notes for, any outstanding notes, and may terminate or amend this exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if in our reasonable judgment:

•

the exchange notes to be received will not be tradeable by the holder without restriction under the Securities Act, the Exchange Act, and without material restriction under the blue sky or securities laws of substantially all of the states of the United States; or

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer which, in our sole judgment, might materially impair our ability to proceed with this exchange offer or any material adverse development has occurred in any such existing action or proceeding with respect to us or any of our subsidiaries; or

•

any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with this exchange offer or materially impair the contemplated benefits of this exchange offer to us; or

•	any governmental approval has not been obtained, which approval we, in our sole discretion, deem necessary for the consummation of this exchange offer as contemplated by this prospectus.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Procedures for Tendering” and “Plan of Distribution”; and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which this exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to the holders. During any such extensions, all outstanding notes previously tendered will remain subject to this exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of this exchange offer.

We expressly reserve the right to amend or terminate this exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of this exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus forms a part or the qualification of the indenture under the Trust Indenture Act of 1939.

If we determine in our sole discretion that any of the conditions are not satisfied, we may (l) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) to the extent permitted by applicable law, extend this exchange offer and retain all outstanding notes tendered prior to the expiration date, subject, however, to the rights of holders to withdraw the outstanding notes (see “—Withdrawal of Tenders”) or (3) waive the unsatisfied conditions with respect to this exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Procedures for Tendering

The outstanding notes were issued as global securities held by direct or indirect participants in DTC. To tender in this exchange offer, a holder must:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent before 5:00 p.m., New York City time, on the expiration date; or

•

in lieu of delivering a letter of transmittal, instruct DTC to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the outstanding notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message must be received by the exchange agent before 5:00 p.m., New York City time, on the expiration date.

In addition, either:

•	the exchange agent must receive the outstanding notes along with the letter of transmittal; or

•

the exchange agent must receive, before 5:00 p.m., New York City time, on the expiration date, timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, according to the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under the caption “—Exchange Agent” on or before the expiration date. To receive confirmation of valid tender of outstanding notes, a holder should contact the exchange agent at the telephone number listed under the caption “—Exchange Agent.”

The tender by a holder that is not withdrawn before the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder completing a letter of transmittal tenders less than all of its outstanding notes, the tendering holder should fill in the applicable box of the letter of transmittal. The amount of outstanding notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of this exchange offer. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in the owner’s name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

If the applicable letter of transmittal is signed by the registered holder(s) of the outstanding notes tendered, the signature must correspond with the name(s) written on the face of the outstanding notes without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the outstanding notes.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an “eligible institution.” Eligible institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible institution if the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

If the accompanying letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•

the participant confirms on behalf of itself and the beneficial owners of such outstanding notes all provisions of the letter of transmittal (including any representations and warranties) applicable to it and such beneficial owner as fully as if it had completed the information required therein and executed and transmitted the letter of transmittal to the exchange agent, or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against that participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of outstanding notes will not be deemed made until those defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under this exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation that outstanding notes have been transferred in the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Holders should receive copies of the applicable letter of transmittal with the prospectus. A holder may obtain additional copies of the applicable letter of transmittal for the outstanding notes from the exchange agent at its offices listed under the caption “—Exchange Agent.” By signing the letter of transmittal, or causing DTC to transmit an agent’s message to the exchange agent, each tendering holder of outstanding notes will represent to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•

if the holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus, as required by law, in connection with any resale of those exchange notes (see the caption “Plan of Distribution”); and

•

the holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of us or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of this exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or cannot comply with the applicable procedures described above before 5:00 p.m., New York City time, on the expiration date may tender if:

•	the tender is made through an eligible institution;

•

before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery:

¡	setting forth the name and address of the holder and the registered number(s) and the principal amount of outstanding notes tendered;

¡	stating that the tender is being made by guaranteed delivery;

¡

guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry transfer confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

¡

the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry transfer confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon written request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC on behalf of the holder in accordance with the standard operating procedures of DTC or a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under the caption “—Exchange Agent.”

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes to be withdrawn; and

•	where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of this exchange offer. We will return any outstanding notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, according to the procedures described above, those outstanding notes will be credited to an account maintained with DTC, for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under the caption “—Procedures for Tendering” above at any time on or before the expiration date.

A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under the caption “—Exchange Agent.”

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as exchange agent for this exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed in writing to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Facsimile (for eligible institutions only):	By Hand or Overnight Delivery:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent	(212) 298-1915	The Bank of New York Mellon Trust Company, N.A., as Exchange Agent
c/o The Bank of New York Mellon Corporation		c/o The Bank of New York Mellon Corporation
Corporate Trust Operations -Reorganization Unit		Corporate Trust Operations - Reorganization Unit
101 Barclay Street, Floor 7 East		101 Barclay Street, Floor 7 East
New York, New York 10286		New York, New York 10286
Attn: Carolle Montreuil		Attn: Carolle Montreuil

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the outstanding notes;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under this exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed directly to the tendering holder.

Fees and Expenses

We will bear the expense of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates’ officers and employees.

We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services, including the reasonable fees and expenses of its counsel.

We will pay the cash expenses to be incurred in connection with this exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of this exchange offer. Expenses incurred in connection with this exchange offer will be deferred and charged to expense over the term of the exchange notes.

Consequences of Failure to Exchange

Participation in this exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under this exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

•

as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering circular distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Upon completion of this exchange offer, holders of the notes will not be entitled to any further registration rights agreements, except under limited circumstances.

Resale of the Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that the exchange notes issued under this exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•

cannot rely on the position of the staff of the SEC enunciated in “Exxon Capital Holdings Corporation” (available May 13, 1989), “Morgan Stanley & Co. Incorporated” (available June 5, 1991), “Shearman & Sterling” (available July 2, 1993) or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes pursuant to this exchange offer, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of exchange notes.

Other

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF NOTES

Fiesta Restaurant Group, Inc. (the “Issuer”) issued the outstanding notes under an indenture dated as of the Issue Date (the “Indenture”) among the Issuer, the Guarantors from time to time party thereto, The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

The statements under this caption relating to the Indenture, the notes, the Intercreditor Agreement and the Security Documents are summaries and are not a complete description thereof, and where reference is made to particular provisions, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture, the notes, the Intercreditor Agreement and the Security Documents. The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.” Copies of the Indenture, the Intercreditor Agreement and the Security Documents are available upon request from the Issuer and certain documents are on file with the SEC. We urge you to read these documents carefully because they, and not the following description, govern your rights as a Holder of the notes.

General

The initial offering of the outstanding notes was for $200,000,000 in aggregate principal amount of 8.875% senior secured second lien notes due August 15, 2016. The Issuer may issue additional notes under the Indenture (the “Additional Notes”), subject to the limitations described below under the covenants “Limitation on Incurrence of Debt” and “Limitation on Liens” (including the “Permitted Additional Pari Passu Obligations” definition). The notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes of the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and, except as otherwise specified herein, all references to the “notes” include any Additional Notes. Any Additional Notes will be secured, equally and ratably with the notes, by the Liens on the Collateral described below under the caption “—Security.” Additional Notes that are not fungible with the notes for U.S. federal income tax purposes will be issued with a different CUSIP.

Interest on the notes are payable at a rate of 8.875% per annum. References herein to interest on the notes will be deemed to include all Additional Interest, if any. Interest on the notes is payable semi-annually in cash in arrears on February 15 and August 15 of each year, commencing on February 15, 2012. The Issuer will make each interest payment to the Holders of record of the notes on the immediately preceding February 1 and August 1. Interest on the notes will accrue from the most recent date to which interest has been paid or if no interest has been paid, from and including the Issue Date. Interest will be calculated based on a 360-day year consisting of 12 months of 30 days.

Principal of and premium, if any, and interest on the notes will be payable, and the notes will be transferable, at the office or agency of the Issuer maintained for such purposes, which, initially, will be the corporate trust office of the Trustee or an agent thereof; provided, however, that payment of interest may be made at the option of the Issuer by check mailed to the Person entitled thereto as shown on the security register. The notes will be issued only in fully registered form without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer, exchange or redemption of notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Guarantees

The notes and the Issuer’s Obligations under the Indenture are guaranteed (the “Note Guarantees”), on a joint and several basis, by each of our existing and future direct and indirect Restricted Subsidiaries (other than Foreign Subsidiaries and as set forth under “Certain Covenants—Additional Note Guarantees”) (each such Person, a “Guarantor” and, collectively, the “Guarantors”). The Note Guarantees are senior secured obligations of each Guarantor and rank equally with all existing and future senior Debt of such Guarantor and senior to all subordinated Debt of such Guarantor as described below under “—Ranking of the Note Guarantees.” The obligations of a Guarantor under its Note Guarantee are limited to the maximum amount that would result in the obligations of such Guarantor under the Note Guarantee not to be deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law. This provision may not be effective to protect the Note Guarantees from being voided under fraudulent transfer law, or may eliminate the Guarantor’s obligations or reduce such obligations to an amount that effectively makes the Guarantee worthless. In a Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees. The Note Guarantees are secured by Liens on the Collateral described below under “—Security.”

As of the date hereof, all of the Issuer’s Subsidiaries were “Restricted Subsidiaries” other than Cabana Club of Pasadena, Inc., which holds a local liquor license and no other assets. Under the circumstances described below under the subheading “—Certain Covenants—Limitation on Creation of Unrestricted Subsidiaries,” any of the Issuer’s Subsidiaries may be designated as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture and do not guarantee the notes. Claims of creditors of non-Guarantor Subsidiaries, including trade creditors, and claims of minority stockholders (other than the Issuer and the Guarantors) of those Subsidiaries have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Issuer and the Guarantors, including Holders of the notes.

The Indenture provides that the Note Guarantee of a Guarantor will be automatically and unconditionally released:

(a) in the event of a sale or other transfer (including by way of consolidation or merger) of Capital Interests in such Guarantor in compliance with the terms of the Indenture following which such Guarantor ceases to be a Subsidiary;

(b) upon the designation of such Guarantor as an Unrestricted Subsidiary in compliance with the provisions described under the subheading “—Certain Covenants—Limitation on Creation of Unrestricted Subsidiaries”;

(c) upon a release of such Guarantor from its guarantee of, and all pledges and security interest, if any, granted under the Revolving Credit Agreement in connection with an enforcement action by the collateral agent under the Revolving Credit Agreement as described under “Security—Intercreditor Agreement”; provided that (x) prior to such release, such Guarantor is also a guarantor or borrower under the Revolving Credit Agreement and (y) after giving effect to such release, such Guarantor will not guarantee any indebtedness of the Issuer or any of its Restricted Subsidiaries;

(d) in connection with a satisfaction and discharge of the Indenture as set forth below under “—Satisfaction and Discharge”; or

(e) in connection with a legal defeasance or covenant defeasance of the Indenture as described below under “—Legal Defeasance and Covenant Defeasance.”

Upon any release of a Guarantor from its Note Guarantee, such Guarantor will also be automatically and unconditionally released from its Obligations under the Security Documents.

Ranking

Ranking of the Notes

The notes are senior secured obligations of the Issuer and rank:

•	equally in right of payment with all existing and future senior Debt of the Issuer;

•	senior in right of payment to all existing and future subordinated Debt of the Issuer;

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effectively subordinated to the obligations of the Issuer under the Revolving Credit Agreement and any other First Lien Obligations to the extent of the value of the Collateral securing such obligations; and

•	structurally subordinated to all obligations of any non-Guarantor Subsidiaries.

Ranking of the Note Guarantees

Each Note Guarantee is a senior secured obligation of each Guarantor. As such, each Note Guarantee ranks:

•	equally in right of payment with all existing and future senior Debt of the Guarantors;

•	senior in right of payment to all existing and future subordinated Debt of the Guarantors; and

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effectively subordinated to the obligations of the Guarantors under the Revolving Credit Agreement and any other First Lien Obligations to the extent of the value of the Collateral securing such obligations.

Sinking Fund

There are no mandatory sinking fund payment obligations with respect to the notes.

Security

The notes and the obligations under the Indenture are secured by second-priority security interests in the Collateral (subject as to priority and otherwise to certain exceptions and Permitted Liens). As a result, the notes and the obligations under the Indenture are effectively (a) subordinate to any Debt of the Issuer and the Guarantors which either is (i) secured by the First Priority Liens or (ii) secured by assets which are not part of the Collateral securing the notes, in each case, to the extent of the value of such assets and (b) equal in rank with any Permitted Additional Pari Passu Obligations. The Debt Incurred under the Revolving Credit Agreement is secured by a first-priority security interest in the Collateral. Accordingly, while the notes rank equally in right of payment with the Debt Incurred under the Revolving Credit Agreement and all other liabilities not expressly subordinated by their terms to the notes, the notes are effectively subordinated to the Debt outstanding under the Revolving Credit Agreement, to the extent of the value of the Collateral.

Collateral

The Collateral has been pledged to (1) the collateral agent under the Revolving Credit Agreement (the “First Lien Agent”), on a first-priority basis, for the benefit of the holders of the First Lien Obligations to secure the First Lien Obligations and (2) the Collateral Agent, on a second-priority basis, for the benefit of the Trustee and the Holders of the notes and the holders of any Permitted Additional Pari Passu Obligations to secure the Second Lien Obligations. The Second Lien Obligations constitute claims separate and apart from (and of a different class from) the First Lien Obligations. The Second Priority Liens are junior and subordinate to the First Priority Liens. As set out in more detail below, upon an enforcement event or Insolvency or Liquidation Proceeding, proceeds from the Collateral will be applied first to satisfy First Lien Obligations and then ratably to satisfy obligations under the notes and any Permitted Additional Pari Passu Obligations. In addition, the Indenture permits the Issuer and the Guarantors to create additional Liens under specified circumstances. See the definition of “Permitted Liens.”

The “Collateral” consists of the Real Property owned in fee by the Issuer and Guarantors and substantially all existing and future personal Property of the Issuer and the Guarantors other than Excluded Property.

The Indenture and the Security Documents exclude certain property from the Collateral (the “Excluded Property”), including:

(a) any rights or interest in any lease, contract, license or license agreement covering personal property or Real Property of the Issuer or any Guarantor, so long as under the terms of such lease, contract, license or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein to Collateral Agent is prohibited (or would render such lease, contract, license or license agreement cancelled, invalid or unenforceable) and such prohibition has not been or is not waived or the consent of the other party to such lease, contract, license or license agreement has not been or is not otherwise obtained; provided that, this exclusion shall in no way be construed to apply if any such prohibition is unenforceable under the UCC or other applicable law or so as to limit, impair or otherwise affect Collateral Agent’s unconditional continuing security interests in and liens upon any rights or interests of the Company or Guarantors in or to monies due or to become due to the Issuer or Guarantor under any such lease, contract, license or license agreement (including any receivables);

(b) assets owned by Issuer or any Guarantor on the Issue Date or thereafter acquired and any proceeds thereof that are subject to a Lien securing a Purchase Money Debt or Capital Lease Obligation permitted to be incurred pursuant to the provisions of the Indenture to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Debt or Capital Lease Obligation) validly prohibits the creation of any other Lien on such assets and proceeds (other than to the extent that such prohibition would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction and other than to the extent all necessary consents to creation, attachment and perfection of the Collateral Agent’s Liens thereon have been obtained);

(c) any shares entitled to vote (within the meaning of Treasury Regulation Section 1.956-2) of any direct or indirect Subsidiary of the Issuer that is a “controlled foreign corporation” in excess of sixty-five (65%) percent of all of the issued and outstanding Capital Interests in such Subsidiary;

(d) any Capital Interests of any Subsidiary of the Issuer to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Exchange Act, due to the fact that such Subsidiary’s Capital Interests secures the notes or Note Guarantees, to file separate financial statements with the Securities and Exchange Commission (the “Commission”) (or any other governmental agency);

(e) any intent to use trademark application to the extent and for so long as creation of a security interest therein would result in the loss of any material rights therein, provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent to use trademark application shall not be considered Excluded Property; and

(f) any Real Property leased by the Issuer or any Guarantor.

The Issuer and the Guarantors are not be obligated to perfect the security interest in personal property with respect to which a Lien cannot be perfected by the filing of a financing statement (other than deposit accounts, securities accounts, intellectual property registered in the United States and other property over which there exists a perfected security interest), up to an aggregate book value of $5.0 million at any time, including (A) motor vehicles and other assets subject to certificates of title, (B) letter of credit rights (other than supporting obligations) and (C) commercial tort claims. For the avoidance of doubt, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

The security arrangements with respect to the Collateral are set forth in, without limitation:

(1) one or more mortgages, assignments of rents, security agreements and fixture filings encumbering the fee interests comprising the Real Property owned by the Issuer and the Guarantors, including all additions, improvements and component parts related thereto and all rents, issues and profits therefrom (other than Excluded Property) (the “Mortgages”); and

(2) the Security Agreement covering substantially all existing and future personal property of the Issuer and the Guarantors (other than Excluded Property).

For the avoidance of doubt, no assets of any Person that is not the Issuer or a Guarantor shall constitute Collateral.

The Issuer and the Guarantors used their commercially reasonable efforts to complete on or prior to the Issue Date all filings and other similar actions required in connection with the perfection of such security interests. If they were not able to complete such actions on or prior to the Issue Date, they had agreed to use their commercially reasonable efforts to complete such actions within 90 days of the Issue Date (or such longer period of time as agreed to by the administrative agent under the Revolving Credit Agreement with respect to perfecting security interests in such Collateral thereunder). Prior to such deadline, the Issuer and the Guarantors intended to consummate Sale and Leaseback Transactions with respect to five of the fourteen parcels of Real Property they presently own (the “Contingent Real Property”). These parcels of Real Property are located in Jacksonville, Florida, Fort Worth, Texas, Weatherford, Texas, Balch Springs, Texas and Euless, Texas. Each of these parcels of Real Property is the site of a restaurant operated or to be opened by the Issuer. To the extent that the Sale and Leaseback Transactions with respect to the Contingent Real Property were not consummated prior to the 180th day after the Issue Date, the Issuer and the Guarantor have agreed to use their commercially reasonable efforts to complete all filings and other similar actions required in connection with the perfection of such security interests in the Contingent Real Property within 210 days of the Issue Date. The perfection of the security interests in the Contingent Real Property was completed by the Issuer and the Guarantor within 210 days of the Issue Date.

Delivery of Mortgages after the issue date increases the risk that the Mortgages could be avoidable in bankruptcy. See “Risk Factors—Risks Related to the Collateral and Guarantees.” Any issues that we are unable to resolve in connection with the issuance of such mortgages, surveys and title policies may impact the value of the Collateral. There will be no independent assurance prior to issuance of the exchange notes, therefore, that all properties contemplated to be mortgaged as security for the notes will be mortgaged, or that we hold the real property interests we represent we hold or that we may mortgage such interests, or that there will be no lien encumbering such real property interests other than those permitted by the Indenture.

In addition, security interests in the Pollo Tropical trademarks owned by Carrols Restaurant Group, Inc. were not transferred to the Issuer or one of its Restricted Subsidiaries at the time of issuance of the outstanding notes. Such trademarks were transferred to the Issuer or one of its Restricted Subsidiaries after the Issue Date, and the Issuer and such Restricted Subsidiaries used their commercially reasonable efforts to create and perfect security interests in such trademarks within 90 days of the Issue Date (or such longer period of time as agreed to by the administrative agent under the Revolving Credit Agreement with respect to perfecting security interests in such Collateral thereunder). The Issuer and the Guarantor created and perfected security interests in the trademarks within the time period agreed to by the administrative agent under the Revolving Credit Agreement.

Within 45 days of the Issue Date (or such longer period of time as agreed to by the administrative agent under the Revolving Credit Agreement with respect to perfecting security interests in such Collateral thereunder), the Collateral Agent shall have received deposit account control agreements and securities account control agreements with respect to all checking, savings or other accounts (including securities accounts) of the Issuer and the Guarantors at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person as of the Issue Date, other than (i) deposit accounts established solely as payroll and other zero balance accounts and (ii) other deposit accounts, so long as at any time the balance in any such account does not exceed $50,000 and the aggregate balance in all such accounts does not exceed $50,000.

Limitations on Stock Collateral

The Capital Interests and other securities of a Subsidiary of the Issuer that are owned by the Issuer or any Guarantor constitute Collateral for the notes only to the extent that such Capital Interest and other securities can secure the notes without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the Commission (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the Commission to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the Commission (or any other governmental agency) of separate financial statements of any Subsidiary (other than the Issuer) due to the fact that such Subsidiary’s Capital Interests and other securities secure the notes, then the Capital Interests and other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral for the notes (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder of notes, to the extent necessary to release the second-priority security interests in the Capital Interests and other securities that are so deemed to no longer constitute part of the Collateral for the notes.

In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the Commission to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Interests and other securities to secure the notes in excess of the amount then pledged without the filing with the Commission (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Interests and other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral for the notes (but only to the extent necessary to not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder of notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Interests and other securities.

In accordance with the limitations set forth in the two immediately preceding paragraphs, the Collateral for the notes includes Capital Interests of Subsidiaries of the Issuer only to the extent that the applicable value of such Capital Interests (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the notes outstanding. Following the Issue Date, however, the portion of the Capital Interests of Subsidiaries constituting Collateral may decrease or increase as described above.

The Collateral securing the Obligations arising under the Revolving Credit Agreement shall include the Capital Interests excluded from the Collateral for the notes pursuant to this “Limitations on Stock Collateral” section.

Control over Collateral and Enforcement of Liens

The Security Documents provide that, for a standstill period of 180 days (subject to extension for any period during which the First Lien Agent has commenced and is diligently pursuing remedies in good faith against all or a material portion of the Collateral) commencing on the date that First Lien Agent receives notice from the Collateral Agent of (a) the acceleration of (x) all of the notes Obligations or (y) any Permitted Additional Pari Passu Obligations or (b) the commencement of an Insolvency or Liquidation Proceeding with respect to the Issuer or any Guarantor, the First Lien Agent will have the sole power to exercise remedies against the Collateral (subject to the right of the Collateral Agent and the Holders of Second Lien Obligations to take limited protective measures with respect to the Second Priority Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Collateral.

Proceeds realized by the First Lien Agent or the Collateral Agent from the Collateral (including proceeds of Collateral in an Insolvency or Liquidation Proceeding) will be applied:

•	first, to the payment in full in cash of costs and expenses of First Lien Agent in connection with an enforcement action or Insolvency or Liquidation Proceeding,

•	second, to the payment in full in cash or cash collateralization of the First Lien Obligations in accordance with the First Lien Documents,

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third, to the payment in full in cash of costs and expenses of Second Lien Agent and each representative of any Permitted Additional Pari Passu Obligations in connection with an enforcement action or Insolvency or Liquidation Proceeding (to the extent such enforcement action or Insolvency or Liquidation Proceeding was permitted under the Intercreditor Agreement),

•	fourth, to the payment in full in cash of the Second Lien Obligations in accordance with the Security Documents and the Indenture, and

•	fifth, to the payment in full in cash of the Excess First Lien Obligations in accordance with the First Lien Documents.

None of the Collateral has been appraised in connection with the offering of the notes. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, our ability to implement our business strategy, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay our obligations under the notes. In addition, the fact that the holders of First Lien Obligations will receive proceeds from enforcement of the Collateral before Holders of the notes, that other Persons may have First Priority Liens in respect of Collateral subject to Permitted Liens and that the Second Priority Lien held by the Collateral Agent will secure any Permitted Additional Pari Passu Obligations in addition to the Obligations under the notes and the Indenture could have a material adverse effect on the amount that Holders of the notes would receive upon a sale or other disposition of the Collateral. Accordingly, there can be no assurance that proceeds of any sale of the Collateral pursuant to the Indenture and the related Security Documents following an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due under the notes. In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

If the proceeds from a sale or other disposition of the Collateral were not sufficient to repay all amounts due on the notes, the Holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Issuer and the Guarantors.

To the extent that Liens (including Permitted Liens), rights or easements granted to third parties encumber assets located on property owned by the Issuer or the Guarantors, including the Collateral, such third parties may exercise rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Collateral and the ability of the Collateral Agent, the Trustee or the Holders of the notes to realize or foreclose on Collateral.

Certain Bankruptcy Limitations

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Issuer or any Guarantor prior to the Collateral Agent’s having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at any time during a bankruptcy case or whether or to what extent Holders of the notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of such creditor’s interest in the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the notes, the Holders of the notes would hold secured claims only to the extent of the value of the Collateral to which the Holders of the notes are entitled, and unsecured claims with respect to such shortfall.

Release of Liens

The Security Documents and the Indenture provide that the Second Priority Liens securing the Note Guarantee of any Guarantor will be automatically released when such Guarantor’s Note Guarantee is released in accordance with the terms of the Indenture. In addition, the Second Priority Liens securing the Obligations under the notes and the Indenture will be released (a) in whole, upon a legal defeasance or a covenant defeasance of the notes as set forth below under “—Legal Defeasance and Covenant Defeasance,” (b) in whole, upon satisfaction and discharge of the Indenture, (c), in whole, upon payment in full of principal, interest and all other Obligations on the notes issued under the Indenture, (d) in whole or in part, with the consent of the requisite Holders of the notes in accordance with the provisions under “—Amendment, Supplement and Waiver,” including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, notes, (e) in whole or in part and in accordance with the Intercreditor Agreement, in connection with a sale or other disposition of the Collateral (A) in connection with an enforcement action by the First Lien Agent, (B) any disposition of Collateral permitted under the First Lien Documents as in effect on the Issue Date, other than in connection with a Discharge of First Lien Obligations or after and during the continuance of any Event of Default or (C) consented to by the First Lien Agent after the occurrence of an event of default under the First Lien Credit Documents in connection with good faith efforts by First Lien Agent to collect the First Lien Obligations through the disposition of Collateral with the net cash proceeds of such disposition being used to permanently retire such Debt and cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so repaid; provided that, in each case, the First Lien Agent has released its Liens on the applicable Collateral and (f) in part, as to any asset constituting Collateral (A) that is sold or otherwise disposed of by the Issuer or any of the Guarantors in a transaction that does not violate “—Certain Covenants—Limitation on Asset Sales” and by the Security Documents (to the extent of the interest sold or disposed of) or otherwise permitted by the Indenture and the Security Documents, if all other Liens on that asset securing the First Lien Obligations and any Permitted Additional Pari Passu Obligations then secured by that asset (including all commitments thereunder) are released, (B) that is cash withdrawn from deposit accounts for any purpose not prohibited under the Indenture or the Security Documents (C) that is a Capital Interest of a Subsidiary of the Issuer to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act, due to the fact that such Subsidiary’s Capital Interest secures the notes or Guarantees, to file separate financial statements with the Securities and Exchange Commission (or any other governmental agency); (D) that is used to make a Restricted Payment or Permitted Investment permitted by the Indenture; (E) that becomes Excluded Property; or (F) that is otherwise released in accordance with, and as expressly provided for in accordance with, the Indenture and the Security Documents.

To the extent applicable, the Issuer will comply with Section 313(b) of the TIA, relating to reports, and, following qualification of the Indenture under the TIA (if required), Section 314(d) of the TIA, relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the notes. Any certificate or opinion required by Section 314(d) of the TIA may be made by an officer of the Issuer except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. We will not be required to qualify the Indenture under the TIA if we are not required to consummate the exchange offer pursuant to the provisions described under “The Exchange Offer.” So long as we do not qualify the Indenture under the TIA, Section 314(d) of the TIA will not apply to the Indenture. In every instance that the Trustee or the Collateral Agent is asked to acknowledge a release, the Issuer shall deliver an opinion and Officer’s Certificate stating that all conditions to the release in the Indenture, the Security Documents and the Intercreditor Agreement have been satisfied.

Intercreditor Agreement

The Collateral Agent and the First Lien Agent have entered into the Intercreditor Agreement, which establishes the second-priority status of the Second Priority Liens relative to the First Priority Liens. In addition to the provisions described above with respect to control of remedies, release of Collateral and amendments to the Security Documents, the Intercreditor Agreement also imposes certain other restrictions and agreements, including the restrictions and agreements described below.

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Pursuant to the Intercreditor Agreement, the Collateral Agent, the Trustee, the Holders of the notes and the holders of any Permitted Additional Pari Passu Obligations agree that the First Lien Agent has no fiduciary duties to them in respect of the maintenance or preservation of the Collateral. The First Lien Agent will agree in the Intercreditor Agreement to hold, as bailee and non-fiduciary agent of the Collateral Agent, until the Discharge of First Lien Obligations, certain possessory collateral also for the benefit of the Trustee, the Collateral Agent and the holders of the Second Lien Obligations.

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In addition, the Collateral Agent, the Trustee and the Holders of the notes and the holders of any Permitted Additional Pari Passu Obligations waive any claim against the First Lien Agent and the First Lien Lenders in connection with any actions they may take under the Credit Agreement or with respect to the Collateral. They further waive any right to assert, or request the benefit of, until the Discharge of the First Lien Obligations any marshalling or similar rights that may otherwise be available to them with respect to the Collateral.

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The Intercreditor Agreement provides for the right of the Collateral Agent and the holders of Second Lien Obligations to exercise rights and remedies as unsecured creditors against the Issuer or any Guarantor, subject to certain terms, conditions, waivers and limitations as more fully set forth in the Intercreditor Agreement.

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Pursuant to the Intercreditor Agreement, until the Discharge of the First Lien Obligations the Collateral Agent and the Trustee, for itself and on behalf of the Holders of the notes and the holders of any Permitted Additional Pari Passu Obligations, irrevocably constitute and appoint the First Lien Agent and any officer or agent of the First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place of the Trustee, Collateral Agent, Holder of the notes, holders of any Permitted Additional Pari Passu Obligations or in the First Lien Agent’s own name, from time to time in the First Lien Agent’s discretion, for the purpose of carrying out the terms of certain sections of the Intercreditor Agreement (including those relating to the release of the Second Priority Liens as permitted thereby, including releases upon sales due to enforcement of remedies or otherwise provided for in the Intercreditor Agreement), to take any and all appropriate action and to execute any and all releases, documents and instruments which may be necessary or desirable to accomplish the purposes of such section of the Intercreditor Agreement, including any financing statements, mortgage releases, intellectual property releases, endorsements or other instruments or transfer or release of such liens.

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Notwithstanding the time, manner, order or method of grant, creation, attachment or perfection of any First Priority Liens or Second Priority Liens, the First Priority Liens will rank senior to any Second Priority Liens on the Collateral. The Collateral for the First Priority Liens, the Second Priority Liens and the Permitted Additional Pari Passu Obligations are intended at all times to be the same; provided that Capital Interests of any Subsidiary of the Issuer may secure First Lien Obligations without concurrently securing the notes and Permitted Additional Pari Passu Obligations to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Exchange Act, due to the fact that such Subsidiary’s Capital Interests secures the notes or Note Guarantees, to file separate financial statements with the Securities and Exchange Commission (or any other governmental agency) as described under “Limitations on Stock Collateral” above; provided further that to the extent that First Lien Agent or the Collateral Agent obtains a Lien in an asset (of a type that is not included in the types of assets included in the Collateral as of the Issue Date or which would not constitute Collateral without a grant of a security interest or Lien separate from the First Lien Documents or Security Documents, as applicable, as in effect immediately prior to obtaining such Lien on such asset) which the other party or parties to the Intercreditor Agreement elects not to obtain after receiving prior written notice thereof in accordance with the Intercreditor Agreement, the Collateral securing the First Lien Obligations and the Second Lien Obligations will not be identical.

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The Trustee, the Collateral Agent, the Holders and the holders of any Permitted Additional Pari Passu Obligations agree that (i) in certain circumstances the holders under the Revolving Credit Agreement are required by the terms thereof to be repaid with proceeds of dispositions of Collateral prior to repayment of the Indenture (subject to certain reinvestment provisions) and (ii) they will not accept payments from such dispositions of Collateral until applied to repayment of the Revolving Credit Agreement as so required. The Trustee, the Collateral Agent, the Holders and the holders of any Permitted Additional Pari Passu Obligations agree that if they receive payments at any time from the Collateral in contravention of the Intercreditor Agreement, they will promptly turn such payments over to First Lien Obligation holders (through the First Lien Agent).

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The Intercreditor Agreement permits that First Lien Obligations and the Second Lien Obligations to be amended or refinanced subject to certain limitations, including, with respect to the Second Lien Obligations, certain restrictions in the Intercreditor Agreement on amendments to the Indenture and the Security Documents without the consent of the First Lien Agent (with the First Lien Agent only authorized to give such consent upon an affirmative vote of holders of three-fourths of the First Lien Obligations), and to the continuing rights of holders of such Refinancing Debt under the Intercreditor Agreement.

In addition, if the Issuer or any Guarantor is subject to any Insolvency or Liquidation Proceeding, the Trustee, the Collateral Agent, the Holders and the holders of any Permitted Additional Pari Passu Obligations agree that:

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they will not object to or otherwise contest (and, as necessary, will consent to) the Issuer’s or such Guarantor’s use of cash collateral if the requisite First Lien Obligation holders consent to such usage;

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in connection with the use of Collateral constituting cash collateral by the Issuer and the Guarantors or debtor-in-possession (“DIP”) financing provided to the Issuer and the Guarantors, the First Lien Obligation holders are granted adequate protection in the form of additional collateral, then the Trustee may seek or request adequate protection in the form of a replacement or additional Lien on such additional collateral and the First Lien Obligation holders will not object to or otherwise contest (and, as necessary will consent to) such adequate protection, so long as all such replacement or additional Liens are subordinate both to the Liens securing the First Lien Obligations (and are subject to the terms of the Intercreditor Agreement) and to the Liens securing the DIP financing;

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if, in connection with any DIP financing or use of cash Collateral the holders of the First Lien Obligation are granted adequate protection in the form of a superpriority or other administrative expense claim, then the Trustee may seek, without objection from the holders of the First Lien Obligations, adequate protection in the form of a superpriority or other administrative expense claim (as applicable), which superpriority or other administrative expense claim, if obtained, will be subordinate to the superpriority or administrative expense claim (as applicable) of the holders of the First Lien Obligations. Pursuant to Section 1129(a)(9) of the Bankruptcy Code, any such allowed superpriority or other administrative expense claims granted to the holders of the Second Lien Obligations may be paid (x) in cash, to the extent such cash payments are agreed to by the First Lien Agent, or (y) subject to the terms of the Intercreditor Agreement, under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims;

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if First Lien Obligation holders consent to a DIP financing, the Trustee and the holders of the Second Lien Obligations will be deemed to have consented to, and will not object to, such DIP financing and to the priming of their Liens in connection therewith in the event that the Liens in favor of the First Lien Obligation holders are primed in connection with such DIP financing (provided that the holders of the Second Lien Obligations retain their Liens on the Collateral and the aggregate principal amount of the DIP financing, plus the aggregate principal amount of First Lien Obligations, does not exceed the sum of (i) the amount permitted under clause (i) of the definition of “Permitted Debt” plus (ii) the First Lien DIP Amount);

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if the proposed DIP financing (a) is in an aggregate principal amount not in excess of the amount set forth in the parenthetical of the bullet point above, (b) includes interest rates and fees that are commercially reasonable under the circumstances, (c) does not compel Issuer or any Guarantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP financing documentation, and (d) does not expressly require the liquidation of the Collateral prior to a default under the DIP financing documentation, the Trustee, the Collateral Agent, the Holders and the holders of any Permitted Additional Pari Passu Obligations will not, directly or indirectly, provide, offer to provide, or support any other DIP financing secured by a Lien senior to or pari passu with the Liens securing the First Lien Obligations;

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prior to the Discharge of First Lien Obligations, without the prior written consent of the First Lien Agent and the requisite First Lien Obligation holders, they will not seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding;

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they will not oppose any sale or other disposition of the Collateral consented to by the requisite First Lien Obligation holders and shall be deemed to have consented to and released the Liens securing the Second Lien Obligations (provided that (i) pursuant to court order, the Liens of the Second Lien Obligation holders attach to the net proceeds of the disposition with the same priority and validity as the Liens held by the Second Lien Obligation holders on such Collateral, and the Liens remain subject to the terms of the Intercreditor Agreement or (ii) (x) the Liens securing the First Lien Obligations are simultaneously being released and (y) the net proceeds of such sale or other disposition of the Collateral are being used to repay First Lien Obligations, and to the extent paid in full, Second Lien Obligations); notwithstanding the foregoing, the holders of the Second Lien Obligations may raise any objections to such sale or other disposition of the Collateral that could be raised by a creditor whose claims are not secured by Liens on such Collateral so long as such objections are not inconsistent with any other term or provision of the Intercreditor Agreement;

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none of the Trustee, the Collateral Agent nor any holder of any Second Lien Obligations may support any plan of reorganization in any Insolvency or Liquidation Proceeding unless such plan (i) pays off in cash in full the First Lien Obligations or (ii) is otherwise voted in favor of by the class of holders of the First Lien Obligations voting thereon;

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unless and until the Discharge of First Lien Obligations has occurred and subject to certain exceptions more fully set forth in the Intercreditor Agreement, (x) if the Issuer or any of the Guarantors (or any of their assets) is the subject of an Insolvency or Liquidation Proceeding and if any distribution from the Collateral is received by the Collateral Agent in connection with such Insolvency or Liquidation Proceeding, then such distribution shall be segregated and held in trust and forthwith paid over to First Lien Agent and (y) the Collateral Agent shall be required to turnover to the First Lien Agent and the First Lien Agent shall be entitled to apply (or, in the case of non-cash proceeds, hold) any cash or non-cash distribution from the Collateral received by the holders of the Second Lien Obligations pursuant to a confirmed plan of reorganization of the Issuer or any of the Guarantors irrespective of whether such plan of reorganization (or any final order in respect thereof) purports to find that the distribution to the holders of the First Lien Obligations pays such First Lien Obligations in full, unless such distribution is made under a confirmed plan of reorganization of the Issuer or such Guarantor that is accepted by the requisite affirmative vote of all classes composed of the secured claims of the holders of the First Lien Obligations or otherwise provides for Discharge of First Lien Obligations;

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if debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a confirmed plan of reorganization or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of the Intercreditor Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations;

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until the Discharge of First Lien Obligations, neither the Trustee nor the Collateral Agent, on behalf of itself and the Holders of the notes or the holders of any Permitted Additional Pari Passu Obligations, will assert or support any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the Liens securing the First Lien Obligations for costs and expenses of preserving or disposing of any Collateral (provided that this clause will not preclude the Trustee, the Collateral, the Holders of the notes or the holders of any Permitted Additional Pari Passu Obligations from supporting a plan of reorganization permitted by the preceding bullet point);

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the Collateral Agent will not object to, oppose, support any objection, or take any other action to impede, the right of any holder of any First Lien Obligation to make an election under Section 1111(b)(2) of the Bankruptcy Code, and the Collateral Agent waives any claim it may have against any holder of any First Lien Obligation arising out of the election by any holder of any First Lien Obligation of the application of Section 1111(b)(2) of the Bankruptcy Code; and

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in the event it becomes necessary for First Lien Agent on behalf of the holders of the First Lien Obligations or the Collateral Agent on behalf of the noteholders to commence or become a party to any proceeding or action to enforce the provisions of the Intercreditor Agreement, the court or body before which the same shall be tried shall award to the prevailing party all costs and expenses thereof, including reasonable attorneys fees, the usual and customary and lawfully recoverable court costs, and all other expenses in connection therewith.

No Impairment of the Security Interests

Neither the Issuer nor any of the Guarantors are permitted to take any action, or knowingly or negligently omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders of the notes (for the avoidance of doubt, Permitted Collateral Liens, as permitted by “—Limitations on Liens,” shall not be deemed to materially impair the security interest).

Sufficiency of Collateral

There can be no assurance that the proceeds from the sale of the Collateral in whole or in part pursuant to the Security Documents following an Event of Default would be sufficient to satisfy payments due on the First Lien Obligations. No appraisal of the value of the Collateral has been made in connection with this offering. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the restaurant industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral will also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below. The Collateral will be pledged pursuant to the Security Documents, which contain provisions relating to the administration, preservation and disposition of the Collateral. A significant portion of the Collateral includes assets or properties that may only be usable, and thus retain value, as part of the operations of the Issuer. Accordingly, any sale of such Collateral separate from the sale of the operations of the Issuer may not be feasible or of significant value.

In addition, the fact that the lenders under the First Lien Obligations will receive proceeds from enforcement of the Collateral before Holders of the notes and that other Persons may have second-priority Liens in respect of Collateral pursuant to Permitted Liens, could have a material adverse effect on the amount that Holders of the notes would receive upon a sale or other disposition of the Collateral. There can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. If the proceeds from a sale or other disposition of the Collateral were not sufficient to repay all amounts due on the notes, the Holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Issuer and the Guarantors. See “Risk Factors—Risks Related to the Collateral and Guarantees—There may not be sufficient collateral to pay all or any of the notes, especially if we incur additional secured indebtedness ranking prior to or pari passu with the notes, which may dilute the value of the collateral securing the notes and guarantees.”

To the extent that third parties hold Liens, such third parties will have rights and remedies with respect to the assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on the Collateral. The ability of the Collateral Agent to realize on the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy the Issuer’s and Guarantors’ obligations under the notes, either in whole or in part.

Further Assurances; After-Acquired Collateral

The Issuer and the Guarantors shall execute any and all further documents, financing statements (including amendments and continuation statements), agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral. In addition, from time to time, the Issuer will reasonably promptly secure the Obligations under the Indenture, Security Documents and Intercreditor Agreement by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral. Such security interests and Liens will be created under the Security Documents and other security agreements, Mortgages and other instruments and documents.

Upon the acquisition by the Issuer or any Guarantor after the Issue Date of (1) any after-acquired assets, including, but not limited to, any after-acquired Real Property or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any working capital assets that, in any such case, form part of the Collateral, or (2) any replacement assets in compliance with the covenant described below under “—Repurchase at the Option of Holders—Asset Sales; Event of Loss,” the Issuer or such Guarantor shall execute and deliver, (i) with regard to any Real Property that is acquired for the purpose of serving as a restaurant, mortgages and related documentation and opinions as specified in the Indenture within 365 days of the date of acquisition, (ii) with regard to any other Real Property, mortgages and related documentation and opinions as specified in the Indenture within 180 days of the date of acquisition (or such later date as any applicable regulatory approvals have been obtained) and (iii) to the extent required by the Security Documents, any information, documentation, financing statements or other certificates as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired Property (other than Excluded Property and Collateral that the Issuer or such Guarantor is not required to take actions to perfect as described under “—Security”) and to have such after-acquired Property added to the Collateral, and thereupon all provisions of the Indenture, the Security Documents and the Intercreditor Agreement relating to the Collateral shall be deemed to relate to such after-acquired Property to the same extent and with the same force and effect.

Trust Indenture Act

The Indenture provides that none of the Issuer or the Guarantors is required to comply with the provisions of the TIA. The Issuer will provide for delivery of certain customary Officers’ Certificates and opinions of counsel, including annual compliance certificates, in form and substance reasonably satisfactory to the Trustee.

Optional Redemption

The notes may be redeemed, in whole or in part, at any time prior to February 15, 2014, at the option of the Issuer upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but not including, the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

In addition, the notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time on or after February 15, 2014, upon not less than 30 nor more than 60 days’ notice at the redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date), if redeemed during the 12-month period beginning on February 15 of the years indicated:

Year	Redemption Price
2014	104.438%
2015	102.219%
2016 and thereafter	100.000%

In addition to the optional redemption of the notes in accordance with the provisions of the preceding paragraphs, prior to February 15, 2014, the Issuer may with the net proceeds of one or more Equity Offerings, redeem up to 35% of the aggregate principal amount of the notes then outstanding (including Additional Notes) at a redemption price equal to 108.875% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to but not including the date of redemption; provided that at least 65% of the principal amount of notes then outstanding (including Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Issuer or its Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Equity Offering.

If less than all of the notes are to be redeemed, the Trustee will select the notes or portions thereof to be redeemed by lot, pro rata or by any other method the Trustee shall deem appropriate (subject to The Depository Trust Company’s procedures as applicable).

No notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first-class mail (and, to the extent permitted by applicable procedures or regulations, electronically) at least 30 days before the redemption date to each Holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

The Issuer and any Subsidiaries may at any time, and from time to time, purchase notes in the open market or otherwise, subject to compliance with applicable securities laws.

The Issuer may provide in any notice delivered in connection with any such redemption that payment of the redemption price and performance of the Issuer’s obligations may be performed by another Person; provided that the Issuer shall not be relieved of its obligations thereby.

Change of Control

Upon the occurrence of a Change of Control, each Holder of notes will have the right to require the Issuer to repurchase all or any part of the notes then outstanding at a purchase price (the “Purchase Price”) in cash equal to 101% of the principal amount tendered, together with accrued interest, if any, to but not including the Purchase Date pursuant to an Offer to Purchase. For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) within 60 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, the Issuer commences an Offer to Purchase all notes then outstanding at the Purchase Price and (ii) all notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase.

The phrase “all or substantially all,” as used in the definition of “Change of Control,” has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders of the notes elected to exercise their rights under the Indenture and the Issuer elects to contest such election, there could be no assurance how a court interpreting New York law would interpret such phrase. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Issuer to make an Offer to Purchase the notes as described above. In addition, under a recent Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of shareholder nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control” that would trigger a Holder’s right to require the Issuer to make an Offer to Purchase the notes as described above.

The provisions of the Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting the Issuer that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving the management of the Issuer or its Affiliates, or a transaction involving a recapitalization of the Issuer, will result in a Change of Control only if it is the type of transaction specified in such definition. The definition of Change of Control may be amended or modified with the written consent of a majority in aggregate principal amount of notes then outstanding. See “—Amendment, Supplement and Waiver.”

The Issuer will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws or regulations in connection with any Offer to Purchase as described above. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

The Issuer will not be required to make an Offer to Purchase upon a Change of Control if (i) a third party makes such Offer to Purchase contemporaneously with or upon a Change of Control in the manner, at the times and otherwise in compliance with the requirements of the Indenture and purchases all notes validly tendered and not withdrawn under such Offer to Purchase or (ii) a notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption.”

In addition, an Offer to Purchase may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Offer to Purchase.

The Issuer’s ability to pay cash to the Holders of notes upon a Change of Control may be limited by the Issuer’s then existing financial resources. Further, the agreements governing the Issuer’s other Debt contain, and future agreements of the Issuer may contain, prohibitions of certain events, including events that would constitute a Change of Control. If the exercise by the Holders of notes of their right to require the Issuer to repurchase the notes upon a Change of Control occurred at the same time as a change of control event under one or more of either of the Issuer’s other debt agreements, the Issuer’s ability to pay cash to the Holders of notes upon a repurchase may be further limited by the Issuer’s then existing financial resources. See “Risk Factors—Risks Related to the Notes.”

Even if sufficient funds were otherwise available, the terms of the Revolving Credit Agreement (and other Debt) may prohibit the Issuer’s prepayment of notes before their scheduled maturity. Consequently, if the Issuer is not able to prepay the Revolving Credit Agreement or other Debt containing such restrictions or obtain requisite consents, the Issuer may be unable to fulfill its repurchase obligations, resulting in a default under the Indenture.

Certain Covenants

Set forth below are certain covenants contained in the Indenture:

Limitation on Incurrence of Debt

The Issuer will not, and will not permit any of the Restricted Subsidiaries to, Incur any Debt (including Acquired Debt); provided that the Issuer and any of the Restricted Subsidiaries that is a Guarantor may Incur Debt (including Acquired Debt) if, immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, (a) the Consolidated Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries would be greater than 2.0:1.0 and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Debt.

Notwithstanding the first paragraph above, the Issuer and the Restricted Subsidiaries may Incur “Permitted Debt” as follows:

(i) Debt incurred pursuant to, and the issuance or creation of letters of credit and bankers’ acceptances under or in connection with (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder), any Credit Facility in an aggregate principal amount outstanding under this clause (i) at any time not to exceed the greater of (x) $35.0 million and (y) 50% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the Four-Quarter Period most recently ended prior to the date of such Incurrence; provided that with respect to any revolving credit commitments under any Credit Facility, any Debt thereunder will be deemed to be Incurred on the date the Issuer obtains such revolving credit commitments for the purposes of this clause (i) regardless of when any borrowings, repayments or reborrowings under such commitments are made;

(ii) Debt outstanding under the notes (excluding any Additional Notes) and Guarantees of the notes and contribution, indemnification and reimbursement obligations owed by the Issuer or any Guarantor to any of the other of them in respect of amounts paid or payable on such notes;

(iii) Debt of the Issuer or any Restricted Subsidiary outstanding at the time of the Issue Date (other than clauses (i) or (ii) above or (xiii) or (xv) below);

(iv) Debt Incurred following the Issue Date that is owed to and held by the Issuer or a Restricted Subsidiary; provided that if such Debt is owed by the Issuer or a Guarantor to a Restricted Subsidiary that is not a Guarantor, such Debt shall be subordinated to the prior payment in full of the Obligations;

(v) Guarantees Incurred by the Issuer or a Restricted Subsidiary of Debt or other obligations of the Issuer or a Restricted Subsidiary; provided that (a) such Debt is Permitted Debt or is otherwise Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Debt” and (b) such Guarantees are subordinated to the notes to the same extent as the Debt being guaranteed;

(vi) Debt Incurred in respect of workers’ compensation claims, self-insurance obligations, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees provided or Incurred (including Guarantees thereof) by the Issuer or a Restricted Subsidiary in the ordinary course of business;

(vii) Debt under Hedging Obligations entered into to manage fluctuations in interest rates, commodity prices and currency exchange rates (and not for speculative purposes);

(viii) Debt of the Issuer or any Restricted Subsidiary pursuant to Capital Lease Obligations and Purchase Money Debt; provided that the aggregate principal amount of such Debt outstanding at any time under this clause (viii) may not exceed $20.0 million in the aggregate;

(ix) the issuance by any of the Restricted Subsidiaries to the Issuer or to any of the Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Capital Interests that results in any such preferred stock being held by a Person other than the Issuer or Restricted Subsidiaries; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (ix);

(x) Debt arising from (x) customary cash management services and automated clearing house transactions, (y) any Bank Product or (z) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that any such Debt Incurred pursuant to clause (z) is extinguished within five business days of the Incurrence;

(xi) Debt of the Issuer or any Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed $20.0 million at any time outstanding;

(xii) Refinancing Debt in respect of any Debt permitted by clauses (ii) and (iii) above, this clause (xii) or Debt Incurred in accordance with the first paragraph under “—Certain Covenants—Limitation on Incurrence of Debt”;

(xiii) Lease Financing Obligations;

(xiv) Debt of the Issuer or any Restricted Subsidiary consisting of take-or-pay obligations contained in supply arrangements in the ordinary course of business;

(xv) Debt consisting of Guarantees of the existing Carrols Corporation 9% Senior Subordinated Notes due 2013 (the “Carrols Notes”); provided that such Carrols Notes shall be redeemed and discharged within 60 days of the Issue Date; and

(xvi) Debt consisting of Debt issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, directors, employees and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent pursuant to clause (iv) of the second paragraph under the caption “—Limitation on Restricted Payments.”

For purposes of determining compliance with this covenant, (x) the outstanding principal amount of any Debt shall be counted only once such that (without limitation) any obligation arising under any Guarantees or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included and (y) except as provided above, in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, including categories of Permitted Debt and the first paragraph of this covenant, the Issuer, in its sole discretion, shall classify, and from time to time may reclassify, all or any portion of such item of Debt.

The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on Debt in the forms of additional Debt or payment of dividends on Capital Interests in the forms of additional shares of Capital Interests with the same terms and change in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an Incurrence of Debt or issuance of Capital Interests for purposes of this covenant.

Notwithstanding anything to the contrary herein, the maximum amount of Debt that may be outstanding pursuant to the “Limitation on Incurrence of Debt” covenant will not be deemed exceeded due to the results of fluctuations in exchange rates or currency values. For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred.

None of the Issuer and Guarantors will Incur any Debt that pursuant to its terms is subordinate or junior in right of payment to any Debt unless such Debt is subordinated in right of payment to the notes and the Note Guarantees to the same extent; provided that Debt will not be considered subordinate or junior in right of payment to any other Debt solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of the proposed Restricted Payment:

(a) no Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

(b) after giving effect to such Restricted Payment, the Issuer would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the provisions described in the first paragraph under the “Limitation on Incurrence of Debt” covenant; and

(c) after giving effect to such Restricted Payment, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) and (xii) of the next succeeding paragraph), shall not exceed the sum (without duplication) of

(1) 50% of the Consolidated Net Income (or if Consolidated Net Income shall be a deficit, 100% of such deficit) of the Issuer and its Restricted Subsidiaries for the period (taken as one accounting period) from July 4, 2011 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus

(2) 100% of the aggregate Net Cash Proceeds received by the Issuer subsequent to the initial issuance of the notes either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Restricted Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion of Debt or Redeemable Capital Interests of the Issuer, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests (other than, in each case, Capital Interests or Debt sold to a Subsidiary of the Issuer), plus

(3) 100% of the amount by which Debt of the Issuer is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to the initial issuance of the notes of any Debt for Qualified Capital Interests of the Issuer (less the amount of any cash, or the fair value of any other property, distributed by the Issuer upon such conversion or exchange), plus

(4) 100% of the net reduction in Investments (other than Permitted Investments), subsequent to the date of the initial issuance of the notes, in any Person, resulting from (x) payments of interest on Debt, dividends, distributions, redemption, repurchases, repayments of loans or advances, or other transfers of assets (but only to the extent such interest, dividends, distributions, redemptions, repurchases, repayments or other transfers were made in (i) cash or (ii) assets (valued at Fair Market Value) other than cash (other than pay-in-kind dividends or interest)), in each case to the Issuer or any Restricted Subsidiary from any Person (including, without limitation, an Unrestricted Subsidiary), (y) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) thereof made by the Issuer and the Restricted Subsidiaries or (z) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case, not to exceed in the case of any Person the amount of Investments (other than Permitted Investments) previously made by the Issuer or any Restricted Subsidiary in such Person.

Notwithstanding the foregoing provisions, the Issuer and the Restricted Subsidiaries may take the following actions; provided that, in the cases of clauses (iv) and (x) below, no Event of Default has occurred and is continuing unless, in the case of clause (iv), the Issuer or any Restricted Subsidiary is contractually required to make a payment as described in such clause (iv):

(i) the payment of any dividend or other distribution or the consummation of any irrevocable redemption on Capital Interests in the Issuer or a Restricted Subsidiary within 60 days after declaration or setting the record date for redemption thereof, as applicable, if at such date such payment would not have been prohibited by the foregoing provisions of this covenant;

(ii) the retirement of any Capital Interests of the Issuer by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of other Qualified Capital Interests of the Issuer;

(iii) the redemption, defeasance, repurchase or acquisition or retirement for value of any Debt of the Issuer or a Guarantor that is subordinate in right of payment to the notes or the applicable Note Guarantee out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Issuer) of (x) new Refinancing Debt Incurred in accordance with the Indenture or (y) of Qualified Capital Interests of the Issuer;

(iv) the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Issuer (or Carrols Restaurant Group, Inc. so long as a substantial portion of the following Person’s employment is related to the Issuer and its Subsidiaries) held by employees, officers or directors or by former employees, officers or directors of the Issuer (or Carrols Restaurant Group, Inc. so long as a substantial portion of such Person’s employment is related to the Issuer and its Subsidiaries) or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment; provided that the aggregate consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed the sum of (A) $2.5 million in any fiscal year (provided that if less than $2.5 million is used for such purposes in any fiscal year, any unused amounts may be carried forward for use in one or more future periods; provided, further, that the aggregate amount of repurchases made pursuant to this clause (iv) (A) may not exceed $5.0 million in any fiscal year); plus (B) the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date (it being understood that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by this clause (B) in any calendar year);

(v) repurchase of Capital Interests in the Issuer (or Carrols Restaurant Group, Inc. so long as a substantial portion of the following Person’s employment is related to the Issuer and its Subsidiaries) deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Capital Interests represent a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities or repurchase of such Capital Interests to the extent the proceeds of such repurchase are used to pay taxes incurred by the holder thereof as a result of the issuance or grant thereof;

(vi) the prepayment of intercompany Debt, the Incurrence of which was permitted pursuant to the covenant described under “—Limitation on Incurrence of Debt”;

(vii) cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Interests of the Issuer or a Restricted Subsidiary;

(viii) the declaration and payment of dividends to holders of any class or series of Redeemable Capital Interests of the Issuer or any Restricted Subsidiary issued or Incurred in compliance with the covenant described above under “—Limitation on Incurrence of Debt”;

(ix) upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Debt pursuant to provisions substantially similar to those described under “—Change of Control” and “—Limitation on Asset Sales” in accordance with the terms of such subordinated Debt; provided that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Issuer has made an Offer to Purchase with respect to the notes and has repurchased all notes validly tendered for payment and not withdrawn in connection therewith;

(x) other Restricted Payments in an aggregate amount since the Issue Date not in excess of $20.0 million;

(xi) the making of one or more Restricted Payments using a portion of the proceeds of the notes on or after the Issue Date as part of the refinancing;

(xii) the making of Restricted Payments pursuant to and in accordance with clause (10) of the second paragraph under the “Limitation on Transactions with Affiliates” covenant; and

(xiii) with respect to any taxable year (or portion thereof) for which the Issuer is a member of a consolidated, combined or similar income tax group (a “Tax Group”) of which Carrols is a member, payments, dividends or distributions by the Issuer made to Carrols Corporation to permit Carrols Corporation or Carrols Restaurant Group, Inc. to pay federal, state, local and foreign income taxes of such tax group that are attributable to the taxable income of the Issuer and its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Issuer and its Subsidiaries would have been required to pay as a stand-alone Tax Group; provided, further that the permitted payment pursuant to this clause (xiii) with respect to any taxes for any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Issuer or its Restricted Subsidiaries for the purposes of paying such consolidated, combined or similar taxes.

For purposes of the covenant described above, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Issuer may classify such Investment or Restricted Payment in any manner that complies with this covenant and may later reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with the Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph under this covenant, or clause (x) above, in each case to the extent such Investments would otherwise be so counted.

If the Issuer or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment in accordance with the covenant described under “—Limitation on Asset Sales,” which investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the first paragraph under this covenant, the aggregate amount expended or declared for all Restricted Payments shall be reduced by the lesser of (i) the Net Cash Proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment or (ii) the amount of the original Investment, in each case, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the first paragraph under this covenant.

For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

Limitation on Liens

The Issuer will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly, to, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to the Collateral except Permitted Collateral Liens. Subject to the immediately preceding sentence, the Issuer will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Liens, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom other than the Collateral without securing the notes and all other amounts due under the Indenture and the Security Documents (for so long as such Lien exists) equally and ratably with (or prior to) the obligation or liability secured by such Lien.

Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction (other than pursuant to the Indenture, law, rules or regulation) on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Interests owned by any of the Issuer or Restricted Subsidiaries or pay any Debt or other obligation owed to any of the Issuer or Restricted Subsidiaries, (ii) make loans or advances to any of the Issuer or Restricted Subsidiaries thereof or (iii) transfer any of its property or assets to the Issuer or any Restricted Subsidiaries.

However, the preceding restrictions will not apply to the following encumbrances or restrictions existing under or by reason of:

(a) any encumbrance or restriction in existence on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings, in the good faith judgment of the Issuer, are not materially more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those contained in these agreements on the Issue Date or refinancings thereof;

(b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of the acquisition thereof by the Issuer or a Restricted Subsidiary);

(c) any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted

Subsidiary; and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(d) any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such refinancing agreement are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in the agreements governing the Debt being renewed, refunded, replaced, refinanced or extended in the good faith judgment of the Board of Directors of the Issuer;

(e) customary provisions restricting subletting or assignment of any lease, contract, or license of the Issuer or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(f) any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property;

(g) any encumbrance or restriction by reason of applicable law, rule, regulation or order;

(h) any encumbrance or restriction under the Indenture, the notes and the Note Guarantees;

(i) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(j) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(k) any instrument governing Debt or Capital Interests of a Person acquired by the Issuer or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Capital Interests was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(l) Liens securing Debt otherwise permitted to be incurred under the Indenture, including the provisions of the covenant described above under the caption “—Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(m) provisions of the Credit Facility as in effect on the Issue Date and provisions of any other Credit Facility that, as determined by management of the Issuer in its reasonable and good faith judgment, (i) will not materially impair the Issuer’s ability to make payments required under the notes and (ii) are not materially more restrictive, taken as a whole, than the provisions under the Credit Facility as in effect on the Issue Date; and

(n) provisions of any agreement evidencing Debt incurred pursuant to the covenant described above under “—Limitation on Incurrence of Debt” that, as determined by management of the Issuer in its reasonable and good faith judgment, (i) will not materially impair the Issuer’s ability to make payments required under the notes and (ii) are not materially more restrictive, taken as a whole, than customary for financings of this type.

Limitation on Asset Sales

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly consummate an Asset Sale, unless:

(1) other than in the case of an Event of Loss, the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of;

(2) other than in the case of an Event of Loss, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash, Eligible Cash Equivalents or Additional Assets (as defined below);

(3) to the extent that any consideration received by the Issuer or a Restricted Subsidiary in such Asset Sale constitute securities or other assets that constitute Collateral, such securities or other assets, including the assets of any Person that becomes a Guarantor as a result of such transaction, are promptly following their acquisition added to the Collateral securing the notes; and

(4) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale.

Within 365 days after the Issuer’s or a Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale covered by this clause (a), the Issuer or such Restricted Subsidiary, at its option, may apply the Net Cash Proceeds from such Asset Sale:

(i) to prepay, repay or otherwise purchase First Lien Obligations; provided, however, that in connection with any prepayment, repayment or purchase of Debt pursuant to this clause (i), the Issuer or such Restricted Subsidiary shall permanently retire such Debt and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased;

(ii) to make one or more offers to the holders of the notes (and, at the option of the Issuer, the holders of Permitted Additional Pari Passu Obligations) to purchase notes (and such Permitted Additional Pari Passu Obligations) pursuant to and subject to the conditions contained in the Indenture (each, an “Asset Sale Offer”); provided, however, that in connection with any prepayment, repayment or purchase of Debt pursuant to this clause (ii), the Issuer or such Restricted Subsidiary shall permanently retire such Debt and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided further that if the Issuer or such Restricted Subsidiary shall so reduce any Permitted Additional Pari Passu Obligations, the Issuer will equally and ratably reduce Debt under the notes by making an offer to all Holders of notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, the pro rata principal amount of the notes, such offer to be conducted in accordance with the procedures set forth below for an Asset Sale Offer but without any further limitation in amount; or

(iii) to an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Interests and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Interests of such business such that it constitutes a Restricted Subsidiary, (b) properties, (c) capital expenditures or (d) other assets that, in each of (a), (b), (c) and (d), replace the businesses, properties and assets that are the subject of such Asset Sale or are used or useful in a Permitted Business (clauses (a), (b), (c) and (d) together, the “Additional Assets”); provided that to the extent that the assets that were subject to the Asset Sale constituted Collateral, such Additional Assets shall also constitute Collateral; provided, further, that the Issuer or such Restricted Subsidiary, as the case may be, promptly takes such action (if any) as may be required to cause that portion of such investment constituting Collateral to be added to the Collateral securing the notes.

Any Net Cash Proceeds from the Asset Sales covered by this clause (a) that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” Within 15 business days after the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer shall make an Asset Sale Offer to all holders of the notes, and, if required by the terms of any Permitted Additional Pari Passu Obligations, to the holders of such Permitted Additional Pari Passu Obligations, to purchase the maximum principal amount of notes and such Permitted Additional Pari Passu Obligations that is $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of notes and such Permitted Additional Pari Passu Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes or the Permitted Additional Pari Passu Obligations surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Issuer shall select the notes and such Permitted Additional Pari Passu Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the notes or such Permitted Additional Pari Passu Obligations tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. After the Issuer or any Restricted Subsidiary has applied the Net Cash Proceeds from any Asset Sale of any notes Collateral as provided in, and within the time periods required by, this paragraph (a), the balance of such Net Cash Proceeds, if any, from such Asset Sale of notes Collateral shall be released by the notes Collateral Agent to the Issuer or such Restricted Subsidiary for use by the Issuer or such Restricted Subsidiary for any purpose not prohibited by the terms of the Indenture.

(b) For purposes of this covenant, the following are deemed to be cash or Eligible Cash Equivalents:

(1) any liabilities (as shown on the Issuer’s, or such Restricted Subsidiary’s, most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary that are assumed by the transferee of any such assets and for which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing; and

(2) any securities received by the Issuer, a Guarantor or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Limitation on Transactions with Affiliates

The Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer, taken as a whole, or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable arm’s-length transaction by the Issuer or such Restricted Subsidiary with an unaffiliated party; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above; and

(iii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, the Issuer must obtain and deliver to the Trustee a written opinion of a nationally recognized investment banking, accounting or appraisal firm (an “Independent Financial Advisor”) stating that the transaction is fair to the Issuer or such Restricted Subsidiary, as the case may be, from a financial point of view.

The foregoing limitation does not limit, and shall not apply to:

(1) Restricted Payments that are permitted by the provisions of the Indenture described above under “—Limitation on Restricted Payments” or Permitted Investments;

(2) the payment of reasonable and customary fees and indemnities to members of the Board of Directors of the Issuer or a Restricted Subsidiary;

(3) the payment (and any agreement, plan or arrangement relating thereto) of reasonable and customary compensation and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnities to officers and employees of the Issuer or any Restricted Subsidiary;

(4) transactions between or among the Issuer and/or the Restricted Subsidiaries;

(5) the issuance of Capital Interests (other than Redeemable Capital Interests) of the Issuer otherwise permitted hereunder and the granting of registration and other customary rights in connection therewith;

(6) any agreement or arrangement as in effect on the Issue Date and any amendment, extension or modification thereto so long as such amendment, extension or modification is not more disadvantageous to the Holders of the notes in any material respect;

(7) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Issuer or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the board of directors of the Issuer when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger);

(8) transactions in which the Issuer delivers to the Trustee a written opinion from an Independent Financial Advisor to the effect that the transaction is fair, from a financial point of view, to the Issuer and any relevant Restricted Subsidiaries;

(9) any contribution of capital to the Issuer;

(10) payments to Carrols Restaurant Group, Inc. or its affiliates pursuant to the Management Services Agreement of (i) management, consulting, monitoring, administration and advisory fees not to exceed $12.0 million per annum; provided that such amount shall increase by $1.0 million per annum on the first anniversary of the Issue Date and each subsequent anniversary of the Issue Date thereafter, and (ii) reasonable and documented out-of-pocket expenses payable pursuant to the Management Services Agreement; provided that payments under this clause (10) shall not be permitted for services rendered after consummation of the Spin-Off;

(11) any provision of services to Carrols Restaurant Group, Inc. or its affiliates pursuant to the Transition Services Agreement in exchange for (i) the payment of management, consulting, monitoring, administration and advisory fees and (ii) the reimbursement of reasonable and documented out-of-pocket expenses payable pursuant to the Transition Services Agreement;

(12) the separation and distribution agreement, tax matters agreement and employee matters agreement, and any ancillary agreements contemplated therewith, consistent in all material respects with the description thereof in this prospectus, together with any changes, additions, modifications or amendments thereto as are not, taken as a whole, materially more disadvantageous to the Issuer or Holders;

(13) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or any similar agreement entered into after the Issue Date shall only be permitted by this clause (13) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect to the Holders when taken as a whole as compared to the original agreement in effect on the Issue Date; and

(14) the payment of all fees and expenses related to the Transactions.

Provision of Financial Information

Whether or not required by the Commission, so long as any notes are outstanding, the Issuer will furnish without cost to the Trustee and the Holders of notes, or file electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within 15 days after the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual reports, including financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (such reports, until consummation of the Spin-Off, to include a calculation of Consolidated EBITDA (as defined in the Indenture) and related ratios substantially consistent with that set forth in this prospectus) and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports; provided that prior to registration of the outstanding notes or exchange notes with the Commission pursuant to the Registration Rights Agreement such current reports shall be deemed provided if Carrols Restaurant Group, Inc. files a current report on Form 8-K with the Commission for public availability within the time periods specified in the Commission’s rules and regulations covering the applicable events.

Notwithstanding the foregoing, (a) the Issuer may satisfy its obligations to deliver the information and reports referred to in clauses (1) and (2) above by filing the same with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to prospective investors (b) unless required by the rules and regulations of the Commission, no certifications or attestations concerning disclosure controls and procedures or internal controls, and no certifications, that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 will be required at any time when it would not otherwise be subject to such statute and (c) nothing contained in the Indenture shall otherwise require the Issuer to comply with the terms of the Sarbanes-Oxley Act of 2002 at any time when it would not otherwise be subject to such statute. In addition, the Issuer and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent such Unrestricted Subsidiaries constitute in the aggregate in excess of either 5.0% of the Issuer’s Consolidated Net Tangible Assets or 5.0% of the Issuer’s consolidated revenues, the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

Additional Note Guarantees

After the Issue Date, the Issuer will cause each of the Restricted Subsidiaries (other than (x) any Foreign Subsidiary and (y) any Restricted Subsidiary that is prohibited by law from guaranteeing the notes or that would experience adverse regulatory consequences as a result of providing a guarantee of the notes (so long as, in the case of this clause (y), such Restricted Subsidiary has not provided a guarantee of any other Debt of the Issuer or any of the Guarantors)) to guarantee the notes and the Issuer’s other obligations under the Indenture.

Each Note Guarantee by a Guarantor will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to the Notes—A court could deem the issuance of the notes or the guarantees to be a fraudulent conveyance and avoid all or a portion of the obligations represented by the notes or the guarantees.” The Obligations under the notes, the Note Guarantees and the Indenture and any Permitted Additional Pari Passu Obligations of any Person that is or becomes a Guarantor after the Issue Date will be secured equally and ratably by a Lien in the Collateral granted to the Collateral Agent for the benefit of the Holders of the notes and the holders of Permitted Additional Pari Passu Obligations. Such Guarantor will within thirty (30) days of becoming such Restricted Subsidiary enter into a joinder agreement to the applicable Security Documents or new Security Documents defining the terms of the security interests that secure payment and performance when due of the notes and take all actions advisable in the opinion of the Issuer, as set forth in an Officers’ Certificate accompanied by an opinion of counsel to the Issuer, to cause the Liens created by the Security Documents to be duly perfected to the extent required by such documents in accordance with all applicable law, including the filing of financing statements in the jurisdictions of incorporation or formation of the Issuer and the Guarantors. The Issuer shall also deliver an opinion of counsel satisfactory to the Trustee. The Note Guarantees will be released as set forth under “—Guarantees.”

Limitation on Creation of Unrestricted Subsidiaries

The Issuer may designate any Subsidiary of the Issuer to be an “Unrestricted Subsidiary” as provided below, in which event such Subsidiary and each other Person that is a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Issuer as an Unrestricted Subsidiary under the Indenture (a “Designation”) only if:

(1) no Default shall be continuing after giving effect to such Designation; and

(2) the Issuer would be permitted to make, at the time of such Designation, (i) a Permitted Investment or (ii) an Investment pursuant to the first paragraph of “—Limitations on Restricted Payments” above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

No Subsidiary shall be Designated as an Unrestricted Subsidiary unless such Subsidiary:

(1) to the extent the Debt of the Subsidiary is not Non-Recourse Debt, any guarantee or other credit support thereof by the Issuer or a Restricted Subsidiary is permitted under the covenant described under “—Limitation on Incurrence of Debt”; and

(2) is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Capital Interests or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results, unless such obligation is a Permitted Investment or is otherwise permitted under the covenant described under “—Limitation on Restricted Payments.”

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Debt of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Debt is not permitted to be incurred under the covenant described under “—Limitation on Incurrence of Debt,” or the Lien is not permitted under the covenant described under “—Limitation on Liens,” the Issuer shall be in default of the applicable covenant.

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred under the covenant described under “—Certain Covenants—Limitation on Incurrence of Debt” and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to covenant described under “—Limitation on Liens.”

All Designations must be evidenced by an Officers’ Certificate delivered to the Trustee certifying compliance with the foregoing provisions.

Consolidation, Merger, Conveyance, Transfer or Lease

The Issuer will not, in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary into the Issuer in which the Issuer is the continuing Person), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Issuer and its Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i) either: (a) the Issuer shall be the continuing Person or (b) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of the Issuer (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia, (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the notes and the performance of the covenants and obligations of the Issuer under the Indenture and (3) shall expressly assume the due and punctual performance of the covenants and obligations of the Issuer under the Security Documents; provided, however, that the Issuer may not consolidate or merge with or into any Person other than a corporation satisfying such requirement;

(ii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii) in the case of a transaction involving the Issuer, immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, the Issuer (or the Surviving Entity if the Issuer is not the continuing Person), could Incur $1.00 of additional Debt (other than Permitted Debt) under the first paragraph of the covenant described under “—Limitation on Incurrence of Debt”;

(iv) the Issuer delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of the Indenture;

(v) the Surviving Entity causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Surviving Entity;

(vi) the Collateral owned by or transferred to the Surviving Entity shall (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the notes and (c) not be subject to any Lien other than Permitted Collateral Liens; and

(vii) the property and assets of the Person which is merged or consolidated with or into the Surviving Entity, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Surviving Entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture.

The preceding clause (iii) will not prohibit:

(a) a merger between the Issuer and a Restricted Subsidiary; or

(b) a merger between the Issuer and an Affiliate incorporated solely for the purpose of converting the Issuer into a corporation organized under the laws of the United States or any political subdivision or state thereof;

so long as, in each case, the amount of Debt of the Issuer and the Restricted Subsidiaries is not increased thereby, except for Debt incurred in the ordinary course of business to pay fees, expenses and other costs associated with such transaction.

No Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person other than the Issuer or a Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either (a) the Person acquiring the property in any such sale or disposition of the Person formed by or surviving any such consolidated or merger assumes all the obligations of such Guarantor pursuant to a supplemental indenture or (b) the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

For all purposes of the Indenture and the notes, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the Indenture and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Issuer and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in the immediately preceding paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer or Guarantors, as applicable, under the Indenture with the same effect as if such Surviving Entity had been named as the Issuer or Guarantors therein, as applicable; and when a Surviving Person duly assumes all of the obligations and covenants of the Issuer or Guarantors, as applicable, pursuant to the Indenture and the notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

Limitation on Business Activities

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

Events of Default

Each of the following is an “Event of Default” under the Indenture:

(1) default in the payment in respect of the principal of (or premium, if any, on) any note at its maturity (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest upon any note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) the Issuer fails to accept and pay for notes tendered when and as required pursuant to a Change of Control Offer as described under the caption “—Change of Control”;

(4) except as permitted by the Indenture, (i) any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), shall for any reason cease to be, in full force and effect and enforceable in accordance with its terms (except as specifically provided in the Indenture) for a period of 30 days after written notice thereof by the Trustee or the Holders of at least 25% in principal amount of the notes then outstanding or (ii) the Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) shall for any reason be asserted by any of the Guarantors or the Issuer not to be in full force and effect and enforceable in accordance with its terms;

(5) default in the performance, or breach, of (i) any covenant or agreement of the Issuer or any Guarantor in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2), (3) or (4) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the notes then outstanding;

(6) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the notes) by the Issuer or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $15.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $15.0 million of principal amount of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(7) the entry against the Issuer or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $15.0 million and not covered by insurance (not disputed), by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(8) certain events in bankruptcy, insolvency or reorganization affecting the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary); or

(9) (x) with respect to any Collateral having a fair market value in excess of $15.0 million, individually or in the aggregate, (a) any default or breach by the Issuer or any Guarantor in the performance of its obligations under the Security Documents or the Indenture which adversely affects the condition or value of such Collateral or the enforceability, validity, perfection or priority of the Liens in such Collateral, in each case taken as a whole in any material respect, and continuance of such default or breach for a period of 60 days after written notice thereof by the Trustee or the Holders of at least 25% in principal amount of the notes then outstanding, or (b) any security interest created under the Security Documents or under the Indenture is declared invalid or unenforceable by a court of competent jurisdiction or (y) the Issuer or any of the Guarantors asserts, in any pleading in any court of competent jurisdiction, that any security interest in any Collateral is invalid or unenforceable.

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Issuer) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of the notes and any accrued interest on the notes to be due and payable immediately by a notice in writing to the Issuer (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the notes, have been cured or waived as provided in the Indenture.

In the event of a declaration of acceleration of the notes solely because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Issuer or a Restricted Subsidiary or waived by the holders of the relevant Debt within 20 business days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the notes.

If an Event of Default specified in clause (8) above occurs with respect to the Issuer, the principal of and any accrued interest on the notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For further information as to waiver of defaults, see “—Amendment, Supplement and Waiver.” The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the Holders to do so.

No Holder of any note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the notes then outstanding shall have made written request to the Trustee, and provided indemnity reasonably satisfactory to the Trustee, to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a note directly (as opposed to through the Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on such note on or after the respective due dates expressed in such note.

The Issuer is required to furnish to the Trustee annually a statement as to the performance of certain obligations under the Indenture and as to any default in such performance. The Issuer also is required to notify the Trustee if it becomes aware of the occurrence of any Default or Event of Default.

Amendment, Supplement and Waiver

Without the consent of any Holders, the Issuer, the Guarantors, the Trustee and the Collateral Agent, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, the Guarantees and the Security Documents for any of the following purposes:

(1) to evidence the succession of another Person to the Issuer or any of the Guarantors and the assumption by any such successor of the covenants of the Issuer or such Guarantor in the Indenture, the Guarantees and the Security Documents and in the notes;

(2) to add to the covenants of the Issuer for the benefit of the Holders, or to surrender any right or power herein conferred upon the Issuer;

(3) to add additional Events of Default;

(4) to provide for uncertificated notes in addition to or in place of certificated notes;

(5) to evidence and provide for the acceptance of appointment under the Indenture and the Security Documents by a successor Trustee or Collateral Agent;

(6) to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture;

(7) to add to the Collateral securing the notes, to add a Guarantor or to release a Guarantor and Collateral in accordance with the Indenture;

(8) to cure any ambiguity, defect, omission, mistake or inconsistency; provided that any such change shall not adversely affect the Holders in any material respect;

(9) to make any other provisions with respect to matters or questions arising under the Indenture; provided that such actions pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Issuer;

(10) to conform the text of the Indenture, the Security Documents or the notes to any provision of this “Description of Notes”;

(11) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the Holders of the notes, as additional security for the payment and performance of all or any portion of the Obligations under the Indenture, the notes and the Security Documents, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise;

(12) to provide for the release of Collateral from the Lien of the Indenture and the Security Documents or subordinate to such Lien when permitted or required by the Security Documents or the Indenture; or

(13) to enter into or amend the Intercreditor Agreement and/or the Security Documents (or supplement the Intercreditor Agreement and/or Security Documents) under circumstances provided therein including (x) if the Issuer incurs First Lien Obligations and/or Permitted Additional Pari Passu Obligations and (y) in connection with the refinancing of the Revolving Credit Agreement and to secure any Permitted Additional Pari Passu Obligations under the Security Documents and to appropriately include any of the foregoing in the Intercreditor Agreement and Security Documents.

With the consent of (i) the Holders of not less than a majority in aggregate principal amount of the notes then outstanding, the Issuer, the Guarantors and the Trustee may enter into an indenture or indentures supplemental to the Indenture (together with the other consents required thereby) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or the notes or of modifying in any manner the rights of the Holders of the notes under the Indenture, including the definitions therein and (ii) the holders of not less than a majority in aggregate principal amount of the notes then outstanding and the Permitted Additional Pari Passu Obligations, voting as one class, the Issuer, the Guarantors, the Trustee and the Collateral Agent may amend or otherwise modify in any manner the Security Documents or the obligations thereunder, including, without limitation, as to property that constitutes less than all or substantially all of the Collateral, release the Lien on such Collateral; provided, however, that no such supplemental indenture, modification or amendment shall, without the consent of the Holder of each note then outstanding that is affected thereby:

(1) change the Stated Maturity of any note or of any installment of interest on any note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor,

(2) reduce the percentage in aggregate principal amount of the notes then outstanding, the consent of whose Holders is required for any such supplemental indenture or amendment, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture,

(3) modify the obligations of the Issuer to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales or Excess Proceeds from an Event of Loss if such modification was done after the occurrence of such Change of Control or after the obligation to make an Asset Sale Offer has arisen, as applicable; provided that prior to the occurrence of a Change Control, the Holders of a majority in aggregate principal amount of the notes then outstanding may waive the requirement to make or complete an Offer to Purchase,

(4) subordinate, in right of payment, the notes to any other Debt of the Issuer,

(5) modify any of the provisions of this paragraph or provisions relating to waivers of past payment defaults or the rights of Holders of notes to receive payments of principal or premium, if any, on the notes, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each note then outstanding that is affected thereby, or

(6) release any Guarantees required to be maintained under the Indenture (other than in accordance with the terms of the Indenture).

In addition, any amendment to, or waiver of, the provisions of the Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the notes other than in accordance with the Indenture and the Security Documents or modifying the Intercreditor Agreement in any manner adverse in any material respect to the Holders of the notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the notes (including, for the avoidance of doubt, Additional Notes) then outstanding, voting as one class.

The Holders of not less than a majority in aggregate principal amount of the notes then outstanding may on behalf of the Holders of all the notes waive any past default under the Indenture and its consequences, except a default:

(1) in any payment in respect of the principal of (or premium, if any) or interest on any notes (including any note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Issuer), or

(2) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each note then outstanding that is affected.

Satisfaction and Discharge of the Indenture; Defeasance

The Issuer and the Guarantors may terminate the obligations under the Indenture and the Security Documents (a “Discharge”) when:

(1) either: (A) all notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date of redemption;

(2) the Issuer has paid or caused to be paid all other sums then due and payable under the Indenture by the Issuer;

(3) the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument (other than the Indenture) to which the Issuer or any of the Guarantors is a party or by which the Issuer or any of the Guarantors is bound;

(4) the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be; and

(5) the Issuer has delivered to the Trustee an Officers’ Certificate and an opinion of counsel reasonably acceptable to the Trustee, each stating that all conditions precedent under the Indenture relating to the Discharge and any redemption, if applicable, have been complied with.

The Issuer may elect, at its option, to have its obligations discharged with respect to the notes then outstanding (“legal defeasance”). Such defeasance means that the Issuer will be deemed to have paid and discharged the entire indebtedness represented by the notes then outstanding, except for:

(1) the rights of Holders of such notes to receive payments in respect of the principal of and any premium and interest on such notes when payments are due,

(2) the Issuer’s obligations with respect to such notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the Trustee,

(4) the Issuer’s right of optional redemption, and

(5) the defeasance provisions of the Indenture.

In addition, the Issuer and the Guarantors may elect, at their option, to have their obligations released with respect to the Guarantees and the Security Documents and certain covenants, including, without limitation, the obligation to make Offers to Purchase in connection with Asset Sales and any Change of Control, in the Indenture (“covenant defeasance”) and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including nonpayment, bankruptcy and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either legal defeasance or covenant defeasance with respect to notes then outstanding:

(1) the Issuer must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such notes: (A) money in an amount, or (B) U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such notes on the Stated Maturity thereof or (if the Issuer has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Issuer) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and such notes;

(2) in the case of legal defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel stating that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3) in the case of covenant defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel to the effect that the Holders of such notes then outstanding will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4) no Default or Event of Default with respect to the notes then outstanding shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(5) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which either Issuer is a party or by which either Issuer is bound; and

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

In connection with a Discharge, in the event the Issuer becomes insolvent within the applicable preference period after the date of deposit, monies held for the payment of the notes may be part of the bankruptcy estate of the Issuer, disbursement of such monies may be subject to the automatic stay of the bankruptcy code and monies disbursed to Holders may be subject to disgorgement in favor of the Issuer’s estate. Similar results may apply upon the insolvency of the Issuer during the applicable preference period following the deposit of monies in connection with legal defeasance.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a legal defeasance need not to be delivered if all notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

The Trustee

The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, is the initial paying agent and registrar for the notes. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise.

The Holders of a majority in principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders pursuant to the Indenture, unless such Holders shall have provided to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

The Indenture provides that neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness, value or protection of any Collateral (except for the safe custody of Collateral in its possession), for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any Lien in the Collateral.

No Personal Liability of Stockholders, Partners, Officers or Directors

No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Issuer or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Issuer under the notes, any Note Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes.

Governing Law

The Indenture, the notes, the Intercreditor Agreement and the Security Agreement are governed by, and will be construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized term used herein for which no definition is provided.

“Acquired Debt” means Debt of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

“Additional Interest” means all amounts, if any, payable pursuant to the provisions relating to additional interest described under the heading “The Exchange Offer” and provided for in the Registration Rights Agreement.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

“Applicable Premium” means, as calculated by the Issuer, with respect to any note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at February 15, 2014 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through February 15, 2014 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the note.

“Asset Acquisition” means:

(a) an Investment by the Issuer or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Issuer or any Restricted Subsidiary; or

(b) the acquisition by the Issuer or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and consistent with past practices.

“Asset Sale” means (x) any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Issuer or any Restricted Subsidiary to any Person (other than to the Issuer or one or more Restricted Subsidiaries) in any single transaction or series of transactions of (i) Capital Interests in another Person (other than Capital Interests in the Issuer or directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law); or (ii) any other property or assets (other than in the normal course of business, including any sale or other disposition of obsolete or permanently retired equipment and any sale of inventory in the ordinary course of business) or (y) an Event of Loss; provided, however, that the term “Asset Sale” shall exclude:

(a) any asset disposition permitted by the provisions described under “—Consolidation, Merger, Conveyance, Lease or Transfer” that constitutes a disposition of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries taken as a whole;

(b) any single transaction or series of related transactions that involve the sale of assets or sale of Capital Interests of a Restricted Subsidiary having a Fair Market Value of less than $2.5 million;

(c) sales or other dispositions of cash or Eligible Cash Equivalents;

(d) sales of interests in Unrestricted Subsidiaries;

(e) the sale and leaseback of any assets (other than Real Property that is acquired for the purpose of serving as a restaurant) within 180 days of the acquisition thereof;

(f) the sale and leaseback of any Real Property that is acquired for the purpose of serving as a restaurant within 365 days of the acquisition thereof;

(g) the disposition of assets that, in the good faith judgment of the Board of Directors or management of the Issuer, are no longer used or useful in the business of such entity;

(h) a Restricted Payment or Permitted Investment that is otherwise permitted by the Indenture;

(i) the sale or lease of equipment or inventory in the ordinary course of business;

(j) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(k) leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Issuer or any of the Restricted Subsidiaries and otherwise in accordance with the provisions of the Indenture;

(l) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(m) licensing of intellectual property in accordance with industry practice in the ordinary course of business, including, without limitation, pursuant to any franchise agreements; or

(n) an issuance of Capital Interests by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Bank Lender” means any Lender or holder of Debt under the Revolving Credit Agreement.

“Bank Product” means any services or facilities provided to the Issuer or any Guarantor by the Collateral Agent, any Bank Lender, or any of their respective Affiliates including, without limitation, Hedge Obligations.

“Board of Directors” means (i) with respect to the Issuer or any Restricted Subsidiary, its board of directors or, other than for purposes of the definition of “Change of Control,” any duly authorized committee thereof; (ii) with respect to any other corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Capital Interests” in any Person means any and all shares, interests (including preferred interests, restricted stock interests and stock options, warrants and other convertible instruments), participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Change of Control” means the occurrence of any of the following events:

(a) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, that is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person or group or Permitted Holder shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire by conversion or exercise of other securities, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Interests in the Issuer;

(b) following a Qualified Equity Offering, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Issuer (together with any new directors whose election by the Board of Directors or whose nomination for election by the equity holders of the Issuer was approved by a vote of a majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Issuer’s Board of Directors then in office; or

(c) the Issuer sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of the Issuer’s assets (determined on a consolidated basis) to any Person (other than a Person that is controlled by any of the Permitted Holders), or the Issuer consolidates with or merges into another Person or any Person consolidates with or merges into the Issuer other than pursuant to a transaction in which the holders of the Voting Interests in the Issuer immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Interests of the surviving corporation immediately after such transaction in substantially the same proportion as before the transaction.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Collateral” means all of the assets of the Issuer and the Guarantors, whether real, personal or mixed, with respect to which a Lien is granted (or purported to be granted) as security for any Obligations pursuant to the notes and the Note Guarantees and any Permitted Additional Pari Passu Obligations (including proceeds and products thereof).

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, the following to the extent deducted in computing such Consolidated Net Income:

(1) Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses); plus

(2) the Consolidated Interest Expense of such Person and the Restricted Subsidiaries for such period; plus

(3) the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other Consolidated Non-cash Charges, including straight line rent expense and pension expense, to the extent non-cash; plus

(4) Preopening Costs associated with new restaurant store openings, not to exceed $300,000 in the aggregate per restaurant; minus

(5) non-cash items increasing such Consolidated Net Income, other than (a) the accrual of revenue or recording of receivables in the ordinary course of business and (b) reversals of prior accruals or reserves for cash items previously excluded in computing depreciation, amortization or Consolidated Non-cash Charges.

“Consolidated EBITDAR” means, with respect to the Issuer and its Restricted Subsidiaries for any period, the Consolidated EBITDA of such Person for such period plus Net Rent.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of the aggregate amount of Consolidated EBITDA of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four-Quarter Period”) to the aggregate amount of Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect, on a pro forma basis for the period of such calculation, to any Asset Sales or Asset Acquisitions, investments and discontinued operations (as determined in accordance with GAAP) and designations of any Restricted Subsidiary to be an Unrestricted Subsidiary or any Unrestricted Subsidiary to be a Restricted Subsidiary occurring during the Four-Quarter Period or any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale (including any associated repayment of Debt) or Asset Acquisition (including the incurrence or assumption of any associated Acquired Debt), investment, disposed operation or designation occurred on the first day of the Four-Quarter Period. For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X promulgated under the Securities Act.

The Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis as if any such Debt being Incurred (including any other Debt being Incurred contemporaneously), and any other Debt Incurred since the beginning of the Four-Quarter Period, had been Incurred and the proceeds thereof had been applied at the beginning of the Four-Quarter Period, and any other Debt repaid since the beginning of the Four-Quarter Period had been repaid at the beginning of the Four-Quarter Period; provided that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, the aggregate outstanding amount under the Revolving Credit

Agreement shall be based on the average daily outstanding principal balance under such facility during the applicable Four-Quarter Period. Furthermore, interest on Debt determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Debt of a third Person, the above clause shall give effect to the incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly incurred or otherwise assumed such Guaranteed Debt.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

(i) Consolidated Interest Expense; and

(ii) the product of (a) all dividends and other distributions paid or accrued (other than dividends or other distributions paid or accruing in Qualified Capital Interests) during such period in respect of Redeemable Capital Interests of such Person and its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes and state franchise taxes of such Person and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(i) the interest expense of such Person and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a) any amortization of debt discount;

(b) the net cost under non-speculative Hedging Obligations (including any amortization of discounts);

(c) the interest portion of any deferred payment obligation;

(d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar activities; and

(e) all accrued interest; plus

(ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and the Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; plus

(iii) the interest expense on any Debt guaranteed by such Person and the Restricted Subsidiaries; plus

(iv) all capitalized interest of such Person and the Restricted Subsidiaries for such period;

provided, however, that Consolidated Interest Expense will exclude the amortization or write-off of debt issuance costs and deferred financing fees, commissions, fees and expenses. In addition, for purposes of calculating “Consolidated Interest Expense,” the Sale and Leaseback Transactions relating to the Lease Financing Obligations shall be treated as Sale and Leaseback Transactions and not financing transactions as described under the definition of “Consolidated Net Income” below.

“Consolidated Lease Adjusted Secured Leverage Ratio” means, with respect to any Person, the ratio of (1) the aggregate amount of Secured Debt of such Person and its Restricted Subsidiaries as of the Transaction

Date (determined on a consolidated basis in accordance with GAAP) plus 8.0x Net Rent for the Four-Quarter Period to (2) Consolidated EBITDAR for the Four-Quarter Period.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and the Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication:

(i) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto), income, expenses or charges;

(ii) the portion of net income of such Person and the Restricted Subsidiaries allocable to minority interest in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not or could not have been actually been received by such Person or one of the Restricted Subsidiaries;

(iii) gains or losses in respect of any Asset Sales after the Issue Date by such Person or one of the Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(iv) solely for purposes of determining the amount available for Restricted Payments under clause (c) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the net income of any Restricted Subsidiary (other than a Guarantor) or such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders;

(v) any fees and expenses, including deferred finance costs, paid in connection with the issuance of the notes, documentation and establishment of the Revolving Credit Agreement and consummation of the Transactions and the Spin-Off;

(vi) non-cash compensation expense incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary; and

(vii) any gain or loss realized as a result of the cumulative effect of a change in accounting principles.

In addition, for purposes of calculating “Consolidated Net Income,” the Sale and Leaseback Transactions relating to the Lease Financing Obligations shall be treated as Sale and Leaseback Transactions and not financing transactions (including, without limitation, treating any leases relating to such Lease Financing Obligations as operating leases, i.e. (A) reducing depreciation expense for the property and plant subject to the Lease Financing Obligations as if they were Sale and Leaseback Transactions and (B) characterizing the lease payments as rent expense for the restaurants under Sale and Leaseback Transactions instead of principal repayments and interest expense under a financing transaction).

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate non-cash charges and expenses of such Person and the Restricted Subsidiaries reducing Consolidated Net Income of such Person and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding depreciation and amortization and excluding any such charges constituting an extraordinary item or loss or any charge which requires an accrual of or a reserve for cash charges for any future period and including any non-cash charges relating to abandonment of assets or reserves related thereto).

In addition to and without limitation of the foregoing, for purposes of this definition, “Secured Debt” and “Consolidated EBITDAR” shall be calculated on a pro forma basis as if any such Secured Debt being Incurred (including any other Debt being Incurred contemporaneously), and any other Secured Debt Incurred since the beginning of the Four-Quarter Period, had been Incurred and the proceeds thereof had been applied at the beginning of the Four-Quarter Period, and any other Debt repaid since the beginning of the Four-Quarter Period had been repaid at the beginning of the Four-Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Debt of a third Person, the above clause shall give effect to the incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly incurred or otherwise assumed such Guaranteed Debt.

“Credit Facility” means one or more debt facilities, including the Revolving Credit Agreement or other financing arrangements (including without limitation commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as, as amended, extended, renewed, restated, supplemented, replaced (whether or not upon termination and whether with the original lenders, institutional investors or otherwise), refinanced (including through the issuance of debt securities), restructured or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Debt incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Facility or a successor Credit Facility, whether by the same or any other agent, lender or group of lenders (or institutional investors).

“Debt” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following, if and to the extent the following items (other than clauses (iii), (vi), (vii), and (viii) below) would appear as liabilities on a balance sheet of such Person prepared in accordance with GAAP: (i) all indebtedness of such Person for money borrowed or for the deferred purchase price of property which is due and payable in accordance with the agreement governing such purchase and which is not paid on the date due and payable (excluding any trade payables, trade accounts payable or other current liabilities incurred in the ordinary course of business, accrued expenses and any obligations to pay a contingent purchase price as long as such obligation remains contingent); (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations of such Person for the reimbursement of any obligor on any letters of credit (other than letters of credit that are secured by cash or Eligible Cash Equivalents), bankers’ acceptances or similar facilities (other than obligations with respect to letters of credit, banker’s acceptances or similar facilities securing obligations (other than obligations described under (i) and (ii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit and banker’s acceptances or similar facilities are not drawn upon, or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit, banker’s acceptance or similar facility; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person which is due and payable in accordance with the agreement governing such purchase and which is not paid on the date due and payable (excluding trade accounts payable arising in the ordinary course of business, deemed expenses and excluding any obligations to pay a contingent purchase price as long as such obligation remains contingent, subject to the penultimate paragraph of this definition); (v) all Capital Lease Obligations of such Person (but excluding obligations under operating leases); (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person at the time of determination (but excluding any accrued dividends); (vii) net Obligations under any Hedging Obligations of such Person at the time of determination; and (viii) all obligations of the types referred to in clauses (i) through (vii) of this definition of another Person and all dividends and other distributions of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt, dividends or other distributions. For purposes of the foregoing: (a) the maximum fixed repurchase price of any Redeemable Capital Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests as if such Redeemable Capital Interests were repurchased on any date on which Debt shall be required to be determined pursuant to the Indenture; provided, however, that, if such Redeemable Capital Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests; (b) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (viii)(A) above shall be the maximum liability under any such Guarantee; (d) the amount of any Debt described in clause (viii)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; and (e) interest, fees, premium, and expenses and additional payments, if any, will not constitute Debt.

Notwithstanding the foregoing, in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, the term “Debt” will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that such amount would not be required to be reflected as a liability on the face of a balance sheet prepared in accordance with GAAP.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Discharge of First Lien Obligations” means, subject to any reinstatement of First Lien Obligations in accordance with the Intercreditor Agreement, (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding at the rate provided for in the respective First Lien Document, whether or not such interest would be allowed in any such Insolvency or Liquidation Proceeding) and premiums, if any, of all First Lien Obligations under the First Lien Documents and termination of all commitments of the holders of the First Lien Obligations to lend or otherwise extend credit under the First Lien Documents, (b) payment in full in cash of all other First Lien Obligations (including letter of credit reimbursement obligations) due or otherwise owing at or prior to the time such principal, interest, and premiums are paid, (c) termination or cash collateralization (in an amount and manner, and on terms, reasonably satisfactory to the First Lien Agent) of all letters of credit issued or arranged under the First Lien Credit Documents and (d) termination, repayment or cash collateralization of all Bank Products in an amount, and on terms, reasonably satisfactory to the First Lien Agent (other than with respect to any Bank Products that, at such time, are allowed by the applicable Bank Lender or its Affiliates to remain outstanding without being required to be repaid or cash collateralized.)

“Eligible Bank” means a bank or trust company that (i) is organized and existing under the laws of the United States of America, or any state, territory or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500.0 million and (iii) the senior Debt of such bank or trust company is rated at least “A-2” by Moody’s or at least “A” by Standard & Poor’s.

“Eligible Cash Equivalents” means any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank; provided that such Investments have a maturity date not more than two years after date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof; provided that such Investments mature, or are subject to tender at the option of the holder thereof within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from Standard & Poor’s or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Issuer; provided that such Investments have one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s at the time of their acquisition and mature within 180 days after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi) above; and (viii) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) above denominated in Euros or any other foreign currency comparable in credit quality and tender to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, all as determined in good faith by the Issuer.

“Equity Offering” means (i) an underwritten public equity offering of Qualified Capital Interests pursuant to an effective registration statement under the Securities Act of the Issuer, or any direct or indirect parent company of the Issuer but only to the extent contributed to the Issuer or any successor to the Issuer in the form of Qualified Capital Interests, other than any public offerings registered on Form S-8, or (ii) a private equity offering of Qualified Capital Interests of the Issuer, or any direct or indirect parent company of the Issuer but only to the extent contributed to the Issuer or any successor to the Issuer in the form of Qualified Capital Interests.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral, any of the following:

(i) any loss, destruction or damage of such property or asset;

(ii) any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(iii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset;

(iv) any settlement in lieu of clauses (ii) or (iii) above; or

(v) any loss as a result of a title event or claim against the title insurance company insuring such property.

“Excess First Lien Obligations” means the sum of (a) the portion of the principal amount of the loans outstanding under the First Lien Documents and the undrawn amount of outstanding letters of credit that is in excess of the Maximum First Lien Principal Indebtedness, plus (b) the portion of interest and fees that accrues or is charged with respect to that portion of the principal amount of the loans and letters of credit described in clause (a) of this definition.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof, as determined in good faith by the Issuer, or, in the event of an exchange of assets with a Fair Market Value in excess of $2.5 million, determined in good faith by the Board of Directors of the Issuer.

“First Lien Credit Documents” means the Revolving Credit Agreement, each other Credit Facility (to the extent that such Credit Facility provides for or evidences First Lien Obligations), the other Loan Documents (as defined in the Revolving Credit Agreement or any such other Credit Facility), and each of the other agreements, documents and instruments providing for or evidencing any other First Lien Obligation and any other document or instrument executed or delivered at any time in connection with any First Lien Obligation (including any intercreditor or joinder agreement among holders of First Lien Obligations but excluding documents governing secured hedging and cash management obligations), to the extent such are effective at the relevant time, as each may be amended, modified, restated, supplemented, replaced or refinanced from time to time.

“First Lien DIP Amount” means, after the commencement of an Insolvency or Liquidation Proceeding by any Grantor, $10,000,000.

“First Lien Documents” means the First Lien Credit Documents and any and all other documents governing the First Lien Obligations (including documents related to Bank Products).

“First Lien Obligations” means (i) all Obligations, and all letters of credit and bankers’ acceptances issued or arranged (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder), under the Revolving Credit Agreement or under any other document relating to the Revolving Credit Agreement, (ii) all Obligations under (and as defined in) any other Credit Facility and under any other document relating to such Credit Facility (to the extent that the Obligations under such Credit Facility are designated by the Issuer as “First Lien Obligations” for purposes of the Indenture), (iii) all Bank Products and (iv) including, after an Insolvency or Liquidation Proceeding, Obligations with respect to the First Lien DIP Amount; provided that Excess First Lien Obligations shall not constitute First Lien Obligations for purposes of the Indenture or First Lien Priority Indebtedness for purposes of the Intercreditor Agreement. “First Lien Obligations” shall in any event include: (a) all interest accrued or accruing, or which would accrue, absent commencement of an Insolvency or Liquidation Proceeding (and the effect of provisions such as Section 502(b)(2) of the Bankruptcy Code), on or after the commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant First Lien Document, whether or not the claim for such interest is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding, (b) any and all fees and expenses (including attorneys’ or financial consultants’ fees and expenses) incurred by the First Lien Agent and the holders of the First Lien Obligations on or after the commencement of an Insolvency or Liquidation Proceeding, whether or not the claim for fees and expenses is allowed or allowable under Section 502 or 506(b) of the Bankruptcy Code or any other provision of the Bankruptcy Code or any similar federal, state or foreign law for the relief of debtors as a claim in such Insolvency or Liquidation Proceeding, and (c) all obligations and liabilities of the Issuer and each Guarantor under each First Lien Document to which it is a party which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due and payable.

“First Priority Liens” means all Liens that secure the First Lien Obligations.

“Foreign Subsidiary” means any Subsidiary of the Issuer organized under the laws of any jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Four-Quarter Period” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Guarantee” means, as applied to any Debt of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such Debt of another Person (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing).

“Hedging Obligation” means, with respect to any Person, the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement, (2) agreements or arrangements to manage fluctuations in currency exchange rates or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement.

“Holder” means a Person in whose name a note is registered in the security register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person. Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Issuer shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Issuer. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee by any of the Issuer or Restricted Subsidiaries of Debt Incurred by the Issuer or any Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt. In addition, the following shall not be deemed a separate Incurrence of Debt:

(1) accrual of interest, amortization or accretion of debt discount or accretion of principal;

(2) the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms or the accretion or accumulation of dividends on any Capital Interests;

(3) the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

(4) unrealized losses or charges in respect of Hedging Obligations.

“Initial Purchasers” means Wells Fargo Securities, LLC and Jefferies & Company, Inc.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Issuer or any of the Guarantors, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Issuer or any of the Guarantors or with respect to a material portion of its respective assets, (c) any liquidation, dissolution (other than as permitted by the Revolving Credit Agreement and related documents and the Indenture and Security Documents), reorganization or winding-up of the Issuer or any of the Guarantors, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Issuer or any of the Guarantors.

“Intercreditor Agreement” means the intercreditor agreement dated as of the Issue Date among the First Lien Agent and the Collateral Agent as it may be amended from time to time in accordance with the Indenture.

“Investment” by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; and (ii) the purchase, acquisition or Guarantee of the obligations of another Person or the issuance of a “keep-well” with respect thereto; but shall exclude: (a) accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices; (b) the acquisition of property, assets and services from suppliers and other vendors in the normal course of business; and (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business. Except as otherwise specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to a Designation as described under “Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries” shall be the Designation Amount determined in accordance with such covenant. If the Issuer or any of its Subsidiaries sells or otherwise disposes of any Capital Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Capital Interests of any all other Investments in such Subsidiary not sold or disposed of, which amount shall be determined in good faith by the Board of Directors of the Issuer. For the avoidance of doubt, any payments (i) pursuant to any Guarantee previously incurred in compliance with the Indenture or (ii) pursuant to the Transition Services Agreement, in each case shall not be deemed to be Investments by any of the Issuer or Restricted Subsidiaries.

“Issue Date” means the date on which the outstanding notes were originally issued under the Indenture.

“Lease Financing Obligations” means the lease financing obligations related to Real Property leases entered into in connection with Sale and Leaseback Transactions in an aggregate amount of $123.0 million as of April 3, 2011, and any lease financing obligations that arise with respect to the reclassification of Sale and Leaseback Transactions entered into prior to or after the Issue Date; provided that such reclassification is the result of (i) a change in GAAP accounting rules or interpretive releases or literature or (ii) any requirements by the independent auditors of the Issuer.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance or other security agreement on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Management Services Agreement” means the Management Services Agreement dated as of the Issue Date among Carrols Corporation and the Issuer as in effect on the Issue Date, together with any amendments or modifications thereto that are not materially adverse to Holders of the notes (it being understood that any amendment or modification increasing the annual fee payable thereunder to an amount not to exceed the amount permitted pursuant to subclause (i) of clause (10) of the second paragraph under “Certain Covenants—Limitation on Transactions with Affiliates” shall be deemed not materially adverse to holders of the notes).

“Maximum First Lien Principal Debt” means Debt, including letters of credit, under the First Lien Credit Documents (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) in an aggregate principal amount not to exceed the amount of Debt permitted under clause (i) of the definition of “Permitted Debt” (as set forth in the Indenture as in effect on the Issue Date) plus, after and Insolvency or Liquidation Proceeding, the First Lien DIP Amount. For the avoidance of doubt, for the purposes of this definition only, Bank Products shall not be considered Debt under the First Lien Credit Documents.

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of: (i) all reasonable out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale; (iii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Issuer or Restricted Subsidiaries) in connection with such Asset Sale (other than in the case of Collateral, any Lien which does not rank prior to the Liens in the Collateral granted to the Collateral Agent pursuant to the Indenture and the Security Documents); and (iv) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

“Net Rent” means, for the Issuer and the Restricted Subsidiaries for any period, the aggregate rent expense (excluding common area maintenance charges and taxes) for the Issuer and the Restricted Subsidiaries for such period other than (1) rent expense under vehicle, machinery, airplane and other equipment leases, (2) Capitalized Lease Obligations and (3) synthetic lease obligations, minus rental income received from franchisees and third parties during such period including without limitation, pursuant to (i) leases of owned Real Property to franchisees and/or third parties, (ii) subleases to such franchisees or third parties, as the case may be, and (iii) leases that have been assigned to such franchisees or third parties, as the case may be, in which the Issuer and the Restricted Subsidiaries, as applicable, remains liable for the payment of rent under such lease to the extent that rent payments are actually made, all as determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, for purposes of calculating “Net Rent,” the Sale and Leaseback Transactions relating to the Lease Financing Obligations shall be treated as Sale and Leaseback Transactions and not financing transactions (including, without limitation, treating any leases relating to such Lease Financing Obligations as operating leases, i.e. (A) reducing depreciation expense for the property and plant subject to the Lease Financing Obligations as if they were Sale and Leaseback Transactions and (B) characterizing the lease payments as rent expense for the restaurants under Sale and Leaseback Transactions instead of principal repayments and interest expense under a financing transaction) as set forth in the definition of “Consolidated Net Income” and the rent thereunder shall be included in the calculation of “Net Rent.”

“Non-Recourse Debt” means Debt:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both, any holder of any other Debt (other than the notes) of the Issuer or any Restricted Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, expenses, costs, indemnification, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, expenses, costs, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Issuer by first-class mail, postage prepaid, to each Holder at his address appearing in the security register on the date of the Offer, offering to purchase up to the aggregate principal amount of notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of notes within five business days after the Expiration Date. The Issuer shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Issuer’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Issuer or, at the Issuer’s request and provision of such notice information, by the Trustee in the name and at the expense of the Issuer. The Offer shall contain all instructions and materials necessary to enable such Holders to tender notes pursuant to the Offer to Purchase. The Offer shall also state:

(1) the section of the Indenture pursuant to which the Offer to Purchase is being made;

(2) the Expiration Date and the Purchase Date;

(3) the aggregate principal amount of the notes then outstanding offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the “Purchase Amount”);

(4) the purchase price to be paid by the Issuer for each $1,000 principal amount of notes accepted for payment (as specified pursuant to the Indenture);

(5) that the Holder may tender all or any portion of the notes registered in the name of such Holder and that any portion of a note tendered must be tendered in a minimum amount of $2,000 principal amount;

(6) the place or places where notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7) that, unless the Issuer defaults in making such purchase, any note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any note not tendered or tendered but not purchased by the Issuer pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8) that, on the Purchase Date, the Purchase Price will become due and payable upon each note accepted for payment pursuant to the Offer to Purchase;

(9) that each Holder electing to tender a note pursuant to the Offer to Purchase will be required to surrender such note or cause such note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such note being, if the Issuer or the Trustee so require, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of notes tendered if the Issuer (or its paying agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the notes the Holder tendered, the certificate number of the note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11) that (a) if notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase all such notes and (b) if notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (including with respect to Permitted Additional Pari Passu Obligations required to be purchased in connection therewith, and with such adjustments as may be deemed appropriate so that only notes in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof shall remain outstanding following such purchase); and

(12) if applicable, that, in the case of any Holder whose note is purchased only in part, the Issuer shall execute, and the Trustee shall authenticate and deliver to the Holder of such note without service charge, a new note or notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the notes so tendered.

“Officers’ Certificate” means a certificate signed by two officers of the Issuer or a Guarantor, as applicable, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Issuer or such Guarantor, as applicable.

“Permitted Additional Pari Passu Obligations” means obligations under any Additional Notes or other Debt secured by liens pari passu with the notes on the Collateral in compliance with clause (b)(ii) under the definition of “Permitted Liens”; provided that (i) the representative of such Permitted Additional Pari Passu Obligations executes a joinder agreement to the Security Agreement and the Intercreditor Agreement, in each case in the form attached thereto agreeing to be bound thereby and (ii) the Issuer has designated such Debt as “Permitted Additional Pari Passu Obligations” under the Security Agreement and the Intercreditor Agreement, if applicable.

“Permitted Business” means any business similar in nature to any business conducted by the Issuer and the Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to the business conducted by the Issuer and the Restricted Subsidiaries on the Issue Date or a reasonable extension, development or expansion thereof, in each case, as determined in good faith by the Board of Directors of the Issuer.

“Permitted Collateral Liens” means:

(i) Liens securing the notes outstanding on the Issue Date, Refinancing Debt with respect to such notes, the Guarantees relating thereto and any Obligations with respect to such notes, Refinancing Debt and Guarantees;

(ii) Liens securing First Lien Obligations and Permitted Additional Pari Passu Obligations permitted to be incurred pursuant to the Indenture and Refinancing Debt with respect to such First Lien Obligations and Permitted Additional Pari Passu Obligations; provided that any such Liens granted by the Issuer or any Restricted Subsidiary pursuant to this clause (ii) are subject to the Intercreditor Agreement;

(iii) Liens existing on the Issue Date (other than Liens specified in clause (i) above) and any extension, renewal, refinancing or replacement thereof so long as such extension, renewal, refinancing or replacement does not extend to any other property or asset and does not increase the outstanding principal amount thereof (except by the amount of any premium or fee paid or payable or original issue discount in connection with such extension, renewal, replacement or refinancing plus fees and expenses); and

(iv) Liens described in clauses (b), (c), (d), (e), (f), (g), (i), (j), (k), (l), (m), (n), (o), (p), (r) and (s) of the definition of “Permitted Liens.”

“Permitted Holders” means each of: (i) Carrols Restaurant Group, Inc. and any of its Subsidiaries (but only for so long as the Issuer continues to be a Subsidiary of Carrols Restaurant Group, Inc.); (ii) Alan Vituli, Tim Taft and executives of the Issuer or Carrols Restaurant Group, Inc. on July 28, 2011 listed under “Management” in the offering memorandum relating to the initial offering of the outstanding notes; (iii) Jefferies Capital Partners IV L.P., Jefferies Employee Partners IV LLC and JCP Partners IV LLC and their Affiliates; (iv) for the individuals named in (ii) above, each of his or her spouse, siblings, ancestors, descendants (whether by blood, marriage or adoption, and including stepchildren) and the spouses, siblings, ancestors and descendants thereof (whether by blood, marriage or adoption, and including stepchildren) of such natural persons, the beneficiaries, estates and legal representatives of any of the foregoing, the trustee of any bona fide trust of which any of the foregoing, individually or in the aggregate, are the majority in interest beneficiaries or grantors, and any corporation, partnership, limited liability company or other Person in which any of the foregoing, individually or in the aggregate, own or control a majority in interest; (v) for the entity named in (iii) above, any investment fund controlled by or under common control with Jefferies Capital Partners; and (vi) any Affiliates controlled by the Persons named in clauses (ii) and (iii) above.

“Permitted Investments” means:

(a) Investments in existence on the Issue Date;

(b) Investments required pursuant to any agreement or obligation of the Issuer or Restricted Subsidiaries, in effect on the Issue Date, to make such Investments;

(c) Eligible Cash Equivalents;

(d) Investments in property and other assets owned or used by the Issuer or Restricted Subsidiaries in the operation of a Permitted Business;

(e) Investments by the Issuer or Restricted Subsidiaries in the Issuer or Restricted Subsidiaries and guarantees by the Issuer or Restricted Subsidiaries of Debt of the Issuer or a Restricted Subsidiary of Debt otherwise permitted by the covenant described under “—Certain Covenants—Limitation on Incurrence of Debt” or of other obligations of the Issuer or a Restricted Subsidiary otherwise permitted hereunder;

(f) Investments by the Issuer or Restricted Subsidiaries in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound up into, the Issuer or a Restricted Subsidiary;

(g) Hedging Obligations entered into to manage interest rates, commodity prices and currency exchange rates (and not for speculative purposes) and other Bank Products;

(h) Investments received in settlement of obligations owed to the Issuer or Restricted Subsidiaries, as a result of bankruptcy or insolvency proceedings, upon the foreclosure or enforcement of any Lien in favor of the Issuer or Restricted Subsidiaries, or in settlement of litigation, arbitration or other disputes;

(i) Investments by the Issuer or Restricted Subsidiaries not otherwise permitted under this definition, in an aggregate amount not to exceed $10.0 million at any one time outstanding;

(j) (A) loans and advances (including for travel and relocation) to employees in an amount not to exceed $2.5 million in the aggregate at any one time outstanding, (B) loans or advances against, and repurchases of Capital Interests and options of the Issuer and the Restricted Subsidiaries held by management and employees in connection with any stock option, deferred compensation or similar benefit plans approved by the Board of Directors (or similar governing body) and otherwise issued in accordance with the terms of the Indenture and (C) loans or advances to management and employees to pay taxes in respect of Capital Interests issued under stock option, deferred compensation or similar benefit plans in an amount not to exceed $2.5 million in the aggregate at any one time outstanding; and

(k) any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “—Certain Covenants—Limitation on Asset Sales” or any other disposition of Property not constituting an Asset Sale.

“Permitted Liens” means:

(a) Liens existing on the Issue Date;

(b) Liens that secure Obligations:

(i) in respect of any First Lien Obligations not to exceed the amount permitted to be incurred pursuant to clause (i) of the definition of “Permitted Debt”; provided that in the event the Issuer obtains any revolving credit commitments under any Credit Facility, all Liens securing such commitments shall, for purposes of this clause (b)(i), be deemed to be incurred pursuant to this clause (b)(i) at the time of obtaining such commitments regardless of when any borrowings, repayments or reborrowings under such commitments are made; provided, further, that Liens under this clause (b)(i) are subject to the provisions of the Intercreditor Agreement;

(ii) in respect of any Permitted Additional Pari Passu Obligations in an amount such that at the time of incurrence and after giving pro forma effect thereto, the Consolidated Lease Adjusted Secured Leverage Ratio would be no greater than 5.00 to 1.00; provided, further, that Liens under this clause (b)(ii) are subject to the provisions of the Intercreditor Agreement;

(iii) incurred pursuant to clause (vii) or clause (viii) of the definition of “Permitted Debt.”

(c) any Lien for taxes or assessments or other governmental charges or levies not yet delinquent more than 30 days (or which, if so due and payable, are being contested in good faith and for which adequate reserves are being maintained to the extent required by GAAP);

(d) any carrier’s, warehousemen’s, materialmen’s, mechanic’s, landlord’s or other similar Liens arising by law for sums not then due and payable more than 30 days after giving effect to any applicable grace period (or which, if so due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP);

(e) minor survey exceptions, minor imperfections of title, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f) pledges or deposits (i) in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure other types of statutory obligations or the requirements of any official body, or (ii) to secure the performance of tenders, bids, surety or performance bonds, appeal bonds, leases, purchase, construction, sales or servicing contracts and other similar obligations Incurred in the normal course of business consistent with industry practice; or (iii) to obtain or secure obligations with respect to letters of credit, banker’s acceptances, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Code in connection with a “plan” (as defined in ERISA) or (iv) arising in connection with any attachment unless such Liens are in excess of $5.0 million in the aggregate and shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(g) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or Restricted Subsidiaries or becomes a Restricted Subsidiary or on property acquired by the Issuer or Restricted Subsidiaries (and in each case not created or Incurred in anticipation of such transaction), including Liens securing Acquired Debt permitted under the Indenture; provided that such Liens are not extended to the property and assets of the Issuer or Restricted Subsidiaries other than the property or assets acquired;

(h) Liens securing Debt of a Guarantor owed to and held by the Issuer or Guarantors;

(i) other Liens (not securing Debt) incidental to the conduct of the business of the Issuer or Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of such assets or materially impair the operation of the business of the Issuer or the Restricted Subsidiaries;

(j) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (a) and (g); provided that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not greater than the sum of the outstanding principal amount of the refinanced Debt plus any fees and expenses, including premiums or original issue discount related to such extension, renewal, refinancing or refunding;

(k) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods incurred in the ordinary course of business;

(l) Liens to secure Capital Lease Obligations or Purchase Money Debt permitted to be Incurred pursuant to clause (viii) of the definition of “Permitted Debt” covering only the assets financed by or acquired with such Debt;

(m) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(n) Liens securing Debt Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to other property owned by such Person or any of the Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and any proceeds thereof), and the Debt (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(o) Liens on property or shares of Capital Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that (i) the Liens may not extend to any other property owned by such Person or any of the Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto and proceeds thereof) and (ii) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary;

(p) Liens securing judgments for the payment of money not constituting an Event of Default under clause (7) under the caption “Events of Default and Remedies” so long any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(q) Liens on the Collateral granted under the Security Documents in favor of the Collateral Agent to secure the notes and the Guarantees and the other Permitted Additional Pari Passu Obligations;

(r) Liens securing Hedging Obligations that are otherwise permitted under the Indenture; provided that such Liens are subject to the provisions of the Intercreditor Agreement;

(s) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business or pursuant to a disposition otherwise permitted hereunder which do not materially interfere with the ordinary conduct of the business of the Issuer or any Restricted Subsidiaries and do not secure any Debt;

(t) Liens securing Debt or other obligations, as measured by principal amount, which, when taken together with the principal amount of all other Debt secured by Liens (excluding Liens permitted by clauses (a) through (s) above) at the time of determination, does not exceed $20.0 million in the aggregate at any one time outstanding; and

(u) any extensions, substitutions, replacements or renewals of the foregoing.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preopening Costs” means “start-up costs” (such term used herein as defined in SOP 98-5 published by the American Institute of Certified Public Accountants) related to the acquisition, opening and organizing of new restaurants, including, without limitation, the cost of feasibility studies, staff training and recruiting and travel costs for employees engaged in such start-up activities.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Interests in any other Person.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Debt” means Debt

(i) Incurred to finance the purchase, lease or construction (including additions, repairs and improvements thereto) of any assets (other than Capital Interests) of such Person or any Restricted Subsidiary; and

(ii) that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed (and assets or property affixed or appurtenant thereto and any proceeds thereof); and

in either case that does not exceed 100% of the cost and to the extent the purchase or construction prices for such assets are or should be included in “addition to property, plant or equipment” in accordance with GAAP.

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.

“Qualified Equity Offering” means an underwritten primary public equity offering of Qualified Capital Interests of Issuer (or any direct or indirect parent company of the Issuer but only to the extent contributed to the Issuer or any successor thereto in the form of Qualified Capital Interests) pursuant to an effective registration statement under the Securities Act, other than a registered offering on Form S-8.

“Real Property” means, collectively, all right, title and interests (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt of such Person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests. Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require any of the Issuer or Restricted Subsidiaries to repurchase such equity security upon the occurrence of a Change of Control, Qualified Equity Offering or an Asset Sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that the Issuer or Restricted Subsidiary may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments.” The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Issuer and the Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends.

“Refinancing Debt” means Debt that refunds, refinances, defeases, renews, replaces or extends any Debt permitted to be incurred by any of the Issuer or Restricted Subsidiaries pursuant to the terms of the Indenture (including the notes), whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that:

(i) the Refinancing Debt is subordinated to the notes to at least the same extent as the Debt being refunded, refinanced, defeased, renewed, replaced or extended, if such Debt was subordinated to the notes,

(ii) the Refinancing Debt has a Stated Maturity either (a) no earlier than the Debt being refunded, refinanced or extended or (b) at least 91 days after the maturity date of the notes,

(iii) the Refinancing Debt has a weighted average life to maturity at the time such Refinancing Debt is Incurred that is equal to or greater than the weighted average life to maturity of the Debt being refunded, refinanced, defeased, renewed, replaced or extended,

(iv) such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount, as such) then outstanding under the Debt being refunded, refinanced, defeased, renewed, replaced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting optional prepayment provisions on such Debt being refunded, refinanced, defeased, renewed, replaced or extended and (c) the amount of reasonable and customary fees, expenses and costs related to the Incurrence of such Refinancing Debt, and

(v) such Refinancing Debt shall not include (x) Debt of a Restricted Subsidiary that is not a Guarantor that refinances Debt of the Issuer or a Guarantor or (y) Debt of the Issuer or a Restricted Subsidiary that refinances Debt of an Unrestricted Subsidiary.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated the Issue Date, by and among the Issuer, the Guarantors and the Initial Purchasers.

“Restricted Payment” is defined to mean any of the following:

(a) any dividend or other distribution declared and paid on the Capital Interests in the Issuer or on the Capital Interests in any Restricted Subsidiary that are held by, or declared and paid to, any Person other than the Issuer or a Restricted Subsidiary; provided that the following shall not be “Restricted Payments”:

(i) dividends, distributions or payments, in each case, made solely in Qualified Capital Interests in the Issuer; and

(ii) dividends or distributions payable to the Issuer or a Restricted Subsidiary or to other holders of Capital Interests of a Restricted Subsidiary on a pro rata basis;

(b) any payment made by the Issuer or any of the Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in the Issuer or any of the Restricted Subsidiaries, including any issuance of Debt, in exchange for such Capital Interests or the conversion or exchange of such Capital Interests into or for Debt other than any such Capital Interests owned by the Issuer or any Restricted Subsidiary;

(c) any payment made by the Issuer or any of the Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Issuer) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), (i) prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of the Issuer or any Guarantor that is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the notes or Note Guarantees (excluding any Debt owed to the Issuer or any Restricted Subsidiary); except (x) payments of principal in anticipation of satisfying a sinking fund obligation, scheduled maturity or mandatory redemption date, in each case, within one year of the due date thereof and (y) any payments in respect of Debt to the extent the issuance of such Debt was a Restricted Payment and (ii) any Debt which would have constituted a Restricted Payment under clause (b) above;

(d) any Investment by the Issuer or a Restricted Subsidiary in any Person, other than a Permitted Investment; and

(e) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Issuer that has not been designated as an “Unrestricted Subsidiary” in accordance with the Indenture.

“Revolving Credit Agreement” means that certain revolving credit agreement, dated the Issue Date, by and among Wells Fargo Bank, National Association, as administrative agent, collateral agent, syndicating agent and a lender, the revolving credit lenders named therein, Fiesta Restaurant Group, Inc., as the borrower, the domestic subsidiaries of the borrower from time to time party thereto as guarantors, Wells Fargo Securities, LLC, as sole lead arranger, together with all related notes, letters of credit, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part from time to time including by or pursuant to any agreement or instrument that extends the maturity of any Debt thereunder, or increases the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause (i) of the definition of the term “Permitted Debt”), or adds Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers or debt holders.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by the Issuer or a Restricted Subsidiary and is thereafter leased back by the Issuer or a Restricted Subsidiary.

“Second Lien Obligations” means the Debt Incurred and Obligations under the Indenture and any Permitted Additional Pari Passu Obligations.

“Second Priority Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Second Lien Obligations, including, without limitation, any Permitted Additional Pari Passu Obligations.

“Secured Debt” means any Debt of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Security Agreement” means the security agreement to be dated as of the Issue Date between the Collateral Agent, the Issuer and the Guarantors granting, among other things, a Lien on the Collateral subject to Permitted Collateral Liens and Permitted Liens, in each case in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the notes and the holders of any Permitted Additional Pari Passu Obligations, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Security Documents” means the Security Agreement, the Mortgages with respect to the Real Property, the Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the notes and the holders of any other Permitted Additional Pari Passu Obligations, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act, but shall not include any Unrestricted Subsidiary.

“Spin-Off” means the spin-off of the Capital Interests of the Issuer to the shareholders of Carrols Restaurant Group, Inc. as generally described in this prospectus.

“Stated Maturity,” when used with respect to (i) any note or any installment of interest thereon, means the date specified in such note as the fixed date on which the principal amount of such note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable, including any date upon which a repurchase at the option of the holders of such Debt is required to be consummated.

“Subsidiary” means, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Voting Interests therein is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Transactions” means the issuance of the outstanding notes on the Issue Date, the entry into the Revolving Credit Agreement on the Issue Date, the repayment of the existing Debt in connection with the refinancing, the payment of fees and expenses in connection with the refinancing and the transactions related thereto.

“Transition Services Agreement” means the Transition Services Agreement among Carrols Restaurant Group, Inc., Carrols Corporation and the Issuer entered into in connection with the consummation of the Spin-Off on terms substantially consistent with those described in this prospectus and, so long as the Board of Directors of the Issuer in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or fees to be fair consideration therefor, together with any amendments or modifications thereto that are not materially adverse to Holders of the notes.

“Treasury Rate” means, as obtained by the Issuer, with respect to the notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 15, 2014; provided, however, that if the period from such redemption date to February 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or, as the context requires in determining whether or not an asset is Excluded Collateral, the law governing the interpretation of any such agreement; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means:

(1) Cabana Club of Webbs Chapel, Inc., Cabana Club of Bruckner, Inc., Cabana Club of Cocker Hill, Inc., Two Pesos Private Club 1, Two Pesos Private Club 3 and Cabana Club of Pasadena, Inc.;

(2) any Subsidiary designated as such by the Board of Directors of the Issuer as set forth in “—Certain Covenants—Limitation on Creation of Unrestricted Subsidiaries”; and

(3) any Subsidiary of an Unrestricted Subsidiary.

“Voting Interests” means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

BOOK ENTRY, DELIVERY AND FORM

The exchange notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the “Global Exchange Notes”). The Global Exchange Note initially will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Exchange Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Exchange Notes will not be entitled to receive physical delivery of notes in certificated form.

In addition, transfers of beneficial interests in the Global Exchange Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, Société Anonyme (“Clearstream, Luxembourg”), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the Global Exchange Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Exchange Notes; and

•

ownership of these interests in the Global Exchange Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Exchange Notes).

Investors in the Global Exchange Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Exchange Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream, Luxembourg) that are Participants. All interests in a Global Exchange Note, including those held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream, Luxembourg may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Exchange Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Exchange Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the Global Exchange Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustees nor any agent of ours or either trustee has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Exchange Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be our responsibility or the responsibility of DTC or either trustee. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Exchange Note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Exchange Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Exchange Notes for legended notes in certificated form and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Notes among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of our or its agents will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Exchange Notes for Certificated Notes

A Global Exchange Note is exchangeable for Certificated Notes if:

•

DTC (1) notifies us that it is unwilling or unable to continue as depositary for the Global Exchange Notes or (2) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary; or

•	there has occurred and is continuing an event of default with respect to the notes.

In addition, beneficial interests in a Global Exchange Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend set forth in the indenture, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Exchange Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Exchange Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Exchange Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

The notes represented by the Global Exchange Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time-zone differences, credits of interests in the Global Exchange Notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such Global Exchange Notes settled during such processing will be reported to the relevant Clearstream, Luxembourg or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in the Global Exchange Notes by or through a Clearstream, Luxembourg participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

The discussion generally applies only to beneficial owners that purchase notes in the initial offering at their issue price and hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers such as banks and certain other financial institutions, insurance companies, tax exempt organizations, holders of notes that are pass-through entities or the investors in such pass-through entities, dealers in securities or foreign currency, regulated investment companies, real estate investment trusts, investors whose “functional currency” is not the U.S. Dollar, traders in securities that elect a mark-to-market method of accounting, investors liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, U.S. expatriates and persons holding notes as a hedge or as part of a straddle, constructive sale or conversion transaction. The discussion does not address any non-income tax considerations or any foreign, state or local tax consequences.

As used herein, a U.S. Holder means a beneficial owner of a note that is, for U.S. federal income tax purposes (a) a citizen or individual resident of the United States, (b) a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia, (c) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of source, or (d) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and has properly elected to continue to be treated as a U.S. person. A Non-U.S. Holder is a beneficial owner of the notes that is not a U.S. Holder.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns any notes, the tax treatment of a partner or an equity interest owner of such entity will generally depend upon the status of the person and the activities of the partnership or entity. Partnerships and entities treated as partnerships for U.S. federal income tax purposes, and partners or equity interest owners in such entities, should consult their own tax advisors.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND OTHER TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

THIS DISCUSSION IS NOT INTENDED TO BE AND CANNOT BE USED FOR THE PURPOSE OF AVOIDING PENALTIES. THE DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE NOTES. PROSPECTIVE PURCHASERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Contingent Interest, Optional Redemption and Change of Control Put

We may be required to pay additional interest on a note in certain circumstances described above, e.g., under the heading “The Exchange Offer,” and there exists the possibility of a redemption of the notes as described under “Description of the Notes—Change of Control” at a price greater than the principal amount of the notes. Because we believe that the likelihood that we will be obligated to make such additional payments on the notes is remote or certain other exceptions apply, we are taking the position (and this discussion assumes) that the rules governing contingent payment debt instrument rules do not apply to the notes. Our determination that the contingent payment debt instrument rules do not apply to the notes is binding on holders unless they disclose their contrary position to the Internal Revenue Service in the manner required by applicable Treasury Department regulations. However, our determination the contingent payment debt instrument rules do not apply to the notes is not binding on the Internal Revenue Service. If the Internal Revenue Service were successfully to challenge our determination and the contingent payment debt instruments were to apply to the notes, holders would be required, among other things, to accrue interest income at a rate higher than the stated interest rate on the notes, treat as interest income (rather than capital gain), any gain recognized on a sale, exchange or redemption of a note, and treat the entire amount of any realized gain as ordinary interest income. Holders should consult your own tax advisors regarding the application of the contingent payment debt instrument rules and consequences thereof.

U.S. Holders

Payments of Interest

The notes will not be issued with “original issue discount” for U.S. federal income tax purposes. Stated interest on a note will be taxable to U.S. Holders as ordinary interest income at the time such interest payments are accrued or received, depending on the holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange, redemption or other taxable disposition of the notes, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which will be treated as described above under “—U.S. Holders—Payments of Interest”), and such holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in the notes generally will equal the cost of the notes for such holder.

Any gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder held the note for a period of more than one year. The deductibility of capital losses is subject to limitation.

Exchange Offer

The exchange of a note for an exchange note pursuant to the exchange offer will not result in a taxable exchange to a U.S. Holder. As a result, a U.S. Holder will not recognize taxable gain or loss upon receipt of an exchange note, and a U.S. Holder generally will continue to be taxed in the manner described herein. A U.S. Holder’s holding period for the notes so exchanged and a U.S. Holder’s adjusted tax basis in an exchange note immediately after the exchange will be the same as the U.S. Holder’s adjusted tax basis in the note so exchanged immediately before the exchange.

Backup Withholding and Information Reporting

A U.S. Holder will be subject to U.S. federal backup withholding (currently at a rate of 28%) on payments on the notes and the proceeds of a sale or other disposition of the notes if such holder fails to provide its correct taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s

U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service in a timely manner. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.

In addition, information reporting generally will apply to these payments to a U.S. Holder unless such holder is an exempt recipient.

Medicare Tax

Recent legislation effective after December 31, 2012 will impose on certain U.S. Holders who are individuals, estates or trusts a new 3.8% Medicare contribution tax on, among other things, interest on and capital gains from the sale or other disposition of notes. Please consult your tax advisor regarding this tax.

Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding below, payments of interest on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax so long as that interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the U.S. or in the case of an income tax treaty resident, is not attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the U.S. and:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all of our stock;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In addition, for the exemption from U.S. federal withholding tax to apply, a Non-U.S. Holder must provide us (or our paying agent, if any) with a properly completed and executed Internal Revenue Service Form W-8 BEN, or other applicable form, as provided for in the Treasury Department regulations, certifying that it is not a U.S. person. If the Non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such holder will be required to provide appropriate documentation to the agent. Such holder’s agent will then be required to provide certification to us (or our paying agent, if any).

A Non-U.S. Holder may also be entitled to the benefits of an income tax treaty under which interest on the notes is exempt from or subject to a reduced rate of U.S. federal withholding tax, provided a properly completed and executed Form W-8 BEN claiming the exemption from or reduction in withholding is furnished to us (or our paying agent, if any) and any other applicable procedures are complied with.

Sale, Exchange or Redemption of the Notes

Generally, any gain realized on the sale, exchange, redemption or other taxable disposition of a note (other than amounts properly attributable to accrued and unpaid interest, which will be treated as described above under “—Non-U.S. Holders—Payments of Interest”) will be exempt from U.S. federal income and withholding tax, provided that:

•

the gain is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the U.S., or in the case of an income tax treaty resident, is not attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the U.S.; and

•

if the Non-U.S. Holder is an individual, such Non-U.S. Holder is not present in the U.S. for a period of 183 days or more during the taxable year of the disposition and certain other conditions are met.

Effectively Connected Income

If interest, gain or other income recognized on a note is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the U.S., or in the case of an income tax treaty resident, is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the U.S., then such interest, gain or other income will be exempt from U.S. federal withholding tax previously discussed if the Non-U.S. Holder provides us (or our paying agent, if any) with a properly completed and executed Form W-8 ECI, but such interest, gain or other income generally will be subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates. In addition to regular U.S. federal income tax, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless such holder qualifies for a lower rate under an applicable income tax treaty.

Exchange Offer

As discussed above with respect to U.S. Holders, the exchange of an outstanding note for an exchange note under circumstances described under the heading “The Exchange Offer” will not result in a taxable exchange to a Non-U.S. Holder.

Backup Withholding and Information Reporting

A Non-U.S. Holder may be subject to annual information reporting and U.S. federal backup withholding (currently at a rate of 28%) on payments of interest and proceeds of a sale or other disposition of the notes unless such Non-U.S. Holder provides the certification described above under either “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income” or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax and may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any), provided the required information is furnished to the Internal Revenue Service in a timely manner. In any event, we generally will be required to file information returns with the Internal Revenue Service reporting our payments on the notes. Copies of the information returns may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

New Legislation

Recently enacted legislation and related guidance regarding foreign account tax compliance imposes a withholding tax of 30% on interest paid to certain foreign entities after December 31, 2013 and on gross proceeds from the disposition of certain debt instrument paid to certain foreign entities after December 31, 2014 unless various information reporting and certain other requirements are satisfied. However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of January 1, 2013. Investors should consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

PLAN OF DISTRIBUTION

Any broker-dealer who holds outstanding notes that were acquired for its own account as a result of market-making activities or other trading activities (other than outstanding notes acquired directly from us), may exchange such outstanding notes pursuant to this exchange offer; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes received by such broker-dealer in this exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus. We have agreed that, for a period of 180 days after the date on which the registration statement of which this prospectus forms a part is declared effective by the SEC or such shorter period as will terminate when broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2012, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the date on which the registration statement of which this prospectus forms a part is declared effective by the SEC or such shorter period as will terminate when broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, we will provide sufficient copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer promptly upon request. We have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders) other than underwriting discounts and commissions and transfer taxes, if any, and will indemnify the holders (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Akerman Senterfitt LLP, New York, New York. Certain matters under Texas law will be passed upon by Haynes and Boone, LLP, Dallas, Texas.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule of Fiesta Restaurant Group as of January 1, 2012 and January 2, 2011 and for each of the three years in the period ended January 1, 2012, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in this registration statement (which report expresses an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and includes an explanatory paragraph indicating that the financial statements have been prepared from the separate records maintained by Fiesta Restaurant Group and may not necessarily be indicative of the conditions that would have existed or the results of operations if Fiesta Restaurant Group had been operated as an unaffiliated company and that portions of certain expenses represent allocations made from Carrols applicable to Fiesta Restaurant Group as a whole). Such consolidated financial statements and consolidated financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We and the guarantors have filed a registration statement on Form S-4 with the SEC with respect to the exchange offer contemplated by this prospectus. This prospectus is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us, the guarantors and the exchange notes, please refer to the registration statement, including its exhibits and schedules. Statements made in this prospectus relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy statements and prospectuses, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file with the SEC at http://www.sec.gov. Information contained on any website referenced in this prospectus is not incorporated by reference in this prospectus or the registration statement of which it forms a part.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

Under the terms of the indenture relating to the notes, we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the trustee and holders of the notes the information specified therein in the manner specified therein. See “Description of Notes.”

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

In addition, our website is found on the Internet at www.frgi.com. The website will contain information about us and our operations. Copies of each of our filings with the SEC can be viewed and downloaded free of charge from our website as soon as reasonably practicable after the reports are electronically filed with or furnished to the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Fiesta Restaurant Group, Inc. and subsidiaries

Syracuse, New York

We have audited the accompanying consolidated balance sheets of Fiesta Restaurant Group, Inc. and subsidiaries (the “Company”), entities under common control and oversight of Carrols Corporation (“Carrols”), as of January 1, 2012 and January 2, 2011, and the related consolidated statements of operations, changes in stockholder’s equity (deficit), and cash flows for each of the three years in the period ended January 1, 2012. Our audits also included the consolidated financial statement schedule listed in the Index at Item 21(b). These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 1, 2012 and January 2, 2011, and the results of its operations and its cash flows for each of the three years in the period ended January 1, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the accompanying financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company. Portions of certain expenses represent allocations made from Carrols applicable to the Company as a whole.

/s/ Deloitte & Touche LLP

Rochester, New York

March 7, 2012 (April 19, 2012 as to Note 15)

FIESTA RESTAURANT GROUP, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2011 and 2010

(In thousands of dollars, except share and per share amounts)

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$13,670	$2,583
Trade receivables	4,842	3,481
Inventories	2,264	2,067
Prepaid rent	2,397	2,320
Prepaid expenses and other current assets	2,660	2,292
Deferred income taxes (Note 11)	1,776	2,300

Total current assets	27,609	15,043
Property and equipment, net (Note 2)	195,122	202,412
Goodwill (Note 3)	123,484	123,484
Intangible assets, net	301	419
Deferred income taxes (Note 11)	11,659	11,091
Deferred financing fees	6,908	—
Other assets	5,083	5,437

Total assets	$370,166	$357,886

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt (Note 6)	$59	$56
Due to parent company (Note 7)	1,511	—
Accounts payable	7,515	5,892
Accrued interest	7,152	—
Accrued payroll, related taxes and benefits	12,154	10,436
Accrued real estate taxes	3,197	3,172
Other liabilities	5,085	3,940

Total current liabilities	36,673	23,496
Long-term debt, net of current portion (Note 8)	200,949	1,008
Due to parent company (Note 7)	—	138,756
Lease financing obligations (Note 9)	123,019	122,975
Deferred income—sale-leaseback of real estate	4,055	3,890
Other liabilities (Note 5)	10,142	9,850

Total liabilities	374,838	299,975
Commitments and contingencies (Notes 13 and 15)
Stockholder’s equity (deficit):
Common stock, par value $.01; authorized 100,000,000 shares, issued 23,161,822 shares and outstanding 22,727,422 shares	227	227
Additional paid-in capital	3,345	—
Retained earnings (deficit) (Note 7)	(8,244)	57,684

Total stockholder’s equity (deficit)	(4,672)	57,911

Total liabilities and stockholder’s equity (deficit)	$370,166	$357,886

The accompanying notes are an integral part of these consolidated financial statements.

FIESTA RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2011, 2010 and 2009

(In thousands of dollars, except share and per share amounts)

	Year ended December 31,
	2011	2010	2009
Revenues:
Restaurant sales	$473,249	$437,538	$430,514
Franchise royalty revenues and fees	1,719	1,533	1,606

Total revenues	474,968	439,071	432,120

Costs and expenses:
Cost of sales	152,711	135,236	132,070
Restaurant wages and related expenses (including stock-based compensation expense of $18, $28, $88, respectively)	129,083	122,519	120,105

Restaurant rent expense (Note 6)	16,930	16,620	17,437
Other restaurant operating expenses	61,877	60,041	60,384
Advertising expense	16,264	15,396	14,959
General and administrative (including stock-based compensation expense of $1,690, $ 974 and $669, respectively)	37,459	32,865	32,148
Depreciation and amortization	19,537	19,075	19,676
Impairment and other lease charges	2,744	6,614	2,284
Other expense (income)	146	—	(799)

Total operating expenses	436,751	408,366	398,264

Income from operations	38,217	30,705	33,856
Interest expense	24,041	19,898	20,447

Income before income taxes	14,176	10,807	13,409
Provision for income taxes (Note 11)	4,635	3,764	5,045

Net income	$9,541	$7,043	$8,364

Basic and diluted net income per share	$.41	$.30	$.36

Basic and diluted weighted average common shares outstanding	23,161,822	23,161,822	23,161,822

The accompanying notes are an integral part of these consolidated financial statements.

FIESTA RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)

Years Ended December 31, 2011, 2010 and 2009

(In thousands of dollars, except share and per share amounts)

		Additional	Retained	Total
	Common	Paid-In	Earnings	Stockholder’s
	Stock	Capital	(Deficit)	Equity (Deficit)
Balance at January 1, 2009	$227	$—	$42,277	$42,504
Net income	—	—	8,364	8,364

Total comprehensive income				8,364

Balance at December 31, 2009	227	—	50,641	50,868
Net income	—	—	7,043	7,043

Total comprehensive income				7,043

Balance at December 31, 2010	227	—	57,684	57,911
Capital contributions	—	3,345	—	3,345
Dividend	—	—	(75,469)	(75,469)
Net income	—	—	9,541	9,541

Total comprehensive income				9,541

Balance at December 31, 2011	$227	$3,345	$(8,244)	$(4,672)

The accompanying notes are an integral part of these consolidated financial statements.

FIESTA RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2011, 2010 and 2009

(In thousands of dollars)

	Year ended December 31,
	2011	2010	2009
Cash flows provided from operating activities:
Net income	$9,541	$7,043	$8,364
Adjustments to reconcile net income to net cash provided from operating activities:
Loss (gain) on disposals of property and equipment	325	327	(107)
Stock-based compensation	1,708	1,002	757
Impairment and other lease charges	2,744	6,614	2,284
Depreciation and amortization	19,537	19,075	19,676
Amortization of deferred financing costs	840	234	346
Amortization of deferred gains from sale-leaseback transactions	(270)	(259)	(104)
Accretion of interest on lease financing obligations	48	409	374
Deferred income taxes	(44)	(2,950)	(561)
Changes in other operating assets and liabilities:
Accounts receivable	(1,361)	901	(198)
Accounts payable	1,892	(173)	(3,963)
Accrued payroll, related taxes and benefits	1,718	276	3,213
Accrued interest	7,152	—	—
Other liabilities—current	817	(1,638)	814
Other liabilities—long term	(817)	1,531	28
Other	(663)	137	2,321

Net cash provided from operating activities	43,167	32,529	33,244

Cash flows used for investing activities:
Capital expenditures:
New restaurant development	(12,576)	(11,382)	(7,789)
Restaurant remodeling	(4,435)	(6,685)	(2,044)
Other restaurant capital expenditures	(5,040)	(5,178)	(3,570)
Corporate and restaurant information systems	(814)	(153)	(2,724)

Total capital expenditures	(22,865)	(23,398)	(16,127)
Properties purchased for sale-leaseback	—	(1,345)	(1,709)
Proceeds from sale-leaseback transactions	7,783	3,363	—
Proceeds from sales of other properties	—	—	570

Net cash used for investing activities	(15,082)	(21,380)	(17,266)

Cash flows used for financing activities:
Proceeds from issuance of senior secured second lien notes	200,000	—	—
Borrowings (payments) to parent company, net	(138,953)	(18,040)	(18,965)
Capital contribution from parent company	3,345	—	—
Dividend to parent company	(75,469)	—	—
Principal payments on capital leases	(56)	(45)	(40)
Financing costs associated with issuance of debt	(7,512)	—	—
Proceeds from lease financing obligations	1,736	5,915	4,550
Financing costs associated with issuance of lease financing obligations	(89)	(250)	(194)

Net cash used for financing activities	(16,998)	(12,420)	(14,649)

Net increase (decrease) in cash and cash equivalents	11,087	(1,271)	1,329
Cash and cash equivalents, beginning of period	2,583	3,854	2,525

Cash and cash equivalents, end of period	$13,670	$2,583	$3,854

Supplemental disclosures:
Interest paid on long-term debt	$280	$—	$—
Interest paid on lease financing obligations	$11,240	$10,865	$10,549
Accruals for capital expenditures	$161	$430	$144
Capital lease obligations incurred	$—	$123	$—
Non-cash reduction of lease financing obligations	$1,740	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

(In thousands of dollars)

1. Description of Business and Summary of Significant Accounting Policies

Basis of Consolidation. The consolidated financial statements presented herein reflect the consolidated financial position, results of operations and cash flows of Fiesta Restaurant Group, Inc. (“Fiesta Restaurant Group”) and its wholly-owned subsidiaries Pollo Operations, Inc. and Pollo Franchise, Inc., (collectively “Pollo Tropical”) and Taco Cabana, Inc. and its subsidiaries, (collectively “Taco Cabana”). Fiesta Restaurant Group was incorporated in April 2011. In May 2011, Carrols Corporation (“Carrols” or “Parent Company”) contributed all of the outstanding capital stock of Pollo Tropical and Taco Cabana to Fiesta Restaurant Group in exchange for all of the outstanding capital stock of Fiesta Restaurant Group and Fiesta Restaurant Group became a wholly-owned subsidiary of Carrols. Unless the context otherwise requires, Fiesta Restaurant Group and its subsidiaries, Pollo Tropical and Taco Cabana, are collectively referred to as the “Company.” Carrols is a wholly owned subsidiary of Carrols Restaurant Group, Inc., a publicly traded company (“Carrols Restaurant Group”). The consolidated financial statements have been prepared as if the Company was in existence for all periods presented. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

On February 24, 2011, Carrols Restaurant Group announced its intention to pursue the splitting of its business into two separate, publicly-traded companies through a tax-free spin-off of the Company’s common stock to Carrols Restaurant Group’s stockholders. If the spin-off is consummated, the Company will continue to own and operate the Pollo Tropical and Taco Cabana brands. Carrols Restaurant Group will continue to own and operate its franchised Burger King restaurants. In the spin-off, it is anticipated that all shares of the Company’s common stock, which are currently held by Carrols, will be distributed in the form of a pro rata dividend to the stockholders of Carrols Restaurant Group.

The consolidated financial statements reflect certain general corporate overhead and interest expenses allocated by Carrols to the Company. Effective with the refinancing discussed in Note 8, on August 5, 2011 the Company secured its own financing and interest allocations from Carrols ceased. Management believes that such allocations are reasonable and based on a systematic rational method; however, they are not necessarily indicative of the actual financial results of the Company, including such expenses that would have been incurred by the Company had it been operating as a separate, standalone entity for the periods presented. All intercompany transactions between the Company’s subsidiaries have been eliminated in consolidation. As a standalone entity, the Company expects to incur expenses that may not be comparable in future periods to what is presented for the historical periods presented in the consolidated financial statements. Consequently, the financial information herein may not reflect the financial position, results of operations and cash flows of the Company in the future or if the Company had been an independent standalone entity during the periods presented. Carrols’ and the Company’s management believe that the consolidated financial statements include all adjustments necessary for a fair presentation of the businesses.

Business Description. At January 1, 2012 the Company operated 91 Pollo Tropical restaurants, of which 85 were in Florida, five were in New Jersey, and one was in Georgia, and franchised a total of 31 Pollo Tropical restaurants, including 21 in Puerto Rico, two in Ecuador, one in Honduras, one in the Bahamas, one in Trinidad, two in Venezuela and three on college campuses in Florida. At January 1, 2012, the Company also operated 158 Taco Cabana restaurants located primarily in Texas and franchised two Taco Cabana restaurants in New Mexico, two in Texas and one in Georgia.

Use of Estimates. The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements. Estimates also affect the

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2011, 2010 and 2009

(In thousands of dollars)

reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include: allocations of Carrols’ general and administrative expenses and interest expense on amounts due to Carrols, accrued occupancy costs, insurance liabilities, evaluation for impairment of goodwill and long-lived assets and lease accounting matters. Actual results could differ from those estimates.

Fiscal Year. The Company uses a 52-53 week fiscal year ending on the Sunday closest to December 31. All references herein to fiscal years ended January 3, 2010, January 2, 2011 and January 1, 2012 will be referred to as fiscal years ended December 31, 2009, 2010 and 2011, respectively. The fiscal year ended December 31, 2009 contained 53 weeks and the fiscal years ended December 31, 2011 and 2010 each contained 52 weeks.

Allocations. Carrols provides administrative support to the Company for executive management, information systems and certain accounting, legal and other administrative functions. See Note 7—Due to Parent Company for a listing of such transactions and the related financial statement impact. For the years ended December 31, 2011, 2010 and 2009, these costs were allocated to the Company based primarily on a pro-rata share of either the Company’s revenues, number of restaurants or number of employees. The accompanying consolidated financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the results of operations or cash flows that would have resulted had these and other related-party transactions been consummated with unrelated parties or had the Company been a standalone company.

Cash and Cash Equivalents. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Inventories. Inventories, primarily consisting of food and paper, are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment. The Company capitalizes all direct costs incurred to construct and substantially improve its restaurants. These costs are depreciated and charged to expense based upon their property classification when placed in service. Property and equipment is recorded at cost. Repair and maintenance activities are expensed as incurred. Depreciation and amortization is provided using the straight-line method over the following estimated useful lives:

Buildings	5 to 30 years
Equipment	3 to 7 years
Computer hardware and software	3 to 7 years
Assets subject to capital lease	Shorter of useful life or lease term

Leasehold improvements are depreciated over the shorter of their estimated useful lives or the underlying lease term. In circumstances where an economic penalty would be presumed by the non-exercise of one or more renewal options under the lease, the Company includes those renewal option periods when determining the lease term. For significant leasehold improvements made during the latter part of the lease term, the Company amortizes those improvements over the shorter of their useful life or an extended lease term. The extended lease term would consider the exercise of renewal options if the value of the improvements would imply that an economic penalty would be incurred without the renewal of the option. Building costs incurred for new restaurants on leased land are depreciated over the lease term, which is generally a 20-year period.

Goodwill. Goodwill represents the excess purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets acquired by Carrols from its acquisitions of Pollo Tropical in 1998 and Taco Cabana in 2000. Goodwill is not amortized but is tested for impairment at least annually as of December 31.

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2011, 2010 and 2009

(In thousands of dollars)

Long-Lived Assets. The Company assesses the recoverability of property and equipment and intangible assets by determining whether the carrying value of these assets can be recovered over their respective remaining lives through undiscounted future operating cash flows. Impairment is reviewed whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable.

Deferred Financing Costs. Financing costs incurred in obtaining long-term debt and lease financing obligations are capitalized and amortized over the life of the related obligation as interest expense using the effective interest method.

Leases. All leases are reviewed for capital or operating classification at their inception. The majority of the Company’s leases are operating leases. Many of the lease agreements contain rent holidays, rent escalation clauses and/or contingent rent provisions. Rent expense for leases that contain scheduled rent increases is recognized on a straight-line basis over the lease term, including any option periods included in the determination of the lease term. Contingent rentals are generally based upon a percentage of sales or a percentage of sales in excess of stipulated amounts and are not considered minimum rent payments but are recognized as rent expense when incurred.

Lease Financing Obligations. Lease financing obligations pertain to real estate sale-leaseback transactions accounted for under the financing method. In accordance with ASC 840-40-25-16 “Sale-Leaseback Transactions”, the Company has recorded lease financing obligations for sale-leaseback transactions where the rental payments of the Company are guaranteed by Carrols on an unsecured basis or where Carrols was the primary lessee at the time of the sale-leaseback transaction. The assets (land and building) subject to these obligations remain on the Company’s consolidated balance sheet at their historical costs and such assets (excluding land) continue to be depreciated over their remaining useful lives. The proceeds received by the Company from these transactions are recorded as lease financing obligations and the lease payments are applied as payments of principal and interest. The selection of the interest rate on lease financing obligations is evaluated at inception of the lease based on Carrols’ incremental borrowing rate adjusted to the rate required to prevent recognition of a non-cash loss or negative amortization of the obligation through the end of the primary lease term.

Revenue Recognition. Revenues from the Company’s owned and operated restaurants are recognized when payment is tendered at the time of sale. Franchise royalty revenues are based on a percent of gross sales and are recorded as income when earned.

Income Taxes. The Company’s taxable income has historically been included in the consolidated U.S. federal income tax return of Carrols and in income tax returns filed by Carrols with certain state taxing jurisdictions. The Company’s income tax liability has been computed and presented in these consolidated financial statements as if it were a separate taxpaying entity for the periods presented.

Deferred income tax assets and liabilities are based on the difference between the financial statement and tax bases of assets and liabilities as measured by the tax rates that are anticipated to be in effect when those differences reverse. The deferred tax provision generally represents the net change in deferred tax assets and liabilities during the period. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is established when it is necessary to reduce deferred tax assets to amounts for which realization is more likely than not. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2011, 2010 and 2009

(In thousands of dollars)

Advertising Costs. All advertising costs are expensed as incurred.

Cost of Sales. The Company includes the cost of food, beverage and paper, net of any discounts, in cost of sales.

Pre-opening Costs. The Company’s pre-opening costs are expensed as incurred and generally include payroll costs associated with opening the new restaurant, rent and promotional costs.

Insurance. The Company is insured for workers’ compensation, general liability and medical insurance claims under policies covering both Carrols and the Company. All claims are paid, subject to stop-loss limitations both for individual claims and claims in the aggregate. Losses are accrued based upon estimates of the aggregate liability for claims based on the Company’s experience and certain actuarial methods used to measure such estimates. The Company does not discount any of its self-insurance obligations.

Fair Value of Financial Instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. In determining fair value, the accounting standards establish a three level hierarchy for inputs used in measuring fair value as follows: Level 1 inputs are quoted prices in active markets for identical assets or liabilities; Level 2 inputs are observable for the asset or liability, either directly or indirectly, including quoted prices in active markets for similar assets or liabilities; and Level 3 inputs are unobservable and reflect our own assumptions. The following methods were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the fair value:

•

Current Assets and Liabilities. The carrying values of cash and cash equivalents, trade receivables, accounts payable and accrued liabilities approximate fair value because of the short maturity of those instruments.

•

Fiesta Restaurant Group 8.875% Senior Secured Second Lien Notes due 2016. The fair value of outstanding Fiesta senior secured second lien notes is based on recent trading values, and at December 31, 2011, was approximately $199.5 million.

•	Revolving Credit Facility. There were no outstanding borrowings under the revolving credit facility at December 31, 2011.

See Note 4 for discussion of the fair value measurement of non-financial assets.

Gift cards. The Company sells gift cards to its customers in its restaurants and through select third parties. The Company recognizes revenue from gift cards upon redemption by the customer. The gift cards have no stated expiration dates and are subject to escheatment rights in certain states. Revenues from unredeemed gift cards are not material to the Company’s financial statements.

Subsequent Events. The Company reviewed and evaluated subsequent events through the issuance date of the Company’s financial statements.

Recent Accounting Pronouncements. In September 2011, the Financial Accounting Standards Board (“FASB”) issued guidance on testing goodwill for impairment. The guidance provides entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, provided that the entity has not yet performed its 2011 annual impairment test or issued its financial statements. The Company is evaluating the impact of this guidance on its annual testing for goodwill impairment in 2012.

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2011, 2010 and 2009

(In thousands of dollars)

In September 2011, the FASB issued guidance on the presentation of comprehensive income. This guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. The guidance allows two presentation alternatives: (1) to present items of net income and other comprehensive income in one continuous statement; or (2) in two separate, but consecutive, statements of net income and other comprehensive income. This guidance is effective as of the beginning of a fiscal year that begins after December 15, 2011. Early adoption is permitted, but full retrospective application is required. The Company is in the process of deciding which alternative it will choose upon adoption

2. Property and Equipment

Property and equipment at December 31 consisted of the following:

	December 31,
	2011	2010
Land	$69,617	$70,704
Owned buildings	67,830	68,264
Leasehold improvements	104,292	100,215
Equipment	111,590	106,872
Assets subject to capital leases	1,151	1,151

	354,480	347,206
Less accumulated depreciation and amortization	(159,358)	(144,794)

	$195,122	$202,412

Assets subject to capital leases primarily pertain to buildings leased for certain restaurant locations and certain office equipment and had accumulated amortization at December 31, 2011 and 2010 of $376 and $296, respectively. At December 31, 2011 and 2010, land of $55,641 at both dates and owned buildings of $55,489 at both dates were subject to lease financing obligations accounted for under the lease financing method. Accumulated depreciation pertaining to owned buildings subject to lease financing obligations at December 31, 2011 and 2010 was $23,772 and $21,537, respectively.

Depreciation expense for all property and equipment for the years ended December 31, 2011, 2010 and 2009 was $19,356, $18,962, and $19,543, respectively.

3. Goodwill

Goodwill. On July 9, 1998, Carrols consummated the purchase of Pollo Tropical for a cash purchase price of $96.6 million. On December 19, 2000, Carrols acquired Taco Cabana for $154.7 million. The excess purchase price over net assets acquired, or goodwill, by Carrols for Pollo Tropical was approximately $64.0 million and for Taco Cabana was approximately $70.5 million. Such goodwill was amortized prior to January 1, 2002. There has been no impairment charges related to goodwill. All assets and liabilities acquired, including initial goodwill amounts, were recorded in the Company’s consolidated balance sheet.

The Company is required to review goodwill for impairment annually or more frequently when events and circumstances indicate that the carrying amount may be impaired. If the determined fair value of goodwill is less than the related carrying amount, an impairment loss is recognized. The Company performs its annual impairment assessment as of December 31 and has determined its reporting units to be at the brand level for Pollo Tropical and Taco Cabana.

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2011, 2010 and 2009

(In thousands of dollars)

In performing its goodwill impairment test, the Company compared the net book values of its reporting units to their estimated fair values, the latter determined by employing a combination of a discounted cash flow analysis and a market-based approach. The results of the discounted cash flow analyses were corroborated with other value indicators where available, such as comparable company earnings multiples.

There have been no changes in goodwill and no goodwill impairment losses for the years ended December 31, 2011, 2010 and 2009. Goodwill is summarized below:

	Pollo Tropical	Taco Cabana	Total

Balance, December 31, 2011 and 2010	$56,307	$67,177	$123,484

4. Impairment of Long-Lived Assets and Other Lease Charges

The Company reviews its long-lived assets, principally property and equipment, for impairment at the restaurant level. If an indicator of impairment exists for any of its assets, an estimate of undiscounted future cash flows over the life of the primary asset for each restaurant is compared to that long-lived asset’s carrying value. If the carrying value is greater than the undiscounted cash flow, the Company then determines the fair value of the asset and if an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value plus any lease liabilities to be incurred for non-operating restaurants, net of any estimated sublease recoveries.

The Company determined the fair value of restaurant equipment, for those restaurants reviewed for impairment, based on current economic conditions and the Company’s history of using these assets in the operation of its business. These fair value asset measurements rely on significant unobservable inputs and are considered Level 3 in the fair value hierarchy. The Level 3 assets measured at fair value associated with impairment charges recorded in 2011 totaled $0.2 million at December 31, 2011.

Impairment and other lease charges recorded on long-lived assets for the Company’s segments were as follows:

	Year Ended December 31,
	2011	2010	2009
Pollo Tropical	$2,457	$4,671	$2,152
Taco Cabana	287	1,943	132

	$2,744	$6,614	$2,284

During the year ended December 31, 2011, the Company recorded other lease charges of $1.2 million associated with five closed Pollo Tropical restaurants and $0.1 million of lease charges for two closed Taco Cabana restaurants. The Company also recorded fixed asset impairment charges of $1.3 million for an underperforming Pollo Tropical restaurant.

During the year ended December 31, 2010, the Company recorded impairment and other lease charges of $6.6 million which included fixed asset impairment charges of $3.9 million for four underperforming Pollo Tropical restaurants and $1.4 million for two underperforming Taco Cabana restaurants. The Company also recorded other lease charges of $0.7 million for non-operating Pollo Tropical properties and $0.5 million in charges for non-operating Taco Cabana restaurant properties.

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2011, 2010 and 2009

(In thousands of dollars)

The Company closed one Pollo Tropical restaurant in 2009 whose fixed assets were impaired in 2008, and recorded a lease charge of $0.3 million in 2009. During 2009, the Company also recorded fixed asset impairment charges of $1.9 million associated with an underperforming Pollo Tropical restaurant.

5. Other Liabilities, Long-Term

Other liabilities, long-term, at December 31, consisted of the following:

	December 31,
	2011	2010
Accrued occupancy costs	$7,459	$6,865
Accrued workers’ compensation and general liability claims	1,251	1,480
Deferred compensation	710	673
Other	722	832

	$10,142	$9,850

Accrued occupancy costs include obligations pertaining to closed restaurant locations, contingent rent and accruals to expense operating lease rental payments on a straight-line basis over the lease term.

The following table presents the activity in the exit cost reserve, of which $1.1 million is included in long-term accrued occupancy costs above, with the remainder in current liabilities:

	December 31,
	2011	2010
Balance, beginning of period	$1,665	$862
Provisions for restaurant closures	800	563
Accruals for additional lease charges	649	716
Payments, net	(1,021)	(632)
Other adjustments	153	156

Balance, end of period	$2,246	$1,665

6. Leases

The Company utilizes land and buildings in its operations under various lease agreements. The Company does not consider any one of these individual leases material to the Company’s operations. Initial lease terms are generally for twenty years and, in many cases, provide for renewal options and in most cases rent escalations. Certain leases require contingent rent, determined as a percentage of sales as defined by the terms of the applicable lease agreement. For most locations, the Company is obligated for occupancy related costs including payment of property taxes, insurance and utilities.

During the year ended December 31, 2011 and 2010, the Company sold five and two restaurant properties, respectively, in sale-leaseback transactions for net proceeds of $7,783 and $3,363, respectively. These leases have been classified as operating leases and generally contain a twenty-year initial term plus renewal options. There were no qualified sale-leaseback transactions for the year ended December 31, 2009.

Deferred gains on sale-leaseback transactions of $436 and $103 were recognized during the year ended December 31, 2011 and 2010, respectively and are being amortized over the term of the related leases. The

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2011, 2010 and 2009

(In thousands of dollars)

amortization of deferred gains on sale-leaseback transactions was $270, $259 and $104 for the years ended December 31, 2011, 2010 and 2009, respectively.

Minimum rent commitments due under capital and non-cancelable operating leases at December 31, 2011 were as follows:

Years Ending December 31,	Capital	Operating
2012	$142	$17,612
2013	139	17,433
2014	132	16,629
2015	121	16,056
2016	116	15,352
Thereafter	1,066	112,971

Total minimum lease payments	1,716	$196,053

Less amount representing interest	(708)

Total obligations under capital leases	1,008
Less current portion	(59)

Long-term debt under capital leases	$949

Total rent expense on operating leases, including contingent rentals, was as follows:

	Year ended December 31,
	2011	2010	2009
Minimum rent on real property	$16,721	$16,534	$17,346
Additional rent based on percentage of sales	209	86	91

Restaurant rent expense	16,930	16,620	17,437
Administrative and equipment rent	819	763	1,036

	$17,749	$17,383	$18,473

7. Due to Parent Company

The balance due to Parent Company at December 31, 2011 and 2010 reflect the amounts funded by Carrols for its acquisitions of Pollo Tropical and Taco Cabana reduced by the net cash flows remitted by the Company to Carrols since that time. Amounts due to Parent Company also include certain allocated administrative and corporate costs incurred by Carrols, certain income taxes payable and, prior to the refinancing discussed in Note 8, interest expense on the amount due to parent company. Prior to the Company’s debt financings on August 5, 2011, funding required by the Company to cover its cash needs had been provided directly by Carrols which had secured all third-party financing.

Amounts due to the Parent Company of $117.1 million were repaid on August 5, 2011 in connection with the Company’s debt financings discussed in Note 8. In addition, the proceeds were used to pay a dividend of $75.5 million to Carrols for Carrols to repay its outstanding long-term debt which has been reflected as a financing activity on the consolidated statement of cash flows. Amounts subsequent to August 5, 2011, shown as intercompany payable at December 31, 2011 in the accompanying consolidated balance sheet, represent amounts related to administrative support provided by Carrols and taxes payable by the Company to Carrols due to the Company’s inclusion in Carrols’ consolidated federal and certain state income tax returns.

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2011, 2010 and 2009

(In thousands of dollars)

Prior to August 5, 2011, interest expense has been allocated to the Company based on the amount due to Parent Company during the year and the weighted average interest rate in effect for the period for Carrols on its long-term debt obligations, excluding lease financing obligations. Effective with the Company’s debt financings on August 5, 2011, intercompany interest allocations from Carrols ceased. The weighted average interest rate used for the allocation of interest to the Company for the years ended December 31, 2011, 2010 and 2009 was 6.3%, 6.1% and 5.9%, respectively. Interest expense on the amount due to Parent Company was $4,715, $8,825 and $9,625 for the years ended December 31, 2011, 2010 and 2009, respectively. Management believes the allocation basis for interest expense is reasonable based on the historical financing needs of the Company. However, such estimates are not necessarily representative of the costs in the future or if the Company had been a standalone entity during the periods presented.

In the fourth quarter of 2011, Carrols made a capital contribution to the Company of $3.3 million. This capital contribution was primarily due to Carrols assuming the liability for the Company’s Federal income tax payments for the year ended December 31, 2011.

Allocated Expenses. The administrative support provided by Carrols to the Company has been allocated based on estimates and a pro-rata percentage of Pollo Tropical and Taco Cabana revenues, number of restaurants or number of employees. The administrative support expenses are subject to a management services agreement and include centralized corporate functions provided by Carrols including executive management, information systems, finance, legal, accounting, internal audit and human resources and certain other administrative functions. During the years ended December 31, 2011, 2010 and 2009, the Company was allocated $12.7 million, $10.1 million and $10.4 million, respectively, of general corporate administrative expenses and stock-based compensation which have been included in general and administrative expenses on the accompanying consolidated statements of operations. The allocated administrative expenses were as follows:

	Years ended December 31,
	2011	2010	2009
Allocated financial services	$2,434	$2,020	$1,984
Allocated information systems services	2,060	2,695	2,317
Allocated executive management and other administrative services	6,553	4,408	5,455
Allocated stock-based compensation	1,690	974	669

	$12,737	$10,097	$10,425

As discussed in Note 1, the Company believes the assumptions and methodologies underlying the allocation of administrative expenses and stock-based compensation are reasonable. However, such expenses may not be indicative of the actual expenses that would have been or could be incurred by the Company if it was to operate as a standalone company. As such, the financial information herein may not necessarily reflect the consolidated financial position, results of operations, and cash flows of the Company in the future or if the Company had been a standalone entity during the periods presented.

Stock-based compensation includes equity awards granted to employees of the Company as well as allocated stock-based compensation expense associated with Carrols employees that provide administrative support to the Company. Effective August 15, 2011, Tim Taft was hired as the new Chief Executive Officer and President of the Company. On the one month anniversary of the date that the shares of the Company’s common stock (“Fiesta Common Stock”) begin trading publicly, the Company’s Chief Executive Officer will receive a

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2011, 2010 and 2009

(In thousands of dollars)

grant of restricted Fiesta Common Stock with an aggregate value of $2.0 million, based upon the average trading price of Fiesta Common Stock for the first four weeks the shares commence trading publicly. The restricted shares of Fiesta Common Stock to be granted to Mr. Taft will vest over four years at the rate of 25% per annum beginning on the first anniversary of the date of grant and will be subject to the provisions of the stock incentive plan to be adopted by the Company immediately prior to or simultaneous with the consummation of the spin-off.

8. Long Term Debt

Long -term debt consisted of the following:

	December 31,
	2011	2010
Collateralized:
Fiesta Restaurant Group 8.875% Senior Secured Second Lien Notes	$200,000	$—
Capital leases	1,008	1,064

	201,008	1,064
Less: current portion of long-term debt	(59)	(56)

	$200,949	$1,008

On August 5, 2011, Carrols LLC (a wholly owned subsidiary of Carrols that operates the Company’s Burger King restaurants) and the Company each entered into new and independent financing arrangements. The Company’s new senior secured credit facility consists of a revolving credit facility that provides for aggregate borrowings of up to $25.0 million. The Company also issued $200.0 million of 8.875% Senior Secured Second Lien Notes due 2016. The proceeds from these financings were used by Carrols to repay amounts outstanding under Carrols senior credit facility and Carrols 9% senior subordinated notes due 2013, as well as to pay all related fees and expenses. On January 1, 2012, there were no outstanding revolving credit borrowings under the new Fiesta Restaurant Group senior secured credit facility.

New Senior Secured Revolving Credit Facility. On August 5, 2011 the Company entered into a new first lien senior secured credit facility providing for aggregate revolving credit borrowings of up to $25.0 million (including $10.0 million available for letters of credit). The facility also provides for incremental increases of up to $5.0 million, in the aggregate, to the revolving credit borrowings available under the facility, and matures on February 5, 2016. On January 1, 2012, there were no outstanding borrowings under the Company’s senior secured revolving credit facility.

Borrowings under the Company’s senior secured credit facility bear interest at a per annum rate, at the Company’s option, of either (all terms as defined in the senior secured credit facility):

1)	the Alternate Base Rate plus the applicable margin of 2.0% to 2.75% based on the Company’s Adjusted Leverage Ratio (with an initial applicable margin set at 2.5% until the delivery of financial statements for the fourth fiscal quarter of 2011 to the agent and lenders under the Company’s senior secured credit facility); or

2)	the LIBOR Rate plus the applicable margin of 3.0% to 3.75% based on the Company’s Adjusted Leverage Ratio (with an initial applicable margin set at 3.5% until the delivery of financial statements for the fourth fiscal quarter of 2011 to the agent and lenders under the Company’s senior secured credit facility).

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2011, 2010 and 2009

(In thousands of dollars)

The Company’s obligations under its senior secured credit facility are secured by a first priority lien on substantially all of the Company’s assets and its material subsidiaries, as guarantors, (including a pledge of all of the capital stock and equity interests of its material subsidiaries).

The Company’s senior secured credit facility contains customary default provisions, including without limitation, a cross default provision pursuant to which it is an event of default under this facility if there is a default under any indebtedness of the Company having an outstanding principal amount of $2.5 million or more which results in the acceleration of such indebtedness prior to its stated maturity or is caused by a failure to pay principal when due. As of January 1, 2012, the Company was in compliance with the covenants under its senior secured credit facility. After reserving $9.4 million for letters of credit guaranteed by the facility, $15.6 million was available for borrowing at January 1, 2012.

Senior Secured Second Lien Notes. On August 5, 2011, the Company issued $200.0 million of 8.875% Senior Secured Second Lien Notes due 2016 (the “Notes”) pursuant to an indenture dated as of August 5, 2011 governing such notes. The Notes mature and are payable on August 15, 2016. Interest is payable semi-annually on February 15 and August 15 with the first interest payment due on February 15, 2012. The Notes are guaranteed by all of the Company’s material subsidiaries and are secured by second-priority liens on substantially all of the Company’s and its material subsidiaries’ assets, (including a pledge of all of the capital stock and equity interests of its material subsidiaries).

The indenture governing the Notes and the security agreement provide that any capital stock and equity interests of any of the Company’s material subsidiaries will be excluded from the collateral to the extent that the par value, book value or market value of such capital stock or equity interests exceeds 20% of the aggregate principal amount of the Notes then outstanding.

The Notes are redeemable at the Company’s option in whole or in part at any time after February 15, 2014 at a price of 104.438% of the principal amount plus accrued and unpaid interest, if any, if redeemed before February 15, 2015, 102.219% of the principal amount plus accrued and unpaid interest, if any, if redeemed after February 15, 2015 but before February 15, 2016 and 100% of the principal amount plus accrued and unpaid interest, if any, if redeemed after February 15, 2016. Prior to February 14, 2014, the Company may redeem some or all of the Notes at a redemption price of 100% of the principal amount of each note plus accrued and unpaid interest, if any, and a make-whole premium. In addition, at any time prior to February 15, 2014, the Company may redeem up to 35% of the Notes with the net cash proceeds from specified equity offerings at a redemption price equal to 108.875% of the principal amount of each note to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

The Notes are jointly and severally guaranteed, unconditionally and in full by the Company’s material subsidiaries which are directly or indirectly 100% owned by the Company. Separate condensed consolidating information is not included because the Company is a holding company that has no independent assets or operations. In addition, assets and operations of non-guarantor subsidiaries are minor. There are no significant restrictions on the ability of the Company or any of the guarantor subsidiaries to obtain funds from its respective subsidiaries. All consolidated amounts in the Company’s financial statements are representative of the combined guarantors.

The indenture governing the Notes includes certain covenants, including limitations and restrictions on the Company and its material subsidiaries who are guarantors under such indenture to incur additional debt, issue preferred stock, pay dividends or make distributions in respect of capital stock or make certain other restricted payments or investments, incur liens, sell assets, enter into transactions with affiliates, agree to payment restrictions affecting certain of its material subsidiaries and enter into mergers, consolidations or sales of all or substantially all of the Company’s or its material subsidiaries’ assets. These covenants are subject to certain exceptions and qualifications including, without limitation, permitting the spin-off transaction discussed in Note 1.

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2011, 2010 and 2009

(In thousands of dollars)

The indenture governing the Notes contains customary default provisions, including without limitation, a cross default provision pursuant to which it is an event of default under these Notes and the indenture if there is a default under any indebtedness of the Company having an outstanding principal amount of $15.0 million or more which results in the acceleration of such indebtedness prior to its stated maturity or is caused by a failure to pay principal when due. The Company was in compliance as of January 1, 2012 with the restrictive covenants of the indenture governing the Notes.

9. Lease Financing Obligations

The Company entered into sale-leaseback transactions in various years that did not qualify for sale-leaseback accounting due to certain forms of continuing involvement and, as a result, the leases were classified as financing transactions in both the Carrols consolidated financial statements and the Company’s consolidated financial statements. Under the financing method, the assets remain on the consolidated balance sheet and the proceeds received by the Company from these transactions are recorded as a lease financing liability. Payments under these leases are applied as payments of imputed interest and deemed principal on the underlying financing obligations.

These leases generally provide for an initial term of 20 years plus renewal options. The rent payable under such leases includes a minimum rent provision and in some cases, includes rent based on a percentage of sales. These leases also require payment of property taxes, insurance and utilities.

During the second quarter of 2011, the Company entered into a sale-leaseback transaction for a restaurant property that did not qualify for sale-leaseback accounting and the net proceeds of $1.7 million were recorded as a lease financing obligation. In the third quarter of 2011, the condition that precluded sale-leaseback accounting was cured. As a result, the Company reduced its lease financing obligations by $1.7 million and recorded a loss of $0.1 million which is included in other expense on the consolidated statement of operations. At December 31, 2011 and 2010, the balance of these lease financing obligations was $8,870 and $8,871, respectively.

In addition, for certain of the Company’s sale-leaseback transactions, Carrols has guaranteed the lease payments on an unsecured basis or is the primary lessee on the leases associated with certain of the Company’s sale-leaseback transactions. In the Company’s combined financial statements, ASC 840-40-25-16 “Sale-Leaseback Transactions”, requires the Company to classify these leases as lease financing transactions because the guarantee from a related party constitutes continuing involvement and causes the sale to not qualify for sale-leaseback accounting. The accompanying combined balance sheets include lease financing obligations of $114,149 and $114,104 at December 31, 2011 and 2010, respectively associated with these transactions.

At December 31, 2011, payments required on all lease financing obligations were as follows:

2012	$10,982
2013	11,036
2014	11,075
2015	11,144
2016	11,585
Thereafter, through 2030	191,731

Total minimum lease payments	247,553
Less: Interest implicit in obligations	(124,534)

Total lease financing obligations	$123,019

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2011, 2010 and 2009

(In thousands of dollars)

The interest rates on lease financing obligations ranged from 7.0% to 10.8% at December 31, 2011. Interest expense on lease financing obligations totaled $11,288, $10,939 and $10,610 for the years ended December 31, 2011, 2010 and 2009, respectively.

10. Other Income

In 2011, the Company recorded a loss of $0.1 million from the sale of a Taco Cabana property in a sale-leaseback transaction.

During 2009, the Company recorded gains of $0.8 million which included a gain of $0.6 million related to an insurance recovery for damages to Taco Cabana restaurants associated with Hurricane Ike and $0.2 million related to the sale of a non-operating property.

11. Income Taxes

The Company’s taxable income has historically been included in the consolidated U.S. federal income tax return of Carrols and in income tax returns filed by Carrols with certain state taxing jurisdictions. The Company’s income tax provision has been computed and presented in these combined financial statements as if it were a separate taxpaying entity and was comprised of the following for the years ended December 31:

	Year ended December 31,
	2011	2010	2009
Current:
Federal	$2,761	$5,095	$4,107
Foreign	286	256	310
State	1,632	1,363	1,189

	4,679	6,714	5,606

Deferred (prepaid):
Federal	155	(2,608)	(319)
State	(324)	(328)	(324)

	(169)	(2,936)	(643)

Valuation allowance	125	(14)	82

	$4,635	$3,764	$5,045

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2011, 2010 and 2009

(In thousands of dollars)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The components of deferred income tax assets and liabilities at December 31, 2010 and 2009 were as follows:

	December 31,
	2011	2010
Current deferred income tax assets:
Inventory and other reserves	$4	$23
Accrued vacation benefits	1,346	1,245
Other accruals	426	1,032

Current deferred income tax assets	1,776	2,300

Long term deferred income tax assets (liabilities):
Deferred income on sale-leaseback of certain real estate	6,414	6,821
Lease financing obligations	906	843
Lease financing obligations—guaranteed by parent	5,752	4,540
Property and equipment depreciation	(3,428)	(2,213)
Amortization of other intangibles, net	(2,905)	(2,891)
Occupancy costs	3,935	3,464
Tax credit carryforwards	674	549
Other	985	527

Long-term net deferred income tax assets	12,333	11,640
Less: Valuation allowance	(674)	(549)

Total long-term deferred income tax assets	11,659	11,091

Carrying value of net deferred income tax assets	$13,435	$13,391

The Company establishes a valuation allowance to reduce the carrying amount of deferred income tax assets when it is more likely than not that it will not realize some portion or all of the tax benefit of its deferred tax assets. The Company evaluates whether its deferred income tax assets are probable of realization on a quarterly basis. In performing this analysis, the Company considers all available evidence including historical operating results, the estimated timing of future reversals of existing taxable temporary differences and estimated future taxable income exclusive of reversing temporary differences and carryforwards. At December 31, 2011 and 2010, the Company had a valuation allowance of $674 and $549, respectively, against net deferred income tax assets due to foreign income tax credit carryforwards where it was determined more likely than not that the deferred income tax asset amounts would not be realized. The estimation of future taxable income for federal and state purposes and the Company’s ability to realize deferred income tax assets can significantly change based on future events and operating results. Thus, recorded valuation allowances may be subject to future changes that could be material.

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2011, 2010 and 2009

(In thousands of dollars)

The Company’s effective tax rate was 32.7%, 34.8% and 37.6% for the years ended December 31, 2011, 2010 and 2009, respectively. A reconciliation of the statutory federal income tax provision to the effective tax provision for the years ended December 31, 2011, 2010 and 2009 was as follows:

	2011	2010	2009
Statutory federal income tax provision	$4,962	$3,782	$4,694
State income taxes, net of federal benefit	850	673	562
Change in valuation allowance	125	(14)	82
Non-deductible expenses	67	47	54
Foreign taxes	286	256	310
Employment tax credits	(1,321)	(510)	(371)
Foreign tax credits	(229)	(205)	(248)
Miscellaneous	(105)	(265)	(38)

	$4,635	$3,764	$5,045

The Company’s state net operating loss carryforwards expire in varying amounts through 2031.

The Company’s policy is to recognize interest and/or penalties related to uncertain tax positions in income tax expense. At December 31, 2011 and 2010, the Company had no unrecognized tax benefits and no accrued interest related to uncertain tax positions. The tax years 2008—2011 remain open to examination by the major taxing jurisdictions to which the Company is subject. Although it is not reasonably possible to estimate the amount by which unrecognized tax benefits may increase within the next twelve months due to uncertainties regarding the timing of examinations, the Company does not expect unrecognized tax benefits to significantly change in the next twelve months.

12. Business Segment Information

The Company is engaged in the quick-casual restaurant industry, with two restaurant concepts: Pollo Tropical and Taco Cabana. Pollo Tropical is a quick-casual restaurant brand offering a wide selection of tropical and Caribbean inspired menu items, featuring grilled chicken marinated in a proprietary blend of tropical fruit juices and spices. Taco Cabana is a quick-casual restaurant brand offering a wide selection of fresh Tex-Mex and traditional Mexican food, including sizzling fajitas, quesadillas, enchiladas, burritos and other Tex-Mex dishes.

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2011, 2010 and 2009

(In thousands of dollars)

The accounting policies of each segment are the same as those described in the summary of significant accounting policies. The following table includes Adjusted Segment EBITDA which is the measure of segment profit or loss reported to the chief operating decision maker for purposes of allocating resources to the segments and assessing their performance. Adjusted Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense and gains and losses on extinguishment of debt.

	Pollo Tropical	Taco Cabana	Other (2)	Consolidated

Year ended December 31, 2011:
Total revenues	$209,525	$265,443	$—	$474,968
Cost of sales	69,466	83,245	—	152,711
Restaurant wages and related expenses	49,025	80,058	—	129,083
Restaurant rent expense	6,034	10,896	—	16,930
General and administrative expense (1)	18,355	19,104	—	37,459
Depreciation and amortization	9,121	10,416	—	19,537
Adjusted Segment EBITDA	35,567	26,785
Capital expenditures	10,241	12,523	101	22,865

Year ended December 31, 2010:
Revenues	$187,293	$251,778	$—	$439,071
Cost of sales	60,045	75,191	—	135,236
Restaurant wages and related expenses	45,890	76,629	—	122,519
Restaurant rent expense	5,971	10,649	—	16,620
General and administrative expense (1)	16,447	16,418	—	32,865
Depreciation and amortization	9,049	10,026	—	19,075
Adjusted Segment EBITDA	30,062	27,334
Capital expenditures	9,981	13,417	—	23,398

Year ended December 31, 2009:
Revenues	$177,840	$254,280	$—	$432,120
Cost of sales	58,287	73,783	—	132,070
Restaurant wages and related expenses	43,999	76,106	—	120,105
Restaurant rent expense	6,509	10,928	—	17,437
General and administrative expense (1)	14,994	17,154	—	32,148
Depreciation and amortization	9,170	10,506	—	19,676
Adjusted Segment EBITDA	25,322	30,452
Capital expenditures	4,950	11,177	—	16,127

Identifiable Assets:
At December 31, 2011	$156,093	$206,807	$7,266	$370,166
At December 31, 2010	158,627	199,259	—	357,886
At December 31, 2009	160,593	199,532	—	360,125

(1)	Such amounts include general and administrative expenses related directly to each segment as well as allocated expenses associated with administrative support provided by Carrols including executive management, information systems, finance, legal and accounting, internal audit, human resources services and certain other administrative functions. See Note 7 for additional information.
(2)	The “Other” column includes items not allocated to the reportable segments and at December 31, 2011 consisted primarily of administrative capital expenditures and deferred financing costs associated with the issuance of indebtedness discussed in Note 8.

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2011, 2010 and 2009

(In thousands of dollars)

A reconciliation of Adjusted Segment EBITDA to consolidated net income follows:

	Year ended December 31,
	2011	2010	2009
Adjusted Segment EBITDA:
Pollo Tropical	$35,567	$30,062	$25,322
Taco Cabana	26,785	27,334	30,452
Less:
Depreciation and amortization	19,537	19,075	19,676
Impairment and other lease charges	2,744	6,614	2,284
Interest expense	24,041	19,898	20,447
Provision for income taxes	4,635	3,764	5,045
Stock-based compensation	1,708	1,002	757
Other expense (income)	146	—	(799)

Net income	$9,541	$7,043	$8,364

13. Commitments and Contingencies

The Company is a party to various litigation matters incidental to the conduct of business. The Company does not believe that the outcome of any of these matters will have a material adverse effect on its consolidated financial statements.

14. Retirement Plans

Carrols offers the Company’s salaried employees the option to participate in the Carrols Corporation Retirement Savings Plan (the “Retirement Plan”). The Retirement Plan includes a savings option pursuant to section 401(k) of the Internal Revenue Code in addition to a post-tax savings option. Carrols may elect to contribute to the Retirement Plan on an annual basis. Carrols’s contribution is equal to 50% of the employee’s contribution to a maximum Carrols contribution of $520 annually for any plan year that Carrols participates in an employee match. Under the Retirement Plan, Carrols contributions begin to vest after one year and fully vest after five years of service. A year of service is defined as a plan year during which an employee completes at least 1,000 hours of service. Participating employees may contribute up to 50% of their salary annually to either of the savings options, subject to other limitations. The employees have various investment options available under a trust established by the Retirement Plan. Contributions made by Carrols to the Retirement Plan for the Company’s employees were $147, $127 and $119 for the years ended December 31, 2011, 2010 and 2009, respectively.

Carrols also has an Amended and Restated Deferred Compensation Plan which permits employees not eligible to participate in the Retirement Plan because they have been excluded as “highly compensated” employees (as so defined in the Retirement Plan) to voluntarily defer portions of their base salary and annual bonus. All amounts deferred by the participants earn interest at 8% per annum. There is no Company matching on any portion of the funds. At December 31, 2011 and 2010, a total of $710 and $673, respectively, was deferred by the Company’s employees under the Retirement Plan, including accrued interest.

FIESTA RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2011, 2010 and 2009

(In thousands of dollars)

15. Stock Split

In connection with the spin-off of the Company to the shareholders of Carrols Restaurant Group, the Board of Directors of the Company has authorized a 23,161.822 for one split of its outstanding common stock to be completed prior to the distribution date of the spin-off. Accordingly, all references to share and per share amounts related to common stock included in the consolidated financial statements and accompanying notes have been adjusted to reflect the stock split and change in the number of authorized shares. The stock split has been retroactively applied to the Company’s financial statements. On April 19, 2012, the stock split became effective.

FIESTA RESTAURANT GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except per share amounts)

(unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash	$4,727	$13,670
Trade receivables	6,154	4,842
Inventories	2,127	2,264
Prepaid rent	2,346	2,397
Prepaid expenses and other current assets	2,854	2,660
Deferred income taxes	1,853	1,776

Total current assets	20,061	27,609
Property and equipment, net	196,359	195,122
Goodwill (Note 2)	123,484	123,484
Intangible assets, net	272	301
Deferred income taxes	13,664	11,659
Deferred financing costs, net	6,578	6,908
Other assets	4,370	5,083

Total assets	$364,788	$370,166

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt (Note 6)	$60	$59
Due to parent company (Note 5)	1,330	1,511
Accounts payable	7,856	7,515
Accrued interest	2,325	7,152
Accrued payroll, related taxes and benefits	9,861	12,154
Accrued real estate taxes	1,902	3,197
Other liabilities	5,704	5,085

Total current liabilities	29,038	36,673
Long-term debt, net of current portion (Note 6)	200,933	200,949
Lease financing obligations (Note 7)	123,232	123,019
Deferred income—sale-leaseback of real estate	3,985	4,055
Other liabilities (Note 4)	10,766	10,142

Total liabilities	367,954	374,838
Commitments and contingencies (Note 10)
Stockholder’s equity (deficit):
Common stock, par value $.01; authorized 100,000,000 shares, issued 23,161,822 shares and outstanding 22,727,422 shares	227	227
Additional paid-in capital	6,716	3,345
Retained earnings (deficit) (Note 5)	(10,109)	(8,244)

Total stockholder’s equity (deficit)	(3,166)	(4,672)

Total liabilities and stockholder’s equity (deficit)	$364,788	$370,166

The accompanying notes are an integral part of these consolidated unaudited financial statements.

FIESTA RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(In thousands of dollars, except per share amounts)

(Unaudited)

	Three months ended March 31
	2012	2011
Revenues:
Restaurant sales	$125,566	$115,251
Franchise royalty revenues and fees	576	365

Total revenues	126,142	115,616

Costs and expenses:
Cost of sales	40,784	36,344
Restaurant wages and related expenses (including stock-based compensation expense of $4 and $5, respectively)	33,825	31,633
Restaurant rent expense	3,967	4,060
Other restaurant operating expenses	15,829	14,743
Advertising expense	4,295	4,119
General and administrative (including stock-based compensation expense of $1,046 and $411, respectively)	11,080	8,921
Depreciation and amortization	4,840	4,797
Impairment and other lease charges (Note 3)	6,900	264

Total operating expenses	121,520	104,881

Income from operations	4,622	10,735
Interest expense	7,969	4,845

Income (loss) before income taxes	(3,347)	5,890
Provision (benefit) for income taxes (Note 8)	(1,482)	2,276

Net income (loss)	$(1,865)	$3,614

Basic and diluted net income (loss) per share	$(0.08)	$0.16

Basic and diluted weighted average common shares outstanding	23,161,822	23,161,822

The accompanying notes are an integral part of these consolidated unaudited financial statements.

FIESTA RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)

(In thousands of dollars, except share and per share amounts)

(Unaudited)

	Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Total Stockholder’s Equity (Deficit)
Balance at January 1, 2012	$227	$3,345	$(8,244)	$(4,672)
Capital contributions	—	3,371	—	3,371
Net loss for the three months ended March 31, 2012 (unaudited)	—	—	(1,865)	(1,865)

Balance at March 31, 2012 (unaudited)	$227	$6,716	$(10,109)	$(3,166)

The accompanying notes are an integral part of these consolidated unaudited financial statements.

FIESTA RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(In thousands of dollars)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Cash flows provided from (used for) operating activities:
Net income (loss)	$(1,865)	$3,614
Adjustments to reconcile net income (loss) to net cash provided from (used for) operating activities:
Loss on disposals of property and equipment	60	73
Stock-based compensation	871	416
Impairment and other lease charges	6,900	264
Depreciation and amortization	4,840	4,797
Amortization of deferred financing costs	385	61
Amortization of deferred gains from sale-leaseback transactions	(70)	(64)
Accretion of interest on lease financing obligations	213	10
Deferred income taxes	(2,081)	(293)
Changes in other operating assets and liabilities:	(9,875)	(2,683)

Net cash provided from (used for) operating activities	(622)	6,195

Cash flows used for investing activities:
Capital expenditures:
New restaurant development	(5,365)	(2,543)
Restaurant remodeling	(1,273)	(1,517)
Other restaurant capital expenditures	(1,692)	(973)
Corporate and restaurant information systems	(213)	(92)

Total capital expenditures	(8,543)	(5,125)
Properties purchased for sale-leaseback	(2,082)	—
Proceeds from sale-leaseback transactions	—	1,861

Net cash used for investing activities	(10,625)	(3,264)

Cash flows provided by (used for) financing activities:
Payments to parent company, net	(181)	(2,899)
Capital contribution from parent company	2,500	—
Principal payments on capital leases	(15)	(14)

Net cash provided by (used for) financing activities	2,304	(2,913)

Net increase (decrease) in cash	(8,943)	18
Cash, beginning of period	13,670	2,583

Cash, end of period	$4,727	$2,601

Supplemental disclosures:
Interest paid on long-term debt	$9,407	$—
Interest paid on lease financing obligations	$2,754	$2,802
Accruals for capital expenditures	$475	$740

The accompanying notes are an integral part of these consolidated unaudited financial statements.

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars)

1. Basis of Presentation

Business Description. At April 1, 2012 the Company operated 86 Pollo Tropical restaurants, of which 85 were located in Florida and one was located in Georgia, and franchised a total of 33 Pollo Tropical restaurants, 21 in Puerto Rico, two in Ecuador, one in Honduras, one in the Bahamas, one in Trinidad, two in Venezuela, two in Costa Rica and three on college campuses in Florida. At April 1, 2012, the Company also owned and operated 157 Taco Cabana restaurants located primarily in Texas and franchised two Taco Cabana restaurants in New Mexico, two in Texas and one in Georgia.

Basis of Consolidation. The consolidated financial statements presented herein reflect the consolidated financial position, results of operations and cash flows of Fiesta Restaurant Group, Inc. (“Fiesta Restaurant Group”) and its wholly-owned subsidiaries Pollo Operations, Inc. and Pollo Franchise, Inc., (collectively “Pollo Tropical”) and Taco Cabana, Inc. and its subsidiaries, (collectively “Taco Cabana”). Fiesta Restaurant Group was incorporated in April 2011. In May 2011, Carrols Corporation (“Carrols” or “Parent Company”) contributed all of the outstanding capital stock of Pollo Tropical and Taco Cabana to Fiesta Restaurant Group in exchange for all of the outstanding capital stock of Fiesta Restaurant Group and Fiesta Restaurant Group became a wholly-owned subsidiary of Carrols. On May 7, 2012 all outstanding shares of Fiesta Restaurant Group common stock which were held by Carrols were distributed in the form of a pro rata dividend to the stockholders of Carrols Restaurant Group (as defined below). See Note 12 for additional information. Unless the context otherwise requires, Fiesta Restaurant Group and its subsidiaries, Pollo Tropical and Taco Cabana, are collectively referred to as the “Company”. Carrols is a wholly-owned subsidiary of Carrols Restaurant Group, Inc., a publicly traded company (“Carrols Restaurant Group”). The consolidated financial statements have been prepared as if the Company was in existence for all periods presented. All intercompany transactions have been eliminated in consolidation.

Fiscal Year. The Company uses a 52-53 week fiscal year ending on the Sunday closest to December 31. All references herein to fiscal year ended January 1, 2012 will be referred to as fiscal year ended December 31, 2011. Similarly, all references herein to the three months ended April 1, 2012 and April 3, 2011 will be referred to as the three months ended March 31, 2012 and March 31, 2011, respectively. The fiscal year ended December 31, 2011 contained 52 weeks. The three months ended March 31, 2012 and 2011 each contained thirteen weeks.

Allocations. Carrols provides administrative support to the Company for executive management, information systems and certain accounting, legal and other administrative functions. See Note 5—Due to parent company for a listing and amount of such transactions. For the three months ended March 31, 2012 and 2011, these costs were allocated to the Company based primarily on a pro-rata share of either the Company’s revenues, number of restaurants or number of employees. The accompanying consolidated financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the results of operations or cash flows that would have resulted had these and other related-party transactions been consummated with unrelated parties or had the Company been a stand-alone company.

The unaudited consolidated financial statements for the three months ended March 31, 2011 also reflect interest expense allocated by Carrols to the Company. Effective with the refinancing discussed in Note 6, on August 5, 2011 the Company secured its own financing and interest allocations from Carrols ceased. Management believes that its allocations are reasonable and based on a systematic rational method; however, they are not necessarily indicative of the actual financial results of the Company, including such expenses that would have been incurred by the Company had it been operating as a separate, stand-alone entity for the periods presented. As a stand-alone entity, the Company expects to incur expenses that may not be comparable in future periods to what is presented for the historical periods presented in the consolidated financial statements.

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of dollars)

Consequently, the financial information herein may not reflect the financial position, results of operations and cash flows of the Company in the future or if the Company had been an independent stand-alone entity during the periods presented. Carrols’ and the Company’s management believe that the consolidated financial statements include all adjustments necessary for a fair presentation of the businesses.

On April 16, 2012, the board of directors of Carrols Restaurant Group approved the spin-off of the Company, which through the Company’s subsidiaries, owns and operates the Pollo Tropical and Taco Cabana restaurant brands. Carrols Restaurant Group will continue to own and operate its franchised Burger King restaurants though its subsidiaries Carrols and Carrols LLC.

In connection with the spin-off, on April 24, 2012, Carrols Restaurant Group and Carrols entered into several agreements with the Company that govern Carrols Restaurant Group’s post spin-off relationship with the Company, including a Separation and Distribution Agreement, Tax Matters Agreement, Employee Matters Agreement and Transition Services Agreement.

The Company filed with the Securities and Exchange Commission (the “SEC”) a Form 10 registration statement, File No, 001-35373, as amended (the “Registration Statement”), which includes as an exhibit thereto an information statement which describes the spin-off. This Registration Statement, which registered the Company’s common stock under the Securities Exchange Act of 1934, as amended, was declared effective by the SEC on April 25, 2012.

On May 7, 2012, Carrols Restaurant Group completed the spin-off of Fiesta Restaurant Group in the form of a pro rata dividend of all of the Company’s issued and outstanding common stock to Carrols Restaurant Group’s stockholders whereby each stockholder of Carrols Restaurant Group’s common stock of record on April 26, 2012 received one share of the Company’s common stock for every one share of Carrols Restaurant Group common stock held. As a result of the spin-off, the Company is now an independent company whose common stock is traded on The NASDAQ Global Select Market under the symbol “FRGI.” Carrols Restaurant Group’s common stock will continue to trade on The NASDAQ Global Market under the symbol “TAST.”

The accompanying unaudited consolidated financial statements for the three months ended March 31, 2012 and 2011 have been prepared without an audit pursuant to the rules and regulations of the Securities and Exchange Commission and do not include certain information and the footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all normal and recurring adjustments considered necessary for a fair presentation of such financial statements have been included. The results of operations for the three months ended March 31, 2012 and 2011 are not necessarily indicative of the results to be expected for the full year.

These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2011 included in the Registration Statement. The December 31, 2011 balance sheet data is derived from those audited financial statements.

Fair Value of Financial Instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. In determining fair value, the accounting standards establish a three level hierarchy for inputs used in measuring fair value as follows: Level 1 inputs are quoted prices in active markets for identical assets or liabilities; Level 2 inputs are observable for the asset or liability, either directly or indirectly, including quoted prices in active

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of dollars)

markets for similar assets or liabilities; and Level 3 inputs are unobservable and reflect our own assumptions. The following methods were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the fair value:

•

Current Assets and Liabilities. The carrying values of cash, trade receivables, accounts payable and accrued liabilities approximate fair value because of the short maturity of those instruments, which are considered Level 3.

•

Fiesta Restaurant Group Senior Secured Second Lien Notes. The fair value of outstanding senior secured second lien notes is based on recent trading values, which are considered Level 2, and at March 31, 2012, was approximately $211.0 million.

•	Revolving Credit Facility. There were no outstanding borrowings under the Company’s revolving credit facility at March 31, 2012.

See Note 3 for discussion of the fair value measurement of non-financial assets.

Use of Estimates. The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include: allocations of Carrols general and administrative expenses and interest expense on amounts due to Carrols, accrued occupancy costs, insurance liabilities, evaluation for impairment of goodwill and long-lived assets and lease accounting matters. Actual results could differ from those estimates.

Subsequent Events. The Company reviewed and evaluated subsequent events through the issuance date of the Company’s financial statements.

2. Goodwill

On July 9, 1998, Carrols purchased Pollo Tropical for a cash purchase price of $96.6 million and on December 19, 2000, Carrols acquired Taco Cabana for $154.7 million. The excess purchase price over net assets acquired, or goodwill, for Pollo Tropical was approximately $64.0 million and for Taco Cabana was approximately $70.5 million. Such goodwill was amortized prior to January 1, 2002. All assets and liabilities acquired, including initial goodwill amounts, were recorded in the Company’s consolidated balance sheet.

The Company is required to review goodwill for impairment annually or more frequently when events and circumstances indicate that the carrying amount may be impaired. If the determined fair value of goodwill is less than the related carrying amount, an impairment loss is recognized. The Company performs its annual impairment assessment as of December 31 and has determined its reporting units to be at the brand level for Pollo Tropical and Taco Cabana. The Company does not believe circumstances have changed since the last assessment date which would make it necessary to reassess their values.

There have been no changes in goodwill or goodwill impairment losses during the three months ended March 31, 2012 or the year ended December 31, 2011. Goodwill balances are summarized below:

	Pollo Tropical	Taco Cabana	Total
Balance, March 31, 2012	$56,307	$67,177	$123,484

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of dollars)

3. Impairment of Long-Lived Assets and Other Lease Charges

The Company reviews its long-lived assets, principally property and equipment, for impairment at the restaurant level. If an indicator of impairment exists for any of its assets, an estimate of undiscounted future cash flows over the life of the primary asset for each restaurant is compared to that long-lived asset’s carrying value. If the carrying value is greater than the undiscounted cash flow, the Company then determines the fair value of the asset and if an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value. For closed restaurant locations, the Company reviews the future minimum lease payments and related ancillary costs from the date of the restaurant closure to the end of the remaining lease term and records a lease charge for the lease liabilities to be incurred, net of any estimated sublease recoveries.

The Company determined the fair value of restaurant equipment, for those restaurants reviewed for impairment, based on current economic conditions and the Company’s history of using these assets in the operation of its business. These fair value asset measurements rely on significant unobservable inputs and are considered Level 3 in the fair value hierarchy. The Level 3 assets measured at fair value associated with impairment charges recorded during the three months ended March 31, 2012 totaled $0.3 million.

Impairment and other lease charges (recoveries) recorded on long-lived assets for the Company’s segments were as follows:

	Three Months Ended March 31,
	2012	2011
Pollo Tropical	$5,879	$272
Taco Cabana	1,021	(8)

	$6,900	$264

During the three months ended March 31, 2012, the Company recorded other lease charges of $1.8 million and impairment charges of $4.1 million associated with the closure of the Company’s five Pollo Tropical restaurants in New Jersey in the first quarter of 2012. The Company also recorded an impairment charge of $1.0 million related to two Taco Cabana restaurants.

During the three months ended March 31, 2011, the Company recorded impairment and other lease charges of $0.3 million which primarily included $0.2 million in other lease charges for a Pollo Tropical restaurant that was closed in the first quarter of 2011.

4. Other Liabilities, Long-Term

Other liabilities, long-term, consisted of the following:

	March 31, 2012	December 31, 2011
Accrued occupancy costs	$8,161	$7,459
Accrued workers’ compensation and general liability claims	1,232	1,251
Deferred compensation	724	710
Other	649	722

	$10,766	$10,142

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of dollars)

Accrued occupancy costs include obligations pertaining to closed restaurant locations, contingent rent and accruals to expense operating lease rental payments on a straight-line basis over the lease term.

The following table presents the activity in the closed-store reserve, of which $2.1 million and $1.1 are included in long-term accrued occupancy costs above at March 31, 2012 and December 31, 2011, with the remainder in other current liabilities:

	Three months ended March 31, 2012	Year ended December 31, 2011
Balance, beginning of period	$2,246	$1,665
Provisions for restaurant closures	1,796	800
Accruals (recoveries) for additional lease charges	(67)	649
Payments, net	(241)	(1,021)
Other adjustments	46	153

Balance, end of period	$3,780	$2,246

5. Due To Parent Company

Amounts shown as due to parent company at March 31, 2012 and December 31, 2011 in the accompanying consolidated balance sheets represent amounts related to administrative support provided by Carrols and taxes payable by the Company to Carrols due to the Company’s inclusion in Carrols’ consolidated federal and certain state income tax returns.

Prior to August 5, 2011, interest expense has been allocated to the Company based on the amount due to parent company during the year and the weighted average interest rate in effect for the period for Carrols on its long-term debt obligations, excluding lease financing obligations. Effective with the Company’s debt financings on August 5, 2011, intercompany interest allocations from Carrols ceased. The weighted average interest rate used for the allocation of interest to the Company for the three months ended March 31, 2011 was 6.2%. Interest expense on the amount due to parent company was $2.0 million for the three months ended March 31, 2011. Management believes the allocation basis for interest expense was reasonable based on the historical financing needs of the Company. However, such estimates are not necessarily representative of the costs in the future or if the Company had been a standalone entity during the periods presented.

In the first quarter of 2012, Carrols made a capital contribution in cash to the Company of $2.5 million. This capital contribution was a portion of the excess cash proceeds from the debt refinancings in 2011 discussed in Note 6. Also in the first quarter of 2012 Carrols made a capital contribution of $0.9 million which represented stock compensation expense applicable to equity awards in Carrols Restaurant Group’s common stock.

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of dollars)

Allocated Expenses. The administrative support provided by Carrols to the Company has been allocated based on either a pro-rata percentage of the Company’s revenues, number of restaurants or number of employees. The administrative support expenses are subject to a management services agreement and include centralized corporate functions provided by Carrols including executive management, information systems, finance, legal, accounting, internal audit and human resources and certain other administrative functions. During the three months ended March 31, 2012 and 2011, the Company was allocated $3.2 million and $2.9 million, respectively, of general corporate administrative expenses and stock-based compensation which have been included in general and administrative expenses on the accompanying consolidated statements of operations. The allocated administrative expenses were as follows:

	Three Months Ended March 31,
	2012	2011
Allocated financial services	$912	$680
Allocated information systems services	461	502
Allocated executive management and other administrative services	1,661	1,442
Allocated stock-based compensation	180	234

	$3,214	$2,858

As discussed in Note 1, the Company believes the assumptions and methodologies underlying the allocation of administrative expenses and stock-based compensation are reasonable. However, such expenses may not be indicative of the actual expenses that would have been or could be incurred by the Company if it was to operate as a stand-alone company. As such, the financial information herein may not necessarily reflect the consolidated financial position, results of operations, and cash flows of the Company in the future or if the Company had been a stand-alone entity during the periods presented.

Stock-based compensation includes equity awards granted to employees of the Company as well as allocated stock-based compensation expense associated with Carrols employees that provide administrative support to the Company. Effective August 15, 2011, Timothy P. Taft was hired as the new Chief Executive Officer and President of the Company. On the one month anniversary of the date that the shares of the Company’s common stock (“Fiesta Common Stock”) began trading publicly, which was May 8, 2012, the Company’s Chief Executive Officer will receive a grant of restricted Fiesta Common Stock with an aggregate value of $2.0 million, based upon the average trading price of Fiesta Common Stock for the first four weeks the shares commenced trading publicly. The restricted shares of Fiesta Common Stock to be granted to Mr. Taft will vest over four years at the rate of 25% per annum beginning on the first anniversary of the date of grant and will be subject to the provisions of the stock incentive plan adopted by the Company effective upon the consummation of the spin-off. Stock-based compensation expense for this award will be recorded by Fiesta Restaurant Group upon completion of the spin-off.

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of dollars)

6. Long-term Debt

Long term debt at March 31, 2012 and December 31, 2011 consisted of the following:

	March 31, 2012	December 31, 2011
Collateralized:
Fiesta Restaurant Group 8.875% Senior Secured Second Lien Notes	$200,000	$200,000
Capital leases	993	1,008

	200,993	201,008
Less: current portion of long-term debt	(60)	(59)

	$200,933	$200,949

On August 5, 2011, Carrols LLC (a wholly owned subsidiary of Carrols that operates the Company’s Burger King restaurants) and the Company each entered into new and independent financing arrangements. The Company’s new senior secured credit facility consists of a revolving credit facility that provides for aggregate borrowings of up to $25.0 million. The Company also issued $200.0 million of 8.875% Senior Secured Second Lien Notes due 2016 (the “Notes”). The proceeds from these financings were used by Carrols to repay amounts outstanding under Carrols senior credit facility and Carrols 9% senior subordinated notes due 2013, as well as to pay all related fees and expenses.

New Senior Secured Revolving Credit Facility. On August 5, 2011 the Company entered into a new first lien senior secured credit facility providing for aggregate revolving credit borrowings of up to $25.0 million (including $10.0 million available for letters of credit). The facility also provides for incremental increases of up to $5.0 million, in the aggregate, to the revolving credit borrowings available under facility, and matures on February 5, 2016. On April 1, 2012, there were no outstanding borrowings under the Company’s senior secured revolving credit facility.

Borrowings under the facility bear interest at a per annum rate, at the Company’s option, of either (all terms as defined in the facility):

1) the Alternate Base Rate plus the applicable margin of 2.0% to 2.75% based on the Company’s Adjusted Leverage Ratio (with a margin of 2.5% at April 1, 2012), or

2) the LIBOR Rate plus the applicable margin of 3.0% to 3.75% based on the Company’s Adjusted Leverage Ratio (with a margin of 3.5% at April 1, 2012).

The Company’s obligations under its senior secured credit facility are secured by a first priority lien on substantially all of the Company’s assets and its material subsidiaries, as guarantors, (including a pledge of all of the capital stock and equity interests of its material subsidiaries).

The Company’s senior secured credit facility contains customary default provisions, including without limitation, a cross default provision pursuant to which it is an event of default under this facility if there is a default under any indebtedness of the Company having an outstanding principal amount of $2.5 million or more which results in the acceleration of such indebtedness prior to its stated maturity or is caused by a failure to pay principal when due. As of April 1, 2012, the Company was in compliance with the covenants under its secured credit facility. After reserving $9.4 million for letters of credit guaranteed by the senior secured credit facility, $15.6 million was available for borrowing at April 1, 2012.

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of dollars)

Senior Secured Second Lien Notes. On August 5, 2011, the Company issued $200.0 million of 8.875% Senior Secured Second Lien Notes due 2016 pursuant to an indenture dated as of August 5, 2011 governing such Notes. The Notes mature and are payable on August 15, 2016. Interest is payable semi-annually on February 15 and August 15. The Notes are guaranteed by all of the Company’s material subsidiaries and are secured by second-priority liens on substantially all of the Company’s and its material subsidiaries’ assets, (including a pledge of all of the capital stock and equity interests of its material subsidiaries).

The indenture governing the Notes and the security agreement provide that any capital stock and equity interests of any of the Company’s material subsidiaries will be excluded from the collateral to the extent that the par value, book value or market value of such capital stock or equity interests exceeds 20% of the aggregate principal amount of the Notes then outstanding.

The Notes are redeemable at the Company’s option in whole or in part at any time after February 15, 2014 at a price of 104.438% of the principal amount plus accrued and unpaid interest, if any, if redeemed before February 15, 2015, 102.219% of the principal amount plus accrued and unpaid interest, if any, if redeemed after February 15, 2015 but before February 15, 2016 and 100% of the principal amount plus accrued and unpaid interest, if any, if redeemed after February 15, 2016. Prior to February 14, 2014, the Company may redeem some or all of the Notes at a redemption price of 100% of the principal amount of each note plus accrued and unpaid interest, if any, and a make-whole premium. In addition, at any time prior to February 15, 2014, the Company may redeem up to 35% of the Notes with the net cash proceeds from specified equity offerings at a redemption price equal to 108.875% of the principal amount of each note to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

The Notes are jointly and severally guaranteed, unconditionally and in full by the Company’s material subsidiaries which are directly or indirectly wholly-owned by the Company. Separate condensed consolidating information is not included because the Company is a holding company with all of its operations conducted through the guarantor subsidiaries. There are no significant restrictions on the ability of the Company or any of the guarantor subsidiaries to obtain funds from its respective subsidiaries. All consolidated amounts in the Company’s financial statements are representative of the combined guarantors.

The indenture governing the Notes includes certain covenants, including limitations and restrictions on the Company and its material subsidiaries who are guarantors under such indenture to incur additional debt, issue preferred stock, pay dividends or make distributions in respect of capital stock or make certain other restricted payments or investments, incur liens, sell assets, enter into transactions with affiliates, agree to payment restrictions affecting certain of its material subsidiaries and enter into mergers, consolidations or sales of all or substantially all of the Company’s or its material subsidiaries’ assets.

The indenture governing the Notes contains customary default provisions, including without limitation, a cross default provision pursuant to which it is an event of default under these Notes and the indenture if there is a default under any indebtedness of the Company having an outstanding principal amount of $15.0 million or more which results in the acceleration of such indebtedness prior to its stated maturity or is caused by a failure to pay principal when due. The Company was in compliance as of April 1, 2012 with the restrictive covenants of the indenture governing the Notes.

7. Lease Financing Obligations

The Company entered into sale-leaseback transactions in various years that did not qualify for sale-leaseback accounting due to certain forms of continuing involvement and, as a result, the leases were classified

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of dollars)

as financing transactions in both the Carrols consolidated financial statements and the Company’s consolidated financial statements. At March 31, 2012 and December 31, 2011, the balance of these lease financing obligations was $9.1 million and $8.9 million, respectively.

In addition, for certain of the Company’s sale-leaseback transactions, Carrols has guaranteed the lease payments on an unsecured basis or is the primary lessee on the leases associated with certain of the Company’s sale-leaseback transactions. In the Company’s consolidated financial statements, ASC 840-40 “Sale-Leaseback Transactions”, requires the Company to classify these leases as lease financing transactions because the guarantee from a related party constitutes continuing involvement and causes the sale to not qualify for sale-leaseback accounting. The accompanying consolidated balance sheets include lease financing obligations associated with these transactions of $114.2 million and $114.1 million at March 31, 2012 and December 31, 2011, respectively. Subsequent to the completion of the spin-off of the Company by Carrols Restaurant Group on May 7, 2012, these sale-leaseback transactions qualified for sale-leaseback accounting (and the treatment of such related leases as operating leases) due to the cure or elimination of the provisions that previously precluded sale-leaseback accounting in our financial statements.

Under the financing method, the assets remain on the consolidated balance sheet and the net proceeds received by the Company from these transactions are recorded as a lease financing liability. Payments under these leases are applied as payments of imputed interest and deemed principal on the underlying financing obligations.

These leases generally provide for an initial term of 20 years plus renewal options. The rent payable under such leases includes a minimum rent provision and in some cases, includes rent based on a percentage of sales. These leases also require payment of property taxes, insurance and utilities.

The interest rates on lease financing obligations ranged from 7.0% to 10.8% at March 31, 2012. Interest expense associated with lease financing obligations for the three months ended March 31, 2012 and 2011 was $3.0 million and $2.8 million, respectively.

8. Income Taxes

The Company’s taxable income has historically been included in the consolidated U.S. federal income tax return of Carrols and in income tax returns filed by Carrols with certain state taxing jurisdictions. The Company’s income tax provision has been computed and presented in these consolidated financial statements as if it were a separate taxpaying entity and was comprised of the following for the three months ended March 31, 2012 and 2011:

	Three months ended March 31,
	2012	2011
Current	$599	$2,569
Deferred	(2,081)	(293)

	$(1,482)	$2,276

The benefit for income taxes for the three months ended March 31, 2012 was derived using an estimated effective annual income tax rate for 2012 of 42.6%, which excludes any discrete tax adjustments. Discrete tax adjustments increased the benefit for income taxes by $56 in the three months ended March 31, 2012.

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of dollars)

The provision for income taxes for the three months ended March 31, 2011 was derived using an estimated effective annual income tax rate for 2011 of 38.7%, which excludes any discrete tax adjustments. Discrete tax adjustments decreased the provision for income taxes by $11 for the three months ended March 31, 2011.

The Company recognizes interest and/or penalties related to uncertain tax positions in income tax expense. As of March 31, 2012 and December 31, 2011, the Company had no unrecognized tax benefits and no accrued interest related to uncertain tax positions.

The tax years 2008-2011 remain open to examination by the major taxing jurisdictions to which the Company is subject. Although it is not reasonably possible to estimate the amount by which unrecognized tax benefits may increase within the next twelve months due to uncertainties regarding the timing of any examinations, the Company does not expect unrecognized tax benefits to significantly change in the next twelve months.

9. Business Segment Information

The Company is engaged in the quick-casual restaurant industry, with two restaurant concepts: Pollo Tropical and Taco Cabana. Pollo Tropical is a quick-casual restaurant brand offering a wide selection of tropical and Caribbean inspired food, featuring grilled chicken marinated in a proprietary blend of tropical fruit juices and spices. Taco Cabana is a quick-casual restaurant brand offering a wide selection of fresh Tex-Mex and traditional Mexican food, including sizzling fajitas, quesadillas, enchiladas, burritos and other Tex-Mex dishes.

The accounting policies of each segment are the same as those described in the summary of significant accounting policies discussed in Note 1. The following table includes Adjusted Segment EBITDA which is the measure of segment profit or loss reported to the chief operating decision maker for purposes of allocating resources to the segments and assessing their performance. Adjusted Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, other income and expense and gains and losses on extinguishment of debt.

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of dollars)

The “Other” column includes corporate related items not allocated to reportable segments and consists primarily of corporate owned property and equipment and capitalized costs associated with the issuance of indebtedness in 2011 discussed in Note 6.

Three Months Ended	Pollo Tropical	Taco Cabana	Other	Consolidated
March 31, 2012:
Total revenues	$57,834	$68,308	$—	$126,142
Cost of sales	19,168	21,616	—	40,784
Restaurant wages and related expenses	13,292	20,533	—	33,825
Restaurant rent expense	1,201	2,766	—	3,967
General and administrative expense	5,210	5,870	—	11,080
Depreciation and amortization	2,223	2,617	—	4,840
Adjusted Segment EBITDA	11,214	6,198
Capital expenditures	4,550	3,900	93	8,543
March 31, 2011:
Revenues	$52,235	$63,381	$—	$115,616
Cost of sales	17,149	19,195	—	36,344
Restaurant wages and related expenses	12,294	19,339	—	31,633
Restaurant rent expense	1,368	2,692	—	4,060
General and administrative expense	4,106	4,815	—	8,921
Depreciation and amortization	2,203	2,594	—	4,797
Adjusted Segment EBITDA	9,870	6,342
Capital expenditures	1,192	3,841	92	5,125
Identifiable Assets:
At March 31, 2012	$156,470	$199,208	$9,110	$364,788
At December 31, 2011	$156,093	$206,807	$7,266	$370,166

A reconciliation of Adjusted Segment EBITDA to consolidated net income follows:

	Three months ended March 31,
	2012	2011
Adjusted Segment EBITDA:
Pollo Tropical	$11,214	$9,870
Taco Cabana	6,198	6,342
Less:
Depreciation and amortization	4,840	4,797
Impairment and other lease charges	6,900	264
Interest expense	7,969	4,845
Provision (benefit) for income taxes	(1,482)	2,276
Stock-based compensation	1,050	416

Net income	$(1,865)	$3,614

FIESTA RESTAURANT GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of dollars)

10. Commitments and Contingencies

The Company is a party to various litigation matters incidental to the conduct of business. The Company does not believe that the outcome of any of these matters will have a material effect on its consolidated financial statements.

11. Recent Accounting Developments

In September 2011, the Financial Accounting Standards Board (“FASB”) issued guidance on testing goodwill for impairment. The guidance provides entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company is evaluating the impact of this guidance on its annual testing for goodwill impairment at December 31, 2012.

12. Subsequent Event

In connection with the spin-off of the Company to the shareholders of Carrols Restaurant Group, the Board of Directors of the Company has authorized a 23,161.822 for one split of its outstanding common stock that was effective on April 19, 2012. Accordingly, all references to share and per share amounts related to common stock included in the consolidated financial statements and accompanying notes have been adjusted to reflect the stock split and change in the number of authorized shares. The stock split has been retroactively applied to the Company’s financial statements.

Fiesta Restaurant Group, Inc.

Offer to Exchange

up to $200,000,000 aggregate principal amount of 8.875% Senior Secured Second Lien Notes due 2016,

which have been registered under the Securities Act of 1933,

for any and all of its outstanding 8.875% Senior Secured Second Lien Notes due 2016

PROSPECTUS

                    , 2012

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date of this prospectus.

Until                    , 2012, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The following subparagraphs briefly describe indemnification provisions for directors, officers and controlling persons of the Registrants against liability, including liability under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, each of the Registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

The registrants have directors’ and officers’ liability insurance covering certain liabilities incurred by the directors and officers of the registrants in connection with the performance of their respective duties.

Delaware Corporations

Under Section 145 of the General Corporation Law of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party (other than an action by or in the right of the corporation), by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. Each of the Certificates of Incorporation of Fiesta Restaurant Group, Inc., Taco Cabana, Inc., T.C. Management, Inc. and TPAQ Holding Corporation allows for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. The Certificates of Incorporation of Fiesta Restaurant Group, Inc., Taco Cabana, Inc., T.C. Management, Inc. and TPAQ Holding Corporation, contain such a provision.

Texas

Pursuant to Section 1.106 of the Texas Business Organizations Code (the “TBOC”), the indemnification provisions set forth in the TBOC are applicable to most entities established in the state of Texas, including corporations, limited liability partnerships and limited partnerships. Under Section 8.002 of the TBOC, unless a Texas limited liability company adopts the general indemnification provisions of the TBOC, described below, those provisions are not applicable to a Texas limited liability company.

Pursuant to Section 8.051 of the TBOC, an enterprise must indemnify a governing person, former governing person or delegate against reasonable expenses actually incurred by the person in connection with a proceeding in which the person was a respondent because the person is or was a governing person if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding. Pursuant to Sections 8.101 and 8.102 of the TBOC, any governing person, former governing person or delegate of a Texas enterprise may be indemnified against judgments and reasonable expenses actually incurred by the person in connection with a proceeding, in which such person was a respondent if it is determined, in accordance with Section 8.103 of the TBOC, that: (i) the person acted in good faith, (ii) reasonably believed (a) in the case of conduct in the person’s official capacity, that the person’s conduct was in the enterprise’s best interests and (b) in any other case, that the person’s conduct was not opposed to the enterprise’s best interests, (iii) in the case of a criminal proceeding, such person did not have a reasonable cause to believe that the person’s conduct was unlawful, (iv) with respect to expenses, the amount of expenses other than a judgment is reasonable and (v) the indemnification should be paid. Indemnification of a person who is found to be liable to the enterprise is limited to reasonable expenses actually incurred by the person in connection with the proceeding and does not include judgments, penalties or fines, except for certain circumstances where indemnification cannot be given at all. Pursuant to Section 8.105 of the TBOC, an enterprise may indemnify an officer, employee or agent to the same extent that indemnification is required under the TBOC for a governing person or as provided in the enterprise’s governing documents, general or specific action of the enterprise’s governing authority, contract or by other means.

Texas Corporations

Cabana Beverages, Inc. and TP Acquisition Corp. (the “Texas Corporation Registrants”) are incorporated under the laws of the state of Texas.

Each of the articles of incorporation of the Texas Corporation Registrants generally provides that directors shall not be liable to the corporation or its security holders for monetary damages for any act or omission in the director’s capacity as a director. The articles of incorporation do not eliminate or limit the liability of a director for (i) a breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. The articles of incorporation of the Texas Corporation Registrants are intended to limit the liability of a director to the fullest extent permitted by law.

Texas Limited Liability Companies

Cabana Bevco LLC and TC Bevco LLC (the “Texas LLC Registrants”) are organized under the laws of the state of Texas.

Pursuant to Section 101.402 of the TBOC, a Texas limited liability company may indemnify a member, manager or officer of a limited liability company, pay in advance or reimburse expenses incurred by a member, manager or officer and establish and maintain insurance or another arrangement to indemnify or hold harmless a member, manager or officer.

Each of the articles of organization of the Texas LLC Registrants generally provides that the company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the company), by reason of the fact that he or she is or was a member, manager, officer, employee or agent of the company or is or was serving at the request of the company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another limited liability company, corporation, employee benefit plan, other enterprise, or other entity against all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys’ fees and court costs) actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law.

Texas Limited Partnerships

The indemnification of partners and officers authorized by the limited partnership agreement of Texas Taco Cabana, L.P. is similar in scope to the provisions of the TBOC summarized above, except that the limited partnership agreement states that before the partnership may pay any indemnification expenses (including reasonable attorneys’ fees), a majority in interest of the partners must specifically determine that indemnification is permissible, authorize indemnification, and determine that expenses to be reimbursed are reasonable. Additionally, the partners must authorize indemnification by vote of a majority in interest of the partners, and determine that expenses to be reimbursed are reasonable in the same manner that they determine that indemnification is permissible.

Florida Corporations

Section 607.0850 of the Florida Business Corporation Act permits indemnification against obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan) and expenses actually and reasonably incurred by any director, officer or employee of a company in the event of pending or threatened, or completed action, suit or other type of proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer, employee or agent of the company, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposite to the best interest of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 607.0850 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The by-laws of Pollo Franchise, Inc. and Pollo Operations, Inc. each contain such a provision. Additionally, the articles of incorporation of Pollo Franchise, Inc. and Pollo Operations, Inc. each generally provide that the corporation shall indemnify and advance expenses to, and may purchase and maintain insurance on behalf of, its officers and directors to the fullest extent permitted by law.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits. The following documents are filed as exhibits hereto unless otherwise indicated:

Exhibits

3.1	Amended and Restated Certificate of Incorporation of Fiesta Restaurant Group, Inc. (“Fiesta”) (incorporated by reference to Exhibit 3.1 to Fiesta’s Registration Statement on Form 10, as amended, File No. 001-35373)

3.2	Amended and Restated Bylaws of Fiesta (incorporated by reference to Exhibit 3.2 to Fiesta’s Registration Statement on Form 10, as amended, File No. 001-35373)

3.3	Certificate of Incorporation of Cabana Beverages, Inc. (incorporated by reference to Exhibit 3.4 to Carrols Corporation’s (“Carrols”) Registration Statement on Form S-4, File No. 333-129311)

3.4	Bylaws of Cabana Beverages, Inc. (incorporated by reference to Exhibit 3.5 to Carrols’ Registration Statement on Form S-4, File No. 333-129311)

3.5	Articles of Organization of Cabana Bevco LLC (incorporated by reference to Exhibit 3.5 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group, Inc. (“Carrols Restaurant Group”)) Registration Statement on Form S-1, File No. 333-116737)

3.6	Amended & Restated Regulations of Cabana Bevco LLC **

3.7	Articles of Incorporation of Pollo Franchise, Inc. (incorporated by reference to Exhibit 3.18 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

Exhibits

3.8	Bylaws of Pollo Franchise, Inc. (incorporated by reference to Exhibit 3.19 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

3.9	Articles of Incorporation of Pollo Operations, Inc. (incorporated by reference to Exhibit 3.20 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

3.10	Bylaws of Pollo Operations, Inc. (incorporated by reference to Exhibit 3.21 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

3.11	Amended and Restated Certificate of Incorporation of Taco Cabana, Inc. contained in the Certificate of Merger of Spur Acquisition Corp. into Taco Cabana, Inc. **

3.12	Bylaws of Taco Cabana, Inc. (incorporated by reference to Exhibit 3.27 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

3.13	Articles of Incorporation of TP Acquisition Corp. (incorporated by reference to Exhibit 3.34 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

3.14	Bylaws of TP Acquisition Corp. (incorporated by reference to Exhibit 3.35 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

3.15	Amendment to Bylaws of TP Acquisition Corp. **

3.16	Articles of Organization of TC Bevco LLC (incorporated by reference to Exhibit 3.28 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

3.17	Amended & Restated Regulations of TC Bevco LLC **

3.18	Certificate of Incorporation of T.C. Management, Inc. (incorporated by reference to Exhibit 3.31 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

3.19	By-laws of T.C. Management, Inc. (incorporated by reference to Exhibit 3.32 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

3.20	Certificate of Limited Partnership of Texas Taco Cabana, L.P. (incorporated by reference to Exhibit 3.33 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

3.21	Certificate of Amendment to Certificate of Limited Partnership of Texas Taco Cabana, L.P. **

3.22	Limited Partnership Agreement of Texas Taco Cabana, L.P. **

3.23	Certificate of Incorporation of TPAQ Holding Corporation **

3.24	Bylaws of TPAQ Holding Corporation **

4.1	Indenture, dated as of August 5, 2011, among Fiesta, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to $200 million principal amount of 8.875% Senior Secured Second Lien Notes due 2016 (incorporated by reference to Exhibit 4.1 to Carrols Restaurant Group’s and Carrols’ Quarterly Report on Form 10-Q for the period ended July 3, 2011)

Exhibits

4.2	Form of 8.875% Senior Secured Second Lien Note due 2016 (incorporated by reference to Exhibit 4.1)

4.3	Registration Rights Agreement, dated as of August 5, 2011, between Fiesta, the guarantors named therein and Wells Fargo Securities, LLC (incorporated by reference to Exhibit 4.3 to Carrols Restaurant Group’s and Carrols’ Quarterly Report on Form 10-Q for the period ended July 3, 2011)

5.1	Opinion of Akerman Senterfitt LLP regarding the legality of the securities being registered *

5.2	Opinion of Haynes and Boone, LLP with respect to certain matters under Texas law *

10.1	Separation and Distribution Agreement among Fiesta, Carrols Restaurant Group and Carrols’ (incorporated by reference to Exhibit 10.1 to Carrols Restaurant Group’s Current Report on Form 8-K filed on April 26, 2012)

10.2	Tax Matters Agreement between Fiesta, Carrols and Carrols Restaurant Group (incorporated by reference to Exhibit 10.2 to Carrols Restaurant Group’s Current Report on Form 8-K filed on April 26, 2012)

10.3	Employee Matters Agreement between Fiesta, Carrols and Carrols Restaurant Group (incorporated by reference to Exhibit 10.3 to Carrols Restaurant Group’s Current Report on Form 8-K filed on April 26, 2012)

10.4	Transition Services Agreement among Fiesta, Carrols Restaurant Group and Carrols (incorporated by reference to Exhibit 10.4 to Carrols Restaurant Group’s Current Report on Form 8-K filed on April 26, 2012)

10.5	Fiesta Restaurant Group, Inc. 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to Fiesta’s Current Report on Form 8-K filed on May 8, 2012)†

10.6	Credit Agreement, dated as of August 5, 2011, among Fiesta, the guarantors party thereto and Wells Fargo Bank, National Association, as administrative agent and the lenders party thereto (incorporated by reference to Exhibit 10.2 to Carrols Restaurant Group’s and Carrols’ Quarterly Report on Form 10-Q for the period ended July 3, 2011)

10.7	First Lien Security Agreement, dated as of August 5, 2011, between Fiesta, the guarantors named therein and Wells Fargo Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.3 to Carrols Restaurant Group’s and Carrols’ Quarterly Report on Form 10-Q for the period ended July 3, 2011)

10.8	Second Lien Security Agreement, dated as of August 5, 2011, between Fiesta, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as collateral agent (incorporated by reference to Exhibit 10.1 to Carrols Restaurant Group’s and Carrols’ Quarterly Report on Form 10-Q for the period ended July 3, 2011)

10.9	Offer Letter, dated as of July 18, 2011, between Carrols Restaurant Group and Tim Taft (incorporated by reference to Exhibit 10.9 to Carrols Restaurant Group’s and Carrols’ Quarterly Report on Form 10-Q for the period ended July 3, 2011) †

10.10	Fiesta Restaurant Group, Inc. and Subsidiaries Deferred Compensation Plan (incorporated by reference to Exhibit 10.10 to Fiesta’s Registration Statement on Form 10, as amended, File No. 001-35373)†

10.11	First Amendment to Credit Agreement, dated as of December 14, 2011, among Fiesta, the guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.1 to Carrols Restaurant Group’s Current Report on Form 8-K filed on December 16, 2011)

Exhibits

10.12	Registration Rights Agreement by and among Fiesta, Jefferies Capital Partners IV LP, Jefferies Employee Partners IV LLC and JCP Partners IV LLC (incorporated by reference to Exhibit 10.11 to Fiesta’s Current Report on Form 8-K filed on May 8, 2012)

12.1	Computation of Ratio of Earnings to Fixed Charges **

21.1	Subsidiaries of Fiesta **

23.1	Consent of Deloitte & Touche LLP *

23.2	Consent of Akerman Senterfitt LLP (included in Exhibit 5.1) *

23.3	Consent of Haynes and Boone, LLP (included in Exhibit 5.2) *

24.1	Powers of Attorney (included in signature pages hereto) *

25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A., as Trustee **

99.1	Consent of Technomic, Inc. (incorporated by reference to Exhibit 99.2 of Fiesta’s Registration Statement on Form 10, as amended, File No. 001-35373)

99.2	Form of Letter of Transmittal **

99.3	Form of Notice of Guaranteed Delivery **

99.4	Form of Institutions Letter **

99.5	Form of Client Letter **

*	Filed herewith.
**	Previously filed.
†	Compensatory plan or arrangement.

(b)	Financial Statements.

Schedule II — Valuation and Qualifying Accounts

FIESTA RESTAURANT GROUP, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 31, 2011, 2010 and 2009

(in thousands of dollars)

	Column B	Column C		Column D	Column E
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to other accounts	Deductions	Balance at End of Period
Year ended December 31, 2011:
Deferred income tax valuation allowance	$549	$125	$—	$—	$674
Year ended December 31, 2010:
Deferred income tax valuation allowance	$563	$(14)	$—	$—	$549
Year ended December 31, 2009:
Deferred income tax valuation allowance	$575	$(12)	$—	$—	$563

Item 22.	Undertakings

(i)	The undersigned Registrants hereby undertake:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

1. To include any prospectus required by section 10(a)(3) of the Securities Act.

2. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

3. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

1. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

2. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrant;

3. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

4. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(ii)	The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants’ annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of approximate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(iv)	The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporating documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(v)	The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Syracuse, State of New York, on June 13, 2012.

Fiesta Restaurant Group, Inc.

By:	/s/ Joseph A. Zirkman
	Name:	Joseph A. Zirkman
	Title:	Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Timothy P. Taft and Joseph A. Zirkman his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Timothy P. Taft Timothy P. Taft	President and Chief Executive Officer (Principal Executive Officer)	June 13, 2012

/s/ Paul R. Flanders Paul R. Flanders	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	June 13, 2012

/s/ Joseph A. Zirkman	Vice President, General Counsel	June 13, 2012
Joseph A. Zirkman	and Secretary

/s/ Jack A. Smith	Chairman of the Board of Directors	June 13, 2012
Jack A. Smith

Signature	Title	Date

/s/ Brian P. Friedman	Director	June 13, 2012
Brian P. Friedman

/s/ Nicholas Daraviras	Director	June 13, 2012
Nicholas Daraviras

/s/ Stacey Rauch	Director	June 13, 2012
Stacey Rauch

/s/ Stephen P. Elker	Director	June 13, 2012
Stephen P. Elker

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on June 13, 2012.

Cabana Beverages, Inc.

By:	/s/ Shanna M. Ramirez
	Name:	Shanna M. Ramirez
	Title:	President and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shanna M. Ramirez his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Shanna M. Ramirez Shanna M. Ramirez	President, Treasurer and Director (Principal Executive, Financial and Accounting Officer)	June 13, 2012

/s/ Armando Lopez	Secretary and Director	June 13, 2012
Armando Lopez

/s/ Rodney Dunn	Vice President and Director	June 13, 2012
Rodney Dunn

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on June 13, 2012.

Cabana Bevco LLC

By:	/s/ Shanna M. Ramirez
	Name:	Shanna M. Ramirez
	Title:	Manager

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shanna M. Ramirez his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Shanna M. Ramirez Shanna M. Ramirez	Manager (Principal Executive, Financial and Accounting Officer)	June 13, 2012

/s/ Armando Lopez	Manager	June 13, 2012
Armando Lopez

/s/ Rodney Dunn	Manager	June 13, 2012
Rodney Dunn

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Syracuse, State of New York, on June 13, 2012.

Pollo Franchise, Inc.

By:	/s/ Joseph A. Zirkman
	Name:	Joseph A. Zirkman
	Title:	Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph A. Zirkman his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Timothy P. Taft	Chief Executive Officer,	June 13, 2012
Timothy P. Taft	President and Director (Principal Executive Officer)

/s/ Paul R. Flanders	Interim Chief Financial Officer	June 13, 2012
Paul R. Flanders	and Treasurer (Principal Financial and Accounting Officer)

/s/ Joseph A. Zirkman	Vice President, General Counsel	June 13, 2012
Joseph A. Zirkman	and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Syracuse, State of New York, on June 13, 2012.

Pollo Operations, Inc.

By:	/s/ Joseph A. Zirkman
	Name:	Joseph A. Zirkman
	Title:	Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph A. Zirkman his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Timothy P. Taft	Chief Executive Officer,	June 13, 2012
Timothy P. Taft	President and Director (Principal Executive Officer)

/s/ Paul R. Flanders	Interim Chief Financial Officer	June 13, 2012
Paul R. Flanders	and Treasurer (Principal Financial and Accounting Officer)

/s/ Joseph A. Zirkman	Vice President, General Counsel	June 13, 2012
Joseph A. Zirkman	and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Syracuse, State of New York, on June 13, 2012.

Taco Cabana, Inc.

By:	/s/ Joseph A. Zirkman
	Name:	Joseph A. Zirkman
	Title:	Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph A. Zirkman his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Timothy P. Taft	Chief Executive Officer, President	June 13, 2012
Timothy P. Taft	and Director (Principal Executive Officer)

/s/ Paul R. Flanders	Interim Chief Financial Officer	June 13, 2012
Paul R. Flanders	and Treasurer (Principal Financial and Accounting Officer)

/s/ Joseph A. Zirkman	Vice President, General Counsel	June 13, 2012
Joseph A. Zirkman	and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Syracuse, State of New York, on June 13, 2012.

TP Acquisition Corp.

By:	/s/ Joseph A. Zirkman
	Name:	Joseph A. Zirkman
	Title:	Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph A. Zirkman his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Timothy P. Taft	Chief Executive Officer,	June 13, 2012
Timothy P. Taft	President and Director (Principal Executive Officer)

/s/ Paul R. Flanders	Interim Chief Financial Officer	June 13, 2012
Paul R. Flanders	and Treasurer (Principal Financial and Accounting Officer)

/s/ Joseph A. Zirkman	Vice President, General Counsel	June 13, 2012
Joseph A. Zirkman	and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on June 13, 2012.

TC Bevco LLC

By:	/s/ Shanna M. Ramirez
	Name:	Shanna M. Ramirez
	Title:	Manager

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shanna M. Ramirez his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Shanna M. Ramirez	Manager	June 13, 2012
Shanna M. Ramirez	(Principal Executive, Financial and Accounting Officer)

/s/ Armando Lopez	Manager	June 13, 2012
Armando Lopez

/s/ Rodney Dunn	Manager	June 13, 2012
Rodney Dunn

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Syracuse, State of New York, on June 13, 2012.

T.C. Management, Inc.

By:	/s/ Joseph A. Zirkman
	Name:	Joseph A. Zirkman
	Title:	Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph A. Zirkman his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Timothy P. Taft	Chief Executive Officer,	June 13, 2012
Timothy P. Taft	President and Director (Principal Executive Officer)

/s/ Paul R. Flanders	Interim Chief Financial Officer	June 13, 2012
Paul R. Flanders	and Treasurer (Principal Financial and Accounting Officer)

/s/ Joseph A. Zirkman	Vice President, General Counsel	June 13, 2012
Joseph A. Zirkman	and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Syracuse, State of New York, on June 13, 2012.

Texas Taco Cabana, L.P.
By: T.C. Management, Inc., its General Partner

By:	/s/ Joseph A. Zirkman
	Name:	Joseph A. Zirkman
	Title:	Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph A. Zirkman his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Timothy P. Taft	Chief Executive Officer,	June 13, 2012
Timothy P. Taft	President and Director (Principal Executive Officer)

/s/ Paul R. Flanders	Interim Chief Financial Officer	June 13, 2012
Paul R. Flanders	and Treasurer (Principal Financial and Accounting Officer)

/s/ Joseph A. Zirkman	Vice President, General Counsel	June 13, 2012
Joseph A. Zirkman	and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on June 13, 2012.

TPAQ Holding Corporation

By:	/s/ Michael Biviano
	Name:	Michael Biviano
	Title:	President and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Biviano his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael Biviano	President and Secretary	June 13, 2012
Michael Biviano	(Principal Executive Officer)

/s/ Julio Murillo	Vice President and Treasurer	June 13, 2012
Julio Murillo	(Principal Financial and Accounting Officer)

/s/ Timothy P. Taft	Director	June 13, 2012
Timothy P. Taft

EXHIBIT INDEX

Exhibits

3.1	Amended and Restated Certificate of Incorporation of Fiesta Restaurant Group, Inc. (“Fiesta”) (incorporated by reference to Exhibit 3.1 to Fiesta’s Registration Statement on Form 10, as amended, File No. 001-35373)

3.2	Amended and Restated Bylaws of Fiesta (incorporated by reference to Exhibit 3.2 to Fiesta’s Registration Statement on Form 10, as amended, File No. 001-35373)

3.3	Certificate of Incorporation of Cabana Beverages, Inc. (incorporated by reference to Exhibit 3.4 to Carrols Corporation’s (“Carrols”) Registration Statement on Form S-4, File No. 333-129311)

3.4	Bylaws of Cabana Beverages, Inc. (incorporated by reference to Exhibit 3.5 to Carrols’ Registration Statement on Form S-4, File No. 333-129311)

3.5	Articles of Organization of Cabana Bevco LLC (incorporated by reference to Exhibit 3.5 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group, Inc. (“Carrols Restaurant Group”)) Registration Statement on Form S-1, File No. 333-116737)

3.6	Amended & Restated Regulations of Cabana Bevco LLC **

3.7	Articles of Incorporation of Pollo Franchise, Inc. (incorporated by reference to Exhibit 3.18 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

3.8	Bylaws of Pollo Franchise, Inc. (incorporated by reference to Exhibit 3.19 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

3.9	Articles of Incorporation of Pollo Operations, Inc. (incorporated by reference to Exhibit 3.20 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

3.10	Bylaws of Pollo Operations, Inc. (incorporated by reference to Exhibit 3.21 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

3.11	Amended and Restated Certificate of Incorporation of Taco Cabana, Inc. contained in the Certificate of Merger of Spur Acquisition Corp. into Taco Cabana, Inc. **

3.12	Bylaws of Taco Cabana, Inc. (incorporated by reference to Exhibit 3.27 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

3.13	Articles of Incorporation of TP Acquisition Corp. (incorporated by reference to Exhibit 3.34 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

3.14	Bylaws of TP Acquisition Corp. (incorporated by reference to Exhibit 3.35 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

3.15	Amendment to Bylaws of TP Acquisition Corp. **

3.16	Articles of Organization of TC Bevco LLC (incorporated by reference to Exhibit 3.28 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

3.17	Amended & Restated Regulations of TC Bevco LLC **

Exhibits

3.18	Certificate of Incorporation of T.C. Management, Inc. (incorporated by reference to Exhibit 3.31 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

3.19	By-laws of T.C. Management, Inc. (incorporated by reference to Exhibit 3.32 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

3.20	Certificate of Limited Partnership of Texas Taco Cabana, L.P. (incorporated by reference to Exhibit 3.33 to Carrols Holdings Corporation’s (now known as Carrols Restaurant Group) Registration Statement on Form S-1, File No. 333-116737)

3.21	Certificate of Amendment to Certificate of Limited Partnership of Texas Taco Cabana, L.P. **

3.22	Limited Partnership Agreement of Texas Taco Cabana, L.P. **

3.23	Certificate of Incorporation of TPAQ Holding Corporation **

3.24	Bylaws of TPAQ Holding Corporation **

4.1	Indenture, dated as of August 5, 2011, among Fiesta, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to $200 million principal amount of 8.875% Senior Secured Second Lien Notes due 2016 (incorporated by reference to Exhibit 4.1 to Carrols Restaurant Group’s and Carrols’ Quarterly Report on Form 10-Q for the period ended July 3, 2011)

4.2	Form of 8.875% Senior Secured Second Lien Note due 2016 (incorporated by reference to Exhibit 4.1)

4.3	Registration Rights Agreement, dated as of August 5, 2011, between Fiesta, the guarantors named therein and Wells Fargo Securities, LLC (incorporated by reference to Exhibit 4.3 to Carrols Restaurant Group’s and Carrols’ Quarterly Report on Form 10-Q for the period ended July 3, 2011)

5.1	Opinion of Akerman Senterfitt LLP regarding the legality of the securities being registered*

5.2	Opinion of Haynes and Boone, LLP with respect to certain matters under Texas law*

10.1	Separation and Distribution Agreement among Fiesta, Carrols Restaurant Group and Carrols’ (incorporated by reference to Exhibit 10.1 to Carrols Restaurant Group’s Current Report on Form 8-K filed on April 26, 2012)

10.2	Tax Matters Agreement between Fiesta, Carrols and Carrols Restaurant Group (incorporated by reference to Exhibit 10.2 to Carrols Restaurant Group’s Current Report on Form 8-K filed on April 26, 2012)

10.3	Employee Matters Agreement between Fiesta, Carrols and Carrols Restaurant Group (incorporated by reference to Exhibit 10.3 to Carrols Restaurant Group’s Current Report on Form 8-K filed on April 26, 2012)

10.4	Transition Services Agreement among Fiesta, Carrols Restaurant Group and Carrols (incorporated by reference to Exhibit 10.4 to Carrols Restaurant Group’s Current Report on Form 8-K filed on April 26, 2012)

10.5	Fiesta Restaurant Group, Inc. 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.5 to Fiesta’s Current Report on Form 8-K filed on May 8, 2012)†

10.6	Credit Agreement, dated as of August 5, 2011, among Fiesta, the guarantors party thereto and Wells Fargo Bank, National Association, as administrative agent and the lenders party thereto (incorporated by reference to Exhibit 10.2 to Carrols Restaurant Group’s and Carrols’ Quarterly Report on Form 10-Q for the period ended July 3, 2011)

Exhibits

10.7	First Lien Security Agreement, dated as of August 5, 2011, between Fiesta, the guarantors named therein and Wells Fargo Bank, National Association, as administrative agent (incorporated by reference to Exhibit 10.3 to Carrols Restaurant Group’s and Carrols’ Quarterly Report on Form 10-Q for the period ended July 3, 2011)

10.8	Second Lien Security Agreement, dated as of August 5, 2011, between Fiesta, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as collateral agent (incorporated by reference to Exhibit 10.1 to Carrols Restaurant Group’s and Carrols’ Quarterly Report on Form 10-Q for the period ended July 3, 2011)

10.9	Offer Letter, dated as of July 18, 2011, between Carrols Restaurant Group and Tim Taft (incorporated by reference to Exhibit 10.9 to Carrols Restaurant Group’s and Carrols’ Quarterly Report on Form 10-Q for the period ended July 3, 2011)†

10.10	Fiesta Restaurant Group, Inc. and Subsidiaries Deferred Compensation Plan (incorporated by reference to Exhibit 10.10 to Fiesta’s Registration Statement on Form 10, as amended, File No. 001-35373)†

10.11	First Amendment to Credit Agreement, dated as of December 14, 2011, among Fiesta, the guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.1 to Carrols Restaurant Group’s Current Report on Form 8-K filed on December 16, 2011)

10.12	Registration Rights Agreement by and among Fiesta, Jefferies Capital Partners IV LP, Jefferies Employee Partners IV LLC and JCP Partners IV LLC (incorporated by reference to Exhibit 10.11 to Fiesta’s Current Report on Form 8-K filed on May 8, 2012)

12.1	Computation of Ratio of Earnings to Fixed Charges **

21.1	Subsidiaries of Fiesta **

23.1	Consent of Deloitte & Touche LLP *

23.2	Consent of Akerman Senterfitt LLP (included in Exhibit 5.1) *

23.3	Consent of Haynes and Boone, LLP (included in Exhibit 5.2) *

24.1	Powers of Attorney (included in signature pages hereto) *

25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A., as Trustee **

99.1	Consent of Technomic, Inc. (incorporated by reference to Exhibit 99.2 of Fiesta’s Registration Statement on Form 10, as amended, File No. 001-35373)

99.2	Form of Letter of Transmittal **

99.3	Form of Notice of Guaranteed Delivery **

99.4	Form of Institutions Letter **

99.5	Form of Client Letter **

*	Filed herewith.
**	Previously filed.
†	Compensatory plan or arrangement.